As filed with the Securities and Exchange Commission on January 17, 2017

Registration No. 333-215241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6798	59-3191743
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbara C. Johnston, Esq.

Senior Vice President, General Counsel

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq. Robin Panovka, Esq. Edward J. Lee, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	David R. Lukes Aaron M. Kitlowski, Esq. Equity One, Inc. 410 Park Avenue, Suite 1220 New York, New York 10022 (212) 796-1760	David Fox, P.C. Sarkis Jebejian, P.C. Michael P. Brueck, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities offered by this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 17, 2017

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Regency Centers Corporation, a Florida corporation (which we refer to as “Regency”), and Equity One, Inc., a Maryland corporation (which we refer to as “Equity One”), have each approved an agreement and plan of merger, dated as of November 14, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and between Regency and Equity One. Pursuant to the merger agreement, Regency and Equity One will combine through a stock-for-stock merger, in which Equity One will merge with and into Regency (which we refer to as the “merger”), with Regency continuing as the surviving corporation. The merger will create a national portfolio of 429 properties encompassing more than 57 million square feet, including co-investment partnerships, located primarily in high-density in-fill and affluent trade areas.

In connection with the merger, Equity One stockholders will have the right to receive 0.45 of a newly issued share of Regency common stock, par value $0.01 per share, for each share of Equity One common stock, par value $0.01 per share, that they own immediately prior to the effective time of the merger (which we refer to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Regency common stock and Equity One common stock are each traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbols “REG” and “EQY,” respectively. Based on the closing price of Regency common stock on the NYSE of $69.86 on November 14, 2016, the last trading day before public announcement of the proposed merger following the closing of trading on that day, the exchange ratio represented approximately $31.44 in Regency common stock for each share of Equity One common stock. Based on the closing price of Regency common stock on the NYSE of $[●] on January [●], 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $[●] in Regency common stock for each share of Equity One common stock. The value of the merger consideration will fluctuate with changes in the market price of Regency common stock. We urge you to obtain current market quotations of Regency common stock and Equity One common stock.

Regency and Equity One will each hold special meetings of their respective stockholders on February 24, 2017 in connection with the merger and related transactions.

Based upon the number of outstanding shares of Equity One common stock as of January 23, 2017, we anticipate that Regency will issue approximately [●] shares of Regency common stock in connection with the merger, and will reserve approximately [●] shares of Regency common stock for issuance in respect of outstanding Equity One equity awards that Regency will assume in connection with the merger.

Upon completion of the merger, we estimate that legacy Equity One stockholders will own approximately 38% of the Regency common stock and Regency stockholders will own approximately 62% of the Regency common stock.

At the special meeting of Regency stockholders, Regency stockholders will be asked to consider and vote on (i) a proposal to approve the merger agreement and the merger (which we refer to as the “Regency merger proposal”), (ii) a proposal to amend the Restated Articles of Incorporation of Regency, effective as of the effective time of the merger, to increase the number of authorized shares of Regency common stock (which we refer to as the “Regency articles amendment proposal”), (iii) a proposal to approve an increase in the size of the Regency board of directors to 12 directors (which we refer to as the “Regency increase in board size proposal”) and (iv) a proposal to approve the adjournment of the Regency special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Regency adjournment proposal”).

At the special meeting of Equity One stockholders, Equity One stockholders will be asked to consider and vote on (i) a proposal to approve the merger agreement and the merger (which we refer to as the “Equity One merger proposal”), (ii) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of Equity One in connection with the merger (which we refer to as the “Equity One compensation proposal”) and (iii) a proposal to approve the adjournment of the Equity One special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Equity One merger proposal, if there are insufficient votes at the time of such adjournment to approve the Equity One merger proposal (which we refer to as the “Equity One adjournment proposal”).

Your vote is very important, regardless of the number of shares you own. The record dates for determining the stockholders entitled to receive notice of, and to vote at, the special meetings are January 23, 2017, with respect to the Regency special meeting, and January 23, 2017, with respect to the Equity One special meeting. The merger cannot be completed without the approval of both Regency stockholders and Equity One stockholders. We urge you to read this joint proxy statement/prospectus carefully and in its entirety. The obligations of Regency and Equity One to complete the merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement. More information about Regency, Equity One, the special meetings, the merger agreement and the transactions contemplated thereby, including the merger, is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section, beginning on page 30.

Whether or not you plan to attend the Regency special meeting or the Equity One special meeting, please submit your proxy as soon as possible to make sure that your shares of Regency common stock or Equity One common stock are represented at the applicable meeting.

The Regency board of directors recommends that Regency stockholders vote “FOR” the Regency merger proposal, “FOR” the Regency articles amendment proposal and “FOR” the Regency increase in board size proposal, which approvals are necessary to complete the merger. The Regency board of directors also recommends that Regency stockholders vote for “FOR” the Regency adjournment proposal.

The Equity One board of directors recommends that Equity One stockholders vote “FOR” the Equity One merger proposal, which approval is necessary to complete the merger, “FOR” the Equity One compensation proposal and “FOR” the Equity One adjournment proposal.

We join our respective boards in their recommendation and look forward to the successful combination of Regency and Equity One.

Sincerely,	Sincerely,
MARTIN E. “HAP” STEIN, JR. Chairman and Chief Executive Officer Regency Centers Corporation	DAVID R. LUKES Chief Executive Officer Equity One, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January [●], 2017 and is first being mailed to the stockholders of Regency and Equity One on or about January [●], 2017.

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 24, 2017

Dear Stockholders of Regency Centers Corporation:

We are pleased to invite you to attend a special meeting of stockholders of Regency Centers Corporation, a Florida corporation (which we refer to as “Regency”). The meeting will be held at The River Club in the Wells Fargo Building, Florida Room 1, 35th Floor, One Independent Drive, Jacksonville, Florida 32202, on February 24, 2017, at 9:30 a.m., local time (which we refer to as the “Regency special meeting”), to consider and vote upon the following matters:

•	a proposal to approve the agreement and plan of merger, dated as of November 14, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and between Regency and Equity One, Inc. (which we refer to as “Equity One”) and the merger of Equity One with and into Regency (which we refer to as the “merger”), with Regency continuing as the surviving corporation (which we refer to as the “Regency merger proposal”);

•	a proposal to amend the Restated Articles of Incorporation of Regency, to take effect at the effective time of the merger, to increase the number of authorized shares of Regency common stock, par value $0.01 per share (we refer to such shares as the “Regency common stock” and such proposal as the “Regency articles amendment proposal”);

•	a proposal to approve an increase in the size of the Regency board of directors to 12 directors (which we refer to as the “Regency increase in board size proposal”); and

•	a proposal to approve the adjournment of the Regency special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Regency adjournment proposal”).

The approval by Regency stockholders of each of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal is a condition to the completion of the merger. If the Regency merger proposal, the Regency articles amendment proposal or the Regency increase in board size proposal is not approved and the applicable condition in the merger agreement is not waived, the merger and related transactions will not be completed.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Regency special meeting.

Holders of record of shares of Regency common stock at the close of business on January 23, 2017 are entitled to notice of, and to vote at, the Regency special meeting and any adjournments or postponements of the Regency special meeting.

To be approved, each of the Regency merger proposal and the Regency articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock. To be approved, each of the Regency increase in board size proposal and the Regency adjournment proposal requires the affirmative vote of holders of a majority of the shares of Regency common stock cast in favor of such proposal at the Regency special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of shares of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

Your vote is important. Whether or not you expect to attend the Regency special meeting in person, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Regency special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By Order of the Board of Directors,

BARBARA CHRISTIE JOHNSTON

Senior Vice President, Secretary and

General Counsel

January [●], 2017

Jacksonville, Florida

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

(212) 796-1760

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 24, 2017

Dear Stockholders of Equity One, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of Equity One, Inc., a Maryland corporation (which we refer to as “Equity One”). The meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on February 24, 2017, at 9:30 a.m., local time (which we refer to as the “Equity One special meeting”), to consider and vote upon the following matters:

•	a proposal to approve the agreement and plan of merger, dated as of November 14, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and between Equity One and Regency Centers Corporation (which we refer to as “Regency”), and the merger of Equity One with and into Regency (which we refer to as the “merger”), with Regency continuing as the surviving corporation (which we refer to as the “Equity One merger proposal”);

•	a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of Equity One in connection with the merger (which we refer to as the “Equity One compensation proposal”); and

•	a proposal to approve the adjournment of the Equity One special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Equity One merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “Equity One adjournment proposal”).

The approval by Equity One stockholders of the Equity One merger proposal is a condition to the completion of the merger. If the Equity One merger proposal is not approved, the merger and related transactions will not be completed.

Since the vote on the Equity One compensation proposal is advisory only, it will not be binding on Equity One or Regency. Accordingly, if the Equity One merger proposal is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Equity One compensation proposal.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Equity One special meeting.

Holders of record of Equity One common stock, par value $0.01 per share (which we refer to as “Equity One common stock”), at the close of business on January 23, 2017 are entitled to notice of, and to vote on, all proposals at the Equity One special meeting and any adjournments or postponements of the Equity One special meeting.

To be approved, the Equity One merger proposal requires the affirmative vote of holders of shares entitled to cast a majority of all of the votes entitled to be cast on the proposal. To be approved, each of the Equity One compensation proposal and the Equity One adjournment proposal requires the affirmative vote of the majority of the votes cast in favor of such proposal at the Equity One special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

Your vote is important. Whether or not you expect to attend the Equity One special meeting in person, we urge you to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Equity One special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By Order of the Board of Directors,

AARON M. KITLOWSKI

Vice President, General Counsel and

Secretary

January [●], 2017

New York, New York

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Regency and Equity One from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Regency Centers Corporation One Independent Drive, Suite 114 Jacksonville, Florida 32202 (904) 598-7000 Attn.: Investor Relations	Equity One, Inc. 410 Park Avenue, Suite 1220 New York, New York 10022 (212) 796-1760 Attn.: Investor Relations
or	or

Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Shareholders call toll free: (888) 750-5834 Banks and Brokers call collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Banks, Brokers and Stockholders Call toll free: (800)-322-2885

Investors may also consult the websites of Regency or Equity One for more information concerning the merger and the other transactions described in this joint proxy statement/prospectus. The website of Regency is www.regencycenters.com and the website of Equity One is www.equityone.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by February 16, 2017, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Regency (File No. 333-215241), constitutes a prospectus of Regency under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the Regency common stock to be issued to Equity One stockholders in connection with the merger. This document also constitutes a joint proxy statement of Regency and Equity One under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Regency stockholders and a notice of meeting with respect to the special meeting of Equity One stockholders, at which Regency stockholders and Equity One stockholders, respectively, will be asked to vote upon certain proposals to approve the merger and other related matters.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January [●], 2017. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to Regency stockholders or Equity One stockholders nor the issuance of Regency common stock in connection with the merger will create any implication to the contrary.

Neither Regency stockholders nor Equity One stockholders should construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. Regency stockholders and Equity One stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Regency has been provided by Regency and information contained in this joint proxy statement/prospectus regarding Equity One has been provided by Equity One.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a stockholder of Regency Centers Corporation, a Florida corporation (which we refer to as “Regency”), or a stockholder of Equity One, Inc., a Maryland corporation (which we refer to as “Equity One”), may have regarding the proposed transactions between Regency and Equity One and the other matters being considered at the special meeting of Regency and at the special meeting of Equity One. Regency and Equity One urge you to carefully read this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	What is the merger?

A:	Regency and Equity One have agreed to combine pursuant to the terms of an agreement and plan of merger, dated as of November 14, 2016 (which we refer to, as amended from time to time, as the “merger agreement”), by and between Regency and Equity One. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, Equity One will merge with and into Regency, with Regency continuing as the surviving corporation of the merger (which we refer to as the “merger”).

In connection with the merger, the Equity One stockholders will have the right to receive 0.45 of a newly issued share of Regency common stock, par value $0.01 per share (which we refer to as “Regency common stock”) for each share of Equity One common stock, par value $0.01 per share (which we refer to as “Equity One common stock”), that they own immediately prior to the effective time of the merger (which we refer to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger.

Q: How will Regency operate after the merger?

A:	Regency currently conducts all of its operating, investing and financing activities through Regency Centers, L.P. (which we refer to as the “Regency operating partnership”) and its wholly owned subsidiaries and co-investment partnerships. As the sole general partner of the Regency operating partnership, Regency has exclusive control of the Regency operating partnership’s day-to-day management. As of September 30, 2016, Regency owned approximately 99.9% of the general and limited common partnership units in the Regency operating partnership and the remaining limited common partnership units were owned by investors. Following the completion of the merger, Regency will contribute all of the Equity One properties and other assets to the Regency operating partnership and continue to operate substantially all of its business through the Regency operating partnership.

Q:	What happens if the market price of shares of Regency common stock or Equity One common stock changes before the closing of the merger?

A:	No change will be made to the exchange ratio of 0.45 if the market price of shares of Regency common stock or Equity One common stock changes before the merger. Because the exchange ratio is fixed, the value of the consideration to be received by Equity One stockholders in the merger will depend on the market price of shares of Regency common stock at the time of the merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The merger cannot be completed unless the following conditions are satisfied or waived (if waivable):

•	the holders of Regency common stock vote to approve the merger agreement and the merger (which we refer to as the “Regency merger proposal”);

•	the holders of Regency common stock vote to amend the Restated Articles of Incorporation of Regency (which we refer to as the “Regency articles”) to increase the number of authorized shares of Regency common stock, effective at the effective time of the merger (which we refer to as the “Regency articles amendment proposal”);

•	the holders of Regency common stock vote to approve an increase in the size of the Regency board of directors to 12 directors (which we refer to as the “Regency increase in board size proposal”); and

•	the holders of Equity One common stock vote to approve the merger agreement and the merger (which we refer to as the “Equity One merger proposal”).

Each of Regency and Equity One will hold separate special meetings of their stockholders to obtain approvals for these and other related proposals as described herein.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the Regency board of directors is soliciting proxies from its stockholders and the Equity One board of directors is soliciting proxies from its stockholders. It is a prospectus because Regency will issue shares of its common stock in connection with the merger. The enclosed voting materials allow you to vote your shares without attending your respective meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why is Regency proposing the merger?

A:	Among other reasons, the Regency board of directors approved the merger agreement and recommended that Regency stockholders approve the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal based on a number of strategic and financial benefits to Regency, including the potential for Regency, following the merger, to become a preeminent shopping center real estate investment trust (which we refer to as a “REIT”), with a focus on grocer anchors and a national portfolio of 429 properties encompassing more than 57 million square feet, including co-investment partnerships, located primarily in high-density in-fill and affluent trade areas. For more information, see “The Merger—Regency’s Reasons for the Merger; Recommendations of the Regency Board of Directors.”

Q:	Why is Equity One proposing the merger?

A:	Among other reasons, the Equity One board of directors approved the merger agreement and recommended that Equity One stockholders approve the Equity One merger proposal based on a number of strategic and financial benefits, including the potential for Regency to create additional value for Equity One stockholders due to its larger size and stronger balance sheet and the premium Equity One stockholders will receive in the merger. For more information, see “The Merger—Equity One’s Reasons for the Merger; Recommendations of the Equity One Board of Directors.”

Q:	When and where will the special meetings be held?

A:	The Regency special meeting will be held at The River Club in the Wells Fargo Building, Florida Room 1, 35th Floor, One Independent Drive, Jacksonville, Florida 32202, on February 24, 2017, at 9:30 a.m., local time.

The Equity One special meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, on February 24, 2017, at 9:30 a.m., local time.

Q:	How do I vote?

A:	Regency. If you are a holder of record of Regency common stock as of the record date for the Regency special meeting, you may vote on the applicable proposals by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Regency common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the Regency special meeting.

Equity One. If you are a holder of record of Equity One common stock as of the record date for the Equity One special meeting, you may vote on the applicable proposal by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of Equity One common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the Equity One special meeting.

Q:	What am I being asked to vote upon?

A:	Regency. Regency stockholders are being asked to vote to approve the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal, and a proposal to adjourn the Regency special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal if there are insufficient votes at the time of such adjournment to approve such proposals (which we refer to as the “Regency adjournment proposal”).

Equity One. Equity One stockholders are being asked to vote to approve the Equity One merger proposal. Equity One stockholders are also being asked to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of Equity One in connection with the merger (which we refer to as the “Equity One compensation proposal”) and to approve a proposal to adjourn the Equity One special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Equity One merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “Equity One adjournment proposal”).

The merger cannot be completed without the approval by Regency stockholders of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal and the approval by Equity One stockholders of the Equity One merger proposal.

Q:	What vote is required to approve each proposal?

A:	Regency.

•	The Regency merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock.

•	The Regency articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock.

•	The Regency increase in board size proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Regency common stock at the Regency special meeting, assuming a quorum is present.

•	The Regency adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Regency common stock at the Regency special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

Equity One.

•	The Equity One merger proposal requires the affirmative vote of the holders of shares of Equity One common stock entitled to cast a majority of all the votes entitled to be cast on the proposal.

•	The Equity One compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock at the Equity One special meeting, assuming a quorum is present; however, such vote is advisory (nonbinding) only.

•	The Equity One adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock at the Equity One special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

Q:	How do the boards of directors of Regency and Equity One recommend that I vote?

A:	Regency. The Regency board of directors unanimously recommends that holders of Regency common stock vote “FOR” the Regency merger proposal, “FOR” the Regency articles amendment proposal, “FOR” the Regency increase in board size proposal and “FOR” the Regency adjournment proposal.

Equity One. The Equity One board of directors unanimously recommends that holders of Equity One common stock vote “FOR” the Equity One merger proposal, “FOR” the Equity One compensation proposal and “FOR” the Equity One adjournment proposal.

Q:	How many votes do I have?

A:	Regency. You are entitled to one vote for each share of Regency common stock that you owned as of the close of business on January 23, 2017, the record date for the Regency special meeting. As of the close of business on the record date for the Regency special meeting, there were [●] outstanding shares of Regency common stock, approximately [●]% of which were beneficially owned by the directors and executive officers of Regency.

Equity One. You are entitled to one vote for each share of Equity One common stock that you owned as of the close of business on January 23, 2017, the record date for the Equity One special meeting. As of the close of business on the record date for the Equity One special meeting, there were [●] outstanding shares of Equity One common stock, [●]% of which were beneficially owned by the directors and executive officers of Equity One.

Q:	What constitutes a quorum?

A:	Regency. Stockholders who hold a majority of the Regency common stock outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the Regency special meeting.

Equity One. Stockholders who hold a majority of the Equity One common stock outstanding on the record date and who are entitled to vote must be present in person or represented by proxy to constitute a quorum at the Equity One special meeting.

Q:	Have any stockholders already agreed to approve the merger?

A:	Yes. Pursuant to a voting agreement, Gazit-Globe Ltd. (which we refer to as “Gazit”) and MGN America, LLC, Silver Maple (2001) Inc., Ficus, Inc., MGN (USA) Inc., MGN America 2016, LLC, Gazit First Generation LLC and MGN USA 2016, LLC (which we refer to collectively with Gazit as the “Gazit Parties”), which, as of November 14, 2016, collectively beneficially owned approximately 34% of Equity One’s outstanding common stock, have agreed to vote in favor of the merger agreement and the merger and any proposal to adjourn or postpone the Equity One special meeting to a later date if there are not sufficient votes to approve the merger agreement and the merger, and against any alternative acquisition proposals or agreements, any action which would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, and any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of Equity One in the merger agreement, in each case subject to the terms and conditions of the voting agreement. For more information, see “Agreements with the Gazit Parties—Voting Agreement.”

Q:	If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold your shares of common stock in a stock brokerage account or if your shares of common stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of common stock held in street name by returning a proxy card directly to Regency or Equity One or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Regency common stock or Equity One common stock on behalf of their customers may not give a proxy to Regency or Equity One to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:	Regency. If you are a Regency stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of common stock, your broker may not vote your shares on any of the Regency proposals. This will have the same effect as a vote against the Regency merger proposal and the Regency articles amendment proposal, but will have no effect on the Regency increase in board size proposal or the Regency adjournment proposal, assuming a quorum is present. If a quorum is not present, and you are not present in person or by proxy at the Regency special meeting, failure to instruct your broker, bank or nominee will have no effect on the Regency adjournment proposal, and if you are present in person or by proxy, failure to instruct your broker, bank or nominee will have the same effect as a vote against the Regency adjournment proposal.

Equity One. If you are an Equity One stockholder and you fail to instruct your broker, bank or nominee to vote your shares of Equity One common stock, your broker may not vote your shares on any of the Equity One proposals. This will have the same effect as a vote against the Equity One merger proposal, but it will have no effect on the Equity One compensation proposal or the Equity One adjournment proposal, assuming a quorum is present. If a quorum is not present, and you are not present in person or by proxy at the Equity One special meeting, failure to instruct your broker, bank or nominee will have no effect on the Equity One adjournment proposal, and if you are present in person or by proxy, failure to instruct your broker, bank or nominee will have the same effect as a vote against the Equity One adjournment proposal.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Regency. If you are a Regency stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Regency merger proposal and the Regency articles amendment proposal, but it will have no effect on the Regency increase in board size proposal or the Regency adjournment proposal, assuming a quorum is present. If a quorum is not present, the holders of a majority of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

Equity One. If you are an Equity One stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Equity One merger proposal, but it will have no effect on the Equity One compensation proposal or the Equity One adjournment proposal, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

Q:	What if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Regency common stock or Equity One common stock will be voted in accordance with the recommendation of the Regency board of directors or Equity One board of directors, as applicable, with respect to such proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Regency special meeting or the Equity One special meeting without voting will not, by itself, revoke your proxy. If your shares of Regency common stock or Equity One common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of Regency or secretary of Equity One, as appropriate, no later than the beginning of the applicable special meeting. If your shares of Regency common stock or Equity One common stock are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Equity One common stock?

A:	Regency and Equity One intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to Regency’s obligation to complete the merger that Regency receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Regency, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Equity One’s obligation to complete the merger that Equity One receive an opinion from Kirkland & Ellis LLP, special counsel to Equity One, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, each of Regency and Equity One has received a legal opinion to the same effect. Accordingly, a U.S. holder of Equity One common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Regency common stock in exchange for Equity One common stock in the merger (other than gain or loss with respect to cash received in lieu of a fractional share of Regency common stock, if any).

The particular consequences of the merger to each Equity One stockholder depend on such holder’s particular facts and circumstances. Equity One stockholders are urged to consult their tax advisors to understand fully the consequences to them of the merger in their specific circumstances. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Are there any conditions to closing of the merger that must be satisfied for the merger to be completed?

A:	Yes. In addition to the approvals of the stockholders of each of Regency and Equity One described herein, there are a number of conditions that must be satisfied or waived for the merger to be consummated. For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	When do you expect the merger to be completed?

A:	Regency and Equity One are working to complete the merger in the first or early second quarter of 2017. However, the merger is subject to various conditions, and it is possible that factors outside the control of Regency and Equity could result in the merger being completed at a later time, or not at all.

Q:	Are Equity One and Regency stockholders entitled to appraisal rights in connection with the merger?

A:	No. Holders of Equity One common stock will not be entitled to appraisal rights or dissenters’ rights in the merger under Section 3-202 of the Maryland General Corporation Law (which we refer to as the “MGCL”). Under Section 607.1302 of the Florida Business Corporation Act (which we refer to as the “FBCA”), holders of Regency common stock will not be entitled to appraisal rights in connection with the merger. For more information, see “The Merger—No Appraisal or Dissenters’ Rights.”

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your shares to be voted at the Regency special meeting or the Equity One special meeting:

•	you can attend the applicable special meeting and vote in person;

•	you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q:	Do I need to do anything with my share certificates now?

A:	Equity One. No. You should not submit your share certificates at this time. After the merger is completed, if you held certificates representing Equity One common stock immediately prior to the effective time of the merger, Broadridge Corporate Issuer Solutions, Inc., the exchange agent for Regency (which we refer to as the “exchange agent”), will send you a letter of transmittal and instructions for exchanging your certificates representing Equity One common stock for the merger consideration of 0.45 of a share of Regency common stock per share of Equity One common stock. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of shares of Equity One common stock will receive the merger consideration of 0.45 of a share of Regency common stock.

Regency. If you are a Regency stockholder, you are not required to take any action with respect to your Regency stock certificates. Such certificates will continue to represent shares of Regency common stock after the merger.

Q:	Do I need identification to attend the Regency or Equity One special meetings in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of Regency common stock or Equity One common stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of Regency common stock or Equity One common stock, as applicable, on the applicable record date.

Q:	Who can help answer my questions?

A:	Regency stockholders or Equity One stockholders who have questions about the merger or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a Regency stockholder:	if you are an Equity One stockholder:

Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Shareholders call toll free: (888) 750-5834 Banks and Brokers call collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Banks, Brokers and Stockholders Call toll free: (800)-322-2885

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. Regency and Equity One urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the merger and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

Regency Centers Corporation (See page 42)

Regency, a Florida corporation, is a self-administered and self-managed REIT for U.S. federal income tax purposes. As of September 30, 2016, Regency owned direct or partial interests in 307 shopping centers, the majority of which are grocery-anchored community and neighborhood centers. Regency’s centers are located in the top markets of 25 states and the District of Columbia, and contain approximately 38 million square feet of gross leasable area. All of Regency’s operating, investing, and financing activities are performed through Regency Centers, L.P. (which we refer to as the “Regency operating partnership”) and its wholly owned subsidiaries and its investment partnerships. As of September 30, 2016, Regency owned approximately 99.9% of the general and limited common partnership units in the Regency operating partnership and the remaining limited common partnership units were owned by investors.

As a result of the merger, Regency’s portfolio is expected to include 429 properties encompassing more than 57 million square feet of gross leasable area, located primarily in high-density in-fill and affluent trade regions, including co-investment partnerships. Following the completion of the merger, Regency will contribute all of the Equity One properties and other assets to the Regency operating partnership and continue to operate substantially all of its business through the Regency operating partnership.

The principal executive offices of Regency are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and its telephone number is (904) 598-7000.

Regency common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”), trading under the symbol “REG.”

Additional information about Regency and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Equity One, Inc. (See page 42)

Equity One, a Maryland corporation, is a self-administered and self-managed REIT for U.S. federal income tax purposes. Equity One owns, manages, acquires, develops and redevelops shopping centers and retail properties located primarily in supply constrained suburban and urban communities. As of September 30, 2016, Equity One’s portfolio comprised 122 properties, including 98 retail properties and five non-retail properties totaling approximately 12.3 million square feet of gross leasable area, 13 development or redevelopment properties with approximately 2.8 million square feet of gross leasable area, and six land parcels. Additionally, Equity One had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of gross leasable area.

The principal executive offices of Equity One are located at 410 Park Avenue, Suite 1220, New York, New York 10022, and its telephone number is (212) 796-1760.

Equity One common stock is listed on the NYSE, trading under the symbol “EQY.”

Additional information about Equity One and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”

Risk Factors (See page 30)

Before voting at the Regency special meeting or the Equity One special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 30, including the risks that:

•	the merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•	the exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Regency or Equity One;

•	Regency and Equity One may be unable to successfully integrate their businesses in order to realize the anticipated benefits of the merger;

•	Regency and Equity One stockholders will be diluted by the merger;

•	Regency and Equity One expect to incur substantial costs in connection with the merger; and

•	Regency may incur adverse tax consequences if Regency or Equity One has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

The Merger

The Merger Agreement (See page 94)

Regency and Equity One have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. The Regency board of directors and the Equity One board of directors have both unanimously approved the merger of Regency and Equity One. Regency and Equity One encourage you to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Form of the Merger (See page 94)

Pursuant to the merger agreement, Equity One will merge with and into Regency, with Regency surviving the merger.

Upon completion of the merger, we expect that the stockholders of Regency prior to the merger and the legacy stockholders of Equity One will own approximately 62% and 38%, respectively, of the outstanding shares of Regency common stock.

Consideration to Equity One Stockholders in the Merger (See page 94)

Pursuant to the terms of the merger agreement, upon consummation of the merger, each share of Equity One common stock (other than any shares owned directly by Regency or Equity One and in each case not held on behalf of third parties) outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.45 of a newly issued share of Regency common stock (which we refer to as the “exchange ratio”), with cash paid in lieu of fractional shares. The exchange ratio in the merger is fixed and will not be adjusted for changes in the market value of Regency common stock or Equity One common stock. Because of this, the implied value of the consideration to Equity One stockholders in the merger will fluctuate between now and the completion of the merger. Based on the closing price of Regency common stock on the NYSE of $69.86 on November 14, 2016, the last trading day before public announcement of the merger following the closing of trading on that day, the exchange ratio represented approximately $31.44 in Regency common stock for each share of Equity One common stock. Based on the closing price of Regency common stock on the NYSE of $[●] on January [●], 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $[●] in Regency common stock for each share of Equity One common stock. For more information, see “Comparative Stock Prices and Dividends.”

The following table presents trading information for Regency common stock and Equity One common stock on November 14, 2016, the last trading day before public announcement of the merger following the closing of trading on that day, and January [●], 2017, the latest practicable date before the date of this joint proxy statement/prospectus. Equivalent per share value of the merger consideration for Equity One stockholders, giving effect to the exchange ratio of 0.45, is also provided for each of these dates.

	Regency Common Stock (Close)		Equity One Common Stock (Close)		Equivalent Per Share Value of Merger Consideration (giving effect to the exchange ratio) (Close)
November 14, 2016		$69.86		$27.87		$31.44
January [●], 2017	$	[●]	$	[●]	$	[●]

The market prices of Regency common stock and Equity One common stock fluctuate. As a result, we urge you to obtain current market quotations of Regency common stock and Equity One common stock.

Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger (See page 91)

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding Equity One equity awards will be treated as follows:

•	Stock Options. Each Equity One stock option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be converted into the right to receive an amount in cash equal to the excess of (i) (x) the value of a share of Regency common stock as of the last complete trading day prior to the effective time of the merger, multiplied by (y) the exchange ratio, over (ii) the exercise price per share of Equity One common stock subject to such Equity One stock option.

•

Restricted Stock Awards. Each Equity One restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be assumed by Regency and will be converted into a Regency restricted stock award with respect to a number of shares of Regency common stock (rounded to the nearest whole share) equal to the product obtained by multiplying the number of shares of Equity One common stock subject to such Equity One restricted stock award as of immediately prior to the effective time of the merger by the exchange ratio. At the effective time of the merger, the Regency restricted stock awards held by David Lukes, Matthew Ostrower, Mike Makinen, Aaron Kitlowski, and Equity One’s non-employee directors will vest in full. The Regency restricted stock awards that do not vest as of the effective time of the merger will continue to have the same terms and conditions as the Equity One restricted stock award to which they relate, except that in the event a holder’s employment with Regency is terminated by Regency without cause, by the holder for good reason, or due to the holder’s death or disability, the Regency restricted stock award will vest in full as of the date of the applicable termination.

•	LTIP Awards. Each Equity One LTIP award that is outstanding immediately prior to the effective time of the merger will vest in full (based on the actual achievement of any applicable performance goals, and without proration) and be converted into a number of fully vested shares of Regency common stock equal to the product obtained by multiplying the number of shares of Equity One common stock subject to the LTIP award as of immediately prior to the effective time of the merger by the exchange ratio.

Recommendations of the Regency Board of Directors (See page 54)

After careful consideration, the Regency board of directors, on November 14, 2016, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and declared the merger agreement and such transactions (including the Regency articles amendment proposal and Regency increase in board size proposal) to be advisable and in the best interests of Regency and the stockholders of Regency.

The Regency board of directors unanimously recommends that holders of Regency common stock vote “FOR” the Regency merger proposal, “FOR” the Regency articles amendment proposal, “FOR” the Regency increase in board size proposal and “FOR” the Regency adjournment proposal.

For the factors considered by the Regency board of directors in reaching its decision to approve the merger agreement and make the foregoing recommendations, see “The Merger—Regency’s Reasons for the Merger; Recommendations of the Regency Board of Directors.”

Recommendation of the Equity One Board of Directors (See page 57)

After careful consideration, the Equity One board of directors, on November 14, 2016, unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby to be advisable and in the best interests of Equity One and the stockholders of Equity One.

The Equity One board of directors unanimously recommends that the Equity One stockholders vote “FOR” the Equity One merger proposal, “FOR” the Equity One compensation proposal and “FOR” the Equity One adjournment proposal.

For the factors considered by the Equity One board of directors in reaching its decision to approve the merger agreement and make the foregoing recommendations, see “The Merger—Equity One’s Reasons for the Merger; Recommendations of the Equity One Board of Directors.”

Opinion of Regency’s Financial Advisor, J.P. Morgan Securities LLC (See page 60)

On November 14, 2016, at the meeting of the Regency board of directors at which the merger was approved, J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”), the financial advisor of Regency in connection with the merger, rendered to the Regency board of directors an oral opinion, confirmed by delivery of a written opinion, dated November 14, 2016, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Regency.

The full text of J.P. Morgan’s written opinion, dated as of November 14, 2016, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Regency stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Regency board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to Regency of the exchange ratio in the merger and did not address any other aspect of the merger or the other transactions contemplated by the merger agreement. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Regency or as to the underlying decision by Regency to engage in the merger. The opinion does not constitute a recommendation to any stockholder of Regency as to how such stockholder should vote with respect to the merger or any other matter.

For a description of the opinion that the Regency board of directors received from J.P. Morgan, see “The Merger—Opinion of Regency’s Financial Advisor, J.P. Morgan Securities LLC.”

Opinion of Equity One’s Financial Advisor, Barclays Capital Inc. (See page 69)

Equity One engaged Barclays Capital Inc. (which we refer to as “Barclays”) to act as financial advisor to Equity One in connection with a potential sale of Equity One. At the Equity One board of directors meeting on November 14, 2016, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Equity One board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in the written opinion, from a financial point of view, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was fair to such stockholders.

The full text of Barclays’ written opinion, dated as of November 14, 2016, is attached to this joint proxy statement/prospectus as Annex C. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays’ opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion is addressed to the Equity One board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the stockholders of Equity One and does not constitute a recommendation to any stockholder of Equity One as to how such stockholder should vote with respect to the merger or any other matter.

For more information, see “The Merger—Opinion of Equity One’s Financial Advisor, Barclays Capital Inc.” and Annex C.

Interests of Regency Directors and Executive Officers in the Merger (See page 83)

In addition to their interests in the merger as stockholders, the directors and executive officers of Regency have interests in the merger that may be different from, or in addition to, those of Regency stockholders generally. The Regency board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Pursuant to the merger agreement, immediately after the effective time of the merger, the Regency board of directors will have 12 members, nine of whom were directors of Regency immediately prior to the effective time of the merger, with Mr. Martin E. “Hap” Stein, Jr. continuing as the Chairman of the Regency board of directors. The current senior leadership team of Regency is not expected to change as a result of the merger.

Interests of Equity One Directors and Executive Officers in the Merger (See page 83)

In addition to their interests in the merger as stockholders, the directors and executive officers of Equity One have interests in the merger that may be different from, or in addition to, those of Equity One stockholders generally. The Equity One board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

These interests include (i) the accelerated vesting and/or payment of Equity One equity awards, (ii) certain severance and other separation benefits that may be payable upon the effective time of the merger or upon termination of employment following the effective time of the merger, (iii) entitlement to continued indemnification and insurance coverage under the merger agreement, (iv) that the chairman of Equity One’s board of directors is expected to become non-executive vice chairman of the Regency board after closing and two other Equity One independent directors are expected to join the Regency board after closing, and (v) that two Equity One directors also serve as directors of Gazit and have material financial interests in Gazit, which is the largest stockholder of Equity One, and entered into a voting agreement and a governance agreement with Regency in connection with the merger.

Directors and Management Following the Merger; Governance Agreement (See pages 90 and 112)

Pursuant to the merger agreement, immediately after the effective time of the merger, the Regency board of directors will have 12 members, nine of whom were directors of Regency immediately prior to the effective time of the merger, with Mr. Stein continuing as the Chairman of the Regency board of directors, and three of whom will be current directors of Equity One, including Mr. Chaim Katzman, chairman of the Equity One board of directors, who will also be the designee of the Gazit Parties and the non-executive Vice Chairman of the Regency board of directors. The other two Equity One directors expected to join the Regency board of directors are Joseph Azrack and Peter Linneman. For additional information regarding the directors and executive officers of Regency following the merger, including the directors designated by Equity One, please refer to Regency’s proxy statement on Schedule 14A filed on March 14, 2016 and Equity One’s proxy statement on Schedule 14A filed on April 1, 2016, respectively, the relevant portions of which are incorporated into this document by reference through their respective Annual Reports on Form 10-K for the year ended December 31, 2015.

The current senior leadership team of Regency is not expected to change as a result of the merger and will be led by Mr. Stein, the Chairman and Chief Executive Officer of Regency.

On November 14, 2016, in connection with the execution of the merger agreement, Regency entered into a governance agreement (which we refer to as the “governance agreement”) with the Gazit Parties. In connection with the closing of the merger and as required by the governance agreement, the Regency board of directors will appoint Mr. Katzman, as the designee of the Gazit Parties, as a director, non-executive Vice Chairman and member of the investment committee of the Regency board of directors. Under the governance agreement, Regency is required to nominate Mr. Katzman to the Regency board of directors and solicit votes for his election for so long as the Gazit Parties beneficially own 7% or more of the Regency common stock outstanding as of immediately after the effective time of the merger. The governance agreement also provides that, in the event of Mr. Katzman’s death, disability, resignation or removal, or failure of Mr. Katzman to be re-elected, the Gazit Parties will have the right to designate another person to be appointed to the Regency board of directors, which person must be reasonably acceptable to the Regency board of directors. For more information, see “Agreements with the Gazit Parties—Governance Agreement.”

Accounting Treatment (See page 91)

Regency and Equity One prepare their financial statements, respectively, in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The merger will be accounted for by applying the acquisition method of accounting, with Regency treated as the acquirer. For more information, see “The Merger—Accounting Treatment.”

Regulatory Approvals (See page 91)

In connection with the issuance of Regency common stock in the merger, pursuant to the merger agreement, as a condition to the closing of the merger, Regency must file a registration statement with the SEC under the Securities Act, of which this joint proxy statement/prospectus forms a part, that is declared effective by the SEC and not be the subject of any stop order or proceedings seeking a stop order.

Expected Timing of the Merger (See page 30)

Regency and Equity One are working to complete the merger in the first or early second quarter of 2017. However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. For more information, see “Risk Factors—Risks Relating to the Merger.”

Conditions to Completion of the Merger (See page 103)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•	receipt of the requisite approvals of Regency stockholders and Equity One stockholders;

•	the approval for listing on the NYSE of shares of Regency common stock to be issued in connection with the merger;

•	the SEC having declared effective the registration statement, of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•	the absence of an injunction or law prohibiting the merger;

•	the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in most cases to materiality or material adverse effect qualifications), and receipt of an officer’s certificate from each party attesting thereto;

•	receipt by each of Regency and Equity One of an opinion of counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the receipt by each of Regency and Equity One of an opinion of counsel regarding such party’s qualification as a REIT.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (See page 105)

Regency and Equity One are each subject to a customary “no-shop” provision that requires them to refrain from, and to cease discussions or solicitations with respect to, alternative transactions and subjects them to certain restrictions in considering and negotiating alternative transactions. If either of the parties receives a superior proposal (as defined in “The Merger Agreement—No Solicitation”) or an acquisition proposal (as defined in “The Merger Agreement—No Solicitation”) that is reasonably likely to result in a superior proposal, the receiving party may, subject to specified conditions and requirements, provide nonpublic information to the proposing party and engage in discussions or negotiations with the party making such a proposal. Each party shall promptly notify the other party of any proposal for an alternative transaction within 24 hours and provide the other party with a copy of such proposal.

In response to a superior proposal, the board of directors of the party receiving such a superior proposal may, subject to specified conditions and requirements, change its recommendation with respect to such party’s stockholder vote, and such party may terminate the merger agreement in order to accept such proposal. Prior to effecting such change or terminating the merger agreement, the board of directors of the party receiving the superior proposal must provide the other party with notice, reasons for such action and five business days of good-faith negotiations to counter such proposal.

Termination of the Merger Agreement (See page 108)

The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required approvals of the Regency stockholders and Equity One stockholders are obtained:

•	by mutual written consent of Regency and Equity One;

•	by either Regency or Equity One, if the merger is not consummated by June 30, 2017;

•	by either Regency or Equity One, if a court or other governmental entity issues a final and nonappealable order prohibiting the merger;

•	by either Regency or Equity One, if the required approvals of either the Regency stockholders or the Equity One stockholders are not obtained;

•	by either Regency or Equity One, upon a willful and material breach of the other party’s nonsolicitation obligations under the merger agreement;

•	by either Regency or Equity One, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, subject to a cure period;

•	by Regency, if the Equity One board of directors changes its recommendation in favor of the approval of the Equity One merger proposal;

•	by Equity One, if the Regency board of the directors changes its recommendation in favor of the approvals of the Regency merger proposal, the Regency articles amendment proposal or the Regency increase in board size proposal;

•	by Regency, to enter into a “superior proposal” (as defined in “The Merger Agreement—No Solicitation”), subject to compliance with specified terms of the merger agreement, including payment of a termination fee described below; and

•	by Equity One, to enter into a superior proposal, subject to compliance with specified terms of the merger agreement, including payment of a termination fee described below.

Expenses and Termination Fees (See pages 107 and 108)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. For more information, see “The Merger Agreement—Fees and Expenses.”

The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, Equity One may be required to pay Regency a termination fee of $150 million and Regency may be required to pay Equity One a termination fee of $240 million. In addition, if the merger agreement is terminated because of a failure by Equity One’s stockholders to approve the Equity One merger proposal, Equity One will be required to reimburse Regency for transaction expenses subject to a cap of $45 million. If the merger agreement is terminated because of a failure by Regency’s stockholders to approve the Regency merger proposal, the Regency articles amendment proposal or the Regency increase in board size proposal, Regency will be required to reimburse Equity One for transaction expenses subject to a cap of $45 million. For more information, see “The Merger—The Merger Agreement—Termination of the Merger Agreement.”

No Appraisal or Dissenters’ Rights (See page 93)

Under Maryland and Florida law, the holders of Equity One common stock and Regency common stock, respectively, are not entitled to appraisal or dissenters’ rights in connection with the merger. For more information, see “The Merger—No Appraisal or Dissenters’ Rights.”

Agreements with the Gazit Parties (See page 112)

Concurrently with the execution of the merger agreement, Regency entered into a voting agreement with the Gazit Parties, pursuant to which the Gazit Parties have agreed to vote in favor of the merger agreement and the merger and any proposal to adjourn or postpone the Equity One special meeting to a later date if there are not sufficient votes to approve the merger, and against any alternative acquisition proposals or agreements, any action which would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, and any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of Equity One in the merger agreement, in each case subject to the terms and conditions of the voting agreement. The voting agreement terminates upon the earliest of (i) the effective time of the merger, (ii) the delivery of written notice from the Gazit Parties to Regency at any time following a change in recommendation of the Equity One board of directors in favor of the approval of the Equity One merger proposal, (iii) the termination of the merger agreement or (iv) the date Regency and the Gazit Parties mutually consent in writing to such termination. As of November 14, 2016, the Gazit Parties collectively beneficially owned approximately 34% of Equity One’s outstanding common stock.

Also concurrently with the execution of the merger agreement, Regency entered into the governance agreement with the Gazit Parties. In connection with the closing of the merger and as required by the governance agreement, the Regency board of directors will appoint Mr. Katzman, as the designee of the Gazit Parties, as a director, non-executive Vice Chairman and member of the investment committee of the Regency board of directors. Under the governance agreement, Regency is required to nominate Mr. Katzman to the Regency board of directors and solicit votes for his election for so long as the Gazit Parties beneficially own 7% or more of the number of shares of Regency common stock outstanding as of immediately following the effective time of the merger. The governance agreement also provides that, in the event of Mr. Katzman’s death, disability, resignation or removal, or failure of Mr. Katzman to be re-elected, the Gazit Parties will have the right to designate another person to be appointed to the Regency board of directors, which person must be reasonably acceptable to the Regency board of directors.

Under the governance agreement, the Gazit Parties will be subject to customary standstill restrictions until the later to occur of (i) two years after the effective time of the merger, (ii) six months after the date the Gazit Parties beneficially own less than 7% of the number of shares of Regency common stock outstanding as of immediately following the effective time of the merger, and (iii) six months after the date that no director designated by the Gazit Parties is serving on the Regency board of directors (we refer to the period of time between the effective time of the merger and such date as the “standstill period”).

The standstill restrictions will limit the Gazit Parties’ purchases of Regency common stock to the lesser of (i) 5% of the outstanding shares of Regency common stock as of immediately following the effective time of the merger, less such number of shares of Regency common stock that the Gazit Parties or any of their affiliates receive as a result of the merger in respect of any shares of Equity One common stock acquired after the execution of the merger agreement, and (ii) such number of shares of Regency common stock that would cause the collective beneficial ownership of Regency common stock of the Gazit Parties and their affiliates to exceed 18% of the then-outstanding shares of Regency common stock.

During the standstill period, the Gazit Parties will be required to vote all shares of Regency common stock beneficially owned by them in favor of all director nominees recommended by the Regency board of directors and against any proposals to remove any of the Regency directors. In addition, pursuant to the governance agreement, the Gazit Parties will be entitled to customary registration rights and information rights.

Effectiveness of these provisions of the governance agreement is conditioned on the closing of the merger.

For more information, see “Agreements with the Gazit Parties.”

Material U.S. Federal Income Tax Consequences of the Merger (See page 114)

Regency and Equity One intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Regency’s obligation to complete the merger that Regency receive an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Regency, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Equity One’s obligation to complete the merger that Equity One receive an opinion from Kirkland & Ellis LLP, special counsel to Equity One, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, each of Regency and Equity One has received a legal opinion to the same effect. Accordingly, a U.S. holder of Equity One common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of shares of Regency common stock in exchange for Equity One common stock in the merger (other than gain or loss with respect to cash received in lieu of a fractional share of Regency common stock, if any).

You should read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax considerations relevant to the merger. The tax consequences of the merger to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

The Regency Special Meeting (See page 117)

The Regency special meeting will be held at The River Club in the Wells Fargo Building, Florida Room 1, 35th Floor, One Independent Drive, Jacksonville, Florida 32202, at 9:30 a.m. local time, on February 24, 2017. You may vote at the Regency special meeting if you owned shares of Regency common stock at the close of business on January 23, 2017, the record date for the Regency special meeting. On the record date for the Regency special meeting, there were [●] shares of Regency common stock outstanding and entitled to vote at the Regency special meeting. You may cast one vote for each share of Regency common stock that you owned on that date.

At the Regency special meeting, Regency stockholders will be asked to consider and vote upon:

•	the Regency merger proposal;

•	the Regency articles amendment proposal;

•	Regency increase in board size proposal; and

•	the Regency adjournment proposal, if necessary or appropriate.

The approval of each of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal is a condition to the completion of the merger. If the Regency merger proposal or the Regency articles amendment proposal or the Regency increase in board size proposal is not approved and the condition in the merger agreement is not waived, the merger and related transactions will not be completed.

Each of the Regency merger proposal and the Regency articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock. Each of the Regency increase in board size proposal and the Regency adjournment proposal requires the affirmative vote of holders of a majority of the shares of Regency common stock cast in favor of such proposal at the Regency special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of shares of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

As of the record date for the Regency special meeting, approximately [●]% of the outstanding shares of Regency common stock was held by Regency directors and executive officers and their affiliates. Regency currently expects that the Regency directors and executive officers will vote their shares in favor of all of the proposals set forth above, although none has entered into any agreements obligating them to do so.

The Regency board of directors unanimously recommends that Regency stockholders vote “FOR” all of the proposals set forth above. For more information, see “The Regency Special Meeting.”

The Equity One Special Meeting (See page 124)

The Equity One special meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 9:30 a.m. local time, on February 24, 2017. You may vote at the Equity One special meeting if you owned Equity One common stock at the close of business on January 23, 2017, the record date for the Equity One special meeting. On the record date for the Equity One special meeting, there were [●] shares of Equity One common stock outstanding and entitled to vote at the Equity One special meeting. Each share of Equity One common stock is entitled to cast one vote on all matters that come before the Equity One special meeting.

At the Equity One special meeting, stockholders of Equity One will be asked to consider and vote upon:

•	the Equity One merger proposal;

•	the Equity One compensation proposal; and

•	the Equity One adjournment proposal, if necessary or appropriate.

The approval of the Equity One merger proposal is a condition to the completion of the merger. If the Equity One merger proposal is not approved, the merger and related transactions will not be completed.

Since the vote on the Equity One compensation proposal is advisory only, it will not be binding on Equity One or Regency. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Equity One compensation proposal.

The approval of the Equity One merger proposal requires the affirmative vote of the holders of shares of Equity One common stock entitled to cast a majority of all of the votes entitled to be cast on the proposal, assuming a quorum is present. The approval of the Equity One compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock at the Equity One special meeting, assuming a quorum is present. The Equity One adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock at the Equity One special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

As of the record date for the Equity One special meeting, approximately [●]% of the outstanding shares of Equity One common stock was held by Equity One directors and executive officers and their affiliates. Equity One currently expects that the directors and executive officers of Equity One will vote their shares in favor of the Equity One merger proposal, the Equity One compensation proposal and the Equity One adjournment proposal, although, other than the Gazit Parties, none has entered into any agreements obligating them to do so. The Gazit Parties, which owned approximately 34% of the outstanding shares of Equity One common stock as of the date of the merger agreement, have agreed to vote in favor of the transactions contemplated by the merger agreement, including the Equity One merger proposal, pursuant to the terms and conditions of the voting agreement. For more information, see “Agreements with the Gazit Parties—Voting Agreement.”

The Equity One board of directors unanimously recommends that Equity One stockholders vote “FOR” all of the proposals set forth above. For more information, see “The Equity One Special Meeting.”

Rights of Equity One Stockholders Will Change as a Result of the Merger (See page 152)

Equity One stockholders will have different rights once they become stockholders of Regency, due to differences between the governing documents of Regency and Equity One and differences between Florida and Maryland corporate law. These differences are described in detail under “Comparison of Rights of Regency Stockholders and Equity One Stockholders.”

SELECTED HISTORICAL FINANCIAL DATA OF REGENCY

The following tables set forth selected consolidated financial information for Regency as of and for each of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011, and as of and for each of the nine-month periods ended September 30, 2016 and 2015.

The selected consolidated financial information for Regency as of and for the years ended December 31, 2015, 2014 and 2013 was derived from the audited consolidated financial statements of Regency contained in Regency’s Annual Report on Form 10-K filed with the SEC on February 18, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, were derived from Regency’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus.

The selected historical financial information for each of the nine-month periods ended September 30, 2016 and 2015 was derived from Regency’s unaudited consolidated financial statements as of and for the nine-months ended September 30, 2016 contained in Regency’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 4, 2016, which is incorporated by reference into this joint proxy statement/prospectus.

The following information should be read together with the consolidated financial statements of Regency, the notes related thereto and the related reports of management on the financial condition and performance of Regency, all of which are contained in the reports of Regency filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information.”

(In thousands, except per share data)	Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Operating data:
Revenues	$454,810	$423,596	$569,763	$537,898	$489,007	$473,929	$470,449
Operating expenses	293,675	268,262	365,098	353,348	324,687	307,493	303,976
Total other expense(1)	125,416	78,536	110,236	83,046	111,741	131,240	136,317

Income from operations before equity in income of investments in real estate partnerships	35,719	76,798	94,429	101,504	52,579	35,196	30,156
Equity in income of investments in real estate partnerships	46,618	17,991	22,508	31,270	31,718	23,807	9,643
Income tax (benefit) expense of taxable REIT subsidiary	—	—	—	(996)	—	13,224	2,994

Income from continuing operations	82,337	94,789	116,937	133,770	84,297	45,779	36,805
Income (loss) from discontinued operations(2)	—	—	—	—	65,285	(21,728)	16,579
Gain on sale of real estate, net of tax	22,997	34,215	35,606	55,077	1,703	2,158	2,404

Net income	105,334	129,004	152,543	188,847	151,285	26,209	55,788
Income attributable to noncontrolling interests	(1,545)	(1,823)	(2,487)	(1,457)	(1,481)	(342)	(4,418)

Net income attributable to the Company	103,789	127,181	150,056	187,390	149,804	25,867	51,370
Preferred stock dividends	(15,797)	(15,797)	(21,062)	(21,062)	(21,062)	(32,531)	(19,675)

Net income (loss) attributable to common stockholders	$87,992	$111,384	$128,994	$166,328	$128,742	$(6,664)	$31,695

(In thousands, except per share data)	Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015		2014	2013	2012	2011
Income per common share—diluted:
Continuing operations	$0.88	$1.18	$1.36		$1.80	$0.69	$0.16	$0.16
Discontinued operations(2)	—	—	—		—	0.71	(0.24)	0.19

Net income (loss) attributable to common stockholders	$0.88	$1.18	$1.36		$1.80	$1.40	$(0.08)	$0.35

Other information:
Net cash provided by operating activities	$217,349	$216,763	$275,637		$277,742	$250,731	$257,215	$217,633
Net cash (used in) provided by investing activities	(354,584)	(108,354)	(139,346)		(210,290)	(9,817)	3,623	(77,723)
Net cash provided by (used in) financing activities	141,281	(198,305)	(213,211)		(34,360)	(182,579)	(249,891)	(145,569)
Dividends paid to common stockholders	149,049	136,008	181,691		172,900	168,095	164,747	160,479
Common dividends declared per share	1.50	1.46	1.94		1.88	1.85	1.85	1.85
Common stock outstanding including exchangeable operating partnership units	104,647	94,316	97,367		94,262	92,499	90,572	90,099
Balance sheet data:
Real estate investments before accumulated depreciation	$5,173,153	$4,820,157	$4,852,106		$4,743,053	$4,385,380	$4,352,839	$4,488,794
Total assets	4,458,288	4,170,887	4,182,881	(3)	4,197,170	3,913,516	3,853,458	3,987,071
Total debt	1,627,621	2,023,652	1,864,285	(3)	2,021,357	1,854,697	1,941,891	1,982,440
Total liabilities	1,858,004	2,262,843	2,100,261	(3)	2,260,688	2,052,382	2,107,547	2,117,417
Total stockholders’ equity	2,567,145	1,879,026	2,054,109		1,906,592	1,843,354	1,730,765	1,808,355
Total noncontrolling interests	33,139	29,018	28,511		29,890	17,780	15,146	61,299

(1)	During the year ended December 31, 2014, Regency recognized a gain on remeasurement of investment in a real estate partnership of $18.3 million, which is included in Total other expense (income) and Income from operations, upon the acquisition of the remaining 50% interest in a single operating property, resulting in consolidation of the property as a business combination. The gain on remeasurement was calculated based on the difference between the carrying value and the fair value of the previously held equity interest.
(2)	On January 1, 2014, Regency prospectively adopted Financial Accounting Standards Board (which we refer to as “FASB”) Accounting Standards Update (which we refer to as “ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the requirements for reporting discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. No property disposals since adoption of this ASU qualify as discontinued operations, therefore prior period amounts were not reclassified for property sales since adoption.
(3)	Effective January 1, 2016, Regency adopted ASU 2015-03 resulting in debt issue costs at December 31, 2015, previously recognized as a deferred asset, being reclassified as a direct deduction from the carrying amount of the debt liability, net of accumulated amortization, with the exception of Line of Credit costs remaining as an asset.

SELECTED HISTORICAL FINANCIAL DATA OF EQUITY ONE

The following tables set forth selected consolidated financial information for Equity One as of and for each of the five years ended December 31, 2015, 2014, 2013, 2012 and 2011, and as of and for each of the nine-month periods ended September 30, 2016 and 2015.

The selected consolidated financial information for Equity One as of and for the years ended December 31, 2015, 2014 and 2013 was derived from the consolidated financial statements of Equity One, contained in Equity One’s Annual Report on Form 10-K filed with the SEC on February 26, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, were derived from Equity One’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus.

The selected historical financial information for each of the nine-month periods ended September 30, 2016 and 2015 was derived from Equity One’s unaudited consolidated financial statements as of and for the quarter ended September 30, 2016, contained in Equity One’s Quarterly Report on Form 10-Q for the nine-months ended September 30, 2016, filed with the SEC on November 9, 2016, which is incorporated by reference into this joint proxy statement/prospectus.

The following information should be read together with the consolidated financial statements of Equity One, the notes related thereto, and the related reports of management on the financial condition and performance of Equity One, all of which are contained in the reports of Equity One filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information.”

(In thousands, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Statement of Operations Data:
Total revenue	$280,763	$269,653	$360,153	$353,185	$332,511	$301,033	$256,243

Property operating expenses	39,013	38,767	51,373	49,332	50,292	43,996	40,967
Real estate tax expense	33,197	32,207	42,167	40,161	39,355	35,975	30,232
Depreciation and amortization expense	77,863	68,973	92,997	101,345	87,266	79,415	75,029
General and administrative expenses	26,431	26,364	36,277	41,174	39,514	42,473	50,910

Total costs and expenses	176,504	166,311	222,814	232,012	216,427	201,859	197,138

Interest expense	(36,820)	(42,043)	(55,322)	(66,427)	(70,566)	(73,139)	(68,755)
Gain on bargain purchase	—	—	—	—	—	—	30,561
Other income, net	2,979	10,297	12,693	14,809	8,495	7,828	9,476
Gain on sale of operating properties	3,693	3,952	3,952	14,029	—	—	5,542
(Loss) gain on extinguishment of debt	(14,650)	(2,563)	(7,298)	(2,750)	107	(29,146)	(1,514)
Impairment losses	(3,121)	(13,924)	(16,753)	(21,850)	(5,641)	(8,909)	(16,984)
Income tax (provision) benefit of taxable REIT subsidiaries	(1,131)	467	856	(850)	484	2,980	5,087

Income (loss) from continuing operations	$55,209	$59,528	$75,467	$58,134	$48,963	$(1,212)	$22,518

Net income (loss) attributable to Equity One, Inc.	$55,209	$52,021	$65,453	$48,897	$77,954	$(3,477)	$33,621

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.39	$0.41	$0.51	$0.37	$0.32	$(0.11)	$0.11

Net income (loss)	$0.39	$0.41	$0.51	$0.39	$0.66	$(0.04)	$0.29

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.39	$0.40	$0.51	$0.37	$0.32	$(0.11)	$0.11

Net income (loss)	$0.39	$0.40	$0.51	$0.39	$0.65	$(0.04)	$0.29

(In thousands, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Balance Sheet Data:
Income producing properties, net of accumulated depreciation	$2,936,629	$2,820,880	$2,898,539	$2,746,548	$2,798,965	$2,639,909	$2,365,859
Total assets	$3,394,911	$3,308,728	$3,375,903	$3,256,779	$3,348,460	$3,495,265	$3,218,496
Notes payable	$1,297,224	$1,276,050	$1,371,430	$1,329,914	$1,502,291	$1,578,891	$1,263,488
Total liabilities	$1,545,543	$1,528,090	$1,605,752	$1,566,170	$1,744,545	$1,868,235	$1,570,490
Redeemable noncontrolling interests	$—	$—	$—	$—	$989	$22,551	$22,804
Stockholders’ equity of Equity One, Inc.	$1,849,368	$1,574,493	$1,564,006	$1,483,420	$1,395,183	$1,396,726	$1,417,316

Other Data:
Cash flows from:
Operating activities	$157,895	$130,012	$164,765	$144,095	$132,742	$153,219	$102,626
Investing activities	$(91,577)	$(92,654)	$(179,300)	$26,462	$123,047	$(332,263)	$(44,615)
Financing activities	$(68,875)	$(47,043)	$8,419	$(168,671)	$(257,622)	$195,497	$(108,793)
GLA (square feet) at end of period	15,121	15,331	15,370	13,460	14,895	16,941	17,178
Consolidated retail occupancy excluding developments and redevelopments at end of period	95.4%	95.6%	96.0%	95.0%	92.4%	92.1%	90.7%
Dividends declared per share	$0.66	$0.66	$0.88	$0.88	$0.88	$0.88	$0.88

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Regency and Equity One after giving effect to the merger. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for by applying the acquisition method of accounting with Regency treated as the acquirer. The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2016. The unaudited pro forma condensed combined statement of operations data gives effect to the merger as if it had become effective at January 1, 2015, based on the most recent valuation data available. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (ii) the consolidated financial statements and the related notes of both Regency and Equity One contained in their respective Quarterly Reports on Form 10-Q for the period ended September 30, 2016 and in their respective Annual Reports on Form 10-K for the year ended December 31, 2015, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” and “Where You Can Find More Information.”

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of Regency. The unaudited pro forma condensed combined income statement does not give effect to any transaction or integration costs relating to the merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded subsequent to completion of the merger. The determination of the final purchase price will be based on the number of shares of Equity One common stock outstanding and the trading price of Regency’s common stock at closing.

REGENCY CENTERS CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2016 (in thousands, except per share data)

Post Merger Regency Pro Forma
Assets
Real estate investments at cost:
Land, including amounts held for future development	$4,353,838
Buildings and improvements	6,206,690
Properties in development	271,224

10,831,752
Less: accumulated depreciation	1,108,221

9,723,531
Properties held for sale	21,700
Investments in real estate partnerships	375,415

Net real estate investments	10,120,646
Cash and cash equivalents	56,170
Restricted cash	8,154
Accounts receivable, net of allowance for doubtful accounts	37,158
Straight-line rent receivable, net of reserve	67,931
Notes receivable	10,480
Deferred leasing costs, less accumulated amortization	68,455
Acquired lease intangible assets, less accumulated amortization	535,398
Trading securities held in trust, at fair value	29,280
Goodwill	—
Other assets	48,525

Total assets	$10,982,197

Liabilities and Equity
Liabilities:
Mortgage notes payable	$723,711
Unsecured senior notes payable	1,400,000
Term loans	490,000
Unsecured credit facilities	315,000

2,928,711
Unamortized debt issuance costs and premium/discount on notes payable, net	28,144

Total notes payable	2,956,855
Accounts payable and other liabilities	353,030
Acquired lease intangible liabilities, less accumulated accretion	652,616
Tenants’ security, escrow deposits and prepaid rent	48,443

Total liabilities	4,010,944
Commitments and contingencies	—
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 30,000,000 shares authorized; 13,000,000 Series 6 and 7 shares issued and outstanding at September 30, 2016, with liquidation preferences of $25 per share	325,000
Common stock, $0.01 par value per share, 104,492,738 and 169,779,418 shares issued and outstanding historical and pro forma, respectively (2)	1,698
Treasury stock at cost, 345,359 shares held historical	(16,882)
Additional paid in capital	7,776,144
Accumulated other comprehensive loss	(35,739)
Distributions in excess of net income	(1,112,107)

Total stockholders’ equity	6,938,114
Noncontrolling interests:
Exchangeable operating partnership units	(2,006)
Limited partners’ interests in consolidated partnerships	35,145

Total noncontrolling interests	33,139
Total equity	6,971,253

Total liabilities and equity	$10,982,197

REGENCY CENTERS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(in thousands, except per share data)

Post Merger Regency Pro Forma
Revenues:
Minimum rent	$557,575
Percentage rent	6,939
Recoveries from tenants and other income	165,710
Management, transaction, and other fees	19,596

Total revenues	749,820
Operating expenses:
Depreciation and amortization	243,704
Operating and maintenance	114,870
General and administrative	66,208
Real estate taxes	82,894
Other operating expenses	5,795

Total operating expenses	513,471
Other expense (income):
Interest expense, net	97,988
Provision for impairment	4,787
Early extinguishment of debt	28,593
Net investment (income) loss	(2,138)
Loss on derivative instruments	40,586

Total other expense	169,816

Income (loss) from operations before equity in income of investments in real estate partnerships	66,533
Equity in income of investments in real estate partnerships	48,065
Income tax expense (benefit) of taxable REIT subsidiary	656

Income from operations	113,942
Gain on sale of real estate, net of tax	26,690

Net income	140,632
Noncontrolling interests:
Exchangeable operating partnership units	(147)
Limited partners’ interests in consolidated partnerships	(1,380)

Income attributable to noncontrolling interests	(1,527)

Net income attributable to the Company	139,105
Preferred stock dividends	(15,797)

Net income attributable to common stockholders	$123,308

Income per common share—basic	$0.75
Income per common share—diluted	$0.75
Weighted average shares—basic	164,926

Weighted average shares—diluted	165,414

REGENCY CENTERS CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2015 (in thousands, except per share data)

Post Merger Regency Pro Forma
Revenues:
Minimum rent	$719,460
Percentage rent	9,085
Recoveries from tenants and other income	206,032
Management, transaction, and other fees	27,440

Total revenues	962,017
Operating expenses:
Depreciation and amortization	345,039
Operating and maintenance	143,078
General and administrative	90,633
Real estate taxes	104,022
Other operating expenses	7,836

Total operating expenses	690,608
Other expense (income):
Interest expense, net	146,940
Provision for impairment	16,753
Early extinguishment of debt	15,537
Net investment (income) loss	(6,825)
Loss on derivative instruments	—

Total other expense	(172,405)

Income (loss) from operations before equity in income of investments in real estate partnerships	99,004
Equity in income of investments in real estate partnerships	28,119
Income tax expense (benefit) of taxable REIT subsidiary	(942)

Income from operations	128,065
Gain on sale of real estate, net of tax	39,558

Net income	167,623
Noncontrolling interests:
Exchangeable operating partnership units	(185)
Limited partners’ interests in consolidated partnerships	(12,261)

Income attributable to noncontrolling interests	(12,446)

Net income attributable to the Company	155,177
Preferred stock dividends	(21,062)

Net income attributable to common stockholders	$134,115

Income per common share—basic	$0.84
Income per common share—diluted	$0.84
Weighted average shares—basic	159,678

Weighted average shares—diluted	160,143

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth, for the nine months ended September 30, 2016 and the year ended December 31, 2015, selected per share information for Regency common stock on a historical and pro forma combined basis and for Equity One common stock on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of Regency and Equity One contained in their respective Quarterly Reports on Form 10-Q for the period ended September 30, 2016 and Annual Reports on Form 10-K for the year ended December 31, 2015, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

The Regency pro forma combined earnings per share were calculated using the methodology as described above under the heading “Unaudited Pro Forma Condensed Combined Financial Information Giving Effect to the Merger,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2016. The unaudited pro forma condensed combined statements of operations data gives effect to the merger as if it had become effective at January 1, 2015, based on the most recent valuation data available. The Equity One pro forma equivalent per common share amounts were calculated by multiplying the Regency pro forma combined per share amounts by the exchange ratio of 0.45. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Regency that actually would have occurred had the merger been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of the Regency.

	Regency						Equity One
	Historical		Pro Forma for Merger				Historical		Pro Forma for Merger
	Nine Months Ended September 30, 2016	Year Ended December 31, 2015	Nine Months Ended September 30, 2016		Year Ended December 31, 2015		Nine Months Ended September 30, 2016	Year Ended December 31, 2015	Nine Months Ended September 30, 2016		Year Ended December 31, 2015
Basic earnings per share	$0.88	$1.37	$0.75		$0.84		$0.39	$0.51	$0.34		$0.38
Diluted earnings per share	$0.88	$1.36	$0.75		$0.84		$0.39	$0.51	$0.34		$0.38
Cash dividends declared per share	$1.50	$1.94	$1.50	(1)	$1.94	(1)	$0.66	$0.88	$0.68	(2)	$0.87	(2)
Book value per share (period end)	$24.57	—	$42.07		—		$12.78	—	$18.93		—

(1)	Dividends are declared and paid at the discretion of the Regency board of directors. The Regency board of directors may change Regency’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.
(2)	Dividends are declared and paid at the discretion of the Equity One board of directors. The Equity One board of directors may change Equity One’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Regency and Equity One because these risks will also affect Regency, as the combined company, following completion of the transactions. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 of Regency and Equity One, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Risks Relating to the Merger

The merger may not be completed on the terms or timeline currently contemplated, or at all.

The completion of the merger is subject to certain conditions, including: (1) approval by Regency stockholders and Equity One stockholders; (2) approval for listing on the NYSE of Regency common stock to be issued in connection with the merger; (3) the Securities and Exchange Commission (which we refer to as the “SEC”) having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceeding seeking a stop order; (4) no injunction or law prohibiting the merger; (5) accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications; (6) material compliance with each party’s covenants; and (7) receipt by each of Regency and Equity One of an opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and of an opinion that each of Regency and Equity One qualify as a REIT under the Code. Regency and Equity One cannot provide assurances that the merger will be consummated on the terms or timeline currently contemplated, or at all.

The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Regency or Equity One.

At the effective time of the merger, each share of Equity One common stock (other than any shares owned directly by Regency or Equity One and in each case not held on behalf of third parties) outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.45 of a newly issued share of Regency common stock, with cash paid in lieu of fractional shares. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Regency common stock or Equity One common stock. Changes in the price of Regency common stock prior to the merger will affect the market value of the merger consideration that Equity One stockholders will receive on the closing of the merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Regency and Equity One), including the following factors:

•	changes in the respective businesses, operations, assets, liabilities and prospects of either company;

•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Regency common stock and Equity One common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Regency and Equity One operate; and

•	other factors beyond the control of Regency or Equity One, including those described under this “Risk Factors” heading.

The price of Regency common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Regency and Equity One. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. Because the merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Regency common stock that Equity One stockholders will receive upon completion of the merger. You should consider the following two risks:

•	if the price of Regency common stock increases between the date the merger agreement was signed or the date of the Equity One special meeting and the closing of the merger, Equity One stockholders will receive shares of Regency common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Regency special meeting, respectively; and

•	if the price of Regency common stock declines between the date the merger agreement was signed or the date of the Equity One special meeting and the closing of the merger, including for any of the reasons described above, Equity One stockholders will receive shares of Regency common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the Equity One special meeting, respectively.

Therefore, since the number of shares of Regency common stock to be issued per share of Equity One common stock is fixed, Equity One stockholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.

Regency and Equity One stockholders may be diluted by the merger.

The merger may dilute the ownership position of Regency stockholders and result in Equity One stockholders having an ownership stake in Regency that is smaller than their current stake in Equity One. Upon completion of the merger, legacy Regency stockholders will own approximately 62% of the issued and outstanding shares of Regency common stock, and legacy Equity One stockholders will own approximately 38% of the issued and outstanding shares of Regency common stock. Consequently, Regency stockholders and Equity One stockholders may have less influence over the management and policies of Regency after the effective time of the merger than they currently exercise over the management and policies of Regency and Equity One, respectively.

Failure to complete the merger could adversely affect the stock prices and the future business and financial results of Regency and Equity One.

If the merger is not completed, the ongoing businesses of Regency or Equity One may be adversely affected and Regency and Equity One will be subject to numerous risks, including the following:

•	upon termination of the merger agreement under specified circumstances, Equity One may be required to pay Regency a termination fee of $150 million and Regency may be required to pay Equity One a termination fee of $240 million;

•	if the merger agreement is terminated because of a failure by Equity One’s stockholders to approve the Equity One merger proposal, Equity One will be required to reimburse Regency for transaction expenses subject to a cap of $45 million;

•	if the merger agreement is terminated because of a failure by Regency’s stockholders to approve the Regency merger proposal, the Regency articles amendment proposal or the Regency increase in board size proposal, Regency will be required to reimburse Equity One for transaction expenses subject to a cap of $45 million;

•	each of Regency and Equity One having to pay substantial costs relating to the merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration preparation costs that have already been incurred or will continue to be incurred until the closing of the merger;

•	the management of each of Regency and Equity One focusing on the merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the merger completed; and

•	reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, Regency and Equity One cannot assure their stockholders that these risks will not materialize or will not materially affect the business, financial results and stock prices of Regency or Equity One.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Regency or Equity One or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of Regency and Equity One to initiate, solicit, propose, knowingly encourage or facilitate competing third-party proposals to effect, among other things, a merger, reorganization, share exchange, consolidation or the sale of 15% or more of the stock or consolidated net revenues, net income or total assets of Regency or Equity One. In addition, either Regency or Equity One generally has an opportunity to offer to modify the terms of the merger agreement in response to any competing “superior proposal” (as defined in “The Merger Agreement—No Solicitation”) that may be made to the other party before the boards of directors of Regency or Equity One, as the case may be, may withdraw or modify its recommendation in response to such superior proposal or terminate the merger agreement to enter into such superior proposal. In some circumstances, one of the parties will be required to pay a substantial termination fee to the other party. For more information, see “The Merger Agreement—Termination of the Merger Agreement.”

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Regency or Equity One from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

The pendency of the merger could adversely affect the business and operations of Regency and Equity One.

In connection with the pending merger, some tenants or vendors of each of Regency and Equity One may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Regency and Equity One, regardless of whether the merger is completed. Similarly, current and prospective employees of Regency and Equity One may experience uncertainty about their future roles with Regency following the merger, which may materially adversely affect the ability of each of Regency and Equity One to attract and retain key personnel during the pendency of the merger. In addition, due to interim operating covenants in the merger agreement, each of Regency and Equity One may be unable (without the other party’s prior written consent), during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The directors and executive officers of Equity One have interests in seeing the merger completed that may be different from, or in addition to, those of the other Equity One stockholders.

The directors and executive officers of Equity One have interests in the merger that may be different from, or in addition to, those of other Equity One stockholders. As described in more detail below, these interests include:

•	the cash out of Equity One stock options and the vesting of Equity One restricted stock awards and Equity One LTIP awards upon the effective time of the merger (or, for Mr. Brown, upon certain types of terminations of employment that occur following the effective time of the merger), as described in more detail in the section entitled “The Merger—Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger”;

•	the receipt of certain payments and benefits under the executive employment agreements, between Equity One and each of Messrs. Lukes, Ostrower, Makinen, Brown and Kitlowski, upon the effective time of the merger and/or upon certain types of terminations of employment that occur following the effective time of the merger, as described in more detail in the section entitled “The Merger—Interests of Equity One Directors and Executive Officers in the Merger”;

•	the entitlement to indemnification benefits in favor of Equity One directors and executive officers, as described in more detail in the sections entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” and “Comparison of Rights of Regency Stockholders and Equity One Stockholders—Liability and Indemnification of and Officers and Directors”;

•	the fact that in connection with the closing of the merger, Regency is required to appoint to the Regency board of directors Mr. Chaim Katzman, who is the current Chairman of Equity One, and two other Equity One independent directors reasonably acceptable to the Regency board of directors, as described in more detail in the sections entitled “The Merger Agreement—Directors and Officers” and “Agreements with the Gazit Parties—Governance Agreement”; and

•	the fact that two Equity One directors also serve as directors of Gazit and have material financial interests in Gazit, which, together with the rest of the Gazit Parties, is the largest stockholder of Equity One and entered into the voting agreement and the governance agreement with Regency in connection with the merger as described in the sections entitled “Agreements with the Gazit Parties—Voting Agreement” and “Agreements with the Gazit Parties—Governance Agreement.”

The Gazit Parties are significant stockholders in Equity One and have interests that may be different from, or in addition to, Equity One’s other stockholders.

The Gazit Parties are significant stockholders in Equity One and will receive the same merger consideration as other Equity One stockholders. In addition, in connection with the merger, the Gazit Parties entered into the governance agreement, which grants them certain rights, including, among other things, the right to nominate Mr. Katzman, or another person reasonably acceptable to the Regency board of directors to the Regency board of directors following the merger in specified circumstances and with specified information and registration rights. The governance agreement also provides that for so long as Mr. Katzman is a member of the Regency board of directors, he will be Regency’s non-executive Vice Chairman and member of the investment committee. Therefore, the Gazit Parties have interests that may be differ from, or in addition to, the interests of Equity One’s other stockholders. Given Gazit Parties’ significant ownership in Equity One and the voting agreement described elsewhere in this joint proxy statement/prospectus, they may have significant influence on the Equity One merger proposal.

Risks Relating to Regency after Completion of the Merger

Regency expects to incur substantial expenses related to the merger.

Regency expects to incur substantial expenses in completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Regency and Equity One. There are a large number of systems that must be integrated in the merger, including leasing, billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While Regency and Equity One have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses.

Following the merger, Regency may be unable to integrate the business of Equity One successfully or realize the anticipated synergies and related benefits of the merger or do so within the anticipated time frame.

The merger involves the combination of two companies which currently operate as independent public companies. Regency will be required to devote significant management attention and resources to integrating the business practices and operations of Equity One. Potential difficulties Regency may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Regency and Equity One in a manner that permits Regency to achieve the cost savings anticipated to result from the merger, which would result in some anticipated benefits of the merger not being realized in the time frame currently anticipated, or at all;

•	the inability to successfully realize the anticipated value from some of Equity One’s assets, particularly from the redevelopment projects;

•	lost sales and tenants as a result of certain tenants of either of Regency or Equity One deciding not to continue to do business with Regency;

•	the complexities associated with integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, markets, strategies and customer bases;

•	the failure by Regency to retain key employees of either of the two companies;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Regency’s management, the disruption of Regency’s ongoing business or inconsistencies in Regency’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of Regency to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of Regency.

Following the merger, Regency may be unable to retain key employees.

The success of Regency after the merger will depend in part upon its ability to retain key Regency and Equity One employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Regency following the merger. Accordingly, no assurance can be given that Regency, Equity One or, following the merger, Regency will be able to retain key employees to the same extent as in the past.

The future operating results of Regency will suffer if Regency does not effectively manage its operations following the merger.

Following the merger, Regency may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Regency will depend, in part, upon the ability of Regency to manage its expansion opportunities, which may pose substantial challenges for Regency to integrate new operations into its existing business in an efficient and timely manner, and to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. Regency cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of Regency common stock following the merger may be affected by factors different from those affecting the price of shares of Regency common stock or Equity One common stock before the merger.

If the merger is completed, legacy Regency stockholders will become holders of approximately 62% of the outstanding shares of Regency common stock and legacy Equity One stockholders will become holders of approximately 38% of the outstanding shares of Equity One common stock. The results of operations of Regency and the trading price of Regency common stock after the merger may be affected by factors different from those currently affecting Regency’s or Equity One’s results of operations and the trading prices of Regency common stock and Equity One common stock. For example, some institutional investors which currently own both Equity One and Regency common stock may elect to decrease their ownership in the merged company by selling Regency common stock. Accordingly, the historical trading prices and financial results of Regency and Equity One may not be indicative of these matters for Regency after the merger.

The historical and unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Regency’s results after the merger.

The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of Regency after the merger. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Equity One’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Equity One as of the date of the completion of the merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the merger that Regency and Equity One believe are reasonable under the circumstances. Regency and Equity One cannot assure you that the assumptions will prove to be accurate over time.

Following the merger, Regency will have a substantial amount of indebtedness and may need to incur more in the future.

Regency has substantial indebtedness and, in connection with the merger, will incur additional indebtedness. The incurrence of new indebtedness could have adverse consequences on Regency’s business following the merger, such as:

•	requiring Regency to use a substantial portion of its cash flow from operations to service its indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects, and other general corporate purposes and reduce cash for distributions;

•	limiting Regency’s ability to obtain additional financing to fund Regency’s working capital needs, acquisitions, capital expenditures, or other debt service requirements or for other purposes;

•	increasing the costs to Regency of incurring additional debt;

•	increasing Regency’s exposure to floating interest rates;

•	limiting Regency’s ability to compete with other companies that are not as highly leveraged, as Regency may be less capable of responding to adverse economic and industry conditions;

•	restricting Regency from making strategic acquisitions, developing properties, or exploiting business opportunities;

•	restricting the way in which Regency conducts its business because of financial and operating covenants in the agreements governing Regency’s existing and future indebtedness;

•	exposing Regency to potential events of default (if not cured or waived) under covenants contained in Regency’s debt instruments that could have a material adverse effect on Regency’s business, financial condition, and operating results;

•	increasing Regency’s vulnerability to a downturn in general economic conditions; and

•	limiting Regency’s ability to react to changing market conditions in its industry.

The impact of any of these potential adverse consequences could have a material adverse effect on Regency’s results of operations, financial condition, and liquidity.

At the effective time of the merger, the Gazit Parties will become significant stockholders of Regency and may have interests that are different from, or are in addition to, Regency or other Regency stockholders in the future.

At the effective time of the merger, the Gazit Parties will own approximately 13% of outstanding shares of Regency common stock, based on their ownership of approximately 34% of the Equity One common stock as of November 14, 2016. This concentration of ownership in one group of stockholders could potentially be disadvantageous to the interests of other Regency stockholders. For example, if the Gazit Parties were to sell or otherwise transfer all or a large percentage of their holdings, Regency’s stock price could decline, and Regency could find it difficult to raise capital, if needed, through the sale of additional equity securities.

Under the governance agreement, Regency is required to nominate Mr. Katzman to the Regency board of directors and solicit votes for his election for so long as the Gazit Parties beneficially own 7% or more of the Regency common stock outstanding as of immediately after the effective time of the merger. The governance agreement also provides that in the event of Mr. Katzman’s death, disability, resignation or removal, or failure of Mr. Katzman to be re-elected, the Gazit Parties will have the right to designate another person to be appointed to the Regency board of directors, which person must be reasonably acceptable to the Regency board of directors.

The Gazit Parties have interests that may be different from, or in addition to, the interests of other Regency stockholders in material respects. For example, the Gazit Parties may have an interest in directly or indirectly pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their other equity investments, even though such transactions might involve risks to Regency. The Gazit Parties may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with Regency’s business. They may also pursue acquisition opportunities that may be complementary to Regency’s business, and, as a result, those acquisition opportunities may not be available to Regency. For more information, see “Agreements with the Gazit Parties—Governance Agreement.”

Counterparties to certain agreements with Regency or Equity One may exercise contractual rights under such agreements in connection with the merger.

Regency and Equity One are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements. Under some such agreements, for example certain debt obligations, the merger may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the merger. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

Risks Relating to the Status of Regency and Equity One as REITs

Regency may incur adverse tax consequences if Equity One has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

It is a condition to the obligation of Regency to complete the merger that Equity One receive an opinion of counsel, on which Regency may rely, to the effect that, at all times since Equity One’s taxable year ended December 31, 1995 and through the closing date, Equity One has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Equity One to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. The opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by Equity One, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the Internal Revenue Service (which we refer to as the “IRS”) or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If Equity One has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, Regency generally would succeed to and may incur significant tax liabilities and Regency could possibly fail to qualify as a REIT. In addition, if Equity One has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, for the five-year period following the effective time of the merger, upon a taxable disposition of any of Equity One’s assets, Regency generally would be subject to corporate level tax with respect to any gain in such asset at the time of the merger.

REITs are subject to a range of complex organizational and operational requirements.

As REITs, each of Regency and Equity One must distribute to its stockholders with respect to each taxable year at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), without regard to the deduction for dividends paid and excluding net capital gain. A REIT must also meet certain requirements with respect to the nature of its income and assets and the ownership of its stock. For any taxable year that Regency or Equity One fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income, and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, Regency or Equity One, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, Regency or Equity One, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification, and dispositions of assets within five years after requalifying as a REIT could give rise to gain that would be subject to corporate income tax. If Regency or Equity One failed to qualify as a REIT, the market price of Regency common stock may decline, and Regency may need to reduce substantially the amount of distributions to its stockholders because of its potentially increased tax liability.

The tax on prohibited transactions will limit Regency’s ability to engage in certain transactions which would be treated as prohibited transactions for U.S. federal income tax purposes.

Net income that Regency derives from a prohibited transaction will be subject to a 100% tax rate. The term “prohibited transaction” generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of Regency’s trade or business. Regency might be subject to this tax if it were to dispose of its property, including historic Equity One properties, in a manner that was treated as a prohibited transaction for U.S. federal income tax purposes.

Risks Relating to an Investment in Regency Common Stock Following the Merger

The market price of Regency common stock may decline as a result of the merger.

The market price of Regency common stock may decline as a result of the merger if Regency does not achieve the perceived benefits of the merger or the effect of the merger on Regency’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the merger, Regency stockholders and Equity One stockholders will own interests in Regency, which will operate an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Regency and Equity One may not wish to continue to invest in Regency as the combined company, or for other reasons may wish to dispose of some or all of their shares of Regency common stock. If, following the effective time of the merger, large amounts of Regency common stock are sold, the price of Regency common stock could decline.

After the merger is completed, Equity One stockholders who receive shares of Regency common stock in connection with the merger will have different rights that may be less favorable than their current rights as Equity One stockholders.

After the effective time of the merger, Equity One stockholders who receive shares of Regency common stock in connection with the merger will have different rights, which may be less favorable than their current rights as Equity One stockholders. For more information, see “Comparison of Rights of Regency Stockholders and Equity One Stockholders.”

Following the merger, Regency may not continue to pay dividends at or above the rate currently paid by Regency or Equity One.

Following the merger, the stockholders of Regency may not receive dividends at the same rate that they did as stockholders of Regency or Equity One prior to the merger for various reasons, including the following:

•	Regency may not have enough cash to pay such dividends due to changes in Regency’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Regency board of directors, which reserves the right to change Regency’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

•	the amount of dividends that Regency’s subsidiaries may distribute to Regency may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Regency will have no contractual or other legal right to dividends that have not been declared by the Regency board of directors.

Other Risks

The risks listed above are not exhaustive, and you should be aware that, following the merger, Regency will face various other risks, including those discussed in reports filed by Regency and Equity One with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Regency and Equity One operate and beliefs of and assumptions made by Regency’s management and Equity One’s management, involve uncertainties that could significantly affect the financial or operating results of Regency or Equity One. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving Regency and Equity One, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to creating value for stockholders, benefits of the proposed transactions to tenants, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transactions—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” as well as the following:

•	risks associated with the ability to consummate the merger;

•	risks associated with the fixed exchange ratio;

•	risks associated with the dilution of Regency and Equity One stockholders in the merger;

•	risks associated with the failure to consummate the merger;

•	risks associated with provisions in the merger agreement that could discourage a potential competing acquirer of either Regency or Equity One;

•	risks associated with the pendency of the merger adversely affecting the business of Regency and Equity One;

•	risks associated with the different interests in the merger of certain directors and executive officers of Regency and Equity One;

•	risks associated with the different interests in the merger of certain significant stockholders of Equity One;

•	risks associated with the ability of Regency and Equity One to terminate the merger agreement if the merger is not consummated by an outside date;

•	risks associated with the failure of the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	risks relating to the incurrence of substantial expenses in the merger;

•	risks relating to the failure to integrate the businesses of Regency and Equity One;

•	risks relating to the inability of Regency to retain key employees after the merger;

•	risks relating to the ability of Regency to effectively manage its expanded operations following the merger;

•	risks relating to the trading price of Regency common stock following the merger;

•	risks relating to the size of the Gazit Parties’ investment in Regency following the merger;

•	risks relating to the Gazit Parties’ ability to influence the Regency board of directors;

•	risks relating to certain contractual rights of counterparties to agreements with Regency or Equity One;

•	risks relating to the failure of Regency, Equity One or the combined company to qualify as a REIT;

•	risks relating to a decline in the market price of Regency common stock as a result of the merger;

•	risks relating to a difference in rights of stockholders at Regency and Equity One;

•	risks relating to the ability of Regency to pay dividends following the merger;

•	risks relating to Regency’s indebtedness after the merger;

•	risks relating to the use of pro forma financial information; and

•	those additional risks and factors discussed in reports filed with the SEC by Regency and Equity One from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Neither Regency nor Equity One undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

INFORMATION ABOUT THE COMPANIES

Regency Centers Corporation

Regency, a Florida corporation, is a self-administered and self-managed REIT for U.S. federal income tax purposes. As of September 30, 2016, Regency owned direct or partial interests in 307 shopping centers, the majority of which are grocery-anchored community and neighborhood centers. Regency’s centers are located in the top markets of 25 states and the District of Columbia, and contain approximately 38 million square feet of gross leasable area. All of Regency’s operating, investing, and financing activities are performed through Regency Centers, L.P. and its wholly owned subsidiaries and its investment partnerships. As of September 30, 2016, Regency owned approximately 99.9% of the general and limited common partnership units in the Regency operating partnership and the remaining limited common partnership units were owned by investors.

As a result of the merger, Regency’s portfolio is expected to include 429 properties encompassing more than 57 million square feet of gross leasable area, located primarily in high-density in-fill and affluent trade regions, including co-investment partnerships. Following the completion of the merger, Regency will contribute all of the Equity One properties and other assets to the Regency operating partnership and continue to operate substantially all of its business through the Regency operating partnership.

The principal executive offices of Regency are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and its telephone number is (904) 598-7000.

Regency common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”), trading under the symbol “REG.”

Additional information about Regency and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

Equity One, Inc.

Equity One, a Maryland corporation, is a self-administered and self-managed REIT for U.S. federal income tax purposes. Equity One owns, manages, acquires, develops and redevelops shopping centers and retail properties located primarily in supply constrained suburban and urban communities. As of September 30, 2016, Equity One’s portfolio comprised 122 properties, including 98 retail properties and five non-retail properties totaling approximately 12.3 million square feet of gross leasable area, 13 development or redevelopment properties with approximately 2.8 million square feet of gross leasable area, and six land parcels. Additionally, Equity One had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of gross leasable area.

The principal executive offices of Equity One are located at 410 Park Avenue, Suite 1220, New York, New York 10022, and its telephone number is (212) 796-1760.

Equity One common stock is listed on the NYSE, trading under the symbol “EQY.”

Additional information about Equity One and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement by and between Regency and Equity One. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Background of the Merger

The Regency board of directors and management team periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of Regency’s long-term business plans and operating strategies in light of industry, regulatory and economic trends and developments.

The Equity One board of directors periodically has reviewed and assessed the performance, business, strategic direction and prospects of Equity One in light of the business, industry, economic and regulatory environment, as well as developments in the shopping center REIT sector, including potential strategic alternatives for Equity One. Gazit has also from time to time considered various potential options and engaged in preliminary discussions with third parties with respect to a potential cash acquisition of Equity One involving a range of potential ownership structures, but no proposals to Equity One were made in connection therewith.

During 2015, following a significant level of acquisition activity in the REIT industry, Chaim Katzman, Chairman of the Equity One board of directors and Chairman of the Gazit board of directors, and David Lukes, Chief Executive Officer and director of Equity One, initiated preliminary discussions with representatives of three large institutional investors (which we refer to as Parties A, B and C) regarding a potential cash acquisition of Equity One involving a range of potential ownership structures. Each of Parties A, B and C entered into a nondisclosure agreement with Equity One, but none of these institutional investors nor Gazit made any proposal to Equity One. During this period, Mr. Katzman and Mr. Lukes informed Neil Flanzraich, lead director of Equity One, and other Equity One directors of these discussions.

In the ordinary course of J.P. Morgan’s investment banking coverage efforts, J.P. Morgan employees (including deal team members who were engaged by Regency in connection with the merger) have met from time to time with representatives of Equity One to discuss a wide range of strategic and financing options, including that, in the summer of 2015, at the request of management of Equity One, J.P. Morgan assisted Equity One management in evaluating various aspects of hypothetical going private transactions. J.P. Morgan was not aware of any specific preliminary discussions described in the preceding paragraph or the identities of any potential counterparties involved in such discussions. J.P. Morgan was not engaged by Equity One to explore any such options and no proposals involving Regency were discussed nor did J.P. Morgan receive any compensation from Equity One for any of the foregoing coverage efforts.

During 2015 and thereafter from time to time, Mr. Katzman had preliminary discussions with representatives of a real estate company (which we refer to as Party D) that from time to time advises a large institutional investor regarding a potential cash acquisition of Equity One involving a range of potential ownership structures, with Mr. Lukes participating in certain of these discussions in 2016. Neither Party D nor the large institutional investor from time to time advised by Party D entered into a nondisclosure agreement with, or made any proposal to, Equity One. Mr. Katzman and Mr. Lukes informed Mr. Flanzraich and other Equity One directors of these discussions.

In the ordinary course of Barclays’ investment banking coverage efforts, Barclays employees (including deal team members who were engaged by Equity One in connection with the merger) have met from time to time with representatives of Regency to discuss a wide range of strategic and financing options, including potential business combination transactions involving a number of industry participants, including Equity One. These discussions were hypothetical, preliminary and based solely on publicly available information, and Barclays was not engaged by Regency to explore any such options and no proposals involving Equity One were discussed.

Prior to 2016, Mr. Katzman and Martin E. (“Hap”) Stein, Jr., Chairman and Chief Executive Officer of Regency, became acquainted at industry events and would from time to time speak regarding the shopping center REIT industry and other topics, but no proposals involving Equity One or a combination between Regency and Equity One were discussed.

In the first half of 2016, representatives of Barclays from time to time indicated to Mr. Katzman that Regency might be interested in discussing a potential business combination involving Equity One and the rationale for such a transaction, although no proposal had been made by Regency at that time.

On June 8, 2016, Mr. Stein called Mr. Katzman to discuss whether Equity One and Gazit would be interested in exploring a possible strategic transaction with Regency. Mr. Stein and Mr. Katzman shared their positive views on the two companies and their respective portfolios, and Mr. Stein identified possible options for a potential strategic transaction, but no specific proposal was made by Regency at this time. While it was the sense of Mr. Stein and Mr. Katzman that continuing a dialogue regarding a potential transaction involving the two companies could be worthwhile, Mr. Katzman indicated that Regency would need to provide more information before any potential transaction could be evaluated by the Equity One board of directors. Following this discussion, Mr. Katzman informed Mr. Flanzraich, Mr. Lukes and other Equity One directors of this conversation. Thereafter, Mr. Katzman kept Mr. Flanzraich, Mr. Lukes and other Equity One directors updated on a regular basis of interactions with Regency and related actions. Mr. Katzman also informed representatives of Barclays of his discussion with Mr. Stein. Also following this discussion, Mr. Stein informed John C. Schweitzer, lead director of Regency, and other Regency directors of the discussions with Mr. Katzman.

On June 23, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management and representatives of J.P. Morgan and Wachtell, Lipton, Rosen & Katz, Regency’s legal advisor (which we refer to as “Wachtell Lipton”). Mr. Stein and the other members of Regency management described to the board the possibility of a strategic transaction involving Equity One and the objectives and rationale in pursuing a transaction with Equity One at this time. Regency management also described to the board possible options and structural alternatives for a transaction and summarized Equity One’s asset portfolio and potential synergies that could result from the potential transaction. Representatives of J.P. Morgan discussed with the board the strategic, financial, timing and governance considerations of the potential transaction and reviewed possible options and structural alternatives for a transaction. Representatives of Wachtell Lipton discussed with the board the legal considerations regarding the potential transaction and possible next steps should the board authorize Regency management to proceed with exploring the potential transaction. Following discussion, the Regency board of directors authorized and directed Regency management to discuss with representatives of Equity One the terms of a possible transaction based on the parameters discussed at the meeting, including a premium of 10% or greater to Equity One’s stock price if justified by due diligence and financial metrics, acceptable tax treatment and board representation.

On June 28, 2016, Mr. Katzman and Mr. Stein had a meeting to further discuss a possible strategic transaction. During this meeting, Mr. Stein expressed that Regency would be interested in exploring a strategic transaction with Equity One, including a stock-for-stock business combination transaction with Equity One, and discussed possible options and structural alternatives for a potential strategic transaction. Mr. Stein suggested that the combination would create a “must own” shopping center REIT. Mr. Stein indicated that a transaction would involve the acquisition of control of Equity One by Regency at an approximate 10% premium to Equity One’s current stock price. Mr. Stein and Mr. Katzman also discussed the possibility of Equity One directors, including Mr. Katzman, as a Gazit representative, joining the Regency board of directors in connection with a possible transaction. Mr. Katzman indicated that the Equity One board would evaluate a proposal on the basis of the premium to net asset value implied by a specific exchange ratio, rather than simply a premium to stock price, in order to determine whether it was worthwhile to explore a potential transaction, and that it was otherwise premature to discuss other transaction details. At the conclusion of the meeting, Mr. Stein indicated that he would consider this matter further. Following the meeting, Mr. Stein informed the Regency board of directors, J.P. Morgan and Wachtell Lipton of the discussions with Mr. Katzman. Also following the meeting, Mr. Katzman informed Mr. Flanzraich, Mr. Lukes and other Equity One directors of the discussions with Mr. Stein.

On July 8, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management. During this meeting, among other things, Mr. Stein updated the board on the discussions that had occurred with Mr. Katzman and Barclays since the prior board meeting. Mr. Stein informed the board that he believed Equity One could be willing to consider a 100% stock-for-stock merger of Equity One and Regency, but at a higher exchange ratio than the 10% premium to Equity One’s stock price that Regency management had preliminarily discussed with the Regency board of directors. In addition, Mr. Stein informed the board that he and Mr. Katzman discussed the possibility of Equity One directors, including Mr. Katzman, as a Gazit representative, joining the Regency board of directors in connection with a possible transaction. Mr. Stein also noted that he communicated to Mr. Katzman and Barclays that further discussions should also involve the sharing of information by the respective companies. Following discussion regarding these topics, the consensus of the Regency directors was that Mr. Stein should continue to pursue a transaction with Equity One but that a transaction must make economic and strategic sense and that Mr. Stein should report to the board if there were any material developments.

Over the course of the summer of 2016, on behalf of Equity One and Regency, respectively, representatives of Barclays and J.P. Morgan, discussed from time to time various financial and structural options and considerations regarding a potential combination between Regency and Equity One. Mr. Stein directly participated in certain of these discussions.

On July 29, 2016, the Regency board of directors held a regular meeting, during which Mr. Stein provided an update on the discussions between J.P. Morgan and Barclays regarding a possible transaction. Mr. Stein reported that he continued to believe that Equity One could be willing to consider a 100% stock-for-stock merger of Equity One and Regency. Mr. Stein described to the board the possible next steps that Regency management and advisors could undertake to ascertain whether a transaction would make economic and strategic sense for Regency and Equity One, including additional financial analysis and further discussions with Equity One. Mr. Stein also indicated that depending on the results of the additional financial analysis and discussions with Equity One and Equity One’s perceived willingness to explore a transaction, Regency management would recommend to the board a possible proposal that could be made to Equity One if the board decided that such transaction would be in the best interests of Regency and its stockholders. Following discussion regarding these topics, the Regency board of directors authorized Mr. Stein and the rest of management and advisors to proceed with the next steps as discussed during the meeting.

On August 19, 2016, at J.P. Morgan’s request, Mr. Katzman met with a representative of J.P. Morgan, on behalf of Regency. During this meeting, the representative of J.P. Morgan indicated that Regency continued to be interested in exploring a stock-for-stock business combination transaction with Equity One, although no proposal was made. Mr. Katzman and the J.P. Morgan representative discussed the potential strategic rationale for combining the two companies and potential synergies. During this conversation, Mr. Katzman noted that he did not believe any such potential transaction would warrant evaluation by Equity One’s board of directors unless it reflected a compelling valuation. Following the meeting, the J.P. Morgan representative provided the details of the discussion to Mr. Stein and Mr. Stein provided the details of the discussion to the Regency board of directors. Also following the meeting, Mr. Katzman informed Mr. Flanzraich, Mr. Lukes and other Equity One directors of the discussion.

On August 23, 2016, Mr. Stein and Mr. Katzman spoke by telephone and discussed the potential strategic rationale for combining the two companies as well as the obligations and restrictions with respect to Gazit’s ownership in the combined company following closing being considered by Regency (including transfer restrictions and standstill and voting obligations). Mr. Stein and Mr. Katzman also discussed potential board representation. Mr. Stein and Mr. Katzman acknowledged that a transaction would need to be beneficial for both of Equity One’s and Regency’s stockholders from a valuation perspective and that a combination could create greater value for both companies than on a standalone basis. Mr. Stein and Mr. Katzman agreed to meet in person on September 8, 2016 to continue discussing the strategic considerations of a potential transaction.

On September 1, 2016, at the direction of Mr. Katzman, who had consulted with other Equity One board members regarding this matter, representatives of Barclays contacted a publicly traded REIT referred to as Party E, which was believed to be a party which could be interested in a potential transaction with Equity One and which had assets of a type and quality similar to Equity One, to determine Party E’s potential interest in such a transaction. Party E indicated that it was not interested in such a transaction at that time.

On September 8, 2016, Mr. Stein met with Mr. Katzman to further discuss a potential stock-for-stock business combination transaction between Regency and Equity One. Mr. Stein and Mr. Katzman discussed the rationale for a possible transaction, the potential go-forward strategy of the combined company and general valuation considerations, including how the market would view a transaction and the potential performance of the combined company in the long term, as well as potential board representation. Mr. Katzman indicated during the meeting that he did not believe the exchange ratio implied by the 10% premium previously communicated to Mr. Katzman was sufficiently attractive to warrant exploration by Equity One’s board of directors, but indicated that if Regency submitted a specific proposal, including an exchange ratio, then the Equity One board would consider it. Mr. Stein also indicated that Regency would require certain agreements from Gazit, including a commitment from Gazit to support the potential transaction and certain standstill obligations and transfer restrictions. Mr. Katzman responded that if Equity One determined to explore such a transaction, then these matters would need to be negotiated at the appropriate time in a manner acceptable to Gazit’s board of directors in order for Gazit to commit to support a transaction with Regency. Following the meeting, Mr. Stein provided the details of the discussion to the Regency board of directors. Also following the meeting, Mr. Katzman informed Mr. Flanzraich, Mr. Lukes and other Equity One directors of the discussion.

On September 16, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management and representatives of J.P. Morgan and Wachtell Lipton. Mr. Stein updated the board on discussions that occurred with representatives of Equity One and Barclays since the last board meeting, noting that he continued to believe that Equity One could be willing to consider a potential 100% stock-for-stock merger transaction and that he believed that a minimum exchange ratio of 0.44 of a share of Regency common stock for each share of Equity One common stock would need to be proposed to warrant exploration by Equity One’s board of directors. Mr. Stein indicated that a 0.44 exchange ratio would result in pre-closing Regency stockholders owning approximately 62% of the combined company and pre-closing Equity One stockholders owning approximately 38% of the combined company. Mr. Stein also reported to the Regency board that he had discussed with Mr. Katzman potential board representation, as well as the proposed restrictions and obligations that would apply to Gazit following closing, including transfer restrictions and standstill and voting obligations. Regency management presented to the board the strategic rationale and portfolio impact of the potential transaction. J.P. Morgan, together with Regency management, discussed with the board an updated preliminary financial analysis of the potential transaction, including the impact from potential cost synergies, and results of the evaluation of Equity One based on publicly available information conducted to date. Based on these matters, Regency management advised the board that they believed that a stock-for-stock merger with Equity One at a 0.44 exchange ratio represented a unique and compelling opportunity, both financially and strategically, for both companies and their respective stockholders. Mr. Stein reviewed with the board the terms of a proposal that could be made to Equity One, if authorized by the board, which included a fixed exchange ratio of 0.44 in a stock-for-stock merger, with three Equity One directors joining the Regency board of directors, with Mr. Katzman becoming the non-executive vice-chairman of the combined company and a member of the investment committee. Representatives of Wachtell Lipton described to the board the duties of directors in this context, various considerations regarding the potential terms of a possible transaction and process and the key terms of a potential post-closing governance agreement, including standstill restrictions, transfer restrictions, voting agreement and registration rights. Following discussion regarding these topics, the Regency board of directors authorized Regency management to proceed with next steps as discussed at the meeting, including making a proposal to Equity One based on the terms discussed at the meeting, subject to confirmatory due diligence and final approval by the board.

On September 19, 2016, Mr. Stein contacted Mr. Katzman by telephone and orally conveyed Regency’s proposal providing for a business combination between Regency and Equity One in a stock-for-stock transaction with a fixed exchange ratio of 0.44 of a share of Regency common stock for each share of Equity One common stock, which implied a post-closing ownership of 62% for Regency stockholders and 38% for Equity One stockholders. Mr. Stein indicated that the 0.44 exchange ratio, which was an improvement from the exchange ratio implied by the 10% premium previously communicated to Mr. Katzman and the financial advisors, was approved by the Regency board of directors after considerable discussion, subject to further verification by Regency of its assumptions and forecasts regarding Equity One’s redevelopment pipeline after due diligence, and that the Regency board of directors would like for Mr. Katzman and two independent directors of Equity One to join the Regency board of directors if a transaction is consummated. Mr. Stein also noted that, as part of the transaction, Regency would require certain agreements from Gazit.

On September 20, 2016, Mr. Stein sent a letter from Regency to Mr. Katzman, which we refer to as the September Regency Proposal, confirming the terms of the proposal orally conveyed to Mr. Katzman the previous day, including the following post-closing governance features: (i) three Equity One directors (Equity One’s chairman and two independent directors of Equity One mutually acceptable to Equity One and Regency) would be appointed to the Regency board of directors at closing, (ii) Equity One’s chairman would become non-executive Vice Chairman of the Regency board and a member of Regency’s Investment Committee and (iii) Regency would continue to nominate Equity One’s chairman for as long as Gazit owns at least 10% of Regency’s stock. The September Regency Proposal also reflected a number of restrictions and obligations that would apply to Gazit following closing, including: (a) Gazit would be subject to certain transfer restrictions with respect to its shares of Regency common stock, (b) Gazit would be subject to standstill provisions, including restrictions on acquiring additional shares of Regency in excess of an agreed amount or taking other specified actions with respect to Regency, and (c) Gazit would be subject to a post-closing voting commitment with respect to certain matters voted on by Regency stockholders. The September Regency Proposal proposed as a next step that Regency and Equity One enter into a nondisclosure agreement in order to facilitate the sharing of information and the conduct of mutual due diligence.

On September 22, 2016, an Equity One special board meeting was called for September 30, 2016 to consider the September Regency Proposal.

On September 26, 2016, Mr. Katzman informed Mr. Stein that an Equity One special meeting had been called for September 30, 2016 to consider the September Regency Proposal.

On September 30, 2016, the Equity One board of directors held a special meeting to discuss the September Regency Proposal, with representatives of Equity One’s management, Kirkland & Ellis LLP, Equity One’s legal advisor (which we refer to as “Kirkland”), and representatives of Barclays in attendance. Mr. Katzman and Barclays described the background of the September Regency Proposal and provided an overview of the key terms of the proposal. Representatives of Kirkland reviewed certain terms and legal aspects of the September Regency Proposal, and discussed with the Equity One board various legal matters, including the directors’ fiduciary duties, process considerations, various aspects of strategic transactions involving companies that have significant shareholders and the potential timeline of the potential transaction. During the meeting, Equity One’s management delivered a presentation regarding Equity One’s standalone plan, including key drivers and assumptions and views on achievability (which standalone plan would form the basis for the Equity One standalone projections once updated for recently completed fiscal periods). Barclays also delivered a presentation regarding preliminary strategic and financial considerations relevant to the Equity One board’s evaluation of the September Regency Proposal, including potential benefits and considerations presented by potential alternatives such as continuing to pursue Equity One’s current business plan, engaging in a strategic merger with a party other than Regency, engaging in a sale to a financial sponsor and pursuing strategic opportunities as an acquiror. During the ensuing discussion, Mr. Katzman noted that, at his direction, Barclays had contacted Party E in early September 2016 to determine Party E’s potential interest in a transaction with Equity One and that Party E indicated that it was not interested in such a transaction at that time. During the meeting, Barclays also noted that it had provided a relationship disclosure letter to the Equity One board prior to the meeting. The Equity One board discussed the opportunity presented by the September Regency Proposal in light of Equity One’s standalone plan and prospects. Following discussion of such matters, the Equity One board determined that given the importance of the matter and in order to give the members of the Equity One board additional time to consider the September Regency Proposal and the information presented, the board would hold an additional meeting the following week for the Equity One board to determine a response to Regency and potential next steps. During the meeting, an executive session of the board was held, without Mr. Katzman, Dori Segal and the representatives of Barclays participating. During the executive session, the remaining board members further discussed with Kirkland the potential business combination and considerations regarding Gazit, which would receive the same merger consideration as other Equity One stockholders in the proposed transaction but would also be entitled to designate a director on the Regency board and would become subject to certain restrictions and obligations proposed by Regency. Following discussions with Kirkland, the directors concluded that the foregoing did not require the formation of a special committee of the board. The directors also discussed the potential engagement of Barclays as Equity One’s financial advisor, citing, among other things, Barclays’ familiarity with the proposed transaction, experience and reputation generally and in the REIT industry specifically and taking into account the relationship disclosure which had been provided by Barclays in advance of the meeting regarding its material relationships with Regency and Gazit. The directors concluded that Equity One should continue to work with Barclays in connection with the September Regency Proposal, subject to formalizing the engagement of Barclays if the transaction were to proceed.

On September 30, 2016, following the meeting of the Equity One board of directors, Barclays, on behalf of Equity One, contacted J.P. Morgan to convey that Equity One’s board had met to discuss the September Regency Proposal and would reconvene the following week to further consider it.

Between September 30 and October 5, 2016, Mr. Katzman and Mr. Lukes were separately contacted by a representative of Party D, who indicated Party D’s interest in meeting with representatives of Equity One to discuss conducting due diligence on Equity One in connection with a potential transaction involving the large institutional investor from time to time advised by Party D. Party D did not make any proposal or discuss any specific purchase price or other transaction terms with Mr. Katzman or Mr. Lukes, and such institutional investor did not directly participate in these discussions or otherwise indicate its interest in such a potential transaction. Mr. Katzman and Mr. Lukes separately responded to the representative of Party D that if such institutional investor were interested in exploring a transaction with Equity One, then such institutional investor would need to make a proposal for the Equity One board to consider or otherwise directly communicate its interest in pursuing a transaction involving Equity One. No such proposal or direct communication was subsequently made by the institutional investor advised by Party D.

From September 30, 2016 to October 5, 2016, Equity One’s management and Barclays reviewed publicly available information regarding Regency and its property portfolio.

On October 5, 2016, the board of directors of Equity One held a special meeting at which it further considered the September Regency Proposal, with representatives of Equity One’s management, Kirkland and Barclays in attendance. As an initial matter, Mr. Katzman and Mr. Lukes discussed with the board the inquiries that had been made by a representative of Party D following the September 30, 2016 meeting of the board and Mr. Katzman described Gazit’s views with respect to such inquiries. Following discussion and consultation with Kirkland, the members of the Board determined not to engage with Party D on the basis proposed, but that if the institutional investor from time to time advised by Party D were to actually make a proposal or otherwise directly communicate its interest in pursuing a transaction involving Equity One, then the Equity One board would further evaluate the matter. Equity One’s management gave an overview of their preliminary findings on

Regency based on publicly available information, noting that while management had gained valuable insights based on this review, access to non-public information would be needed to more fully evaluate the opportunity presented by the September Regency Proposal. Equity One’s management and advisors also discussed with the board their proposed due diligence plan, including scope and timing, should the board determine to further explore the proposed transaction. Representatives of Barclays reviewed with the board additional financial information relating to a potential transaction with Regency. Mr. Katzman, on behalf of Gazit, noted that if the Equity One board were to decide to further explore the potential transaction, certain of the restrictions and obligations that Regency proposed to impose on Gazit as a shareholder of Regency following closing, including those relating to the transfer of Regency shares by Gazit, would need to be negotiated at the appropriate time in a manner acceptable to Gazit’s board of directors in order for Gazit to support a transaction with Regency. The Equity One board further discussed with the advisors and management the perceived financial prospects of Equity One and Regency, the possible benefits of the potential transaction and the exchange ratio proposed in the Regency September Proposal. Following discussion of such matters, the board determined to respond to Regency that Equity One would be interested in exploring a transaction with Regency but that the Equity One board believed additional value for Equity One stockholders could be achieved. The board further authorized Equity One to enter into a mutual nondisclosure agreement with Regency to conduct further due diligence in order to confirm the strategic and financial rationale of the proposed transaction and to more fully evaluate the proposed exchange ratio.

Later on October 5, 2016, Mr. Katzman contacted Mr. Stein by telephone and noted that while the Equity One board believed the opportunity to combine with Regency could be attractive, more information would be required to confirm the strategic and financial rationale and whether greater value could be achieved for Equity One’s stockholders, and to facilitate these goals Equity One was willing to sign a mutual nondisclosure agreement and conduct due diligence. Mr. Katzman further noted that certain of the restrictions and obligations that Regency proposed to impose on Gazit as a shareholder of Regency following closing would need to be negotiated at the appropriate time in a manner acceptable to Gazit’s board of directors in order for Gazit to support a transaction with Regency.

From October 5, 2016 to October 7, 2016, Kirkland and Wachtell Lipton negotiated the terms of a mutual nondisclosure agreement containing reciprocal standstill obligations, which was executed on October 7, 2016.

Between October 7, 2016 and October 24, 2016, management of Equity One and Regency conducted mutual business and financial due diligence on each company. These due diligence activities included the exchange, review and analysis of confidential information of each party relating to a range of financial, operational and other business matters, on-site due diligence of properties, and in person and telephonic meetings between Regency’s and Equity One’s respective management teams. Representatives from J.P. Morgan and Barclays also participated in and supported these due diligence activities and meetings

On October 21, 2016, Mr. Stein telephoned Mr. Katzman to confirm the 0.44 exchange ratio proposed in the September Regency Proposal. Mr. Katzman indicated that he believed that greater value could be achieved for Equity One’s stockholders and that he expected to relay a response from Equity One in due course.

On October 24, 2016, a meeting was held among Mr. Katzman, Mr. Lukes, Matthew Ostrower (Executive Vice President, Chief Financial Officer and Treasurer of Equity One) and representatives of Barclays. At the meeting, the participants discussed the results of Equity One’s business and financial due diligence on Regency and Barclays’ related financial analyses, with Equity One management indicating that its due diligence verified the strategic rationale and potential financial benefits of the transaction. Following this discussion, Mr. Katzman and Equity One’s management concluded that an exchange ratio of 0.46 should be proposed to Regency because it would provide a more attractive value for Equity One than the exchange ratio of 0.44 reflected in the September Regency Proposal. Mr. Katzman also consulted with Mr. Flanzraich in determining to propose this higher exchange ratio to Regency.

Later on October 24, 2016, Mr. Katzman spoke by telephone with Mr. Stein and proposed an exchange ratio of 0.46 of a share of Regency common stock for each share of Equity One common stock. That same day, representatives of Barclays, on behalf of Equity One, delivered the same message to J.P. Morgan.

On October 25, 27 and 28, 2016, the Regency board of directors held a regular meeting, parts of which were also attended by Regency management and representatives of J.P. Morgan and Wachtell Lipton. Mr. Stein updated the board on the developments in discussions with Equity One regarding a possible transaction following Regency’s proposal on September 19, 2016, which was conveyed in writing on September 20, 2016. Mr. Stein reported on his conversations with Mr. Katzman, on the Regency management team’s meeting with Equity One’s management team on October 21, 2016, and on the due diligence process to date. The board also discussed the counterproposal of a fixed exchange ratio of 0.46 proposed by Equity One on October 24, 2016, as well as certain changes being proposed by Gazit to the draft Gazit governance agreement and voting agreement terms, including duration and scope of standstill restrictions, minimum ownership for Gazit that would require Regency to nominate a Gazit representative to the Regency board, post-closing voting obligations and transfer restrictions. J.P. Morgan, together with Regency management, discussed with the board an updated preliminary financial analysis of the potential transaction, including the impact from potential cost synergies, in light of the counter-proposal and new information provided by Equity One during Regency’s due diligence investigation. Mr. Stein reconfirmed to the board Regency management’s view that a potential stock-for-stock merger with Equity One continued to present a unique and compelling opportunity to acquire, on a leverage neutral basis, a sizeable portfolio of high quality assets with substantial NOI growth and redevelopment opportunities, no expected impediments to efficient integration and potentially significant long-term stockholder value. Regency management and advisors discussed these matters with the board, including the financial impact on key growth metrics, redevelopment opportunities, potential synergies and possible reactions to the transaction by the investment community. Representatives of Wachtell Lipton discussed with the board the duties of directors in considering and approving the potential transaction and described to the board the potential timeline of the potential transaction. Mr. Stein outlined the potential terms of the possible transaction that have been under discussion, including the exchange ratio, and discussed the timing considerations regarding making a counterproposal to Equity One. Following discussion, the board requested that management and J.P. Morgan provide additional financial analysis of the potential transaction, including financial analysis with exchange ratios of 0.45 and 0.46, for the board’s consideration on November 2, 2016.

On November 2, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management and representatives of J.P. Morgan and Wachtell Lipton. Mr. Stein discussed the transaction rationale and considerations regarding the possible transaction, including expected synergies, growth drivers, historical and current market dynamics and long term prospects of the combined company. Regency management provided an update to the board regarding Equity One’s assets in various geographic markets. Representatives of J.P. Morgan discussed with the board various financial considerations regarding the possible transaction, and discussed an updated preliminary financial analysis based on exchange ratios of 0.45 and 0.46. Mr. Stein, together with representatives of Wachtell Lipton, discussed with the board the proposed terms of the transaction and key points to be negotiated, timing considerations and the possible next steps. Following discussion, the consensus of the Regency board of directors was to respond to Equity One that an exchange ratio of 0.45 was the maximum exchange ratio that Regency would be willing to offer in connection with a potential transaction. The board authorized and directed management to communicate Regency’s position to Equity One and report back to the board with updates regarding the progress of negotiations.

After the Regency board meeting on November 2, 2016, Mr. Stein spoke with Mr. Katzman by telephone and communicated that Regency was willing to increase the exchange ratio to 0.45 but would not agree to a higher exchange ratio. In response, Mr. Katzman indicated that he expected that the Equity One board would consider this proposal.

Later on November 2, 2016, Wachtell Lipton delivered to Kirkland a draft merger agreement as well as drafts of the governance agreement and the voting agreement that would be applicable to Gazit, which we collectively refer to as the “transaction documents.” Among other things, the draft merger agreement contained a “force the vote” provision which required Equity One to submit the merger to a vote of its stockholders notwithstanding the receipt of an unsolicited superior proposal and accordingly did not permit the Equity One board of directors to unilaterally terminate the merger agreement in order to accept a superior proposal. In addition, the merger agreement contemplated a mutual termination fee of 4% of Equity One’s equity value upon termination in certain circumstances.

On November 4, 2016, the Equity One board of directors held a regular meeting, with representatives of Equity One’s management, Kirkland and representatives of Barclays in attendance. At the meeting, Mr. Katzman, representatives of Equity One’s management and representatives of Barclays described to the board their interactions with Regency since the last board meeting, including that an exchange ratio of 0.46 had been communicated to Regency and that, in response, an exchange ratio of 0.45 had been proposed by Mr. Stein on November 2, 2016. Representatives of Barclays provided an update regarding the business and financial due diligence that had been conducted following the October 5, 2016 board meeting and provided updated financial analyses regarding the potential transaction, based on the updated Equity One standalone plan (which we refer to as the Equity One “standalone projections”) and the Regency standalone projections. Representatives of Equity One’s management provided an update on their due diligence on Regency and their views on Regency’s business strategy and prospects. Representatives of Kirkland reviewed with the board key terms of the transaction documents received from Wachtell Lipton, including those relating to Equity One’s non-solicitation obligations and related termination provisions, such as the “force the vote” provision and termination fee amounts, that the voting agreement between the Gazit Parties and Regency would remain in effect notwithstanding a change of recommendation by the Equity One board, and representation of Mr. Katzman and two independent directors of Equity One on the Regency board of directors after closing consistent with the September Regency Proposal. The representatives of Kirkland also reviewed the directors’ fiduciary duties and related legal and process considerations. After discussion, the board determined that Equity One’s management and advisors should seek to negotiate the transaction terms on the basis of an exchange ratio of 0.45 and that such transaction terms should include the ability of the Equity One board to terminate the merger agreement to accept an unsolicited superior proposal subject to the payment of a lower termination fee of between 2.25% and 2.5% of Equity One’s equity value. An executive session of the board was then held, without Mr. Katzman and Mr. Segal participating, during which the remaining directors further discussed with Kirkland the key terms of the transaction documents, including the terms governing Gazit’s representation on Regency’s board after closing and the restrictions and obligations proposed by Regency to impose on Gazit as a stockholder of Regency after closing. Upon Mr. Katzman and Mr. Segal rejoining the meeting, the board concluded that it would be appropriate for a smaller working group, consisting of Mr. Katzman and Mr. Lukes, to complete the negotiations with Regency while also providing Mr. Flanzraich with regular updates on the status of the negotiation.

On November 4, 2016, Kirkland communicated to Wachtell Lipton Equity One’s positions on the merger agreement, including the removal of the “force the vote” provision and a termination fee payable by Equity One equal to 2.25% of Equity One’s equity value (with Regency’s termination fee to be equal to 2.25% of Regency’s equity value), and Gazit’s positions with respect to certain of the restrictions Regency proposed to impose on Gazit in the draft governance agreement. Representatives of Wachtell Lipton updated Mr. Stein, and Mr. Stein updated the Regency board of directors, regarding the feedback from Equity One’s board meeting and positions on certain of the terms of the transaction documents.

Between November 5, 2016 and November 14, 2016, the parties and their respective advisors engaged in negotiations of the transaction documents and exchanged various drafts of the transaction documents, with the advisors providing regular updates to the respective parties regarding the status of such negotiations. Equity One and Regency also conducted additional mutual due diligence (including legal due diligence) on the other company.

On November 7, 2016, Equity One engaged Citigroup Global Markets Inc. (“Citi”) to act as an additional financial advisor to Equity One to provide additional financial analyses and perspectives and to assist with transaction execution, including Equity One’s remaining due diligence with respect to Regency. In discussing the engagement, Equity One’s management informed Citi that Citi would not be asked to deliver a fairness opinion as part of its engagement. In engaging Citi, Equity One’s management took into account Citi’s substantial experience in transactions similar to the proposed transaction with Regency and its knowledge of Equity One (including knowledge obtained in Citi’s role as a margin lender to Gazit with respect to Equity One common stock held by Gazit). The engagement letters with Barclays and Citi were executed on November 11, 2016 and November 12, 2016, respectively.

On November 8, 2016, Mr. Stein met with several other Regency directors, together with representatives of J.P. Morgan and Wachtell Lipton, to discuss the status of the negotiations with Equity One. Mr. Stein and representatives of J.P. Morgan and Wachtell Lipton updated the other directors on the open items being discussed with Equity One and Gazit and the directors and advisors discussed the plan to try to resolve those items in a satisfactory manner.

On November 11, 2016, Mr. Stein, Lisa Palmer, President and Chief Financial Officer of Regency, and Mr. Katzman met at Regency’s offices in Jacksonville, Florida to further discuss the strategic rationale for the combination of two companies and going-forward strategy and value proposition for the combined company. Mr. Stein and Mr. Katzman also discussed the restrictions and obligations that Regency proposed to apply to Gazit following closing, including transfer restrictions and standstill and voting obligations.

Later on November 11, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management and representatives of J.P. Morgan and Wachtell Lipton, prior to which J.P. Morgan provided a relationship disclosure letter. Mr. Stein reported on his in-person meeting earlier in the day with Mr. Katzman, noting that they held consistent views regarding the strategic rationale for the proposed transaction and going-forward strategy for the combined company. Regency management provided an update on the most recent transaction negotiations, transaction rationale, expected synergies, the findings of Regency’s due diligence investigation of Equity One to date and Regency’s financing plan in connection with the repayment and/or assumption of Equity One’s debt. Regency’s management reported that they were finalizing a debt commitment letter with J.P. Morgan, pursuant to which J.P. Morgan would commit to provide, subject to customary closing conditions, $750 million of senior unsecured bridge loans, the proceeds of which could be used to refinance certain existing indebtedness of Regency and Equity One and to pay fees and expenses in connection with the transactions. Representatives of Wachtell Lipton provided a summary of the current status of negotiations with Equity One and Gazit, noting that key unresolved items included the amount of the termination fee, the ability of each company to terminate the merger agreement to enter into an alternative transaction providing for a superior proposal, termination provisions in the voting agreement, scope of the standstill and voting commitment in the governance agreement and certain other provisions in the transaction agreements. Representatives of Wachtell Lipton also reviewed discussions with Equity One regarding compensation and benefits matters. Representatives of J.P. Morgan also discussed with the Regency board of directors J.P. Morgan’s preliminary financial analysis of the possible transaction, including for each company on a stand-alone basis and on a combined basis. Regency management presented to the board its communication plan if a transaction were to be approved. Following discussion regarding these topics, the Regency board of directors provided direction with respect to outstanding matters and requested management and advisors to continue negotiations and report to the board with updates regarding the progress of these negotiations.

On November 13, 2016, the board of directors of Equity One held a special meeting, with representatives of Equity One’s management, Kirkland, Barclays and Citi in attendance. During the meeting, Equity One’s management and representatives of Barclays and Kirkland provided an update on the findings and progress of business, financial, legal, tax/REIT and accounting due diligence to date, noting that all such work streams were effectively complete. Representatives of Kirkland described to the board the current terms of the transaction documents as proposed by Regency, including termination fees equal to 3.5% of Equity One’s and Regency’s respective equity values (a reduction from Regency’s last proposal of 3.75% made on November 10, 2016), Regency’s withdrawal of the “force the vote” provision, the circumstances in which the voting agreement would be terminable and interim operating covenants. Representatives of Kirkland also summarized the remaining open points between Gazit and Regency, including with respect to Gazit’s post-closing standstill obligations with respect to Regency and potential limitations on Gazit’s ability to pledge its shares of Regency common stock. Representatives of Barclays reviewed with the board its financial analyses of the proposed transaction. Representatives of Citi also discussed with the board various financial considerations with respect to the proposed transaction. At the conclusion of the meeting, the board instructed management and Kirkland to seek to finalize and resolve the open points in the transaction documents and to further negotiate the amount of the termination fee payable by Equity One.

Also on November 13, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management and representatives of J.P. Morgan and Wachtell Lipton. Regency management provided an update on the most recent transaction negotiations and reviewed with the board proposed next steps. Representatives of Wachtell Lipton provided a summary of the current drafts of the transaction agreements and discussed the status of negotiations with Equity One and Gazit, noting that key unresolved items included the amount of the termination fee, termination provisions in the voting agreement, scope of the standstill and voting commitment in the governance agreement and certain other provisions in the governance agreement. Representatives of Wachtell Lipton also reviewed Equity One’s proposed schedule of severance payments and compensation of its employees and directors. Representatives of J.P. Morgan also discussed with the Regency board of directors J.P. Morgan’s preliminary financial analysis that was reviewed at the November 11, 2016 meeting and noted that they would present J.P. Morgan’s final financial analysis during the November 14, 2016 board meeting. Following discussion regarding these topics, the Regency board of directors reiterated its support for the transaction with Equity One and instructed management to continue negotiations with Equity One and provided guidance on acceptable terms.

Following the respective board meetings of Equity One and Regency and until the afternoon of November 14, 2016, Equity One, Regency and Gazit, and their respective advisors continued to negotiate the terms of the merger agreement, the governance agreement and the voting agreement. During the course of such negotiations, representatives of Wachtell Lipton, on behalf of Regency, proposed a compromise to representatives of Kirkland of a termination fee payable by Equity One of $150 million and a termination fee payable by Regency of $240 million (or approximately 3.3% of each company’s equity value) in specified circumstances.

In the afternoon of November 14, 2016, the Regency board of directors held a special meeting, which was also attended by Regency management and representatives of J.P. Morgan and Wachtell Lipton. Regency management provided an update on the most recent transaction negotiations. Representatives of Wachtell Lipton reviewed the draft merger agreement, governance agreement and voting agreement and provided an update on the proposed terms and conditions, including that the amount of the termination fee, approximately 3.3% of each party’s equity value, and other outstanding items were resolved in accordance with the board’s guidance. Also at this meeting, representatives of J.P. Morgan reviewed with the Regency board of directors J.P. Morgan’s financial analysis of the exchange ratio and rendered to the Regency board of directors an oral opinion, later confirmed by delivery of a written opinion, dated November 14, 2016, to the effect that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in such written opinion, the exchange ratio of 0.45 in the merger was fair, from a financial point of view, to Regency. Based on the discussions and deliberations at this meeting and prior meetings and after receiving Regency management’s favorable recommendation of the proposed transactions, the Regency board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Regency and its stockholders, unanimously approved and adopted the merger agreement, authorized management to execute the merger agreement on behalf of Regency, directed that the merger agreement be submitted to a vote at a meeting of Regency stockholders, resolved to recommend that Regency stockholders vote to approve the merger agreement and approved and authorized certain related matters, including the governance agreement and the voting agreement.

Also in the afternoon of November 14, 2016, the Equity One board of directors convened a special meeting, with representatives of Equity One’s management, Kirkland, Barclays and Citi in attendance. At the meeting, representatives of Kirkland reviewed with the board the proposed final terms of the merger agreement, which included the Equity One board’s ability to terminate the merger agreement to accept a superior proposal upon paying a termination fee to Regency of $150 million (representing approximately 3.3% of the equity value of Equity One) and the other outstanding items noted in the previous board meeting which had been resolved in accordance with the board’s guidance, and the outcome of the open points between Gazit and Regency noted to the Equity One board in the November 13 board meeting. Also at the meeting, representatives of Barclays presented financial analyses and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Equity One board to the effect that, as of that date and subject to the qualifications, limitations and assumptions set forth in the written opinion, from a financial point of view, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was fair to such stockholders. After considering the proposed terms of the merger agreement and the other transaction documents and taking into consideration a variety of factors, including those described in ‘‘The Merger—Equity One’s Reasons for the Merger; Recommendation of Equity One’s Board of Directors,” the Equity One board resolved that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Equity One and its stockholders, authorized Equity One to enter into the merger agreement, directed that the merger be submitted to Equity One stockholders for approval at a meeting of Equity One stockholders, and resolved to recommend that Equity One stockholders vote in favor of the approval of the merger.

In the evening of November 14, 2016, Equity One and Regency executed the merger agreement, and the Gazit Parties and Regency executed the voting agreement and the governance agreement.

A joint press release announcing the Merger was issued during the evening of November 14, 2016.

Regency’s Reasons for the Merger; Recommendations of the Regency Board of Directors

After careful consideration, the Regency board of directors, by a unanimous vote of all directors, at a meeting held on November 14, 2016, approved the merger agreement and the transactions contemplated thereby, including the merger. In the course of evaluating the merger agreement and the transactions contemplated thereby, the Regency board of directors consulted with Regency’s management and Regency’s outside legal and financial advisors and considered a number of factors that the Regency board of directors believed supported its decision to approve the merger agreement and recommend approval by Regency stockholders of the Regency merger proposal, Regency articles amendment proposal and Regency increase in board size proposal, including the following material factors:

•	its belief that the merger will create a national portfolio of 429 properties encompassing more than 57 million square feet, located primarily in high-density in-fill and affluent trade areas, including co-investment partnerships;

•	its expectation that the high quality of the combined platform will provide for significant and sustainable embedded net operating income and net asset value growth opportunities;

•	its expectation that the merger will be FFO accretive on a per share basis, when comparing Regency on a standalone basis to Regency and Equity One, combined;

•	its belief that the merger will result in the combined company having a greater diversity of high-quality tenants, with the top 10 tenants of the combined company representing approximately 18% of total annualized base rent, with no single tenant representing more than approximately 3%;

•	its expectation that the combined company will realize approximately $27 million in annual run-rate cost savings by 2018, primarily related to the elimination of duplicative corporate and property-level operating costs, and potential additional synergies from economies of scale, increased operational efficiencies and its ability to augment an already-talented team;

•	its belief that the combined company’s best-in-class national development, redevelopment, and leasing platform will be positioned to unlock value within the combined portfolio, including identified and future redevelopment projects;

•	its expectation that the combined company will have greater liquidity, a strong investment-grade balance sheet and a well-staggered debt maturity profile supported by long-standing relationships, which factors are expected to provide flexibility to the combined company to pursue compelling investment opportunities;

•	its belief that the businesses of Regency and Equity One are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and employees;

•	its expectation that upon completion of the merger, Regency stockholders will own approximately 62% of the common stock of the combined company;

•	that, following the merger, the Regency board of directors will be composed of 12 members, nine of whom will be directors of Regency immediately prior to the effective of the merger, with Mr. Stein continuing as the Chairman of the Regency board of directors, and three of whom will be current directors of Equity One, including Mr. Katzman, who will be the designee of the Gazit Parties and the non-executive Vice Chairman of the Regency board of directors;

•	that the Gazit Parties, which owned approximately 34% of the outstanding shares of Equity One common stock as of the date of the merger agreement, have agreed to vote in favor of the transactions contemplated by the merger agreement, pursuant to the terms and conditions of the voting agreement. For more information, see “Agreements with the Gazit Parties—Voting Agreement”;

•	that the Gazit Parties and their respective affiliates will be subject to certain standstill obligations with respect to Regency following the completion of the transactions contemplated by the merger agreement, pursuant to the terms and conditions of the governance agreement. For more information, see “Agreements with the Gazit Parties—Governance Agreement”;

•	management’s knowledge of Regency’s business, financial condition, results of operations, industry and competitors;

•	management’s knowledge of Equity One’s business, financial condition, results of operations, industry and competitors, taking into account the results of Regency’s due diligence review of Equity One;

•	the financial analysis presentation of J.P. Morgan and the oral opinion of J.P. Morgan rendered to the Regency board of directors on November 14, 2016, which was subsequently confirmed in writing on November 14, 2016, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Regency, as more fully described below in the section entitled “—Opinion of Regency’s Financial Advisor, J.P. Morgan Securities LLC”;

•	restrictions on Equity One’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction with Regency, as further discussed in the section entitled “The Merger Agreement—No Solicitation”;

•	the merger agreement’s provisions requiring Equity One to pay Regency a termination fee of $150 million and an expense reimbursement payment of up to $45 million if the merger agreement is terminated under specified circumstances. For more information, see “The Merger Agreement—Termination of the Merger Agreement”;

•	the historical and then-current trading prices and volumes of each of the Regency common stock and Equity One common stock;

•	the fact that the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of Regency common stock or Equity One common stock; and

•	the other terms and conditions of the merger agreement.

The Regency board of directors also considered a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including the following:

•	the risk of not capturing all of the anticipated estimated annual run-rate cost savings and potential additional synergies and the risk that other anticipated benefits of the merger might not be realized on the expected time frame or at all;

•	the risk that the transaction might not be completed in a timely manner or at all, and that such failure could negatively affect the price of Regency common stock and future business and financial results;

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the restrictions on the conduct of Regency’s business during the period between the execution of the merger agreement and the consummation of the merger. For more information, see “The Merger Agreement—Conduct of Business Pending the Merger”;

•	the costs to be incurred in connection with the merger and related transactions;

•	the risk that Regency or Equity One may be unable to retain key employees;

•	the potential impact on the market price of Regency common stock as a result of the issuance of the merger consideration to Equity One stockholders;

•	the merger agreement’s provisions imposing restrictions on Regency from soliciting acquisition proposals and requiring Regency to pay Equity One a termination fee of $240 million and/or an expense reimbursement payment of up to $45 million if the merger agreement is terminated under specified circumstances. For more information, see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—No Solicitation”;

•	the merger agreement’s provisions permitting Equity One to terminate the merger agreement in order to enter into a superior proposal (as defined in “The Merger Agreement—No Solicitation”) (subject to compliance with the provisions of the merger agreement regarding nonsolicitation of acquisition proposals) upon payment by Equity One to Regency of a termination fee of $150 million. For more information, see “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination of the Merger Agreement”; and

•	the risks described in the section entitled “Risk Factors.”

After consideration of these factors, the Regency board of directors determined that, overall, the potential benefits of the merger outweighed the potential risks.

The foregoing discussion of factors considered by the Regency board of directors is not intended to be exhaustive and may not include all the factors considered by the Regency board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Regency board of directors did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Regency board of directors may have given differing weights to different factors. The Regency board of directors conducted an overall review of the factors described above and other factors, including through discussions with, and inquiry of, Regency’s management and outside legal and financial advisors.

This explanation of Regency’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Regency board of directors unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Regency and its stockholders and unanimously approved and adopted the merger agreement. The Regency board of directors unanimously recommends to Regency’s stockholders that they vote “FOR” the Regency merger proposal, “FOR” the Regency articles amendment proposal, “FOR” the increase in board size proposal and “FOR” the Regency adjournment proposal.

Equity One’s Reasons for the Merger; Recommendations of the Equity One Board of Directors

After consideration, the Equity One board of directors, by a unanimous vote of all directors, at a meeting held on November 14, 2016, approved the merger agreement and the transactions contemplated thereby, including the merger. In the course of evaluating the merger agreement and the transactions contemplated thereby, the Equity One board of directors consulted with Equity One’s management and Equity One’s legal and financial advisors and considered a number of factors that the Equity One board of directors believed supported its decision to approve the merger agreement and accordingly recommend the approval by Equity One stockholders of the merger, including the following material factors:

•	Strategic and Financial Considerations. The Equity One board of directors believes that the merger will provide a number of strategic and financial benefits that have the potential to create additional value for Equity One stockholders, including the following:

•	the combination of Equity One and Regency is expected to create one of the leading necessity-based shopping center companies, with increased concentration of high-quality shopping centers in higher density, in-fill trade areas;

•	the combination of Equity One and Regency is expected to provide greater diversity of high-quality tenants, thereby mitigating risk;

•	the combined company is expected to have a flexible and strong balance sheet, with the ability to pursue appropriate internal and external opportunities and the potential for improved credit ratings and a lower cost of debt capital;

•	the combination of Equity One and Regency is expected to generate corporate and operational cost savings;

•	the combination of Equity One and Regency is expected to result in improved liquidity for Equity One stockholders as a result of the increased equity capitalization and more dispersed stockholder base of the combined company;

•	the exchange ratio provides an attractive valuation relative to Equity One’s net asset value;

•	the combination of Regency’s development pipeline with Equity One’s redevelopment pipeline on a larger and more diversified operating base, together with the depth and experience of the Regency management team, is expected to improve execution and mitigate risk; and

•	the transaction will combine the similar business models and asset mixes of Regency and Equity One while creating a best-in-class platform capable of delivering sustained growth and value creation.

•	Participation in Future Appreciation. The merger consideration will be paid in shares of Regency common stock, which will provide Equity One stockholders with the opportunity to participate in the benefits of the merger and any potential appreciation of Regency common stock following the merger;

•	Premium Over Share Trading Price. The value of shares of Regency common stock that Equity One stockholders will receive in the merger represents a premium of approximately 13%, based on the closing prices per share of Equity One common stock and Regency common stock on November 11, 2016 (the last trading day before the board of Equity One approved the merger);

•	Fixed Exchange Ratio. The exchange ratio is fixed and will not fluctuate as a result of changes in the price of Regency common stock or Equity One common stock prior to the effective time of the merger, which means that the market value of the merger consideration could increase prior to the effective time of the merger if the trading price of Regency common stock increases;

•	Tax-Free Transaction. Regency and Equity One intend for the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the merger so qualifies, then U.S. holders of Equity One common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of merger consideration (except with respect to any cash in lieu of fractional shares of Regency common stock);

•	Superior Proposals. The Equity One board of directors has the ability, under certain circumstances and subject to certain conditions specified in the merger agreement, to consider and respond to unsolicited bona fide acquisition proposals with respect to Equity One and to engage in negotiations with persons making any such acquisition proposal and to terminate the merger agreement in order to enter into a superior proposal (as defined in “The Merger Agreement—No Solicitation”), subject to certain notice requirements and the requirement that Equity One pays a $150 million termination fee to Regency. The Equity One board of directors evaluated, in consultation with Equity One’s legal and financial advisors, the amount of termination fee payable by Equity One in circumstances specified in the merger agreement, and determined that such fee is reasonable and would not unduly impede the ability of a third party to make a superior proposal;

•	Opinion and Analyses of Barclays. The financial analyses of Barclays presented to the Equity One board of directors, and the oral opinion of Barclays rendered on November 14, 2016, which was subsequently confirmed by delivery of the written opinion, dated November 14, 2016, to the Equity One board of directors to the effect that as of that date, and subject to the qualifications, limitations and assumptions set forth in the written opinion, from a financial point of view, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was fair to such stockholders as more fully described in the section entitled “—Opinion of Equity One’s Financial Advisor, Barclays Capital Inc.”;

•	Analyses of Citi. The financial analyses of Citi presented to the Equity One board of directors;

•	Knowledge of Businesses. The Equity One board of directors’ familiarity with the business, operations, financial condition, earnings and prospects of Equity One and its knowledge regarding Regency, including information obtained through Equity One’s due diligence review of Regency, as well as its knowledge of the current and prospective environment in which Equity One and Regency operate and related industry, economic and market conditions and trends;

•	Regency Management Depth and Experience. The existing Regency senior management team has extensive experience in real estate operations and a proven track record of successfully executing Regency’s development and redevelopment plans;

•	Representation on Combined Company Board. The fact that the Chairman of the Equity One board of directors and two independent Equity One directors will join the Regency board of directors, helping to oversee the ongoing equity investment of Equity One stockholders and providing an opportunity for the combined company to benefit from the insights and experience of these incoming directors;

•	Equal Merger Consideration for All Stockholders. The fact that all Equity One stockholders would receive the same per share merger consideration;

•	Support from the Gazit Parties. In conjunction with the merger agreement, the Gazit Parties would enter into a voting agreement to vote the shares of Equity One common stock they beneficially own in favor of the merger and that this voting agreement would be terminable by Gazit upon written notice to Regency in connection with a change in recommendation by Equity One board of directors; and

•	High Likelihood of Consummation. The Equity One board of directors deems it highly likely that the merger will be completed in a timely manner given the likelihood the approvals of Regency and Equity One stockholders would be obtained, the commitment of both parties to complete the business combination pursuant to their respective obligations under the merger agreement, the absence of any significant closing conditions under the merger agreement (other than the requisite stockholder approvals) and the absence of any financing contingency.

The Equity One board of directors also considered various risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•	the exchange ratio is fixed and will not fluctuate as a result of changes in the price of Regency common stock or Equity One common stock prior to the effective time of the merger, which means that the market value of the merger consideration could decrease prior to the effective time of the merger if the trading price of Regency common stock decreases;

•	the fact that Equity One stockholders will not have the opportunity to continue participating in Equity One’s potential upside as a standalone company, but rather will participate in Equity One’s upside as a part of the combined company;

•	the ability of the Regency board of directors, under certain circumstances and subject to certain conditions specified in the merger agreement, to consider and respond to unsolicited bona fide acquisition proposals with respect to Regency and to engage in negotiations with persons making any such acquisition proposal and to terminate the merger agreement in order to enter into a superior proposal, subject to certain notice requirements and the requirement that Regency pays a $240 million termination fee to Equity One;

•	the possibility that the merger or the other transactions contemplated by the merger agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of Equity One or Regency, including the failure of Equity One stockholders or Regency stockholders to approve the merger, or the failure of Equity One or Regency to satisfy other requirements that are conditions to closing the merger;

•	the risk that failure to complete the merger could negatively affect the price of Equity One common stock and/or the future business and financial results of Equity One;

•	the potential diversion of management focus and resources from operational matters and other strategic opportunities and the risk of any loss or change in the relationship of Equity One with its employees, tenants and other business relationships while the merger is pending;

•	the risk of not realizing all of the anticipated strategic and financial benefits of the merger within the expected time frame or at all and that Equity One stockholders will be subject to future financial, business and operational risks associated with the combined company;

•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Equity One and Regency, and the transaction expenses arising from the merger;

•

the terms of the merger agreement placing certain limitations on the ability of Equity One to initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or to provide any nonpublic information in connection with any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (unless such third party has made an unsolicited bona fide written acquisition proposal that constitutes or is reasonably likely to result in a superior proposal and such third party enters into a confidentiality agreement with Equity One having provisions that are no less favorable to Equity One than those contained in the confidentiality agreement between Equity One and Regency);

•	the obligation to pay Regency a termination fee of $150 million and/or expense reimbursement of up to $45 million if the merger agreement is terminated under certain circumstances;

•	the restrictions on the conduct of Equity One’s business between the date of the merger agreement and the effective time of the merger;

•	the absence of appraisal rights for Equity One stockholders under Maryland law; and

•	the other factors described in the section entitled “Risk Factors.”

In addition to the factors described above, the Equity One board of directors considered the fact that some of Equity One’s directors and executive officers have other interests in the merger that are different from, or in addition to, the interests of Equity One’s stockholders generally, as discussed in the section entitled “—Interests of Equity One Directors and Executive Officers in the Merger,” including the fact that two Equity One directors also serve as directors of Gazit and have material financial interests in Gazit and that the Gazit Parties will receive certain governance rights and be subject to certain restrictions and obligations after the consummation of the merger, as more fully described in the section entitled “Agreements with the Gazit Parties—Governance Agreement.”

The above discussion of the factors considered by the Equity One board of directors is not intended to be exhaustive, but does set forth material factors considered by the Equity One board of directors. In light of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement and the complexity of these matters, the Equity One board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Equity One board of directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it and considered these factors in the aggregate to be favorable to, and to support, its determination regarding the merger.

This explanation of Equity One’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Equity One board of directors unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Equity One and its stockholders and unanimously approved the merger agreement. The Equity One board of directors unanimously recommends to Equity One’s stockholders that they vote “FOR” the Equity One merger proposal, “FOR” the Equity One compensation proposal and “FOR” the Equity One adjournment proposal.

Opinion of Regency’s Financial Advisor, J.P. Morgan Securities LLC

Pursuant to an engagement letter effective as of June 1, 2016, Regency retained J.P. Morgan as its financial advisor in connection with the merger. At the meeting of the Regency board of directors held on November 14, 2016 at which the merger was approved, J.P. Morgan rendered to the Regency board of directors an oral opinion, later confirmed by delivery of a written opinion, dated November 14, 2016, to the effect that, as of such date and based upon and subject to the various factors, assumptions, qualifications and limitations set forth in such written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Regency.

The full text of the written opinion of J.P. Morgan, dated November 14, 2016, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Regency stockholders are urged to read the opinion attached as Annex B to this joint proxy statement/prospectus carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Regency board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to Regency of the exchange ratio in the merger and did not address any other aspect of the merger or the other transactions contemplated by the merger agreement. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Regency as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement entitled execution version;

•	reviewed certain publicly available business and financial information concerning Regency and Equity One and the industries in which they operate;

•	compared the financial and operating performance of Regency and Equity One with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Regency’s common stock and Equity One’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Regency and Equity One relating to their respective businesses (which in the case of the forecasts for Equity One were approved for J.P. Morgan’s use by management of Regency), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the “synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Regency and Equity One with respect to certain aspects of the merger, and the past and current business operations of Regency and Equity One, the financial condition and future prospects and operations of Regency and Equity One, the effects of the merger on the financial condition and future prospects of Regency and Equity One, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Regency and Equity One or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Regency, did not assume any obligation to undertake such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Regency or Equity One under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Regency and Equity One to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement would qualify as a tax-free reorganization for United States federal income tax purposes and would be consummated as described in the merger agreement in all respects material to its analysis, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Regency and Equity One in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Regency with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect material to its analysis on Regency or Equity One or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Regency of the exchange ratio in the merger and J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Regency or as to the underlying decision by Regency to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Regency common stock or the Equity One common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Regency and Equity One, and the decision to enter into the merger agreement was solely that of the Regency board of directors and Equity One board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Regency board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Regency board of directors or management with respect to the merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in connection with its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Regency board of directors on November 14, 2016 and contained in the presentation delivered to the Regency board of directors on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

52-Week Historical Exchange Ratio Trading Analysis

J.P. Morgan reviewed the 52-week trading range of the Regency common stock price and the Equity One common stock price for the period ending November 11, 2016. The reference ranges were as follows:

Regency
52-week high	$85.35
52-week low	$64.28

Equity One
52-week high	$33.46
52-week low	$25.02

J.P. Morgan calculated the implied exchange ratio based on the closing stock price for Regency and Equity One for each day over the last 52 weeks. The lowest implied exchange ratio was 0.372x and the highest implied exchange ratio was 0.409x, in each case as compared to the exchange ratio of 0.45x in the merger.

J.P. Morgan noted that the historical trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Management Net Asset Value Analysis

J.P. Morgan prepared a per share net asset value analysis for each of Regency and Equity One based on Regency’s and Equity One’s nominal capitalization rates provided by Regency management to J.P. Morgan. J.P. Morgan applied a mid-point nominal capitalization rate (using Green Street Advisors as provided by Regency), of 5.1% for Regency and 4.9% for Equity One, and a range of nominal capitalization rates provided to it by Regency management of 4.9% to 5.4% for Regency and 4.6% to 5.1% for Equity One, to 2017 estimated nominal net operating income of each company, in each case as provided to J.P. Morgan by Regency management, in order to arrive at an aggregate implied value for each company’s real estate as of November 11, 2016. J.P. Morgan then added the value of land, construction in progress and other net tangible assets to, and deducted debt, mark-to-market adjustments and other tangible liabilities from, these aggregate values, in each case as provided by Regency’s management, in order to arrive at a range of implied net asset values for each company. The implied net asset values for Regency and Equity One were divided by the number of shares outstanding at Regency and Equity One, respectively, to arrive at a range of implied net asset values per share of Regency and Equity One common stock.

The analysis indicated the following implied net asset value per share ranges for Regency and Equity One common stock (rounded to the nearest $0.25):

Management Net Asset Value Analysis	Implied net asset value per Regency share	Implied net asset value per Equity One share
	$68.50 – $77.75	$29.00 – $33.00

The range of implied net asset value per share for Regency was compared to Regency’s closing share price of $68.64 on November 11, 2016, and the range of implied net asset value per share for Equity One was compared to Equity One’s closing share price of $27.26 on November 11, 2016 and an implied merger price based on the exchange ratio of $30.89 per share.

J.P. Morgan then calculated (1) the ratio of the lowest implied net asset value per share for Equity One to the highest implied net asset value per share for Regency, and (2) the ratio of the highest implied net asset value per share for Equity One to the lowest implied net asset value per share for Regency to derive an implied exchange ratio range. The range of implied exchange ratios was 0.374x to 0.483x, as compared to the exchange ratio in the merger of 0.45x.

J.P. Morgan noted that the management net asset value analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial and market data of Regency and Equity One with similar data for certain publicly traded REITs which J.P. Morgan judged to be sufficiently analogous to Regency and Equity One. The companies selected were as follows:

•	Acadia Realty Trust

•	Federal Realty Investment Trust

•	Regency

•	Equity One

•	Weingarten Realty Investors

•	Retail Properties of America, Inc.

•	DDR Corp.

•	Kimco Realty Corp.

•	Brixmor Property Group, Inc.

J.P. Morgan identified Acadia Realty Trust and Federal Realty Investment Trust as primary comparable companies, including Regency and Equity One as a primary comparable with respect to each other, due to their size, markets and assets.

These companies were selected for Regency and Equity One, among other reasons, because they are publicly traded REITs with operations that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Regency and Equity One based on the nature of their assets and operations and the form of their operations. However, certain of these companies may have characteristics that are materially different from those of Regency and Equity One. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Regency or Equity One.

For each company listed above, J.P. Morgan calculated and compared the multiple of equity market price per share to research analysts’ consensus estimates for funds from operations (“FFO”) for the calendar year 2017 (“P / 2017E FFO”) based on public filings, FactSet market prices, SNL Financial data, Wall Street research and other publicly available information as of November 11, 2016. In addition, with respect to Regency and Equity One, J.P. Morgan also compared the multiple for P/2017E FFO based on financial forecasts for Regency prepared by Regency management and financial forecasts for Equity One prepared by Equity One management and provided by Equity One management to Regency and approved by Regency management and provided to J.P. Morgan for use in its analysis and delivery of its opinion.

Results of the analysis are as follows (with “(P)” indicating a primary comparable):

P / 2017E FFO
Acadia Realty Trust (P)	19.7x
Federal Realty Investment Trust (P)	22.9x
Weingarten Realty Investors	14.5x
Retail Properties of America, Inc.	14.6x
DDR Corp.	12.4x
Kimco Realty Corp.	15.7x
Brixmor Property Group, Inc.	11.0x
Overall mean	15.8x
Overall median	14.6x
Regency (consensus) (P)	19.8x
Regency (management)	19.6x
Equity One (consensus) (P)	18.5x
Equity One (management)	18.7x

Based on the results of this analysis, J.P. Morgan derived a multiple reference range for P / 2017E FFO of 18.0x – 22.0x for each of Regency and Equity One.

After applying such ranges to the respective estimated 2017 FFO for each of Regency and Equity One, the analysis indicated the following implied equity value per share ranges for Regency common stock and Equity One common stock (rounded to the nearest $0.25):

Public Trading Multiples Analysis	Implied equity value per Regency share	Implied equity value per Equity One share
	$63.25 – $77.25	$26.25 – $32.00

The range of implied equity value per share for Regency was compared to Regency’s closing share price of $68.64 on November 11, 2016, and the range of implied equity value per share for Equity One was compared to Equity One’s closing share price of $27.26 on November 11, 2016, and to an implied merger price based on the exchange ratio of $30.89 per share.

J.P. Morgan then calculated (1) the ratio of the lowest implied equity value per share for Equity One to the highest implied equity value per share for Regency, and (2) the ratio of the highest implied equity value per share for Equity One to the lowest implied equity value per share for Regency to derive an implied exchange ratio range. The range of implied exchange ratios was 0.339x to 0.507x, as compared to the exchange ratio in the merger of 0.45x.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for Regency common stock and Equity One common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of unlevered free cash flows that each of Regency and Equity One is expected to generate during the period from calendar year 2017 through the end of 2026 using financial forecasts for Regency prepared by Regency management for calendar year 2017 through the end of 2025 and extrapolations for estimated calendar year 2026 developed with, and reviewed and approved by, Regency’s management, and using financial forecasts for Equity One prepared by Equity One management for calendar year 2017 through the end of 2025 and provided by Equity One management to Regency and approved by Regency management and provided to J.P. Morgan for its use in its analysis and delivery of its opinion, and extrapolations for estimated calendar year 2026 developed with, and reviewed and approved by, Regency’s management, in each case as provided by Regency management to J.P. Morgan for its use.

J.P. Morgan also calculated a range of terminal values for each of Regency and Equity One at December 31, 2026 by applying a terminal growth rate ranging from 2.25% to 2.75%, in the case of Regency, and 2.75% to 3.25% in the case of Equity One, to the financial forecasts of each of Regency and Equity One during 2026 to derive terminal period unlevered free cash flows for each of Regency and Equity One. The unlevered free cash flows and range of terminal values for each company were then discounted to present values using a discount rate range of 5.75% to 6.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Regency and Equity One, which included J.P. Morgan’s analysis of the companies listed under the “Public Trading Multiples Analysis” described above. The present value of the unlevered free cash flows and the range of terminal values for each company were then adjusted for net debt and preferred equity to indicate the range of implied equity values set forth in the table below (rounded to the nearest $0.25):

Implied equity value per share
Regency	$62.75 – $88.25
Equity One	$25.75 – $40.00

The range of implied equity value per share for Regency was compared to Regency’ closing share price of $68.64 on November 11, 2016, and the range of implied equity value per share for Equity One was compared to Equity One’s closing share price of $27.26 on November 11, 2016, and to an implied merger price based on the exchange ratio of $30.89 per share.

J.P. Morgan then calculated (1) the ratio of the lowest implied equity value per share for Equity One to the highest implied equity value per share for Regency, and (2) the ratio of the highest implied equity value per share for Equity One to the lowest implied equity value per share for Regency to derive an implied exchange ratio range. The range of implied exchange ratios was 0.291x to 0.636x, as compared to the exchange ratio in the merger of 0.45x.

Other

Historical Exchange Ratio Analysis

J.P. Morgan reviewed the per share daily closing market prices of Regency common stock and Equity One common stock for the three-year period ending on November 11, 2016 and calculated the implied historical exchange ratios during this period. Specifically, for each trading day, J.P. Morgan divided the daily closing price per share of Regency common stock by that of Equity One common stock. J.P. Morgan calculated the average of the implied historical exchange ratios for the three-month, six-month, one-year, two-year and three-year periods. The analysis resulted in the following average implied exchange ratios for the dates and periods indicated, all as compared to the exchange ratio in the merger of 0.45x:

	Average exchange ratio	High exchange ratio	Low exchange ratio
Current (as of 11/11/2016)	0.397x	—	—
3 months	0.393x	0.400x	0.385x
6 months	0.389x	0.400x	0.376x
1 year	0.388x	0.409x	0.372x
2 year	0.392x	0.414x	0.372x
3 years	0.406x	0.485x	0.372x

The historical exchange ratio analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Targets

J.P. Morgan reviewed the price targets for Regency and Equity One published by 12 and 9 equity research analysts, respectively, covering Regency and Equity One. The price targets presented were in the following ranges: the price target range for Regency was $75.00 to $91.00, as compared to Regency’s closing share price of $68.64 on November 11, 2016, and for Equity One was $30.00 to $35.00, as compared to Equity One’s closing share price of $27.26 on November 11, 2016, and an implied merger price based on the exchange ratio of $30.89 per share.

The analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Selected Analyst Net Asset Value Estimates

J.P. Morgan reviewed the net asset value price per share estimates for Regency and Equity One published by selected equity research analysts covering Regency and Equity One. The net asset value price per share estimates presented (rounded to the nearest $0.25) were in the following ranges: the range for Regency was $70.00 to $80.75, as compared to Regency’s closing share price of $68.64 on November 11, 2016, and for Equity One was $29.00 to $31.25, as compared to Equity One’s closing share price of $27.26 on November 11, 2016, and an implied merger price based on the exchange ratio of $30.89 per share.

The analyst net asset value estimates were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Illustrative Implied Value Creation Analysis

J.P. Morgan conducted an illustrative implied value creation analysis, based on financial forecasts for Regency prepared by Regency management and financial forecasts for Equity One prepared by Equity One management and provided by Equity One management to Regency and approved by Regency management and provided to J.P. Morgan for use in its analysis and delivery of its opinion, that compared the implied equity value per share of Regency common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share, adjusted for the exchange ratio of 0.45x. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (i) the sum of (a) the implied equity value of each of Regency and Equity One using the midpoint value of each as determined in J.P. Morgan’s discounted cash flow analysis described above in “—Discounted Cash Flow Analysis” and (b) 100% of the estimated discounted present value of the run-rate synergies of $27 million (as provided by Regency’s management and net of $115 million in estimated transaction costs), discounted to present value using a 6.00% weighted average cost of capital, and divided by (ii) the pro forma number of shares outstanding based upon the exchange ratio provided for in the merger (i.e., 0.45x). The estimated discounted present value of the run-rate synergies assumed 100% of the run-rate synergies were realized in 2017 and further that the run-rate of $27 million grew at various percentages contained in the financial forecasts provided by Regency management and at 2.0% per annum after 2026. The analysis indicated, on an illustrative basis, that the merger created hypothetical incremental implied value for the holders of Regency common stock of 2.7%.

J.P. Morgan noted that the value creation analysis was a hypothetical, illustrative analysis only and was not a prediction as to future share trading.

Illustrative Pro Forma Trading Analysis

J.P. Morgan conducted an illustrative pro forma trading analysis that compared the share price of Regency common stock as of November 11, 2016 to the implied pro forma equity value per share of Regency common stock derived from Regency’s and Equity One’s individual consensus 2017E FFO multiples, combined on a pro forma basis, and blended consensus P/2017E FFO multiples for Regency and Equity One, but including $27 million in run-rate synergies and additional transaction adjustments related to changes in capital structure, in each case as per Regency management. Such analysis indicated a potential illustrative range of implied value creation to Regency’s shares of (0.5)% based on a blended consensus P/2017E FFO multiple of 19.3x, 1.8% based on current Regency’s consensus P/2017E FFO multiple of 19.8x, and 6.9% and 12.0%, based on Regency’s consensus P/2017E FFO multiple plus 1.0x and 2.0x, respectively.

J.P. Morgan noted that the pro forma trading analysis was a hypothetical, illustrative analysis only and was not a prediction as to future share trading. The pro forma trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Illustrative Transaction Impact Analysis

J.P. Morgan conducted an illustrative transaction impact analysis that calculated the accretion and/or dilution of pro forma Regency Core FFO for 2017E-2019E and Management Net Asset Value assuming a December 31, 2016 closing date based on financial forecasts for Regency prepared by Regency management and financial forecasts for Equity One prepared by Equity One management and provided by Equity One management to Regency and approved by Regency management and provided to J.P. Morgan for use in its analysis and delivery of its opinion, and including $27 million in run-rate synergies and additional transaction adjustments related to changes in capital structure and estimated transaction expenses, in each case as per Regency management. This analysis indicated accretion in Core FFO of 1.0%, 1.3% and 0.6% for 2017E, 2018E and 2019E, respectively, and dilution of 2.3% for Management Net Asset Value.

The illustrative transaction impact analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Regency or Equity One. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Regency or Equity One. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of Regency and Equity One. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Regency and Equity One.

As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by Regency as its financial advisor with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Regency, Equity One and the industries in which they operate.

For services rendered in connection with the merger (including the delivery of its opinion), Regency has agreed to pay J.P. Morgan a fee of $18.0 million, which is payable in installments as follows: (i) $2.0 million on the earlier of the public announcement of the merger and the delivery of a fairness opinion by J.P. Morgan and (ii) the balance upon the closing of the merger. In the event that Regency or any of its subsidiaries is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the proposed merger, Regency has agreed to pay J.P. Morgan a fee equal to 25.0% of such amount (less any fees previously paid by Regency as described above), which fee will not exceed 75% the fee payable if the merger had been consummated. In addition, Regency has agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Regency for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on Regency’s offering of debt securities in August 2015 and as sole bookrunner on an offering of equity securities of Regency in March 2016. During such two-year period, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Equity One, Gazit or any of their respective affiliated companies. During the preceding two year period ending on November 14, 2016, the aggregate fees received by J.P. Morgan from Regency were approximately $1,600,000 and were approximately $800,000 from Equity One, Gazit and their respective affiliated companies. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of each of the outstanding Regency common stock, Equity One common stock and Gazit common equity. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Regency, Equity One, Gazit or their respective affiliated companies for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Equity One’s Financial Advisor, Barclays Capital Inc.

Equity One engaged Barclays to act as its financial advisor in connection with a potential sale of Equity One. On November 14, 2016, Barclays rendered its oral opinion which was subsequently confirmed in writing to the Equity One board of directors that, based upon and subject to the qualifications, limitations and assumptions stated in the written opinion as of such date and from a financial point of view, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was fair to such stockholders.

The full text of Barclays’ written opinion, dated as of November 14, 2016, is attached to this joint proxy statement/prospectus as Annex C. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Equity One board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement and does not constitute a recommendation to any stockholder of Equity One as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Equity One and Regency and were unanimously approved by the Equity One board of directors. Barclays did not recommend any specific form of consideration to Equity One or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Equity One’s underlying business decision to proceed with or effect the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Equity One in the merger. No limitations were imposed by the Equity One board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of November 14, 2016 and the specific terms of the merger;

•	reviewed and analyzed publicly available information concerning Equity One and Regency that Barclays believed to be relevant to its analysis, including Equity One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Regency’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Equity One’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and Regency’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Equity One furnished to Barclays by Equity One, including the Equity One standalone projections (as described in “—Equity One Unaudited Prospective Financial Information”);

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Regency furnished to Barclays by Equity One, including adjusted Regency standalone projections (as described in “—Equity One Unaudited Prospective Financial Information”);

•	reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including cost savings and operating synergies expected by management of Regency to result from the combination of the businesses of Equity One and Regency (which we refer to as “expected synergies”);

•	reviewed and analyzed a comparison of the historical and projected financial results and present financial condition of Equity One and Regency with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance, net asset value and price targets of Equity One and Regency;

•	had discussions with the management of Equity One concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of management of Equity One that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Equity One standalone projections, upon the advice of Equity One, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Equity One as to the future financial performance of Equity One and that Equity One would perform substantially in accordance with such projections. With respect to the adjusted Regency standalone projections, upon the advice and at the direction of Equity One, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Equity One as to the future financial performance of Regency and that Regency would perform substantially in accordance with such projections. Furthermore, upon the advice of

Equity One, Barclays assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates (including the expected synergies) or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Equity One or Regency and did not make or obtain any evaluations or appraisals of the assets or liabilities of Equity One or Regency. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 14, 2016. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, November 14, 2016. Barclays expressed no opinion as to the prices at which (i) shares of the Equity One common stock would trade following the announcement of the merger or (ii) shares of the Regency common stock would trade following the announcement or consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of the Regency common stock to be held by the stockholders of Equity One after the consummation of the merger will be in excess of the market value of the shares of the Equity One common stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

In addition, Barclays assumed that the executed merger agreement conformed in all material respects to the last draft reviewed by Barclays. Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Equity One has obtained such advice as it deemed necessary from qualified professionals.

The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Equity One board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Equity One or any other parties to the merger. None of Equity One, Regency, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Discounted Cash Flow Analysis

In order to estimate the present value of the Equity One common stock and the Regency common stock, Barclays performed a discounted cash flow analysis of Equity One and Regency. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Equity One and Regency using the discounted cash flow method, Barclays added each of Equity One’s and Regency’s respective (i) projected unlevered free cash flows for fiscal years 2017 through 2025 based on the Equity One standalone projections or the adjusted Regency standalone projections, as applicable, to (ii) the “terminal value” as of 2025 for each of Equity One and Regency, and discounted such amounts to their respective present value using a range of selected discount rates. The unlevered free cash flows were calculated by taking the earnings before interest, tax expense and amortization and subtracting capital expenditures. The residual value of Equity One and Regency, respectively, at the end of the forecast period, or “terminal value,” was estimated by selecting a range of capitalization rates of 5.0% to 5.50%, which was based on Barclays’ professional judgment and experience, and which were applied to the estimated 2026 stabilized cash net operating income. The cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 6.5% to 7.5%. The range of discount rates was selected based on an analysis of the weighted average cost of capital of Equity One and Regency, respectively. Barclays then calculated a range of implied prices per share of Equity One and Regency, respectively, by subtracting estimated net debt as of December 31, 2016 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Equity One common stock and Regency common stock, respectively. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied Price Per Share
Equity One	$25.90 – $31.90
Regency	$64.90 – $79.10

Using the ranges of implied equity values of Equity One and Regency resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of Equity One common stock by the highest implied price per share for Regency common stock to arrive at the low end of the implied exchange ratio range, and (2) dividing the highest implied total price per share of Equity One common stock by the lowest implied price per share for Regency common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for Equity One and Regency, Barclays calculated an implied exchange ratio range of 0.327x to 0.492x. Barclays noted that on the basis of the discounted cash flow analysis, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was within the range of implied exchange ratios calculated in this analysis.

Net Asset Value Analysis

Barclays performed a net asset valuation of Equity One’s and Regency’s real estate portfolios.

Equity One. Barclays calculated Equity One’s asset-level free cash flows for fiscal years 2017 through 2025 based on the Equity One standalone projections. The terminal value for each of Equity One’s assets at the end of the forecast period was estimated by selecting a range of capitalization rates of, in the case of Equity One’s same store assets, non-same store assets, and Equity One’s Westwood complex, joint ventures and non-retail assets, 5.0% to 5.50% and, in the case of in-process developments and redevelopments, 4.50% to 5.0%, in each case, which was based on Barclays’ professional judgment and experience, which were applied to the corresponding estimated 2026 stabilized cash net operating income of Equity One. The free cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 6.0% to 7.0%, which was based on Barclays’ professional judgment and experience. Barclays, for purposes of this analysis, also took into account Equity One’s cash and cash equivalents, other tangible assets, debt and other tangible liabilities, each estimated as of December 31, 2016 based on the Equity One standalone projections, to arrive at the net asset value, or “NAV,” of Equity One. Barclays then calculated a range of implied NAV per share of Equity One by dividing such amount by the fully diluted number of shares of Equity One common stock.

Regency. Barclays calculated Regency’s free cash flows from its same store portfolio (adjusted for joint ventures), ground lease assets and in process developments for fiscal years 2017 through 2025 based on the adjusted Regency standalone projections. The terminal value for Regency’s foregoing asset categories at the end of the forecast period was estimated by selecting a range of capitalization rates of 5.0% to 5.50%, which was based on Barclays’ professional judgment and experience, which were applied to the estimated 2026 stabilized cash net operating income of Regency. The free cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 6.0% to 7.0%, which was based on Barclays’ professional judgment and experience. Barclays, for purposes of this analysis, also took into account Regency’s cash and cash equivalents, other tangible assets, debt and other tangible liabilities, each estimated as of December 31, 2016 based on the adjusted Regency standalone projections, to arrive at the NAV of Regency. Barclays then calculated a range of implied NAV per share of Regency by dividing such amount by the fully diluted number of shares of Regency common stock.

The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied NAV Per Share
Equity One	$28.20 – $34.00
Regency	$65.70 – $78.30

Using the ranges of implied equity values of Equity One and Regency resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of Equity One common stock by the highest implied price per share for Regency common stock to arrive at the low end of the implied exchange ratio range, and (2) dividing the highest implied total price per share of Equity One common stock by the lowest implied price per share for Regency common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for Equity One and Regency, Barclays calculated an implied exchange ratio range of 0.360x to 0.518x. Barclays noted that on the basis of the net asset valuation analysis, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was within the range of implied exchange ratios calculated in this analysis.

Selected Comparable Public Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Equity One common stock and per share of Regency common stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to Equity One and Regency with selected companies that Barclays, based on its experience in the real estate industry and considering similarity in company portfolio, size, asset type, asset quality and geographic exposure, deemed comparable to Equity One and Regency. The selected comparable companies were:

Primary Comparables

•	Federal Realty Investment Trust

•	Weingarten Realty Investors

•	Urban Edge Properties

•	Acadia Realty Trust

•	Retail Opportunity Investments Corp.

Secondary Comparables

•	Kimco Realty Corporation

•	Brixmor Property Group Inc.

•	DDR Corp.

•	Retail Properties of America, Inc.

•	Kite Realty Group Trust

•	Saul Centers, Inc.

•	Ramco-Gershenson Properties Trust

•	Cedar Realty Trust, Inc.

•	Urstadt Biddle Properties Inc.

In addition to the companies listed above, Barclays added Regency to the list of selected companies for the Equity One analysis and added Equity One to the list of selected companies for Regency analysis.

Barclays calculated and compared various financial multiples and ratios of Equity One, Regency and the selected primary comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its calendar year 2017 estimated funds from operations (which we refer to as “2017E FFO”) based on Wall Street research consensus estimates. This resulted in a range of 14.5x to 22.9x estimated 2017E FFO with a median of 18.9x, including Equity One.

All of these calculations were performed, and based on publicly available financial data and closing prices, as of November 11, 2016, the last trading date prior to the delivery of Barclays’ opinion. Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Equity One and Regency, as all the selected companies are REITs with operations that, for the purposes of the analysis of Barclays, may be considered similar to those of Equity One and Regency, but none of the selected companies are identical to Equity One or Regency. However, because of the inherent differences between the business, operations and prospects of Equity One, Regency and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Equity One and Regency and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, leverage and degree of operational risk between Equity One, Regency and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 18.0x to 22.0x multiples of 2017E FFO for Equity One and Regency and applied such range to the Equity One standalone projections and the adjusted Regency standalone projections, respectively, to calculate a range of implied prices per share of Equity One and Regency. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied Price Per Share
Equity One	$26.20 – $32.00
Regency	$63.10 – $77.20

Using the ranges of implied equity values of Equity One and Regency resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of Equity One common stock by the highest implied price per share for Regency common stock to arrive at the low end of the implied exchange ratio range, and (2) dividing the highest implied total price per share of Equity One common stock by the lowest implied price per share for Regency common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for Equity One and Regency, Barclays calculated an implied exchange ratio range of 0.339x to 0.507x. Barclays noted that on the basis of the selected comparable company analysis, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was within the range of implied exchange ratios calculated in this analysis.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Equity One with respect to company portfolio, size, asset type, asset quality and geographic exposure and other characteristics that Barclays deemed relevant. The selected precedent transactions were:

Month and Year Announced	Acquiror	Target
December 2015	DRA Advisors LLC	Inland Real Estate Corporation
April 2015	Blackstone Group	Excel Realty Trust
October 2014	Edens Investment Trust	AmREIT
February 2007	Centro Properties Group	New Plan Excel Realty Trust
July 2006	Centro Watt	Heritage Property Investment Trust
July 2006	Kimco Realty Corporation	Pan Pacific Retail Properties

Using publicly available information, Barclays analyzed the ratio of the per share purchase price paid in each transaction to the 1 year forward estimated funds from operations per share for the target company for the fiscal year following the one in which the applicable transaction was announced. The following summarizes the result of these calculations:

FFO Multiple
High	24.4x
Low	10.5x
Median	16.8x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Equity One and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and Equity One. Based upon these judgments, Barclays Capital selected a range of 18.0x to 23.0x multiples of 1 year forward estimated funds from operations and applied such range to the Equity One standalone projections to calculate a range of implied prices per share of Equity One common stock. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10);

Implied Price Per Share
Equity One	$26.20 – $33.50

Using the ranges of implied equity values of Equity One resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by dividing the lowest and highest implied total price per share of Equity One common stock resulting from the selected precedent transaction analysis summarized above by $68.60, the trading price of Regency common stock as of November 11, 2016 (rounded to the nearest $0.10), the last trading day prior to Barclays’ delivery of its opinion.

Based on this implied per share equity value range for Equity One and the trading price of Regency common stock as of November 11, 2016, Barclays calculated an implied exchange ratio range of 0.382x to 0.488x. Barclays noted that on the basis of the selected precedent transaction analysis, the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement was within the range of implied exchange ratios calculated in this analysis.

Other Factors

Barclays also noted certain additional factors that were not considered part of Barclays’ financial analyses with respect to its fairness determination but were referenced for informational purposes, including the following:

•     Research Analysts Price Targets Analysis

Barclays reviewed publicly available research on per share price targets for Equity One common stock and Regency common stock provided by equity research firms, which, in the case of Equity One, ranged from $28.00 to $35.00 and, in the case of Regency, ranged from $74.00 to $91.00. The publicly available per share price targets published by equity research firms do not necessarily reflect the current market trading prices for Equity One common stock or Regency common stock and these estimates are subject to uncertainties, including future financial performance of Equity One and Regency, respectively, and future market conditions.

Barclays calculated a range of implied exchange ratios by (1) dividing the low end of the range of equity research firms’ per share price targets of Equity One common stock by the high end of the range of equity research firms’ per share price targets of Regency common stock, and (2) dividing the high end of the range of equity research firms’ per share price targets of Equity One common stock by the low end of the range of equity research firms’ per share price targets of Regency common stock. This analysis indicated an implied exchange ratio range of 0.308x to 0.473x, compared to the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement.

•     Research Analysts Net Asset Value Estimates

Barclays reviewed publicly available research estimates on the NAV per share of Equity One common stock and Regency common stock provided by equity research firms, which, in the case of Equity One, ranged from $27.70 to $34.20 and, in the case of Regency, ranged from $70.10 to $83.80. The publicly available per share NAV estimates published by equity research firms do not necessarily reflect the current market trading prices for Equity One common stock or Regency common stock and these estimates are subject to uncertainties, including future financial performance of Equity One and Regency, respectively, and future market conditions.

Barclays calculated a range of implied exchange ratios by (1) dividing the low end of the range of equity research firms’ NAV per share price targets of Equity One common stock by the high end of the range of equity research firms’ NAV per share price targets of Regency common stock, and (2) dividing the high end of the range of equity research firms’ NAV per share price targets of Equity One common stock by the low end of the range of equity research firms’ NAV per share price targets of Regency common stock. This analysis indicated an implied exchange ratio range of 0.331x to 0.488x, compared to the exchange ratio of 0.45 shares of Regency common stock per share of Equity One common stock to be offered to the stockholders of Equity One pursuant to the merger agreement.

General

Barclays is acting as financial advisor to Equity One in connection with the merger and will receive a fee for its services of approximately $12 million if the merger consummates, $1 million of which was payable upon rendering its opinion and the remainder of which is contingent upon the consummation of the merger. In addition, at the sole discretion of Equity One, a discretionary fee of up to $6,000,000 may be payable to Barclays. Equity One has agreed to reimburse Barclays for its expenses and indemnify Barclays for certain liabilities that may arise out of its engagement. Barclays has performed various investment banking services for Equity One and Gazit, Equity One’s largest stockholder, in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (A) for Equity One (i) sole placement agent on Equity One’s private placements of senior unsecured notes in May and August of 2016, (ii) prior to August 2016, dealer in Equity One’s at-the-market equity program and (iii) prior to September 2016, lender under Equity One’s existing revolving credit facility and (B) for Gazit (i) financial advisor to Gazit on the disposition of certain assets in 2014, (ii) administrative agent and lender to a $75 million margin loan in February 2016 secured by shares of Equity One and certain other securities held by Gazit, (iii) joint bookrunner on the bond offering in September 2016 by Citycon Oyj., an entity that had an approximately 43.5% equity investment of Gazit and (iv) performed, and may continue to perform, various activities related to hedging and risk management for Gazit.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Equity One, Regency and Gazit for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Regency Unaudited Prospective Financial Information

Regency does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Regency is including certain of the unaudited prospective financial information that was made available to the Regency board of directors and J.P. Morgan in connection with their respective evaluation of the merger and certain of the unaudited prospective financial information for a five-year period that was made available to Equity One and Barclays in connection with their respective evaluation of the merger. The inclusion of this information should not be regarded as an indication that any of Regency, Equity One, J.P. Morgan, Barclays or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Regency and Equity One stockholders are urged to review Regency’s SEC filings for a description of risk factors with respect to Regency’s business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The accompanying unaudited prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Regency’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Regency’s independent registered public accounting firm contained in Regency’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to Regency’s historical financial information and it does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2025 for Regency on a standalone basis.

(In millions, except per share values)	2016	2017(4)	2018	2019	2020	2021	2022	2023	2024	2025
Total Cash NOI(1)	$499	$520	$545	$574	$601	$627	$655	$686	$716	$747
Total Unlevered Free Cash Flow(2)	N/A	$241	$284	$294	$309	$330	$352	$376	$412	$441
Core FFO per share(3)	$3.27	$3.51	$3.72	$3.97	$4.24	$4.50	N/A	N/A	N/A	N/A

(1)	Regency defines total cash net operating income (which we refer to as “Total Cash NOI”) as (i) base rent, percentage rent, and recoveries from tenants and other income, less (ii) operating and maintenance, real estate taxes, ground rent, and provision for doubtful accounts from the properties owned by Regency, and (iii) excluding straight-line rental income, above- and below-market rent and ground rent amortization and other fees. Total Cash NOI includes Regency’s pro-rata share of real estate partnerships. Total Cash NOI is a non-GAAP financial measure and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.
(2)	Regency defines total unlevered free cash flow (which we refer to as “Total Unlevered Free Cash Flow”) as (i) Total Cash NOI plus fee income, less (ii) development pursuit costs, acquisition pursuit and closing costs, other expenses, general and administrative expenses, capital expenditures necessary to maintain Regency’s portfolio of properties, development and redevelopment costs, and property sales and acquisitions. Total Unlevered Free Cash Flow includes Regency’s pro-rata share of real estate partnerships. Total Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP. Total Unlevered Free Cash Flow projections were not provided to Equity One or Barclays.
(3)	Regency defines core funds from operations (which we refer to as “Core FFO”) as the National Association of Real Estate Investment Trusts (which we refer to as “NAREIT”) FFO adjusted for certain non-cash and non-comparable items that affect Regency’s period-over-period performance, which includes (i) transaction-related gains, income or expense; (ii) impairments on land; (iii) gains or losses from the early extinguishment of debt; and (iv) other non-core amounts as they occur. NAREIT FFO is a commonly used measure of REIT performance, which NAREIT defines as net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Core FFO is a non-GAAP financial measure and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.
(4)	Regency’s unaudited 2017 projected financial information includes certain assumptions based solely on information available at the time of its preparation, some of which could be directly impacted by various macro- and micro-economic forces beyond Regency’s control. Some of these assumptions include: (i) the timing and pricing of certain investment activities, including acquisitions, dispositions, and new development and redevelopment; (ii) the refinancing of Regency’s outstanding debt, which matures at various points over the projected period, at then-current estimated interest rates; and (iii) the refinancing of Regency’s outstanding preferred stock, which is not callable until various points in 2017, at then-current estimated interest rates.

In preparing the foregoing unaudited projected financial information, Regency made a number of assumptions regarding, among other things, interest rates, corporate financing activities, price appreciation of Regency common stock and the timing and amount of common stock issuances, annual dividend levels, occupancy and customer retention levels of its portfolios, changes in rent, the amount, timing and cost of existing and planned developments, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on such investments, the amount of income taxes paid, and the amount of general and administrative costs.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Regency and/or Equity One and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Regency management that Regency management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. Regency and Equity One stockholders are urged to review Regency’s most recent SEC filings for a description of Regency’s reported and anticipated results of operations and financial condition.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Regency, Equity One or any other person to any Regency or Equity One stockholder regarding the ultimate performance of Regency or the combined company compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

REGENCY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW. IN LIGHT OF THE FOREGOING FACTORS AND THE UNCERTAINTIES INHERENT IN REGENCY’S UNAUDITED PROSPECTIVE FINANCIAL INFORMATION, REGENCY AND EQUITY ONE STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE, IF ANY, RELIANCE ON THE INFORMATION PRESENTED ABOVE.

Equity One Unaudited Prospective Financial Information

Although Equity One periodically may issue limited financial guidance to investors, Equity One does not as a matter of course make public long-term projections as to future revenues, earnings or other results. However, in connection with the merger, Equity One’s management prepared and provided to the Equity One board of directors in connection with its evaluation of the transaction, and to its financial advisors Barclays and Citi, including in connection with Barclays’ financial analyses described above under the section entitled “—Opinion of Equity One’s Financial Advisor, Barclays Capital Inc.,” certain unaudited prospective financial information regarding Equity One’s operations for fiscal years 2016 through 2025 (which we refer to as the “Equity One standalone projections”). As described below, the Equity One standalone projections were also provided to

Regency and J.P. Morgan, for their use in connection with their evaluation of the transaction, and were approved for J.P. Morgan’s use by Regency’s management. For more information, see the section entitled “—Background of the Merger,” “—Opinion of Regency’s Financial Advisor, J.P. Morgan Securities LLC”. Equity One’s management also provided to the Equity One board of directors, Barclays and Citi, certain unaudited prospective financial information regarding Regency’s operations for fiscal years 2016 through 2025 for purposes of evaluating Regency and the merger, which were prepared based on the projections provided to Equity One by Regency (which we refer to as the “Regency standalone projections”) from 2016 through 2021, as adjusted by Equity One’s management (which we refer to as the “adjusted Regency standalone projections”). The below summary of the Equity One standalone projections and the adjusted Regency standalone projections are included for the purpose of providing stockholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any stockholder.

Equity One’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither the independent registered public accounting firm of Equity One, nor any other independent accountants, have examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, the independent registered accounting firm of Equity One does not express an opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. Equity One’s unaudited prospective financial information included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Equity One management. The independent registered public accounting firm’s reports, contained in Equity One’s Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to Equity One’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Equity One’s and Regency’s businesses, as applicable) that are inherently subjective and uncertain and are beyond the control of Equity One’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Equity One’s and Regency’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Equity One stockholders and Regency stockholders are urged to review the most recent SEC filings of Equity One and Regency for a description of the reported and anticipated results of operations and financial condition and capital resources during 2016, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equity One’s and Regency’s respective Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

None of Equity One, Regency or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information. Equity One undertakes no obligation to update or otherwise revise or reconcile this unaudited prospective financial information to reflect circumstances existing after the date this unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such information are shown to be in error. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

Equity One and Regency may calculate certain non-GAAP financial metrics, including Same Store Cash NOI, Same Property NOI, Total Cash NOI, Pro Rata Cash NOI, EBITDA and Unlevered Cash Flow, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Equity One and Regency may not be directly comparable to one another.

Equity One has not made and makes no representation to Regency or any stockholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding Equity One’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Equity One urges all stockholders not to place undue reliance on such information and to review Equity One’s and Regency’s most recent SEC filings for a description of Equity One’s and Regency’s reported financial results.

Equity One Standalone Projections

The following is a summary of the Equity One standalone projections, which were based on Equity One’s management’s 2016 annual standalone plan for Equity One, as updated based on the financial results for the period ended June 30, 2016. The Equity One standalone projections are based solely on the information available to Equity One’s management at the time they were prepared.

The Equity One standalone projections were based on numerous variables and assumptions, including the variables and assumptions discussed above as well as the following material assumptions: (1) Equity One’s same store net operating income grows at 3% annually (excluding all in process redevelopments); (2) Equity One completes developments and redevelopments of certain of its properties and pipeline projects according to plan; (3) Equity One commits approximately $100 million annually in new acquisitions from 2020 through 2024 and approximately $75 million in new redevelopments from 2019 through 2025 (reflecting assumptions that are consistent with $100 million to $150 million in annual redevelopments during such period after taking into account deleasing activity that would be associated with such redevelopments); (4) Equity One incurs approximately $34 million in general and administrative expenses in 2016, growing at approximately 2% annually throughout the projection period; and (5) Equity One’s annual maintenance capital expenditures, tenant improvements and leasing commissions remain at approximately 10% of total cash NOI throughout the projection period.

The following table presents a summary of the Equity One standalone projections, as prepared by Equity One’s management, with all figures rounded to the nearest million. The projections included in the below table treat Equity One on a standalone basis, without giving effect to the merger and as if the merger had not been contemplated by Equity One.

	Year Ended December 31,
	2016E		2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
	(US $ in millions)
Total Cash NOI(1)	255		271	289	301	323	345	362	384	399	425
EBITDA(2)	231		246	264	275	297	319	336	357	371	397
Unlevered Cash Flow(3)	N/A	(4)	193	132	144	86	107	122	141	154	278

(1)	Net Operating Income (which we refer to as “NOI”) is defined as net income attributable to Equity One, adjusted to add back depreciation and amortization expense, general and administrative expense, interest expense and impairment losses, and excluding income tax provision of taxable REIT subsidiaries, net income attributable to noncontrolling interests, management and leasing services income, equity in income of unconsolidated joint ventures, gain/loss on sale of operating properties, gain/loss on extinguishment of debt and other income. Cash NOI is defined as NOI, further adjusted to exclude straight-line rent, amortization of below-market ground lease intangibles, amortization of lease incentives, and accretion of below market lease intangibles (net), and to include management fee expenses recorded at each property based on a percentage of revenue which is otherwise eliminated in the consolidated financial statements. Total Cash NOI is defined as Cash NOI from all properties, including development and redevelopment properties, expected acquisitions and/or dispositions, non-retail properties and pro rata share of joint ventures (unconsolidated). Total Cash NOI is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity.
(2)	EBITDA is defined as Total Cash NOI adjusted to add back management fee expense recorded at each property plus management and leasing services income, less income tax provision of taxable REIT subsidiaries and general and administrative expenses. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cashflow measurement.
(3)	Unlevered Cash Flow is defined as EBITDA less capital expenditures related to maintenance of properties, tenant improvements and leasing commissions, development and redevelopment projects and net acquisitions and dispositions. Unlevered Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cashflow measurement.
(4)	Unlevered Cash Flow for 2016 was not provided to Regency and was not utilized by Barclays for purposes of its fairness opinion.

Adjusted Regency Standalone Projections

The following is a summary of the adjusted Regency standalone projections which were provided to Equity One’s management by Regency’s management, as adjusted by Equity One’s management (including the extrapolation of projected financial information for the period from 2022 to 2025) without input from Regency management. The adjusted Regency standalone projections are based solely on the information available to Equity One’s management at the time they were prepared.

The adjusted Regency standalone projections were based on numerous variables and assumptions made by Equity One management, including the variables and assumptions discussed above as well as the following material assumptions: (1) Regency’s same property net operating income grows at 2.5% annually; (2) Regency incurs approximately $150 million and approximately $50 million annual run-rate development and redevelopment costs, respectively, from 2017 to 2025; (3) Regency incurs net general and administrative expenses of approximately $63 million in 2016, growing at 3% annually throughout the projection period; (4) Regency’s annual maintenance capital expenditure remains constant at approximately 10% of same property NOI throughout the projection period; (5) Regency issues $850 million of unsecured notes between 2019 and 2021 at approximately 4.7% coupon rate to fund notes and mortgage debt maturities and annual expenditures; and (6) Regency issues a $333 million 30-year bond in 2017 at approximately 5% coupon rate to fund the redemption of $325 million of preferred equity.

The adjusted Regency standalone projections were provided by Equity One management to the Equity One board of directors and its financial advisors, Barclays and Citi, but were not provided to Regency or its financial advisor, J.P. Morgan. The following table presents a summary of the adjusted Regency standalone projections.

The adjusted Regency projections included in the below table treat Regency on a standalone basis, without giving effect to the merger and as if the merger had not been contemplated by Regency.

	Year Ended December 31,
	2016E		2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
	(US $ in millions)
Pro Rata Cash NOI(1)	499		520	542	569	593	616	640	667	695	723
EBITDA(2)	460		480	502	528	552	575	597	622	647	673
Unlevered Cash Flow(3)	NA	(4)	240	280	288	300	318	338	361	385	409

(1)	NOI is defined as the sum of base rent, percentage rent, and recoveries from tenants and other income, less operating and maintenance, real estate taxes, ground rent, and provision for doubtful accounts from the properties owned by Regency. NOI excludes straight-line rental income, above and below market rent and ground rent amortization and other fees. Pro Rata Cash NOI is defined as NOI plus captive insurance and other income, net acquisitions and dispositions NOI, plus Regency’s share of unconsolidated joint ventures less partners’ share of consolidated joint ventures. Pro Rata Cash NOI is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance.
(2)	EBITDA is defined as Pro Rata Cash NOI plus third party management fees, asset management fees, commissions less corporate general and administrative expenses (net of capitalized costs). EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.
(3)	Unlevered Cash Flow is defined as EBITDA less any capital expenditures related to maintenance, development, redevelopment or net acquisitions or dispositions. Unlevered Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance or cash provided by operating activities as a cash flow measurement.
(4)	Unlevered Cash Flow for 2016 was not utilized by Barclays for purposes of its fairness opinion.

Interests of Regency Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, the directors and executive officers of Regency have interests in the merger that may be different from, or in addition to, those of Regency stockholders generally. The Regency board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Pursuant to the merger agreement, immediately after the effective time of the merger, the Regency board of directors will have 12 members, nine of whom were directors of Regency immediately prior to the effective time of the merger, with Mr. Martin E. “Hap” Stein, Jr. continuing as the Chairman of the Regency board of directors. The current senior leadership team of Regency is not expected to change as a result of the merger and will be led by Mr. Stein, the Chairman and Chief Executive Officer of Regency.

Interests of Equity One Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, the directors and executive officers of Equity One have interests in the merger that may be different from, or in addition to, those of Equity One stockholders generally. The Equity One board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendations that the Equity One stockholders approve the merger agreement. These interests are described in more detail below.

Treatment of Outstanding Equity Awards

Upon the effective time of the merger, each Equity One stock option, Equity One restricted stock award and Equity One LTIP award will be converted into either cash, Regency restricted stock awards or fully vested shares of Regency common stock, as described in the section of this joint proxy statement/prospectus entitled “—Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger”.

The table below sets forth, for each Equity One executive officer and director, (i) the number of outstanding unvested Equity One stock options, (ii) the number of shares covered by outstanding Equity One restricted stock awards and (iii) the number of shares covered by outstanding Equity One LTIP awards that is expected to be held by such executive officer and director on January 2, 2017. With respect to the Equity One restricted stock awards set forth below, the number reflects (i) a January 1, 2017 grant of restricted stock to Mr. Makinen as required by the terms of his employment agreement, (ii) the December 31, 2016 vesting of 2015 and 2016 annual director restricted stock retainer awards to directors and (iii) the January 1, 2017 grant of 2017 annual director restricted stock retainer awards to directors. These numbers do not forecast any grants or additional issuances of equity-based awards following January 2, 2017, nor do they forecast any dividends or forfeitures of equity-based awards following the date of this joint proxy statement/prospectus. With respect to Equity One LTIP awards, these numbers assume achievement of applicable performance goals at target level performance, without proration, and do not forecast actual achievement of performance goals, which will be determined by Equity One prior to the closing date of the merger. Depending on when the closing date occurs, certain equity-based awards shown in the table may vest in accordance with their terms.

The table below also sets forth the value, based on the number of equity-based awards determined as described above per executive officer and director, of such equity-based awards on the closing date, which we assume to be January 2, 2017 for these purposes, with such amounts calculated by multiplying the number of Equity One stock options by the excess, if any, of the per share assumed merger consideration over the exercise price per share of common stock of such Equity One stock option, and by multiplying the number of shares of common stock subject to restricted stock awards and Equity One LTIP awards by the per share assumed merger consideration. For purposes of this joint proxy statement/prospectus, the “assumed merger consideration” is equal to $29.58, which is the average closing price of Equity One’s common stock over the five-day period following the first public announcement of the proposed merger.

As described in more detail below under “—Prior Terminations” and “—Consulting Agreement”, Thomas Caputo, Michael Berfield, and Mark Langer will not be entitled to receive any incremental payments or benefits in connection with the consummation of the merger, either alone or in connection with any other event.

Mr. Lukes also holds vested Equity One stock options, which, provided they remain unexercised at the effective time of the merger, will be canceled in exchange for a cash payment, as described above. The number and value of vested Equity One stock options held by Mr. Lukes is not included in the table below.

Equity One Equity Awards

Name	Equity One Stock Options (#)	Equity One Restricted Stock Awards (#)	Equity One LTIP Awards (#)	Amount ($)
Named Executive Officers
David Lukes	100,000	84,603	156,300	7,796,911
Matthew Ostrower	—	25,470	44,379	2,066,134
Michael Makinen	—	22,338	25,685	1,420,520
Michael Berfield	—	—	—	—
Thomas Caputo	—	—	—	—
Mark Langer	—	—	—	—
Other Executive Officers
Aaron Kitlowski	—	9,330	—	275,981
William Brown	—	14,726	—	435,595
Directors
Joseph Azrack	—	5,250	—	155,295
Cynthia Cohen	—	5,250	—	155,295
Neil Flanzraich	—	7,839	—	231,878
Jordan Heller	—	5,419	—	160,294
Chaim Katzman	—	84,996	—	2,514,182
Peter Linneman	—	5,589	—	165,323
Galia Maor	—	5,250	—	155,295
Dori Segal	—	5,250	—	155,295

Executive Employment Agreements

Each of Messrs. Lukes, Ostrower, Makinen, Brown and Kitlowski is party to an employment agreement with Equity One, which provide severance and other separation benefits in the event such executive officer experiences a qualifying termination of employment. In connection with the execution of the merger agreement, Equity One amended the employment agreements to provide for certain additional payments and benefits, which are reflected in the description below.

The employment agreements provide that, in the event the executive’s employment is terminated by Equity One without “cause” (as defined below), by the executive for “good reason” (as defined below) or due to Equity One not renewing the term of the applicable employment agreement (each, a “qualifying termination”), subject to the executive officer’s execution and non-revocation of a release of claims in favor of Equity One, he will be paid or provided with the following severance benefits:

•	a lump-sum payment equal to 2.9x (for Messrs. Lukes and Ostrower) or 2.0x (for Messrs. Makinen, Kitlowski and Brown) the sum of (x) the executive’s average annual bonus, if any, for the three most recently completed calendar years, and (y) the executive’s then current base salary;

•	a lump-sum cash payment equal to the value of the executive’s target annual bonus for the year in which the qualifying termination occurs, prorated based on the number of days of service completed;

•	a lump-sum cash payment equal to the value of the executive’s accrued and unpaid vacation; and

•	for executive officers other than Mr. Brown, continuation of medical, dental and life insurance benefits substantially similar to those provided to the executive and his dependents immediately prior to the date of termination for up to 18 months following the date of termination.

The employment agreements provide for accelerated vesting of all outstanding and unvested Equity One stock options (for Mr. Lukes), restricted stock awards and a pro-rata portion of Equity One LTIP awards (determined based on actual achievement of performance goals) upon a qualifying termination. However, upon the effective time of the merger, the Equity One equity awards will be treated as described in the section of this joint proxy statement/prospectus entitled “—Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger”.

Pursuant to the merger agreement, upon the effective time of the merger, the cash severance benefits described above payable to Messrs. Lukes, Ostrower, Makinen and Kitlowski will become payable whether or not such executive terminates employment, subject to the executive officer’s execution and non-revocation of a release of claims in favor of Equity One. The applicable executive’s employment agreement will remain outstanding in accordance with its terms, and each executive will otherwise remain eligible to receive the remaining severance benefits, without duplication of the cash severance benefits previously paid, upon the executive’s qualifying termination of employment following the effective time of the merger.

In the case of Mr. Brown, in connection with the execution of the merger agreement, Mr. Brown’s employment agreement was amended to provide that the merger and anticipated modifications to Mr. Brown’s title and reporting structure will not constitute “good reason” under Mr. Brown’s employment agreement, provided that Mr. Brown will have the right to resign from employment with Regency during the 30-day period following the six-month anniversary of the effective time of the merger with the resignation considered a termination by Mr. Brown for good reason under the terms of Mr. Brown’s employment agreement.

For purposes of the employment agreements, “good reason” includes the occurrence of any one of the following events without the executive’s consent: (i) the material breach by Equity One of the employment agreement, that is not cured within thirty (30) days after written notice of such breach; (ii) any substantial or material diminution of the executive’s responsibilities, duties, authority or reporting structure, including, without limitation, reporting responsibilities and/or title (including, in the case of Mr. Lukes, Mr. Lukes no longer being the most senior executive of Equity One reporting to the Chairman of the Board); (iii) any material reduction, either from one year to the next, or within the current year, in the executive’s annual base salary or target bonus opportunity; (iv) in the case of executives other than Mr. Brown, a requirement that the executive relocate his principal office location by more than fifty (50) miles (forty (40) miles in the case of Mr. Kitlowski) from New York, New York; and (v) in the case of Mr. Lukes, the failure of the Board to nominate him, and recommend his election to Equity One’s stockholders, to the Equity One board of directors.

For purposes of the employment agreements, “cause” includes: (i) the executive’s breach of any material provisions of the employment agreement, (ii) the indictment of the executive for a felony, capital crime or any crime involving moral turpitude, including, but not limited to, crimes involving illegal drugs; or (iii) willful misconduct in or relating to the performance of executive’s duties, using property, or while on the premises, of Equity One or any of its subsidiaries or while acting or purporting to act as an officer, employee or director of Equity One or any of its subsidiaries.

For an estimate of the value of the payments and benefits described above that would become payable under the Executive Agreements to Messrs. Lukes, Ostrower and Makinen, see “—Golden Parachute Compensation” below. The aggregate value of the payments and benefits that would become payable to Messrs. Brown and Kitlowski, Equity One’s other executive officers, assuming that the effective time of the merger is January 2, 2017 and Messrs. Brown and Kitlowski experienced a termination without “cause” or resignation with “good reason” on such date, is $3,698,715. This estimate is based on compensation and benefit levels that will be in effect on January 2, 2017 and reflects an increase to Mr. Kitlowski’s base salary effective January 1, 2017 pursuant to the terms of his employment agreement, therefore, if compensation and benefit levels are changed after such date, the actual value of Messrs. Brown’s and Kitlowski’s severance payments and benefits may be different from those provided for above.

Golden Parachute Excise Taxes

For Messrs. Lukes, Caputo, Ostrower and Makinen, if the executive officer’s merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the tax code, then the executive officer will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive officer. Equity One may enter into similar agreements with Messrs. Kitlowski and Brown prior to the effective time of the merger. In addition, for tax planning purposes with respect to Sections 280G and 4999 of the tax code, for Messrs. Lukes, Ostrower, Makinen, Brown and Kitlowski, Equity One accelerated the payment and vesting for a portion of each executive’s annual bonus for 2016 performance into December 2016. Equity One does not provide any excise tax gross-ups.

Chairman Compensation Agreement

Chaim Katzman, Chairman of the Equity One board of directors, has entered into a compensation arrangement with Equity One that provides for the following benefits if his service is terminated without “cause” by Equity One or for “good reason” by Mr. Katzman (a “qualifying termination”); reimbursement for COBRA premiums associated with the cost of continuation of dental coverage until the earlier of December 31, 2017 and 18 months following his termination. Mr. Katzman’s compensation agreement also provides for the accelerated vesting of his outstanding, unvested Equity One restricted stock awards upon a qualifying termination, upon the effective time of the merger, the Equity One restricted stock awards held by Mr. Katzman will vest in full, as described in the section of this joint proxy statement/prospectus entitled “The Merger—Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger”.

Consulting Agreement

Thomas Caputo, President of Equity One, will terminate his employment with Equity One effective as of December 31, 2016 and will begin providing consulting services to Equity One pursuant to a consulting agreement, which will conclude December 31, 2017. The consulting agreement provides that Mr. Caputo will receive a monthly retainer fee and expense reimbursement for his services to Equity One during the consulting term. In the event that Regency or Equity One terminates Mr. Caputo’s consulting agreement prior to December 31, 2017, Mr. Caputo will remain entitled to receive his monthly consulting fee of $30,000 through the duration of the term. Mr. Caputo’s right to receive payments and benefits pursuant to the consulting agreement, including his entitlement to receive consulting fees following a termination of the consulting agreement, are not conditioned upon, increased or otherwise impacted by the merger. Mr. Caputo will not be entitled to receive any incremental payments or benefits in connection with the consummation of the merger, either alone or in connection with any other event.

Prior Terminations

Michael Berfield, formerly Executive Vice President of Development of Equity One, and Mark Langer, formerly Executive Vice President and Chief Financial Officer of Equity One, terminated their employment with Equity One effective June 3, 2016 and April 10, 2015, respectively. Messrs. Berfield and Langer will not be entitled to receive any incremental payments or benefits in connection with the consummation of the merger, either alone or in connection with any other event.

Board Service Following the Merger

In connection with the closing of the merger, Regency is required to appoint to the Regency board of directors Mr. Chaim Katzman, who is the current Chairman of Equity One, and two other Equity One independent directors reasonably acceptable to the Regency board of directors, as described in more detail in the sections entitled “The Merger Agreement—Directors and Officers” and “Agreements with the Gazit Parties—Governance Agreement.”

Agreements with Gazit Parties

Two Equity One directors, Mr. Katzman and Mr. Segal, also serve as directors of Gazit and have material financial interests in Gazit, which, together with the rest of the Gazit Parties, is the largest stockholder of Equity One and entered into the voting agreement and the governance agreement with Regency in connection with the merger as described in the sections entitled “Agreements with the Gazit Parties—Voting Agreement” and “Agreements with the Gazit Parties—Governance Agreement.”

Golden Parachute Compensation

The table below, entitled “Potential Change-in-Control Payments to Named Executive Officers,” along with its footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to Equity One’s chief executive officer, chief financial officer and three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement (each of whom we refer to as a “named executive officer”), which compensation is subject to an advisory vote of Equity One’s stockholders, as described below in the section entitled “Equity One Proposal 2: The Equity One Compensation Proposal.” The table assumes the consummation of the merger occurred on January 2, 2017 and the employment of the named executive officer was terminated without “cause” or for “good reason” on such date. The value of any equity-based awards was calculated by multiplying the number of Equity One stock options by the excess, if any, of the per share assumed merger consideration over the exercise price per share of common stock of such Equity One stock option, and by multiplying the number of shares of common stock subject to restricted stock awards and Equity One LTIP awards (assuming target achievement of any applicable performance conditions, without proration) by the per share assumed merger consideration of $29.58.

Thomas Caputo, President of Equity One, will terminate his employment with Equity One effective as of December 31, 2016 and will transition to a consulting role through December 31, 2017. Mr. Caputo will not be entitled to receive any incremental payments or benefits in connection with the consummation of the merger, either alone or in connection with any other event. Michael Berfield, formerly Executive Vice President of Development of Equity One, and Mark Langer, formerly Executive Vice President and Chief Financial Officer of Equity One, terminated their employment with Equity One effective June 3, 2016 and April 10, 2015, respectively. Messrs. Berfield and Langer will not be entitled to receive any incremental payments or benefits in connection with the closing of the merger, either alone or in connection with any other event.

The calculations in the table below do not include amounts Equity One executive officers are already entitled to receive or will be vested in as of January 2, 2017 or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of Equity One.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Welfare Benefits ($)(3)	Total ($)(4)
David Lukes	6,418,857	7,796,911	24,446	14,240,214
Matthew Ostrower	3,258,177	2,066,134	25,654	5,349,965
Michael Makinen	1,943,442	1,420,520	27,113	3,391,075
Michael Berfield	—	—	—	—
Thomas Caputo	—	—	—	—
Mark Langer	—	—	—	—

(1)

As described above in “Interests of Equity One Directors and Executive Officers in the Merger—Executive Employment Agreements,” the cash payments to Messrs. Lukes, Ostrower and Makinen consist of (i) 2.9 (in the case of Messrs. Lukes and Ostrower) or 2.0 (in the case of Mr. Makinen) times the sum of (a) the executive’s average annual bonus, if any, for the three most recently completed calendar years and (b) the executive’s then current base salary and (ii) a pro rata portion of the value of the annual bonus the executive officer would have received for service in the final calendar year of employment based on target achievement of any applicable performance goals. The cash payments reflect (i) an increase to Mr. Makinen’s base salary effective January 1, 2017 pursuant to the terms of his employment agreement and (ii) a calculation of each executive’s average annual bonus that, with respect to the bonus paid for 2016 performance, only includes the bonus amount actually paid in 2016, which amount may increase following Equity One’s final determination of the performance conditions associated with such bonus in early 2017.

The above payments are “single-trigger” in nature as they will become payable, subject to the execution and non-revocation of a release of claims, immediately upon the closing date, whether or not employment is terminated. The amounts shown in this column are based on the compensation and benefit levels in effect on January 2, 2017; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above.

The cash payments described in this column (1) include the following components:

Name	Base Salary Severance ($)	Annual Cash Bonus Severance ($)	Pro Rata Bonus ($)	Total ($)
David Lukes	2,465,000	3,949,199	4,658	6,418,857
Matthew Ostrower	1,450,000	1,805,985	2,192	3,258,177
Michael Makinen	1,000,000	941,250	2,192	1,943,442
Michael Berfield	—	—	—	—
Thomas Caputo	—	—	—	—
Mark Langer	—	—	—	—

(2)	As described in the section entitled “—Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger,” the equity amounts consist of the accelerated vesting (and, with respect to Equity One stock options, cash payment) of unvested Equity One stock options, Equity One restricted stock awards and Equity One LTIP awards. The amounts shown are based on the number of such equity-based awards that is expected to be held by each named executive officer on January 2, 2017 and, with respect to Mr. Makinen, includes a January 1, 2017 grant of restricted stock required by the terms of his employment agreement. The amounts shown do not attempt to forecast any grants or additional issuances of equity-based awards following January 2, 2017, nor do they forecast any dividends or forfeitures of equity-based awards following the date of this proxy statement. With respect to Equity One LTIP awards, these numbers assume achievement of applicable performance goals at target level performance and do not forecast actual achievement of performance goals, which will be determined by Equity One prior to the closing date of the merger. Depending on when the closing date occurs, certain equity-based awards will vest in accordance with their terms.

The above payments are “single-trigger” in nature as they will become payable immediately upon the closing date, whether or not employment is terminated.

The equity payments described in this column (2) include the following components:

Name	Equity One Stock Options ($)	Equity One Restricted Stock Awards ($)	Equity One LTIP Awards ($)	Total ($)
David Lukes	671,000	2,502,557	4,623,354	7,796,911
Matthew Ostrower	—	753,403	1,312,731	2,066,134
Michael Makinen	—	660,758	759,762	1,420,520
Michael Berfield	—	—	—	—
Thomas Caputo	—	—	—	—
Mark Langer	—	—	—	—

(3)	As described in the section entitled “—Executive Employment Agreements,” the welfare benefits to the named executive officers consist of medical, dental and life insurance benefits continuation for up to 18 months.

The above payments are “double-trigger” in nature as they will only be payable in the event of a termination of employment without cause or by the executive for good reason following the completion of the merger. The amounts reflected in the column above reflect health and benefits rates in effect through February 28, 2017; therefore if benefits levels change between the date of this joint proxy statement/prospectus and the closing of the merger, such amounts will change.

(4)	The amounts in this column represent the total of all compensation in columns (1), (2) and (3).

The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each executive officer are as follows:

Name	Single-Trigger Payments ($)	Double- Trigger Payments ($)
David Lukes	14,215,768	24,446
Matthew Ostrower	5,324,311	25,654
Michael Makinen	3,363,962	27,113
Michael Berfield	—	—
Thomas Caputo	—	—
Mark Langer	—	—

Directors and Management Following the Merger

Board composition of Regency following the merger

Pursuant to the merger agreement, immediately after the effective time of the merger, the Regency board of directors will have 12 members, nine of whom were directors of Regency immediately prior to the effective time of the merger, with Mr. Stein continuing as the Chairman of the Regency board of directors, and three of whom will be current directors of Equity One, including Mr. Katzman, who will also be the designee of the Gazit Parties and the nonexecutive Vice Chairman of the Regency board of directors. The other two Equity One directors expected to join the Regency board of directors are Joseph Azrack and Peter Linneman. For additional information regarding the directors and executive officers of Regency following the merger, including the directors designated by Equity One, please refer to Regency’s proxy statement on Schedule 14A filed on March 14, 2016 and Equity One’s proxy statement on Schedule 14A filed on April 1, 2016, respectively, the relevant portions of which are incorporated into this document by reference through their respective Annual Reports on Form 10-K for the year ended December 31, 2015.

In connection with the closing of the merger and as required by the governance agreement, the Regency board of directors will appoint Mr. Katzman, as the designee of the Gazit Parties, as a director, non-executive Vice Chairman and member of the investment committee of the Regency board of directors. Under the governance agreement, Regency is required to nominate Mr. Katzman to the Regency board of directors and solicit votes for his election for so long as the Gazit Parties beneficially own 7% or more of the Regency common stock outstanding as of immediately after the effective time of the merger. The governance agreement also provides that in the event of Mr. Katzman’s death, disability, resignation or removal, or failure of Mr. Katzman to be re-elected, the Gazit Parties will have the right to designate another person to be appointed to the Regency board of directors, which person must be reasonably acceptable to the Regency board of directors. For more information, see “Agreements with the Gazit Parties—Governance Agreement.”

Officers of Regency following the merger

The current senior leadership team of Regency is not expected to change as a result of the merger and will be led by Mr. Stein, the Chairman and Chief Executive Officer of Regency.

Treatment of Equity One Stock Options, Restricted Stock and Other Equity-Based Awards in the Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding Equity One equity awards will be treated as follows:

•	Stock Options. Each Equity One stock option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be converted into the right to receive an amount in cash equal to the product of the number of shares of Equity One common stock subject to such Equity One stock option and the excess of (i) (x) the value of a share of Regency common stock as of the last complete trading day prior to the effective time of the merger, multiplied by (y) the exchange ratio, over (ii) the exercise price per share of Equity One common stock of such Equity One stock option.

•	Restricted Stock Awards. Each Equity One restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be assumed by Regency and will be converted into a Regency restricted stock award with respect to a number of shares of Regency common stock (rounded to the nearest whole share) equal to the product obtained by multiplying the number of shares of Equity One common stock subject to such Equity One restricted stock award as of immediately prior to the effective time of the merger by the exchange ratio. At the effective time of the merger, the Regency restricted stock awards held by David Lukes, Matthew Ostrower, Mike Makinen, Aaron Kitlowski, and Equity One’s non-employee directors will vest in full. The Regency restricted stock awards that do not vest as of the effective time of the merger will continue to have the same terms and conditions as the Equity One restricted stock award to which they relate, except that in the event a holder’s employment with Regency is terminated by Regency without cause, by the holder for good reason, or due to the holder’s death or disability, the Regency restricted stock award will vest in full as of the date of the applicable termination.

•	LTIP Awards. Each Equity One LTIP award that is outstanding immediately prior to the effective time of the merger will vest in full (based on the actual achievement of any applicable performance goals, and without proration) and be converted into a number of fully vested shares of Regency common stock equal to the product obtained by multiplying the number of shares of Equity One common stock subject to the LTIP award as of immediately prior to the effective time of the merger by the exchange ratio.

Accounting Treatment

The merger will be accounted for as an “acquisition,” as that term is used under GAAP, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Equity One as of the effective time of the merger will be recorded at their respective fair values and added to those of Regency. Any excess of purchase price over the fair values is recorded as goodwill.

Regulatory Approvals

Regency and Equity One have each agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

The parties’ respective obligations to complete the merger are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or binding order of any court of competent jurisdiction that prohibits the merger; (ii) the absence of any action taken or statute, rule, regulation or order enacted by any governmental entity of competent jurisdiction which makes the consummation of the merger illegal; and (iii) the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, with no stop order in effect and no proceeding by the SEC seeking a stop order.

Exchange of Shares in the Merger

Regency will appoint an exchange agent who is reasonably acceptable to Equity One to handle the exchange of shares of Equity One common stock for Regency common stock. Within five business days after the effective time of the merger, the exchange agent will send to (i) each holder of record of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding Equity One common stock, or (ii) holders of record of non-certificated Equity One common stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of such certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement.

Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of Equity One common stock will receive one or both of the following: (i) the merger consideration of 0.45 of a share of Regency common stock for each share of Equity One common stock, (ii) cash in lieu of fractional shares of Regency common stock and (iii) the Equity One closing dividend (described below), to the extent such dividend has not been paid prior to the consummation of the merger, and any Regency dividend with a record date after the consummation of the merger.

If you are a Regency stockholder, you are not required to take any action with respect to your shares of Regency common stock.

Dividends

Regency and Equity One plan to continue their respective current dividend policies until the closing of the merger. The parties each intend to pay quarterly dividends to their respective common stockholders at a rate not in excess of $0.50 per share of Regency common stock and $0.22 per share of Equity One common stock.

In connection with the closing of the merger, Regency will declare a dividend to the holders of Regency common stock, and Equity One will declare a dividend to the holders of Equity One common stock (which we refer to as the “Equity One closing dividend”), the record and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per share dividend amount payable by each of Regency and Equity One will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared.

In addition, Regency and Equity One have agreed that the other party, with notice to the other, can declare or pay the minimum dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (which we refer to as a “REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.

Listing of Regency Common Stock in the Merger

It is a condition to the completion of the merger that the Regency common stock issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of Equity One Common Stock

Pursuant to the merger agreement, when the merger is completed, the Equity One common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal or Dissenters’ Rights

Under Section 3-202 of the MGCL, holders of Equity One common stock do not have the right to receive the appraised value of their shares in connection with the merger.

Under Section 607.1302 of the FBCA, holders of Regency common stock will not be entitled to appraisal rights in connection with the merger.

Treatment of Indebtedness

Regency anticipates that it will seek certain amendments to or refinance certain indebtedness of Regency and Equity One in connection with the merger. On November 14, 2016, in connection with its entry into the merger agreement, Regency entered into a commitment letter with JPMorgan Chase Bank, N.A. (which we refer to as “JPMorgan”), pursuant to which JPMorgan committed to provide, subject to customary closing conditions, $750 million of senior unsecured bridge loans, the proceeds of which could be used to refinance certain existing indebtedness of Regency and Equity One and to pay fees and expenses in connection with the transactions.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.

The summary of the merger agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Regency or Equity One or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this joint proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Regency, Equity One or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Regency or Equity One.

Form of the Merger

Pursuant to the merger agreement, upon the terms and subject to the conditions of the merger agreement and in accordance with the MGCL and the FBCA, at the effective time of the merger, Equity One will be merged with and into Regency, with Regency continuing as the surviving corporation of the merger.

Merger Consideration

In connection with the merger, upon the terms and subject to the conditions of the merger agreement, each share of Equity One common stock (other than shares owned directly by Equity One or Regency and not on behalf of third parties) outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.45 of a newly issued share of Regency common stock (which we refer to as the “exchange ratio”), with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger.

For more information, see “—Exchange of Shares in the Merger.”

Treatment of Equity One Share Options and Other Equity-Based Awards in the Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding Equity One equity awards will be adjusted as follows:

•	Stock Options. Each Equity One stock option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be converted into the right to receive an amount in cash equal to the product of the number of shares of Equity One common stock subject to such Equity One stock option and the excess of (i) (x) the value of a share of Regency common stock as of the last complete trading day prior to the effective time of the merger, multiplied by (y) the exchange ratio, over (ii) the exercise price per share of Equity One common stock of such Equity One stock option.

•	Restricted Stock Awards. Each Equity One restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be assumed by Regency and will be converted into a Regency restricted stock award with respect to a number of shares of Regency common stock (rounded to the nearest whole share) equal to the product obtained by multiplying the number of shares of Equity One common stock subject to such Equity One restricted stock award as of immediately prior to the effective time of the merger by the exchange ratio. At the effective time of the merger, the Regency restricted stock awards held by David Lukes, Matthew Ostrower, Mike Makinen, Aaron Kitlowski, and Equity One’s non-employee directors will vest in full. The Regency restricted stock awards that do not vest as of the effective time of the merger will continue to have the same terms and conditions as the Equity One restricted stock award to which they relate, except that in the event a holder’s employment with Regency is terminated by Regency without cause, by the holder for good reason, or due to the holder’s death or disability, the Regency restricted stock award will vest in full as of the date of the applicable termination.

•	LTIP Awards. Each Equity One LTIP award that is outstanding immediately prior to the effective time of the merger will vest in full (based on the actual achievement of any applicable performance goals, and without proration) and be converted into a number of fully vested shares of Regency common stock equal to the product obtained by multiplying the number of shares of Equity One common stock subject to the LTIP award as of immediately prior to the effective time of the merger by the exchange ratio.

Closing; Effective Time of the Merger

Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the merger agreement, the closing of the merger will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing).

Upon the terms and subject to the conditions of the merger agreement, the merger will become effective at the time the articles of merger for the merger of Equity One with and into Regency are accepted for record by the State Department of Assessments and Taxation of the State of Maryland and the Department of State of the State of Florida, or at such later time as may be agreed to by the parties in writing and specified in the articles of merger (not to exceed 30 days from filing).

Charter and Bylaws

At the effective time of the merger, the Regency articles of incorporation will be amended in the merger (in accordance with the Regency articles amendment proposal) and, as so amended, will be the articles of incorporation of Regency, as the surviving corporation in the merger.

At the effective time of the merger, Regency’s bylaws as in effect immediately prior to the effective time of the merger will be the bylaws of Regency, as the surviving corporation in the merger.

Directors and Officers

The parties have agreed that, from and after the effective time of the merger, the directors and officers of Regency immediately prior to the effective time will be the directors and officers of the surviving corporation, except that in connection with the closing of the merger, Regency is required to appoint to the Regency board of directors Mr. Chaim Katzman, who is the current Chairman of Equity One, and two other Equity One directors reasonably acceptable to the Regency board of directors.

Exchange of Shares in the Merger

At or prior to the effective time of the merger, Regency will appoint an exchange agent who is reasonably acceptable to Equity One to handle the exchange of shares of Equity One common stock for Regency common stock. Within five business days after the effective time of the merger, the exchange agent will send to (i) each holder of record of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding Equity One common stock or (ii) holders of record of noncertificated Equity One common stock represented by book-entry, a letter of transmittal and instructions for effecting the exchange of such certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement.

Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of Equity One common stock will receive one or both of the following: (i) the merger consideration of 0.45 of a share of Regency common stock for each share of Equity One common stock and (ii) cash in lieu of fractional shares of Regency common stock.

Holders of shares of Regency common stock are not required to take any action with respect to their shares of Regency common stock.

No fractional shares of Regency common stock will be issued upon the conversion of shares of Equity One common stock. Any holder of Equity One common stock otherwise entitled to receive a fractional share of Regency common stock pursuant to the merger will be entitled to receive a cash payment in lieu of such fractional share, based on the closing price of shares of Regency common stock on the NYSE on the last trading day immediately preceding the closing date. No holder of Equity One common stock receiving a cash payment in lieu of fractional shares of Regency common stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Regency common stock.

Representations and Warranties of Regency and Equity One

The merger agreement contains representations and warranties made by each of Regency and Equity One to each other. These representations and warranties are subject to qualifications and limitations agreed to by Regency and Equity One in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties of both Regency and Equity One contained in the merger agreement relate to, among other things:

•	organization, standing, corporate power and organizational documents;

•	capital structure;

•	authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

•	SEC documents, financial statements, internal controls, SEC correspondence and accounting and auditing practices;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

•	compliance with applicable laws;

•	absence of certain litigation;

•	tax matters, including qualification as a REIT;

•	existence and validity of certain material contracts;

•	benefits matters and compliance with the Employee Retirement Income Security Act of 1974, as amended (which we refer to as “ERISA”);

•	collective bargaining agreements and other labor matters;

•	absence of certain changes and non-existence of a material adverse effect, since December 31, 2015;

•	board approval of the merger agreement and the transactions contemplated thereby, including the merger;

•	exemption from anti-takeover statutes;

•	required stockholder approval;

•	real property;

•	compliance with environmental laws;

•	ownership of or licenses to certain intellectual property;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	existence of insurance policies;

•	inapplicability of the Investment Company Act of 1940;

•	brokers’ and finders’ fees in connection with the merger or the other transactions contemplated by the merger agreement;

•	receipt of opinions from each party’s financial advisors; and

•	lack of related party transactions.

Definition of “Material Adverse Effect”

Many of the representations of Regency and Equity One are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect,” for purposes of the merger agreement, means any change, effect, development, circumstance, condition, state of facts, event or occurrence that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Regency or Equity One, as applicable, including its subsidiaries, taken as a whole, except that no change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of or resulting from any of the following will constitute a material adverse effect:

•	any changes in general U.S. or global economic conditions;

•	changes generally affecting the industry or industries in which such party operates;

•	any change in law or the interpretation thereof or GAAP or the interpretation thereof;

•	acts of war, armed hostility or terrorism or any worsening thereof;

•	earthquakes, hurricanes, tornados or other natural disasters or calamities;

•	any effect to the extent attributable to the negotiation or announcement of the merger agreement and the transactions contemplated thereby;

•	any failure in and of itself by such party to meet any internal or published projections (whether published by such party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (however, the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in the price or trading volume of such party’s common stock or any publicly traded securities of such party (however, the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any reduction in the credit rating of such party or its subsidiaries (however, the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	any bankruptcy, insolvency or reorganization of any tenant under any of its leases or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any of its leases.

However, if any change, effect, development, circumstance, condition, state of facts, event or occurrence described in any of the first five bullets above has had a disproportionate adverse impact on such party relative to other companies of comparable size to such party operating in the industry in which such party operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a “material adverse effect” has occurred.

Conduct of Business Pending the Merger

Under the merger agreement, between November 14, 2016 and the earlier of the effective time of the merger or the termination of the merger agreement, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in the parties’ confidential disclosure schedules exchanged by the parties in connection with the execution of the merger agreement, (iii) required by applicable law or regulation or requirements of any stock exchange or regulatory organization applicable to such party or its subsidiaries or (iv) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of Regency and Equity One and its respective subsidiaries have agreed to conduct its respective business in the ordinary course consistent with past practice, to use its respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants and maintain the state of the applicable party as a REIT, as well as not to, and not to cause its subsidiaries to (subject to specified exceptions):

•	amend the governing documents of Regency or Equity One or any of their subsidiaries, or waive any provision thereunder;

•	split, combine, subdivide or reclassify outstanding capital stock or other equity interests;

•	enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

•	repurchase, redeem or otherwise acquire its capital stock or other equity interests or securities convertible into or exercisable for any shares of capital stock, except for the acquisition of such party’s common stock in connection with the common shares tendered by holders of equity awards in order to pay the exercise price of such equity awards and/or satisfy tax withholding; or

•	enter into or adopt a plan of merger, liquidation, dissolution, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action, other than transactions among the parties’ wholly owned subsidiaries;

•	make acquisitions of assets or business, whether by merger, consolidation, purchase or otherwise, (i) in the case of Regency, with a fair market value in excess of $20 million individually or $40 million per calendar quarter in the aggregate and (ii) in the case of Equity One, with a fair market value of $5 million individually or $10 million per calendar quarter in the aggregate;

•	sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, other than (i) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to such party’s property or assets, or that of its subsidiaries, (ii) with respect to property or assets with a fair market value of less than $20 million individually and $40 million per calendar quarter in the aggregate, in the case of Regency, or less than $5 million individually or $10 million per calendar quarter in the aggregate, in the case of Equity One, (iii) transactions solely among each party’s wholly owned subsidiaries or (iv) sales required by existing purchase rights or options made available to the other party prior to November 14, 2016;

•	incur, create, assume, refinance or replace any indebtedness (including issuance or amendment of debt securities, as well as assumption or guaranteeing of the indebtedness of any other person), other than (i) borrowings under the parties’ existing credit agreements in the ordinary course of business, (ii) indebtedness owed by the parties’ wholly owned subsidiaries to such party or between wholly owned subsidiaries and (iii) refinancing of existing indebtedness of the parties or any of their subsidiaries to the extent that the material terms are reasonable market terms and the aggregate principal amount of such financing is not increased;

•	change their methods of accounting or accounting policies, except as required by changes in GAAP or in applicable law or SEC regulations;

•	terminate, enter into, renew, modify, amend, terminate, waive, release, compromise or assign any rights or claims under specified types of material contracts, other than (i) in the case of Regency in the ordinary course of business consistent with past practice on market terms, (ii) any automatic termination or renewal in accordance with its terms or (iii) as otherwise permitted by specified other sections of the merger agreement;

•	make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) by each party or its wholly owned subsidiaries to such party or another wholly owned subsidiary, (ii) loans or advances required to be made under each party’s leases and (iii) capital contributions or investments required to be made by each party or its subsidiaries in the ordinary course of business under existing joint venture agreements, so long as such requirement is not caused by such party or any of its subsidiaries;

•	take or fail to take any action which would reasonably be expected to cause Regency or Equity One to fail to qualify as a REIT;

•	take or fail to take any action which would reasonably be expected to cause any subsidiary of either Regency or Equity One to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary or a REIT under the Code;

•	take or knowingly fail to take any action which could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

make, change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle or compromise any material income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or surrender any right to claim any material tax refund, in each case, except as necessary or appropriate to: (i) preserve the REIT qualification of Regency or Equity One (as applicable) or (ii) preserve the status of any subsidiary of each of Regency or Equity One (as applicable) as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

•	waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve only the payment of monetary damages that do not exceed $5 million individually or $15 million in the aggregate, in the case of Regency, or $2 million individually or $5 million in the aggregate, in the case of Equity One, (ii) do not involve the imposition of injunctive relief against the applicable party or any of its subsidiaries and (iii) do not provide for any admission of any liability by the applicable party or any of its subsidiaries; or

•	enter into any contract with, or engage in any transactions with, any of its affiliates (other than its subsidiaries), directors or stockholder or their other affiliates, other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, or to the extent permitted by the other specified sections of the merger agreement.

In addition, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in Regency’s confidential disclosure schedule provided to Equity One in connection with the execution of the merger agreement, (iii) required by applicable law or regulation or requirements of any stock exchange or regulatory organization applicable to Regency or its subsidiaries or (iv) consented to by Equity One (which consent may not be unreasonably withheld, conditioned or delayed), Regency has agreed that it shall not, and shall cause its subsidiaries not to:

•	declare, set aside or pay any dividends or other distributions, other than (i) as described under “—Dividends,” (ii) up to $0.50 per share per quarter, with customary declaration, record and payment dates, (iii) pursuant to the terms of Regency’s Series 6 and Series 7 preferred stock, (iv) by the Regency operating partnership on a pro rata basis, (v) by Regency’s wholly owned subsidiaries or (vi) as reasonably necessary for Regency and any of its REIT-qualified subsidiaries to maintain their qualifications as REITs and avoid the imposition of entity level income or excise tax;

•	issue, deliver or sell, or authorize or propose any issuance, delivery or sale of, shares of its capital stock or that of any subsidiary, voting debt, stock appreciation rights, stock options, restricted shares or other equity-based awards or convertible or exchangeable securities, except (i) issuances of shares of Regency common stock upon the exercise or settlement of equity awards in accordance with the terms of the applicable equity plans and awards as in effect on November 14, 2016, (ii) grants of equity awards made in the ordinary course of business consistent with past practice, (iii) issuances of shares of Regency common stock upon the exchange or conversion of limited partnership interests of the Regency operating partnership, (iv) issuances of partnership units by the Regency operating partnership to Regency, (v) issuances of up to 1.25 million shares of Regency common stock in connection with the settlement under the forward sale agreement described in Regency’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 or (vi) issuances by a wholly owned subsidiary of its capital stock or other equity interests to its parent or to another wholly owned subsidiary of Regency;

•	enter into, modify, amend, terminate, waive, release, compromise or assign any rights or claims under any lease, other than (i) entering into any new lease or renewing any lease in the ordinary course of business consistent with past practice on market terms, (ii) terminating any lease as a result of a default by the counterparty to such lease (in accordance with the terms of such lease and subject to any applicable cure period therein) or (iii) any termination or renewal in accordance with the terms of any existing lease that occurs automatically without any action by Regency or any of its subsidiaries; or

•	grant any new equity-based awards to current or former directors, employees or other individual service providers, other than as required under a Regency benefit plan or equity-based awards granted in the ordinary course of business consistent with past practice.

In addition, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in Equity One’s confidential disclosure schedule provided to Regency in connection with the execution of the merger agreement, (iii) required by applicable law or regulation or requirements of any stock exchange or regulatory organization applicable to Equity One or its subsidiaries or (iv) consented to by Regency (which consent may not be unreasonably withheld, conditioned or delayed), Equity One has agreed that it shall not, and shall cause its subsidiaries not to:

•	declare, set aside or pay any dividends or other distributions, other than (i) as described under “—Dividends,” (ii) up to $0.22 per share per quarter, with customary declaration, record and payment dates, (iii) by Equity One’s wholly owned subsidiaries or (iv) as reasonably necessary for Equity One and any of its REIT-qualified subsidiaries to maintain their qualifications as REITs and avoid the imposition of entity level income or excise tax;

•	issue, deliver or sell, or authorize or propose any issuance, delivery or sale of, shares of its capital stock or that of any subsidiary, voting debt, stock appreciation rights, stock options, restricted shares or other equity-based awards or convertible or exchangeable securities, except (i) issuances of shares of Equity One common stock upon the exercise or settlement of equity awards in accordance with the terms of the applicable equity plans and awards as in effect on November 14, 2016, (ii) issuances of shares of Equity One common stock under the Equity One employee stock purchase plan as in effect on November 14, 2016 or (iii) issuances by a wholly owned subsidiary of its capital stock or other equity interests to its parent or to another wholly owned subsidiary of Equity One;

•	enter into, modify, amend, terminate, waive, release, compromise or assign any rights or claims under any lease, other than (i) entering into any new lease or renewing any lease in the ordinary course of business on market terms so long as such new lease comprises less than 15,000 square feet of leased space, (ii) terminating any lease as a result of a default by the counterparty to such lease (in accordance with the terms of such lease and subject to any applicable cure period therein) or (iii) any termination or renewal in accordance with the terms of any existing lease that occurs automatically without any action by Regency or any of its subsidiaries;

•	make or commit to make any capital expenditures, other than as contemplated by Equity One’s capital expenditure budget provided to Regency; or

•	(i) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards or long-term cash awards to, any current or former directors, employees or other individual service providers of Equity One or any of its subsidiaries, (ii) grant any change of control, severance or retention payments or benefits to any director, employee or other individual service provider of Equity One or any of its subsidiaries, (iii) enter into or materially amend any Equity One benefit plan in effect as of November 14, 2016, subject to certain exceptions, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) hire, promote or terminate the employment (other than for cause) of any employee of Equity One or any of its subsidiaries with a total annual compensation opportunity in excess of $100,000, (vi) hire, promote or terminate the employment (other than for cause) of any employee of Equity One or any of its subsidiaries with a total annual compensation opportunity at or below $100,000, subject to certain exceptions, or (vii) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Equity One benefit plan, other than (a) as required by any Equity One benefit plan in effect as of November 14, 2016 or (b) with respect to clauses (i) through (iii), as necessary for the purpose of entering into compensation and benefits plans with newly hired or promoted employees in the ordinary course of business.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	cooperation between Regency and Equity One in the preparation of this joint proxy statement/prospectus;

•	each party’s agreement to (i) afford the representatives of the other party access to its books, contracts and records during normal business hours and (ii) provide the other party, upon reasonable request, with copies of certain information;

•	each party’s agreement to cooperate to prepare the applicable filings, or obtain the applicable clearances, consents, authorizations, approvals or waivers with respect to the merger and the other transactions contemplated by the merger agreement under any applicable laws;

•	Regency’s agreement to use its reasonable best efforts to cause the shares of Regency common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance;

•	cooperation between both parties in connection with press releases and other public statements with respect to the merger;

•	the use by both parties of reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	Equity One’s agreement to provide all cooperation reasonably requested by Regency in connection with financing arrangements, seeking amendments to Equity One’s debt agreements or pursuing any approach chosen by Regency to the assumption, defeasance, satisfaction or discharge of Equity One’s debt agreements and the indebtedness incurred pursuant thereto;

•	Equity One’s agreement to give Regency the opportunity to participate in the defense or settlement of any stockholder litigation against Equity One or any of its subsidiaries, directors, officers or employees relating to the merger or the other transactions contemplated by the merger agreement;

•	Equity One’s agreement to use its reasonable best efforts to cause to be delivered to Regency resignations executed by each Equity One director in office as of immediately prior to the effective time of the merger, effective upon the effective time of the merger;

•	cooperation between both parties in connection with the delisting of Equity One’s common stock from the NYSE and termination of registration under the Exchange Act;

•	each party’s agreement to take reasonably necessary and advisable steps to cause any disposition of Equity One securities or acquisition of Regency securities pursuant to the merger by Equity One’s directors or officers to be exempt under Rule 16b-3 under the Exchange Act; and

•	Equity One’s agreement to terminate certain of its affiliate agreements.

Employee Matters

For a period of one year following the effective time of the merger, Regency will provide, or will cause to be provided, to each employee of Equity One and its subsidiaries who continues to be employed by Regency or its subsidiaries following the effective time of the merger (which we refer to as the “continuing employees”), for so long as such continuing employee is employed following the effective time of the merger, (i) an annual base salary or wage rate no less favorable than was provided immediately prior to the effective time of the merger; (ii) an annual cash bonus opportunity that is no less favorable than was provided immediately prior to the effective time of the merger; and (iii) employee benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Regency and its subsidiaries. For purposes of clause (iii), the employee benefits generally provided to employees of Equity One and its subsidiaries immediately prior to the effective time of the merger will be deemed to be no less favorable in the aggregate than those provided to similarly situated employees of Regency or its subsidiaries.

The parties agreed in the merger agreement that the merger shall constitute a “change of control” (or similar phrase) within the meaning of the Equity One benefit plans.

For purposes of any Regency benefit plans that provide benefits to any continuing employees after the effective time of the merger, Regency will (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, except to the extent such preexisting conditions or exclusions would apply under the analogous Equity One benefit plan; (ii) use commercially reasonable efforts to credit continuing employees and their dependents for any co-payments and deductibles paid during the portion of the Equity One plan year ending on the date such continuing employee’s participation in the Regency benefit plan begins (to the same extent that such credit was given under the analogous Equity One benefit plan) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all service of the continuing employees with Equity One and its subsidiaries to the same extent such service was taken into account under the analogous Equity One benefit plan. The foregoing clause (iii) will not apply to the extent it would result in duplication of benefits or for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Regency benefit plan under which similarly situated employees of Regency and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

Dividends

Prior to the closing, the Regency and Equity One may continue to pay their regular quarterly dividends, but may not increase the amounts.

In connection with the closing of the merger, Regency will declare a dividend to the holders of Regency common stock, and Equity One will declare a dividend to the holders of Equity One common stock, the record date and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per share dividend amount payable by each of Regency and Equity One will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared.

In addition, Regency and Equity One have agreed that the other party, with notice to the other, can declare or pay the minimum dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (which we refer to as a “REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.

Conditions to Completion of the Merger

The obligations of Regency and Equity One to complete the merger are subject to certain conditions being satisfied or waived by both parties in writing. These conditions include, among others:

•	the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock to approve the Regency merger proposal and the Regency articles amendment proposal;

•	the affirmative vote of the majority of the votes cast by holders of Regency common stock to approve the Regency increase in board size proposal;

•	the affirmative vote of the holders of Equity One common stock entitled to cast a majority of all the votes entitled to be cast on the Equity One merger proposal to approve the Equity One merger proposal;

•	the approval of listing on the NYSE of shares of Regency common stock to be issued in connection with the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or binding order of any court or other governmental entity of competent jurisdiction that prevents the consummation of the merger; and

•	the absence of any action taken or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger by any governmental entity of competent jurisdiction which makes the consummation of the merger illegal.

In addition, the obligation of Regency to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Equity One set forth in the merger agreement with respect to its organization, standing and power, capital structure (other than representations with respect to share count), board approval, required vote, investment company status inapplicability, brokers and finders and opinion of Equity One’s financial advisor being true and correct in all material respects as of November 14, 2016 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Equity One set forth in the merger agreement with respect to its share count being true and correct in all but de minimis respects as of November 14, 2016 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Equity One set forth in the merger agreement with respect to the absence of a material adverse effect since December 31, 2015 being true and correct in all respects as of November 14, 2016 and the closing date;

•	the representations and warranties of Equity One set forth in the merger agreement with respect to all other matters being true and correct as of November 14, 2016 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as has not and would not reasonably be expected to have a material adverse effect;

•	Equity One having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt of an officer certificate signed by the chief executive officer or chief financial officer of Equity One, certifying that the conditions set forth in the five immediately preceding bullets have been satisfied;

•	the receipt of an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Regency, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the receipt of an opinion from Kirkland & Ellis LLP, tax counsel to Equity One, to the effect that, at all times since Equity One’s taxable year ended December 31, 1995 and through the closing date, Equity One has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled Equity One to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code.

The obligation of Equity One to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Regency set forth in the merger agreement with respect to its organization, standing and power, capital structure (other than representations with respect to share count), board approval, required vote, investment company status inapplicability, brokers and finders and opinion of Regency’s financial advisor being true and correct in all material respects as of November 14, 2016 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Regency set forth in the merger agreement with respect to its share count being true and correct in all but de minimis respects as of November 14, 2016 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Regency set forth in the merger agreement with respect to the absence of a material adverse effect since December 31, 2015 being true and correct in all respects as of November 14, 2016 and the closing date;

•	the representations and warranties of Regency set forth in the merger agreement with respect to all other matters being true and correct as of November 14, 2016 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as has not had and would not reasonably be expected to have a material adverse effect;

•	Regency having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the receipt of an officer certificate signed by the chief executive officer or chief financial officer of Regency, certifying that the conditions set forth in the five immediately preceding bullets have been satisfied;

•	the receipt of an opinion of Kirkland & Ellis LLP, special counsel to Equity One, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the receipt of an opinion from Foley & Lardner LLP, tax counsel to Regency, to the effect that, at all times since Regency’s taxable year ended December 31, 1993 and through the closing date, Regency has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Regency to continue to meet the requirements for qualification and taxation as a REIT under the Code.

No Solicitation

In the merger agreement, each of Regency and Equity One has agreed that neither it nor any of its subsidiaries nor any of the affiliates, directors, officers and employees of it or its subsidiaries will, and each company will cause its other representatives not to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or any other effort or attempt to make or implement an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	provide any nonpublic information or data in connection with any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal (which we refer to as an “alternative acquisition agreement”); or

•	propose or agree to any of the foregoing.

For purposes of the merger agreement, an “acquisition proposal” means any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Regency or Equity One, as applicable, or any of their respective subsidiaries, or any acquisition by any person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in each case, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Regency or Equity One (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of subsidiaries) of Regency or Equity One, as applicable, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, upon the terms and subject to the conditions of the merger agreement, each of the Regency board of directors and the Equity One board of directors will be permitted, prior to its respective special meeting of stockholders and subject to first entering into a confidentiality agreement and subject to its compliance with the other provisions of this covenant, to engage in discussions and negotiations with, or provide nonpublic information or data to, any person making an unsolicited bona fide written acquisition proposal with respect to Regency or Equity One, which did not result from a breach of the terms of this covenant and which the Regency board of directors or the Equity One board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes, or is reasonably likely to result in, a superior proposal. The foregoing actions may be undertaken only if the directors conclude in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the duties of the applicable board under applicable law.

For purposes of the merger agreement, a “superior proposal” means a bona fide written acquisition proposal (with references to “15% or more” in the definition of “acquisition proposal” being replaced with a reference to “more than 50%”) that the board of directors of Equity One or Regency, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of Equity One or Regency, respectively, than the transactions contemplated by the merger agreement.

Each party is required to notify the other party within 24 hours after receipt of an acquisition proposal or receipt of any request for nonpublic information relating to a party or its subsidiaries, or if either party enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in connection with an acquisition proposal. Each party has also agreed to keep the other party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including providing a copy of all material documentation or correspondence relating to such proposals, offers, discussions or negotiations (such as proposed agreements), and any material change in its intentions as previously notified.

Change in Recommendation Restrictions and Exceptions

Prior to the special meetings of their respective stockholders, each of the Regency board of directors and the Equity One board of directors agreed that it will not, and will not publicly propose to, withhold, withdraw, qualify or modify in any manner adverse to the other party its approval, recommendation or declaration of advisability with respect to the merger agreement, the merger or the transactions contemplated thereby (which we refer to as a “change in recommendation”). Nevertheless, the Regency board of directors and the Equity One board of directors may make a change in recommendation prior to the special meetings of their respective stockholders in the following circumstances:

•	if such board of directors has determined in good faith that an unsolicited bona fide written acquisition proposal that it has received from a third party, which has not been withdrawn and did not result from any violation of the nonsolicitation covenant, constitutes a superior proposal, and the applicable board of directors has determined that the failure to make such change in recommendation would be inconsistent with the duties of the applicable board under applicable law; or

•	if a material change or development, which does not involve or relate to an acquisition proposal and was neither known to nor reasonably foreseeable by the applicable board as of November 14, 2016, has occurred on or after November 14, 2016, and the applicable board of directors has determined that the failure to make such change in recommendation would be inconsistent with the duties of the applicable board under applicable law, as applicable.

Notwithstanding the foregoing, prior to making any change in recommendation, the Regency board of directors or the Equity One board of directors, as applicable, must give five business days’ notice of its intention to do so to the other party, which notice must contain certain information relating to the acquisition proposal, development or change in circumstances leading to the proposed change in recommendation, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party. Following such five-business-day period and prior to making any change in recommendation, the party proposing to make a change in recommendation must again make the determinations described above, after taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party. If there is any amendment to any material term of such superior proposal (including any change in the form or amount of consideration), a new five-business-day notice and negotiation period will be required.

In addition, subject to compliance with the foregoing terms and the payment of the termination fee described below, instead of making a change in recommendation in response to a superior proposal, either of Regency or Equity One may terminate the merger agreement to enter into an acquisition agreement providing for a superior proposal. However, prior to terminating the merger agreement, the Regency board of directors or the Equity One board of directors, as applicable, must give five business days’ notice of its intention to do so to the other party, which notice must contain certain information relating to the acquisition proposal leading to the proposed termination, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party. Following such five-business-day period and prior to any such termination, the party proposing to terminate the merger agreement must again make the determinations described above, after taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party. If there is any amendment to any material term of such superior proposal (including any change in the form or amount of consideration), a new five-business-day notice and negotiation period will be required.

Fees and Expenses

Other than as provided below, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed. However, each party will share equally the expenses incurred in connection with filing, printing and mailing of this joint proxy statement/prospectus and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

Termination of the Merger Agreement

Termination. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:

•	by mutual written consent of Regency and Equity One;

•	by either Regency or Equity One:

•	if any governmental entity of competent jurisdiction issues a final and nonappealable order, decree or ruling, in each case that permanently enjoins or otherwise prohibits the consummation of the merger; however, this right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of or resulted in such order, decree or ruling;

•	if the merger is not consummated on or before 5:00 p.m., New York time, on June 30, 2017; however, this right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated before such date;

•	if there has been a breach by the other party of any covenants or agreements or any of the representations and warranties set forth in the merger agreement, which breach would result in the related closing conditions set forth in the merger agreement not being satisfied on the closing date, and such breach is not cured or is not curable by the earlier of June 30, 2017, or 30 days after receiving notice of such breach; or

•	if the required approvals of either Regency’s stockholders or Equity One’s stockholders have not been obtained upon a vote thereon at the duly convened Regency special meeting or Equity One special meeting;

•	by Regency:

•	upon a change in recommendation of the Equity One board of directors regarding the approval of the Equity One merger proposal;

•	to enter into a superior proposal (subject to compliance with the provisions of the merger agreement regarding nonsolicitation of acquisition proposals); however, the merger agreement may not be so terminated unless the termination fees discussed below have been paid in full prior to or concurrently with such termination; or

•	upon a willful and material breach by Equity One of its obligations under the merger agreement regarding nonsolicitation of acquisition proposals;

•	by Equity One:

•	upon a change in recommendation of the Regency board of directors regarding the approval of the Regency merger proposal, the Regency article amendment proposal or the Regency increase in board size proposal;

•	to enter into a superior proposal (subject to compliance with the provisions of the merger agreement regarding nonsolicitation of acquisition proposals); however, the merger agreement may not be so terminated unless the termination fees discussed below have been paid in full prior to or concurrently with such termination; or

•	upon a willful and material breach by Regency of its obligations under the merger agreement regarding nonsolicitation of acquisition proposals.

Effect of Termination. If the merger agreement is terminated, it will become null and void and there will be no liability or obligation on the part of any party or their respective directors or representatives, except that no party will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of the merger agreement, and except that the provisions of the merger agreement relating to confidentiality, fees and expenses, effects of termination, termination fees and expense reimbursement will continue in effect notwithstanding termination of the merger agreement.

Termination Fees and Expense Reimbursement.

Regency. Regency has agreed to pay a termination fee of $240 million, less any previously paid expense reimbursement, to Equity One in the following circumstances:

•	if Regency terminates the merger agreement to enter into a superior proposal;

•	if Equity One terminates the merger agreement because of a change of recommendation by the Regency board of directors; or

•	(1) an acquisition proposal with respect to Regency has been communicated to the Regency board of directors or any person or group of persons has publicly made or announced an intention (whether or not conditional) to make an acquisition proposal with respect to Regency and, in the case of termination as a result of the failure to obtain the Regency stockholder vote, such acquisition proposal has been publicly withdrawn at least five business days prior to the date of the Regency special meeting, (2) thereafter the merger agreement is terminated (i) due to a willful and material breach of Equity One’s nonsolicitation obligations, (ii) because of the failure to obtain the Regency stockholder vote, (iii) because the merger has not been consummated by June 30, 2017 and the Regency stockholder approval has not been obtained prior to such time or (iv) due to Regency’s breach of its representations or covenants, and (3) within 12 months of such termination, Regency enters into or consummates a transaction in which a third party generally acquires at least 50% of Regency’s common stock or assets.

Such termination fee will be the maximum amount owed by Regency in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by Regency. The amount payable by Regency may also be reduced to the extent necessary to maintain Equity One’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, the unpaid amount of the fee will be escrowed and paid out over a five-year period.

Equity One. Equity One has agreed to pay a termination fee of $150 million, less any previously paid expense reimbursement, to Regency in the following circumstances:

•	if Equity One terminates the merger agreement to enter into a superior proposal;

•	if Regency terminates the merger agreement because of a change of recommendation by the Equity One board of directors; or

•	(1) an acquisition proposal with respect to Equity One has been communicated to the Equity One board of directors or any person or group of persons has publicly made or announced an intention (whether or not conditional) to make an acquisition proposal with respect to Equity One and, in the case of termination as a result of the failure to obtain the Equity One stockholder vote, such acquisition proposal has not been publicly withdrawn at least five business days prior to the date of the Equity One special meeting, (2) thereafter the merger agreement is terminated (i) due to a willful and material breach of Equity One’s nonsolicitation obligations, (ii) because of the failure to obtain the Equity One stockholder vote, (iii) because the merger has not been consummated by June 30, 2017 and the Equity One stockholder approval has not been obtained prior to such time or (iv) due to Equity One’s breach of its representations or covenants, and (3) within 12 months of such termination, Equity One enters into or consummates a transaction in which a third party generally acquires at least 50% of Equity One’s common stock or assets.

Such termination fee will be the maximum amount owed by Equity One in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by Equity One. The amount payable by Regency may also be reduced to the extent necessary to maintain Equity One’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, the unpaid amount of the fee will be escrowed and paid out over a five-year period.

If either party terminates the merger agreement due solely to a failure to receive the required votes at either the Regency special meeting or the Equity One special meeting, the party whose stockholders failed to approve the transactions will be required to reimburse the other party for its reasonable and documented out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount not to exceed $45 million, which may be later set off against the termination fee discussed above. The amount payable may also be reduced to the extent necessary to maintain the other party’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, the unpaid amount of the fee will be escrowed and paid out over a five-year period.

Director and Officer Indemnification and Insurance

The merger agreement provides that, for a period of six years from and after the effective time of the merger, Regency will indemnify present and former directors and officers of Equity One and its subsidiaries to the extent permitted by law against all costs or expenses (including advancement of expenses), for pre-closing acts or omissions (whether asserted or claimed prior to, at or after the closing of the merger) to the same extent as Equity One would have been permitted to do so pursuant to its or its subsidiaries’ organizational documents.

For six years after the effective time of the merger, Regency is required to maintain in effect the provisions in the organizational documents of any Equity One subsidiary, and any agreements (other than insurance contracts) of Equity One and its subsidiaries with any indemnified party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on November 14, 2016, to the extent that such agreements have been made available to Regency prior to November 14, 2016, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger).

Prior to the effective time of the merger, in consultation with Regency, Equity One will purchase a six-year prepaid “tail” policy for the extension of coverage of Equity One’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the merger, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to Equity One’s existing policies, subject to an aggregate premium cap 300% of the last annual premium paid by Equity One prior to November 14, 2016. After the effective time of the merger, Regency is required to maintain the “tail” policy in full force and effect. Equity One is required to cooperate in good faith and consult with Regency with respect to the procurement of the “tail” policy, including the selection of the broker and the available policy price and coverage options, and is required to consider Regency’s recommendations with respect to such procurement.

Amendment, Extension and Waiver of the Merger Agreement

Amendment. Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended or modified if such amendment or modification is in writing and signed by both Regency and Equity One.

Waiver. Subject to the provisions of applicable law, at any time prior to the effective time the merger, the merger agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective.

Governing Law

Except to the extent the merger or any of the other transactions contemplated in the merger agreement are required to be governed by the laws of the State of Florida, the merger agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

Specific Performance; Remedies

Regency and Equity One agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that, in addition to any other remedy to which each party would be entitled at law or in equity, each party will be entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions the merger agreement in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware).

AGREEMENTS WITH THE GAZIT PARTIES

Voting Agreement

The following section summarizes material provisions of the voting agreement between Regency and the Gazit Parties. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the voting agreement, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the voting agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.

Concurrently with the execution of the merger agreement, Regency entered into a voting agreement with the Gazit Parties, which as of November 14, 2016 collectively beneficially owned approximately 34% of the outstanding shares of Equity One common stock. The voting agreement generally requires the Gazit Parties (i) not to transfer the shares Equity One common stock beneficially owned by the Gazit Parties, subject to certain limited exceptions and (ii) to vote all such shares in favor of approval of the merger and any proposal to adjourn or postpone the Equity One special meeting to a later date if there are not sufficient votes to approve the merger and against any acquisition proposals, alternative acquisition agreements (as such terms are respectively defined in “The Merger Agreement—No Solicitation”) or any of the transactions contemplated thereby, or any action that would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, and any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of Equity One in the merger agreement.

The voting agreement terminates upon the earliest of (i) the effective time of the merger, (ii) the delivery of written notice from the Gazit Parties to Regency at any time following a change in recommendation of the Equity One board of directors, (iii) the termination of the merger agreement according to its terms or (iv) the date both parties mutually consent in writing to such termination.

Governance Agreement

The following section summarizes material provisions of the governance agreement. This summary does not purport to be complete and may not contain all of the information about the governance agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the governance agreement, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties thereto are governed by the express terms and conditions of the governance agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the governance agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.

Concurrently with the execution of the merger agreement, Regency entered into the governance agreement with the Gazit Parties, in order to establish various arrangements and restrictions with respect to governance of Regency, and certain rights and restrictions with respect to shares of Regency common stock owned by the Gazit Parties, after the effective time of the merger. Effectiveness of the governance agreement generally is conditioned on the closing of the merger.

Pursuant to the terms of the governance agreement, the Regency board of directors will appoint Mr. Katzman, as the designee of the Gazit Parties, as a director, non-executive Vice Chairman and member of the investment committee of the Regency board of directors. For so long as the Gazit Parties (together with their affiliates) collectively beneficially own 7% or more of Regency common stock outstanding as of immediately after the effective time of the merger, the Regency board of directors is required to nominate Mr. Katzman to the

Regency board of directors at each annual meeting of Regency stockholders and solicit votes for his election. The governance agreement also provides that in the event of Mr. Katzman’s death, disability, resignation or removal, or failure of Mr. Katzman to be re-elected, the Gazit Parties will have the right to designate another person to be appointed to the Regency board of directors, which person must be reasonably acceptable to the Regency board of directors.

In addition, pursuant to the governance agreement, the Gazit Parties will be subject to customary standstill restrictions until the later to occur of (i) two years after the effective time of the merger, (ii) six months after the date the Gazit Parties beneficially own less than 7% of the number of shares of Regency common stock outstanding as of immediately following the effective time of the merger, and (iii) six months after the date that no director designated by the Gazit Parties is serving on the Regency board of directors (we refer to the period of time between the effective time of the merger and such date as the “standstill period”).

The standstill restrictions will limit the Gazit Parties’ purchases of Regency common stock to the lesser of (i) 5% of the outstanding shares of Regency common stock as of immediately following the effective time of the merger, less such number of shares of Regency common stock that the Gazit Parties or any of their affiliates receive as a result of the merger in respect of any shares of Equity One common stock acquired after the execution of the merger agreement, and (ii) such number of shares of Regency common stock that would cause the collective beneficial ownership of Regency common stock of the Gazit Parties and their affiliates to exceed 18% of the then-outstanding shares of Regency common stock. The standstill restrictions will also restrict the Gazit Parties’ ability to, among other things, propose a merger or other acquisition transaction relating to all or part of Regency, call a special meeting of the stockholders, submit any stockholder proposal, participate in a group for such actions, enter into any voting trust or other agreement with respect to the voting of Regency common stock, or seek a change in the composition of the Regency board of directors.

In addition, in connection with the closing of the merger, the Regency board of directors will grant to the Gazit Parties an exemption from the ownership limit set forth in the Regency articles of incorporation, establishing for the Gazit Parties an aggregate substitute in lieu of the ownership limit to permit them to collectively beneficially own up to 18% of the outstanding shares of Regency common stock. This exemption will automatically terminate upon the expiration of the standstill period.

The governance agreement also provides the Gazit Parties with customary registration rights and information rights following the closing of the merger, subject to the terms and conditions of the governance agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Equity One common stock that exchange their shares of Equity One common stock for shares of Regency common stock in the merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Equity One common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders subject to the alternative minimum tax provisions of the Code, holders who acquired Equity One common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of Equity One common stock, persons that are not U.S. holders, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Equity One common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Equity One common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Equity One common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Equity One common stock and any partners in such partnership should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Regency and Equity One intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to Regency’s obligation to complete the merger that Regency receive an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Regency, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Equity One’s obligation to complete the merger that Equity One receive an opinion from Kirkland & Ellis LLP, in form and substance reasonably satisfactory to Equity One, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from Regency and Equity One, as well as certain covenants and undertakings by Regency and Equity One. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither Regency nor Equity One intends to obtain a ruling from the IRS regarding any matter relating to the merger. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, (i) Regency has received an opinion from Wachtell, Lipton, Rosen & Katz and Equity One has received an opinion from Kirkland & Ellis LLP, in each case, regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) Regency has received an opinion from Foley & Lardner LLP regarding Regency’s qualification as a REIT under the Code.

Accordingly, the U.S. federal income tax consequences of the merger to U.S. holders of Equity One common stock generally will be as follows:

Upon exchanging your Equity One common stock for Regency common stock, you generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Regency common stock (as discussed below). The aggregate tax basis of Regency common stock that you receive in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal your aggregate adjusted tax basis in the shares of Equity One common stock you surrender in the merger. Your holding period for the shares of Regency common stock that you receive in the merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include your holding period for the shares of Equity One common stock that you surrender in the merger. If you acquired different blocks of Equity One common stock at different times or at different prices, the Regency common stock you receive will be allocated pro rata to each block of Equity One common stock, and the basis and holding period of each block of Regency common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Equity One common stock exchanged for such Regency common stock.

If you receive cash in lieu of a fractional share of Regency common stock, you will be treated as having received such fractional share of Regency common stock pursuant to the merger and then as having sold such fractional share of Regency common stock for cash. As a result, you generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and your basis in your fractional share of Regency common stock as set forth above. Such capital gain or loss generally will be long-term capital gain or loss if, as of the effective time of the merger, your holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain U.S. holders of Equity One common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the merger. Backup withholding will not apply, however, to a U.S. holder of Equity One common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

This preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. Holders of Equity One common stock should consult their tax advisors regarding the specific tax consequences to them of the merger, including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

THE REGENCY SPECIAL MEETING

Date, Time and Place

The Regency special meeting will be held at The River Club in the Wells Fargo Building, Florida Room 1, 35th Floor, One Independent Drive, Jacksonville, Florida 32202, at 9:30 a.m. local time, on February 24, 2017.

Purpose of the Regency Special Meeting

At the Regency special meeting, Regency stockholders will be asked to consider and vote upon the following matters:

•	the Regency merger proposal;

•	the Regency articles amendment proposal;

•	the Regency increase in board size proposal; and

•	the Regency adjournment proposal, if necessary or appropriate.

Recommendation of the Regency Board of Directors

The Regency board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Regency and its stockholders and has unanimously approved and adopted the merger agreement.

The Regency board of directors unanimously recommends to Regency’s stockholders that they vote “FOR” the Regency merger proposal, “FOR” the Regency articles amendment proposal, “FOR” the Regency increase in board size proposal and “FOR” the Regency adjournment proposal.

Regency Record Date; Stock Entitled to Vote

Only holders of record of shares of Regency common stock at the close of business on January 23, 2017, the record date for the Regency special meeting, will be entitled to notice of, and to vote at, the Regency special meeting or any adjournments or postponements thereof. You may cast one vote for each share of Regency common stock that you owned on the record date.

As of the record date for the Regency special meeting, there were [●] shares of Regency common stock outstanding and entitled to vote at the Regency special meeting.

As of the record date for the Regency special meeting, approximately [●]% of the outstanding shares of Regency common stock was held by Regency directors and executive officers. Regency currently expects that the Regency directors and executive officers will vote their shares in favor of all of the proposals set forth above, although none has entered into any agreements obligating them to do so.

Quorum

Stockholders who hold a majority of the total number of shares of Regency common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the Regency special meeting. All shares of Regency common stock represented at the Regency special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will be treated as present for purposes of determining the presence or absence of a quorum at the Regency special meeting.

Required Vote

Approval of the Regency merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock. Approval of the Regency articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock. Approval of the Regency increase in board size proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Regency common stock at the Regency special meeting, assuming a quorum is present. Approval of the Regency adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Regency common stock at the Regency special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

The approval of each of the Regency merger proposal, the Regency articles amendment proposal and the Regency increase in board size proposal is a condition to the completion of the merger.

Abstentions and Broker Non-Votes

If you are a Regency stockholder and you do not instruct your broker, bank or nominee on how to vote your shares of common stock, your broker may not vote your shares on any of the Regency proposals. This will have the same effect as a vote against the Regency merger proposal and the Regency articles amendment proposal, but will have no effect on the Regency increase in board size proposal or the Regency adjournment proposal, assuming a quorum is present.

If you are a Regency stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Regency merger proposal and the Regency articles amendment proposal, but it will have no effect on the Regency increase in board size proposal or the Regency adjournment proposal, assuming a quorum is present. If a quorum is not present, the holders of a majority of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

Shares Held in Street Name

If you hold your shares of common stock in a stock brokerage account or if your shares of common stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of common stock held in street name by returning a proxy card directly to Regency or by voting in person at the Regency special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Regency common stock on behalf of their customers may not give a proxy to Regency to vote those shares without specific instructions from their customers.

If you are a Regency stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the Regency merger proposal and the Regency articles amendment proposal, but will have no effect on the Regency increase in board size proposal or the Regency adjournment proposal, assuming a quorum is present. If a quorum is not present, and you are not present in person or by proxy at the Regency special meeting, failure to instruct your broker, bank or nominee will have no effect on the Regency adjournment proposal, and if you are present in person or by proxy, failure to instruct your broker, bank or nominee will have the same effect as a vote against the Regency adjournment proposal.

Voting of Proxies

A proxy card is enclosed for your use. Regency requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the

Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Regency common stock represented by it will be voted at the Regency special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of Regency common stock represented by the proxy are to be voted with regard to a particular proposal, the Regency common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, Regency’s management has no knowledge of any business that will be presented for consideration at the Regency special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Regency. In accordance with the Amended and Restated Bylaws of Regency (which we refer to as the “Regency bylaws”) and the FBCA, business transacted at the Regency special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Regency special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Regency special meeting in person.

Revocability of Proxies or Voting Instructions

If you are a holder of record of Regency common stock on the record date for the Regency special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Regency special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	you can attend the Regency special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Regency special meeting without voting will not, by itself, revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of Regency at One Independent Drive, Suite 114, Jacksonville, Florida 33202, no later than the beginning of the Regency special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

If your shares of Regency common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.

Solicitation of Proxies

The cost of proxy solicitation for the Regency special meeting will be borne by Regency. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Regency, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Regency will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Regency has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of $30,000, plus reasonable expenses, for these services.

REGENCY PROPOSALS

REGENCY PROPOSAL 1: THE REGENCY MERGER PROPOSAL

Regency is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Based upon the number of outstanding shares of Equity One common stock as of January 23, 2017, we anticipate that Regency will issue approximately [●] shares of Regency common stock in connection with the merger, and will reserve approximately [●] shares of Regency common stock for issuance in respect of outstanding Equity One equity awards that Regency will assume in connection with the merger. For a detailed discussion of the terms of the merger agreement, see “The Merger Agreement.” As discussed in the section entitled “The Merger—Regency’s Reasons for the Merger; Recommendations of the Regency Board of Directors,” after careful consideration, the Regency board of directors, by a unanimous vote of all directors, approved the merger agreement and transactions contemplated thereby, including the merger, and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Regency and its stockholders.

Approval of the Regency merger proposal is a condition to the closing of the merger. If the Regency merger proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Required Vote

Approval of the Regency merger proposal requires the affirmative vote of a majority of the outstanding shares of Regency common stock.

The Regency board of directors unanimously recommends that Regency stockholders vote “FOR” the approval of the Regency merger proposal.

REGENCY PROPOSAL 2: THE REGENCY ARTICLES AMENDMENT PROPOSAL

Regency proposes to amend the Regency articles of incorporation, in the form attached as Annex F to this joint proxy statement/prospectus, in order to have enough authorized shares to be able to consummate the merger and pay the merger consideration.

If the proposed amendment is approved and adopted, the number of authorized shares of Regency common stock, par value $0.01 per share, will be increased from 190 million shares to 260 million shares.

Approval of the Regency articles amendment proposal is a condition to the closing of the merger. If the Regency articles amendment proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Required Vote

Approval of the Regency articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Regency common stock.

The Regency board of directors unanimously recommends that Regency stockholders vote “FOR” the Regency articles amendment proposal.

REGENCY PROPOSAL 3: THE REGENCY INCREASE IN BOARD SIZE PROPOSAL

Pursuant to the Regency bylaws, an increase in the number of directors serving on the Regency board of directors by more than one director requires the affirmative approval of the holders of a majority of the votes cast by holders of Regency common stock at a meeting of Regency stockholders. Regency proposes to increase the size of the Regency board of directors from nine directors to 12 directors.

If the proposed increase in board size is approved, the size of the Regency board of directors will be 12, which will allow Regency to comply with the terms of the merger agreement regarding appointments. If the Regency increase in board size proposal is approved, Joseph Azrack and Peter Linneman, who are independent directors of Equity One, will be appointed to the Regency board of directors at the closing of the merger.

Approval of the Regency increase in board size proposal is a condition to the closing of the merger. If the Regency increase in board size proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Required Vote

Approval of the Regency increase in board size proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Regency common stock at the Regency special meeting, assuming a quorum is present.

The Regency board of directors unanimously recommends that Regency stockholders vote “FOR” the Regency increase in board size proposal.

REGENCY PROPOSAL 4: THE REGENCY ADJOURNMENT PROPOSAL

Regency stockholders are being asked to approve the adjournment of the Regency special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Regency merger proposal, the Regency articles amendment proposal and/or the Regency increase in board size proposal, if there are insufficient votes at the time of such adjournment to approve any such proposal.

If, at the Regency special meeting, the number of shares of Regency common stock present or represented and voting in favor of the Regency merger proposal, the Regency articles amendment proposal or the Regency increase in board size proposal is insufficient to approve the corresponding proposal, Regency may move to adjourn the Regency special meeting in order to enable the Regency board of directors to solicit additional proxies for approval of such proposals.

Regency is asking its stockholders to authorize the holder of any proxy solicited by the Regency board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Regency special meeting to another time and place for the purpose of soliciting additional proxies. If the Regency stockholders approve this proposal, Regency could adjourn the Regency special meeting and any adjourned session of the Regency special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Regency stockholders who have previously voted.

Required Vote

Approval of the Regency adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Regency common stock at the Regency special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Regency common stock present in person or by proxy at the Regency special meeting may adjourn the meeting.

The Regency board of directors unanimously recommends that Regency stockholders vote “FOR” the Regency adjournment proposal.

THE EQUITY ONE SPECIAL MEETING

Date, Time and Place

The Equity One special meeting will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 9:30 a.m. local time, on February 24, 2017.

Purpose of the Equity One Special Meeting

At the Equity One special meeting, Equity One stockholders will be asked to consider and vote upon the following matters:

•	the Equity One merger proposal;

•	the Equity One compensation proposal; and

•	the Equity One adjournment proposal, if necessary or appropriate.

Recommendation of the Equity One Board of Directors

The Equity One board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Equity One and its stockholders and has unanimously approved the merger agreement.

The Equity One board of directors unanimously recommends to Equity One’s stockholders that they vote “FOR” the Equity One merger proposal, “FOR” the Equity One compensation proposal and “FOR” the Equity One adjournment proposal.

Equity One Record Date; Stock Entitled to Vote

Only holders of record of Equity One common stock at the close of business on January 23, 2017, the record date for the Equity One special meeting, will be entitled to notice of, and to vote at, the Equity One special meeting or any adjournments or postponements thereof. Each share of Equity One common stock is entitled to cast one vote on all matters that come before the Equity One special meeting.

As of the record date for the Equity One special meeting, there were [●] shares of Equity One common stock outstanding and entitled to vote at the Equity One special meeting.

As of the record date for the Equity One special meeting, approximately [●]% of the outstanding shares of Equity One common stock was held by Equity One directors and executive officers and their affiliates. Equity One currently expects that the directors and executive officers of Equity One will vote their shares in favor of the Equity One merger proposal, the Equity One compensation proposal and the Equity One adjournment proposal, although, other than the Gazit Parties, none has entered into any agreements obligating them to do so. The Gazit Parties, which owned approximately 34% of the outstanding shares of Equity One common stock as of the date of the merger agreement, have agreed to vote in favor of the transactions contemplated by the merger agreement, including the Equity One merger proposal, pursuant to the terms and conditions of the voting agreement. For more information, see “Agreements with the Gazit Parties—Voting Agreement.”

Quorum

Stockholders who hold a majority of the Equity One common stock outstanding on the record date and who are entitled to vote must be present in person or represented by proxy to constitute a quorum at the Equity One special meeting. All shares of Equity One common stock represented at the Equity One special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the special meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will be treated as present for purposes of determining the presence or absence of a quorum at the Equity One special meeting.

Required Vote

The approval of the Equity One merger proposal requires the affirmative vote of the holders of shares of Equity One common stock entitled to cast a majority of all the votes entitled to be cast on the proposal. The approval of the Equity One compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock at the Equity One special meeting, assuming a quorum is present. The Equity One adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock at the Equity One special meeting, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

The approval of the Equity One merger proposal is a condition to the completion of the merger.

Abstentions and Broker Non-Votes

If you are an Equity One stockholder and you fail to instruct your broker, bank or nominee to vote your shares of Equity One common stock, your broker may not vote your shares on the Equity One merger proposal, the Equity One compensation proposal or the Equity One adjournment proposal. This will have the same effect as a vote against the Equity One merger proposal, but it will have no effect on the Equity One compensation proposal or the Equity One adjournment proposal, assuming a quorum is present.

If you are an Equity One stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Equity One merger proposal, but it will have no effect on the Equity One compensation proposal or the Equity One adjournment proposal, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

Shares Held in Street Name

If you hold your shares of common stock in a stock brokerage account or if your shares of Equity One common stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of Equity One common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of Equity One common stock held in street name by returning a proxy card directly to Equity One or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Equity One common stock on behalf of their customers may not give a proxy to Equity One to vote those shares without specific instructions from their customers.

If you are an Equity One stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the Equity One merger proposal, but will have no effect on the Equity One compensation proposal or the Equity One adjournment proposal, assuming a quorum is present. If a quorum is not present, and you are not present in person or by proxy at the Equity One special meeting, failure to instruct your broker, bank or nominee will have no effect on the Equity One adjournment proposal, and if you are present in person or by proxy, failure to instruct your broker, bank or nominee will have the same effect as a vote against the Equity One adjournment proposal.

Voting of Proxies

A proxy card is enclosed for your use. Equity One requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Equity One common stock represented by it will be voted at the Equity One special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of Equity One common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of Equity One common stock represented by the proxy will be voted in favor of each such proposal, as applicable. As of the date hereof, the management of Equity One has no knowledge of any business that will be presented for consideration at the Equity One special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Equity One. In accordance with the bylaws of Equity One and the MGCL, business transacted at the Equity One special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Equity One special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Equity One special meeting in person.

Revocability of Proxies or Voting Instructions

If you are a holder of record of shares of Equity One common stock on the record date for the Equity One special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Equity One special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the Equity One special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Equity One special meeting without voting will not, by itself, revoke your proxy.

If your shares of Equity One common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of Equity One at 410 Park Avenue, Suite 1220, New York, New York 10022, no later than the beginning of the Equity One special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Solicitation of Proxies

The cost of proxy solicitation for the Equity One special meeting will be borne by Equity One. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Equity One, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Equity One will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Equity One has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services.

EQUITY ONE PROPOSALS

EQUITY ONE PROPOSAL 1: THE EQUITY ONE MERGER PROPOSAL

Equity One is asking its stockholders to approve the merger agreement and the merger. For a detailed discussion of the terms of the merger agreement, see “The Merger Agreement.” As discussed in the section entitled “The Merger—Equity One’s Reasons for the Merger; Recommendations of the Equity One Board of Directors,” after consideration, the Equity One board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Equity One and its stockholders.

Approval of the Equity One merger proposal is a condition to the closing of the merger. If the Equity One merger proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Required Vote

Approval of the Equity One merger proposal requires the affirmative vote of the holders of shares of Equity One common stock entitled to cast a majority of all the votes entitled to be cast on the proposal.

The Equity One board of directors unanimously recommends that Equity One stockholders vote “FOR” the Equity One merger proposal.

EQUITY ONE PROPOSAL 2: THE EQUITY ONE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Equity One is required to submit a proposal to its common stockholders for an advisory (nonbinding) vote to approve certain compensation that may be paid or become payable to Equity One’s named executive officers in connection with the completion of the merger as discussed in the section entitled “The Merger—Interests of Equity One Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion. The Equity One board of directors unanimously recommends that Equity One’s stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Equity One, Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of Equity One Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Required Vote

The vote on the Equity One compensation proposal is a vote separate and apart from the vote on the Equity One merger proposal. Accordingly, you may vote to approve the Equity One merger proposal and vote not to approve the Equity One compensation proposal and vice versa. Because the vote on the Equity One compensation proposal is advisory only, it will not be binding on Equity One or Regency. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Equity One compensation proposal.

The approval of the Equity One compensation proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Equity One common stock, assuming a quorum is present; however, such vote is nonbinding and advisory only.

The Equity One board of directors unanimously recommends that you vote “FOR” the Equity One compensation proposal.

EQUITY ONE PROPOSAL 3: THE EQUITY ONE ADJOURNMENT PROPOSAL

Equity One stockholders are being asked to approve the adjournment of the Equity One special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Equity One merger proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.

If, at the Equity One special meeting, the number of shares of Equity One common stock present or represented and voting in favor of the Equity One merger proposal is insufficient to approve such proposal, Equity One may move to adjourn the Equity One special meeting in order to enable the Equity One board of directors to solicit additional proxies for approval of the Equity One merger proposal.

Equity One is asking its stockholders to authorize the holder of any proxy solicited by the Equity One board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Equity One special meeting to another time and place for the purpose of soliciting additional proxies. If the Equity One stockholders approve this proposal, Equity One could adjourn the Equity One special meeting and any adjourned session of the Equity One special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Equity One stockholders who have previously voted.

Required Vote

Approval of the Equity One adjournment proposal requires the affirmative vote of holders of a majority of the votes cast by holders of Equity One common stock, assuming a quorum is present. If a quorum is not present, the holders of a majority of Equity One common stock present in person or by proxy at the Equity One special meeting may adjourn the meeting.

The Equity One board of directors unanimously recommends that Equity One stockholders vote “FOR” the Equity One adjournment proposal.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of Regency common stock are listed for trading on the NYSE under the symbol “REG.” Shares of Equity One common stock are listed for trading on the NYSE under the symbol “EQY.” The following table presents trading information for Regency and Equity One common stock on November 14, 2016, the last trading day before public announcement of the merger agreement following the closing of trading on that day, and [●], 2017, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Regency Common Stock						Equity One Common Stock
Date	High		Low		Close		High		Low		Close
November 14, 2016		$69.86		$67.41		$69.86		$27.94		$26.97		$27.87
January [●], 2017	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

For illustrative purposes, the following table provides Equity One equivalent per share information on each of the specified dates. Equity One equivalent per share amounts are calculated by multiplying the per share price of each share of Regency common stock by 0.45, the exchange ratio, and rounded up or down to the nearest cent.

	Regency Common Stock						Equity One Common Stock
Date	High		Low		Close		High		Low		Close
November 14, 2016		$69.86		$67.41		$69.86		$31.44		$30.33		$31.44
January [●], 2017	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

The following tables set forth the high and low sales prices of Regency common stock and Equity One common stock as reported in the NYSE’s consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Regency

	High		Low		Dividend Declared
2013
First Quarter		$53.55		$47.19		$0.463
Second Quarter		$59.35		$45.32		$0.463
Third Quarter		$54.69		$45.63		$0.463
Fourth Quarter		$53.48		$45.31		$0.463
2014
First Quarter		$51.49		$45.41		$0.47
Second Quarter		$56.11		$50.55		$0.47
Third Quarter		$57.99		$53.28		$0.47
Fourth Quarter		$65.72		$53.55		$0.47
2015
First Quarter		$70.80		$63.38		$0.485
Second Quarter		$69.45		$58.81		$0.485
Third Quarter		$64.79		$55.79		$0.485
Fourth Quarter		$69.45		$61.71		$0.485
2016
First Quarter		$77.17		$66.05		$0.50
Second Quarter		$83.73		$72.35		$0.50
Third Quarter		$85.35		$75.76		$0.50
Fourth Quarter		$77.25		$65.16		$0.50
2017
First Quarter (through January 13, 2017)	$	[●]	$	[●]	$	[●]

Equity One

	High		Low		Dividend Declared
2013
First Quarter		$24.22		$21.23		$0.22
Second Quarter		$26.72		$20.86		$0.22
Third Quarter		$24.23		$20.71		$0.22
Fourth Quarter		$24.99		$21.44		$0.22
2014
First Quarter		$23.99		$21.03		$0.22
Second Quarter		$23.91		$21.88		$0.22
Third Quarter		$24.31		$21.32		$0.22
Fourth Quarter		$25.99		$21.56		$0.22
2015
First Quarter		$28.23		$25.40		$0.22
Second Quarter		$27.45		$23.23		$0.22
Third Quarter		$26.03		$22.52		$0.22
Fourth Quarter		$27.74		$24.07		$0.22
2016
First Quarter		$29.08		$25.02		$0.22
Second Quarter		$32.19		$27.26		$0.22
Third Quarter		$33.46		$29.49		$0.22
Fourth Quarter		$31.09		$26.63		$0.22
2017
First Quarter (through January 13, 2017)	$	[●]	$	[●]	$	[●]

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 14, 2016, Regency and Equity One entered into the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, Equity One will be merged with and into Regency, with Regency continuing as the surviving corporation of the merger.

At the effective time of the merger, each share of Equity One common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by Regency or Equity One and in each case not held on behalf of third parties) will be converted into the right to receive 0.45 of a newly issued share of Regency common stock.

The following unaudited pro forma condensed combined financial statements as of September 30, 2016 for the year ended December 31, 2015 and for the nine months ended September 30, 2016 have been prepared (i) as if the merger occurred on September 30, 2016 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the merger occurred on January 1, 2015 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the merger occurred on September 30, 2016 or January 1, 2015, respectively, nor do they purport to represent Regency’s future financial position or operating results.

The fair value of assets acquired and liabilities assumed as a result of the merger and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the merger and the assignment of fair value to assets and liabilities of Equity One has not been finalized and are subject to change. The amount of the equity to be issued in connection with the merger will be based on the number of Equity One shares outstanding immediately prior to the effective time of the merger, converted pursuant to the exchange ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Equity One that exist at the effective time of the merger.

Actual amounts recorded in connection with the merger may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation, and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Regency considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Regency’s actual financial position had the merger occurred on September 30, 2016; (2) represent the results of Regency’s operations that would have actually occurred had the merger occurred on January 1, 2015; or (3) project Regency’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2015 to September 30, 2016, Regency and Equity One acquired and disposed of various real estate operating properties. None of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2015. In addition, the pro forma financial statements include the balances and operations associated with properties that are expected to sell prior to the effective time of the merger.

The unaudited pro forma condensed combined financial statements have been developed from, and should be read in conjunction with, (i) the consolidated financial statements of Regency and accompanying notes thereto included in Regency’s annual report filed on Form 10-K for the year ended December 31, 2015 and quarterly report filed on Form 10-Q for the nine months ended September 30, 2016, incorporated herein by reference, (ii) the consolidated financial statements of Equity One and accompanying notes thereto included in Equity One’s annual report filed on Form 10-K for the year ended December 31, 2015 and quarterly report filed on Form 10-Q for the nine months ended September 30, 2016, incorporated herein by reference, (iii) the accompanying notes to the unaudited pro forma condensed combined financial statements and (iv) other information relating to Regency and Equity One contained in or incorporated by reference into this joint proxy statement/prospectus. For more information, see “Summary—Selected Historical Financial Data of Regency, “Summary—Selected Historical Financial Data of Equity One” and “Where You Can Find More Information.” In Regency’s opinion, all adjustments necessary to reflect the merger with Equity One, and the issuance of Regency’s shares of common stock has been made.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016

(in thousands, except share data)

	Regency Centers Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers Pro Forma
Assets:
Real estate investments at cost:
Land, including amounts held for future development	$1,654,389	1,534,504	1,164,945	A	4,353,838
Buildings and improvements	3,086,287	1,902,474	1,217,929	A	6,206,690
Properties in development	157,537	115,333	(1,646)	A	271,224

	4,898,213	3,552,311	2,381,228	A	10,831,752
Less: accumulated depreciation	1,108,221	482,551	(482,551)	A	1,108,221

	3,789,992	3,069,760	2,863,779		9,723,531
Properties held for sale	—	19,346	2,354	A	21,700
Investments in real estate partnerships	274,940	62,561	37,914	B	375,415

Net real estate investments	4,064,932	3,151,667	2,904,047		10,120,646
Cash and cash equivalents	40,902	18,796	(3,528)	C	56,170
Restricted cash	4,005	4,149	—		8,154
Accounts receivable, net of allowance for doubtful accounts	24,816	12,342	—		37,158
Straight-line rent receivable, net of reserve	67,931	32,525	(32,525)	D	67,931
Notes receivable	10,480	—	—		10,480
Deferred leasing costs, less accumulated amortization	68,455	42,640	(42,640)	E	68,455
Acquired lease intangible assets, less accumulated amortization	122,738	95,246	317,414	A	535,398
Trading securities held in trust, at fair value	29,280	—	—		29,280
Goodwill	—	5,838	(5,838)	F	—
Other assets	24,749	31,708	(7,932)	G	48,525

Total assets	$4,458,288	3,394,911	3,128,998		10,982,197

Liabilities and Equity
Liabilities:
Mortgage notes payable	$466,487	257,224	—		723,711
Unsecured senior notes payable	900,000	500,000	—		1,400,000
Term loans	265,000	475,000	(250,000)	H	490,000
Unsecured credit facilities	—	65,000	250,000	H	315,000

	1,631,487	1,297,224	—		2,928,711
Unamortized debt issuance costs and premium/discount on notes payable, net	(3,866)	(7,932)	39,942	H	28,144

Total notes payable	1,627,621	1,289,292	39,942	H	2,956,855
Accounts payable and other liabilities	145,689	81,708	125,633	I	353,030
Acquired lease intangible liabilities, less accumulated accretion	56,455	154,339	441,822	A	652,616
Tenants’ security, escrow deposits and prepaid rent	28,239	20,204	—		48,443

Total liabilities	1,858,004	1,545,543	607,397		4,010,944
Commitments and contingencies	—	—	—		—

	Regency Centers Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers Pro Forma
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 30,000,000 shares authorized; 13,000,000 Series 6 and 7 shares issued and outstanding at September 30, 2016, with liquidation preferences of $25 per share	325,000	—	—		325,000
Common stock, $0.01 par value per share, 104,492,738 and 169,779,418 shares issued and outstanding historical and pro forma, respectively(2)	1,045	1,448	(795)	J	1,698
Treasury stock at cost, 345,359 shares held historical	(16,882)	—	—		(16,882)
Additional paid in capital	3,291,602	2,302,681	2,181,861	J	7,776,144
Accumulated other comprehensive loss	(35,739)	(7,732)	7,732	K	(35,739)
Distributions in excess of net income	(997,881)	(447,029)	332,803	L	(1,112,107)

Total stockholders’ equity	2,567,145	1,849,368	2,521,601		6,938,114
Noncontrolling interests:
Exchangeable operating partnership units	(2,006)	—	—		(2,006)
Limited partners’ interests in consolidated partnerships	35,145	—	—		35,145

Total noncontrolling interests	33,139	—	—		33,139
Total equity	2,600,284	1,849,368	2,521,601		6,971,253

Total liabilities and equity	$4,458,288	3,394,911	3,128,998		10,982,197

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Quarterly Reports filed on Form 10-Q for the nine months ended September 30, 2016. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.
(2)	Historical shares issued and outstanding represent Regency common stock as of September 30, 2016 as filed on its Quarterly Report filed on Form 10-Q. The pro forma shares issued and outstanding represent the historical Regency shares and the shares issued to Equity One common stockholders had the merger occurred as of September 30, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(in thousands, except share data)

	Regency Centers Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers Pro Forma
Revenues:
Minimum rent	$329,506	213,822	14,247	a	557,575
Percentage rent	2,651	4,288	—		6,939
Recoveries from tenants and other income	103,894	61,816	—		165,710
Management, transaction, and other fees	18,759	837	—		19,596

Total revenues	454,810	280,763	14,247		749,820
Operating expenses:
Depreciation and amortization	119,721	80,691	43,292	b	243,704
Operating and maintenance	69,767	45,103	—		114,870
General and administrative	48,695	17,513	—		66,208
Real estate taxes	49,697	33,197	—		82,894
Other operating expenses	5,795	—	—		5,795

Total operating expenses	293,675	176,504	43,292		513,471
Other expense (income):
Interest expense, net	70,489	36,820	(9,321)	c	97,988
Provision for impairment	1,666	3,121	—		4,787
Early extinguishment of debt	13,943	14,650	—		28,593
Net investment (income) loss	(1,268)	(870)	—		(2,138)
Loss on derivative instruments	40,586	—	—		40,586

Total other expense	125,416	53,721	(9,321)		169,816

Income (loss) from operations before equity in income of investments in real estate partnerships	35,719	50,538	(19,724)		66,533
Equity in income of investments in real estate partnerships	46,618	2,109	(662)	d	48,065
Income tax expense (benefit) of taxable REIT subsidiaries	—	1,131	(475)	e	656

Income from operations	82,337	51,516	(19,911)		113,942
Gain on sale of real estate, net of tax	22,997	3,693	—		26,690

Net income	105,334	55,209	(19,911)		140,632
Noncontrolling interests:
Exchangeable operating partnership units	(165)	—	18	f	(147)
Limited partners’ interests in consolidated partnerships	(1,380)	—	—		(1,380)

Income attributable to noncontrolling interests	(1,545)	—	18		(1,527)

Net income attributable to the Company	103,789	55,209	(19,893)		139,105
Preferred stock dividends	(15,797)	—	—		(15,797)

Net income attributable to common stockholders	$87,992	55,209	(19,893)		123,308

Income per common share—basic	$0.88	0.39			.75
Income per common share—diluted	$0.88	0.39			.75
Weighted average shares—basic	99,639	141,726		g	164,926

Weighted average shares—diluted	100,128	142,537		g	165,414

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Quarterly Reports filed on Form 10-Q for the nine months ended September 30, 2016. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except share data)

	Regency Centers Historical(1)	Equity One Historical(1)	Pro Forma Adjustments		Regency Centers Pro Forma
Revenues:
Minimum rent	$415,155	272,204	32,101	a	719,460
Percentage rent	3,750	5,335	—		9,085
Recoveries from tenants and other income	125,295	80,737	—		206,032
Management, transaction, and other fees	25,563	1,877	—		27,440

Total revenues	569,763	360,153	32,101		962,017
Operating expenses:
Depreciation and amortization	146,829	95,514	102,696	b	345,039
Operating and maintenance	82,978	60,100			143,078
General and administrative	65,600	25,033	—		90,633
Real estate taxes	61,855	42,167	—		104,022
Other operating expenses	7,836	—	—		7,836

Total operating expenses	365,098	222,814	102,696		690,608
Other expense (income):
Interest expense, net	102,622	55,322	(11,004)	c	146,940
Provision for impairment	—	16,753	—		16,753
Early extinguishment of debt	8,239	7,298	—		15,537
Net investment (income) loss	(625)	(6,200)	—		(6,825)
Loss on derivative instruments	—	—	—		—

Total other expense	110,236	73,173	(11,004)		172,405

Income (loss) from operations before equity in income of investments in real estate partnerships	94,429	64,166	(59,591)		99,004
Equity in income of investments in real estate partnerships	22,508	6,493	(882)	d	28,119
Income tax expense (benefit) of taxable REIT subsidiaries	—	(856)	(86)	e	(942)

Income from operations	116,937	71,515	(60,387)		128,065
Gain on sale of real estate, net of tax	35,606	3,952	—		39,558

Net income	152,543	75,467	(60,387)		167,623
Noncontrolling interests:
Exchangeable operating partnership units	(240)	—	55	f	(185)
Limited partners’ interests in consolidated partnerships	(2,247)	(10,014)	—		(12,261)

Income attributable to noncontrolling interests	(2,487)	(10,014)	55		(12,446)

Net income attributable to the Company	150,056	65,453	(60,332)		155,177
Preferred stock dividends	(21,062)	—	—		(21,062)

Net income attributable to common stockholders	$128,994	65,453	(60,332)		134,115

Income per common share—basic	$1.37	0.51			0.84
Income per common share—diluted	$1.36	0.51			0.84
Weighted average shares—basic	94,391	127,957		g	159,678

Weighted average shares—diluted	94,857	128,160		g	160,143

See accompanying notes

(1)	Historical financial information of Regency and Equity One is derived from their respective Annual Reports filed on Form 10-K for the year ended December 31, 2015. Certain Equity One amounts have been reclassified to conform to Regency’s financial statement presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands unless otherwise noted)

Note 1: Overview

For purposes of the unaudited pro forma condensed combined financial statements or the pro forma financial statements, Regency has assumed a total preliminary purchase price for the merger of approximately $4.5 billion, which consists primarily of shares of Regency common stock issued in exchange for shares of Equity One common stock, plus $3.5 million of cash consideration. The total preliminary purchase price was calculated based on the closing price of Regency’s common stock on January 10, 2017, which was $68.70. At the effective time of the merger, each share of Equity One common stock, issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by Regency or Equity One and in each case not held on behalf of third parties) will be converted into the right to receive 0.45 of a share of newly issued shares of Regency common stock, totaling a maximum aggregate number of Regency shares of common stock of approximately 65.3 million shares of Regency common stock based on the number of shares of Equity One common stock outstanding as of September 30, 2016, determined as follows:

Equity One common stock outstanding as of September 30, 2016	144,760
Equity One share based awards exchanged	322

Total Equity One shares to convert to Regency common stock	145,082
Exchange ratio	0.45

Regency common stock issued	65,287

The pro forma financial statements have been prepared assuming the merger is accounted for using the acquisition method of accounting under GAAP, which we refer to as acquisition accounting, with Regency as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Equity One based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Equity One’ financial statement presentation to that of Regency. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Equity One to those of Regency due to limitations on the availability of information as of the date of this joint proxy statement/prospectus.

The pro forma adjustments represent Regency management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2015 and for the nine months ended September 30, 2016 combine the historical condensed combined statements of operations of Regency and Equity One, giving effect to the merger as if it had been consummated on January 1, 2015, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of Regency and the historical consolidated balance sheet of Equity One as of September 30, 2016, giving effect to the merger as if it had been consummated on September 30, 2016.

Completion of the merger is subject to, among other things, approval by Regency and Equity One stockholders. As of the date of this joint proxy statement/prospectus, the merger is expected to be completed in the first quarter or early second quarter of 2017.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $4.5 billion was determined based on the number of Equity One’s shares of common stock as of September 30, 2016. For purposes of the pro forma financial statements, such shares of common stock are assumed to be outstanding as of the pro forma closing date of September 30, 2016. Further, no effect has been given to any other new shares of common stock that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the merger. In all cases, Regency’s closing stock price is a determining factor in arriving at final consideration for the merger. The stock price assumed for the total preliminary purchase price is the closing price of Regency’s common stock on January 10, 2017 ($68.70 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.

The purchase price will be computed using the closing price of Regency common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of Regency common stock until the merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of Regency common stock (in thousands, except the price of Regency common stock):

	Price of Regency Common Stock	Equity Consideration Given (Regency Shares to be Issued)	Calculated Value of Equity Consideration	Cash Consideration	Total Value of Consideration
As of January 10, 2017	$68.70	65,287	4,485,195	3,528	$4,488,723
Decrease of 10%	$61.83	65,287	4,036,675	3,528	$4,040,203
Increase of 10%	$75.57	65,287	4,933,714	3,528	$4,937,242

The total preliminary estimated purchase price described above has been allocated to Equity One’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the merger is consummated and after a complete and thorough analysis. As a result, the final acquisition accounting adjustments, including those resulting from conforming Equity One’s accounting policies to those of Regency’s, could differ materially from the pro forma adjustments presented herein. The estimated purchase price of Equity One (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed on the following preliminary basis:

Land	$2,699,449
Buildings and improvements	3,120,403
Properties in development	113,687
Properties held for sale	21,700
Investments in unconsolidated real estate partnerships	100,475

Real estate assets	6,055,714
Cash, accounts receivable and other assets	59,063
Intangible assets	412,660
Notes payable	(1,330,214)
Accounts payable, other liabilities and tenant security deposits and prepaid rent	(112,339)
Intangible liabilities	(596,161)

Total estimated purchase price	$4,488,723

Note 2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 reflects the following adjustments:

A. Tangible and Intangible Real Estate Assets and Liabilities

The real estate assets acquired and liabilities assumed in connection with the merger are reflected in the unaudited pro forma condensed combined balance sheet of Regency at a preliminary fair market value. The preliminary fair market value is based, in part, on a valuation prepared by Regency with assistance of a third party valuation advisor. The acquired assets and assumed liabilities for an acquired operating property generally include, but are not limited to: land, buildings and improvements, identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market leases, and value of acquired in-place leases.

The adjustments reflected in the unaudited condensed combined balance sheet for real estate assets, intangible assets and intangible liabilities represent the differences between the preliminary fair market value of condensed combined properties acquired by Regency in connection with the merger, and Equity One’s historical balances, which are presented as follows:

	Fair Market Value	Equity One Historical	Adjustments as a Result of Merger
Land	$2,699,449	1,534,504	1,164,945
Buildings and improvements	3,120,403	1,902,474	1,217,929
Properties in development	113,687	115,333	(1,646)
Properties held for sale	21,700	19,346	2,354
Intangible assets, net	412,660	95,246	317,414
Intangible liabilities, net	596,161	154,339	441,822

Regency’s methodology includes estimating an “as-if vacant” fair value of the physical property, which includes land, building, and improvements. In addition, Regency determines the estimated fair value of identifiable intangible assets and liabilities, considering the following categories: (i) value of in-place leases, and (ii) above and below-market value of in-place leases.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during the assumed lease-up period. The value of in-place leases is recorded to amortization expense over the remaining expected term of the respective leases.

Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for comparable in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including below-market renewal options, if applicable. The value of above-market leases is amortized as a reduction of minimum rent over the remaining terms of the respective leases and the value of below-market leases is accreted to minimum rent over the remaining terms of the respective leases, including below-market renewal options, if applicable. Regency does not assign value to customer relationship intangibles if it has pre-existing business relationships with the major retailers at the acquired property since they do not provide incremental value over Regency’s existing relationships.

Equity One’s historical accumulated depreciation is eliminated since the assets are presented at estimated fair value.

B. Investment in Real Estate Partnerships

Represents the difference between the preliminary fair market value of Equity One’s real estate partnerships, acquired by Regency in connection with the merger, and Equity One’s historical value as of September 30, 2016 (for more information, see note A on preliminary fair market values of properties acquired in the merger). A fair market value adjustment for debt and interest rate swaps held by the joint ventures is included. The fair value of debt was estimated based upon contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities. The fair value of the single interest rate swap was estimated using discounted cash flow analysis on the expected cash flows of the derivative instrument reflecting the contractual terms and market interest rates.

C. Cash

The adjustment to cash represents the cash consideration paid at the effective time of the merger, as discussed further in Note 1.

D. Straight Line Rent Receivable

Straight-lining of rent pursuant to the underlying leases associated with the real estate acquired in connection with the merger will commence at the effective time of the merger; therefore the balance of straight line rent included on Equity One’s historical balance sheet has been eliminated.

E. Deferred Leasing Costs, net

Deferred leasing costs, net, represent direct salaries, third-party fees and other costs incurred by Equity One to originate a lease which were capitalized and amortized against the respective leases using the straight-line method over the term of the related lease. The value to Regency of in-place leases is considered an intangible asset and included in the purchase price allocation above, see note A. As such, the net carrying value of Equity One’s deferred leasing costs has been eliminated.

F. Goodwill

Equity One had $5.8 million of goodwill in its historical balance sheet from prior business combinations, which has been eliminated.

The allocation of the purchase price has been performed on a preliminary basis and will not be finalized until subsequent to the closing of the merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change. Changes in the purchase price due to changes in Regency stock price, as discussed further in Note 1, may result in goodwill or bargain purchase option.

G. Other Assets

Unamortized debt issuance costs of $6.0 million were included within other assets in Equity One’s historical balance sheet related to the unsecured revolving credit facility, which will be paid in full by Regency upon acquisition. As such, the historical unamortized debt issuance costs have been eliminated. Additionally, the carrying value of the net deferred tax assets decreased by $1.9 million from the fair market value adjustments related to real estate assets.

H. Notes Payable

Regency will assume Equity One’s unsecured senior notes payable, mortgage notes payable, and the $300 million variable rate term loan that matures in December 2020. The notes payable to be assumed by Regency have been adjusted by $33 million, to reflect the estimated fair value at September 30, 2016.

The balance outstanding on Equity One’s unsecured revolving credit facility will be repaid with funds from Regency’s unsecured line of credit. Additionally, the balance on Equity One’s $250 million term loan that matures in 2019, and the related interest rate swap, will also be repaid at closing from Regency’s unsecured line of credit.

Debt issuance costs and debt premium / discounts of $7.9 million were included within notes payable, within Equity One’s historical balance sheet. Since the notes payable assumed in the merger are presented at fair value, the historical unamortized debt issuance costs and debt premium / discount have been eliminated, and new costs of $1 million to assume the debt have been recognized.

In connection with the merger agreement, Regency entered into a commitment letter with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan committed to provide $750 million of senior unsecured bridge loans, the proceeds of which could be used to refinance certain existing indebtedness of either Regency or Equity One and to pay fees and expenses in connection with the acquisition and related transactions. Regency does not expect to need to borrow on this bridge loan.

I. Accounts Payable and Accrued Expenses

Represents the following pro forma adjustments:

As of September 30, 2016
Non-recurring transaction costs	$114,226
Accrue debt issuance costs	980
Adjust deferred tax liabilities for fair value of real estate acquired	14,389
Eliminate Equity One’s interest rate swap on term loan not assumed	(3,962)

Pro forma adjustments to Accounts payable and other liabilities	$125,633

The non-recurring transaction costs include those costs to be paid by Regency or Equity One directly attributable to the merger. These transaction costs, consisting primarily of fees for investment bankers, legal, accounting, tax and other professional services, are estimated to be approximately $114.2 million and will impact the results of operations and be recognized when incurred. These are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third-parties for additional costs expected to be incurred with the merger. Such costs are non-recurring in nature and directly related to the merger and, therefore, are reflected as a reduction to equity and not included in the unaudited pro forma condensed combined statements of operations.

J. Common Stock and Additional Paid-in Capital

Represents the issuance of shares of Regency common stock with a par value of $0.01 per share and a market value of $68.70 per share as of January 10, 2017, the most recent date practicable in the preparation of this joint proxy statement/prospectus, at a conversion ratio of 0.45 to 1.0, to holders of Equity One common stock at the effective time of the merger.

As of September 30, 2016
Outstanding shares of Equity One common stock—historical basis (in thousands)	$144,760
Equity One equity-based awards converted into Equity One common stock (in thousands)	322

Outstanding shares of Equity One common stock (in thousands)	145,082

Exchange Ratio	0.45

Shares of Regency common stock to be issued—pro forma basis (in thousands)	65,287
Regency par value per share	$0.01

Par value of Regency common stock to be issued—pro forma basis	$653
Par value of Equity One common stock—historical basis	$1,448

Pro forma adjustment to common stock	$(795)

Shares of Regency common stock to be issued—pro forma basis (in thousands)	65,287
Additional paid-in capital $68.70 per share (less $0.01 par value per share)	$68.69

Additional paid-in capital Regency stock to be issued—pro forma basis	$4,484,542
Equity One additional paid-in capital—historical basis	$2,302,681

Pro forma adjustments to additional paid-in capital	$2,181,861

These amounts will be adjusted at the effective time of the merger to reflect the number of Equity One shares then issued and outstanding and the then per share market value of Regency common stock.

K. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss (“AOCL”) included in Equity One’s historical balance sheet represents the effective portion of their interest rate swaps. As discussed in note H above, Regency expects to terminate Equity One’s interest rate swap on the term loan at the effective time of the merger. As such, Equity One’s historical balances in AOCL are eliminated.

L. Distributions in Excess of Cumulative Net Income

Represents the elimination of Equity One’s accumulated deficit of $447.0 million as of September 30, 2016 and an adjustment of $114.2 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets used as the starting point for the pro forma financial statements (for more information, see note I).

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2015 and nine months ended September 30, 2016

The historical amounts include Regency’s and Equity One’s actual operating results for the periods presented, as filed with the SEC on their respective Forms 10-K and Forms 10-Q, which are incorporated in this joint proxy statement/prospectus by reference. The pro forma adjustments to historical amounts, including rental property revenue, rental property operating expenses, general and administrative expenses, interest expense and depreciation and amortization, are presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and nine months ended September 30, 2016 assuming the merger occurred on January 1, 2015. The following are the explanations for the adjustments to revenues, costs and expenses, and equity in income of investments in real estate partnerships included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and nine months ended September 30, 2016:

Merger Adjustments

a. Minimum Rent

The historical minimum rent for Regency and Equity One represent contractual, straight-line rents and amortization of above and below-market rents associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to adjust contractual rental property revenue to a straight-line basis and to amortize above and below-market rents in accordance with Accounting Standards Codification 805-10, Business Combinations, as if the merger had occurred on January 1, 2015. The above and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from three to 20 years.

The following tables summarize the adjustments made to minimum rent for the real estate properties acquired as part of the merger for the nine months ended September 30, 2016 and year ended December 31, 2015:

Nine months Ended September 30, 2016
Pro forma straight-line rent	$5,179
Pro forma (above)/below market rent	21,711
Elimination of Equity One’s straight line rent	(3,773)
Elimination of Equity One’s (above) below market rent	(8,870)

Total	$14,247

Year Ended December 31, 2015
Pro forma straight-line rent	$16,239
Pro forma (above)/below market rent	33,233
Elimination of Equity One’s straight line rent	(4,612)
Elimination of Equity One’s (above) below market rent	(12,759)

Total	$32,101

b. Depreciation and Amortization Expense

Depreciation and amortization is calculated, for purposes of the unaudited pro forma condensed combined statements of operations, based on estimated useful lives for building and site improvements, and the remaining contractual, in-place lease term for intangible lease assets and liabilities. Regency uses the straight-line method for all depreciation and amortization. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the useful life for buildings is 40 years; the useful life for site improvements is 15 years; and the general range of remaining contractual, in-place lease terms is three to nine years. As Regency would have commenced depreciation and amortization on January 1, 2015, the depreciation and amortization expense included in the Equity One historical financial statements has been reversed so that the unaudited pro forma condensed combined statements of operations reflect the depreciation and amortization that Regency would have recorded.

The following tables summarize pro forma depreciation and amortization by asset category for the properties acquired in the merger that would have been recorded for the nine months ended September 30, 2016 and year ended December 31, 2015 less the reversal of depreciation and amortization included in Equity One’s historical financial statements:

Nine months Ended September 30, 2016
Building and improvements	$58,661
In-place leases	65,322
Less: Equity One historical depreciation and amortization	(80,691)

Adjustment to depreciation and amortization expense	$43,292

Year Ended December 31, 2015
Building and improvements	$78,215
In-place leases	119,995
Less: Equity One historical depreciation and amortization	(95,514)

Adjustment to depreciation and amortization expense	$102,696

c. Interest Expense

The adjustments to interest expense related to the merger represent the (1) the repayment of $65 million of Equity One’s unsecured revolving credit facility and $250 million term loan with proceeds from Regency’s unsecured line of credit, (2) amortization of deferred financing costs related to the assumption of Equity One’s debt, (3) the elimination of the impact of Equity One’s interest rate swaps that are not assumed by Regency, (4) amortization of above-market debt values created by marking the assumed Equity One debt to fair market value, and (5) elimination of Equity One’s historic amortization of deferred financing costs and premium/discount on notes payable (for more information, see note G above).

For purposes of pro forma adjustments, Regency’s unsecured line of credit bears interest at London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 0.925%.

The following tables summarize the adjustments to the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and year ended December 31, 2015:

Nine months Ended September 30, 2016
Pro forma reduction in interest expense from repaying Equity One’s term loan and revolving credit balance with Regency’s unsecured line of credit	$(1,043)
Pro forma amortization of deferred financing costs to assume debt	188
Pro forma amortization of above-market debt	(4,671)

Total	(5,526)
Eliminate historical Equity One interest expense attributable to interest rate swaps not assumed by Regency	(2,367)
Eliminate historical Equity One amortization of deferred financing costs and premium/discount on notes payable, net	(1,428)

Decrease in interest expense	$(9,321)

Year Ended December 31, 2015
Pro forma reduction in interest expense from repaying Equity One’s term loan and revolving credit balance with Regency’s unsecured line of credit	$(746)
Pro forma amortization of deferred financing costs to assume debt	251
Pro forma amortization of above-market debt	(6,227)

Total	(6,722)
Eliminate historical Equity One interest expense attributable to interest rate swaps not assumed by Regency	(3,220)
Eliminate historical Equity One amortization of deferred financing costs and premium/discount on notes payable, net	(1,062)

Decrease in interest expense	$(11,004)

The current underlying variable rate (1 month LIBOR), as used in these pro forma adjustments, was 0.765%. An increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $0.4 million.

d. Equity in Income of Investments in Real Estate Partnerships

Represents the additional depreciation and amortization expense recognized for basis differences arising between the fair value of underlying assets versus carryover basis.

e. Income Tax Expense (Benefit) of Taxable REIT Subsidiaries

Represents the reduction in deferred tax expense within Equity One’s taxable REIT subsidiaries resulting from the change in depreciation and amortization of the acquired real estate assets.

f. Net Income Attributable to Noncontrolling Interests

Represents the pro forma adjustments to net income allocable to Regency’s exchangeable operating partnership (“EOP”) units arising from the (1) other pro forma adjustments to net income and (2) reduction in EOP ownership interest after issuance of additional common stock from the merger.

g. Weighted-Average Shares

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the exchange ratio, as follows (for more information, see note I above):

(share amounts in thousands)	Nine months Ended September 30, 2016
Regency weighted-average common shares outstanding—historical basis	99,639
Shares of common stock issued to Equity One stockholders—pro forma basis	65,287

Weighted-average shares of common stock—basic	164,926

Incremental shares to be issued under Treasury Stock method for unvested restricted stock and forward equity offering	488

Weighted-average shares of common stock—diluted	165,414

(share amounts in thousands)	Year Ended December 31, 2015
Regency weighted-average common shares outstanding—historical basis	94,391
Shares of common stock issued to Equity One stockholders—pro forma basis	65,287

Weighted-average shares of common stock—basic	159,678

Incremental shares to be issued under Treasury Stock method for unvested restricted stock and forward equity offering	465

Weighted-average shares of common stock—diluted	160,143

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of Regency capital stock is not complete and is qualified by reference to the Regency articles of incorporation (which we refer to as the “Regency articles”) and the Regency bylaws. You should read these documents for complete information on Regency capital stock. The Regency articles and the Regency bylaws are incorporated by reference into this joint proxy statement/prospectus. Regency files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Regency might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see “Where You Can Find More Information.”

Shares Authorized

Regency is currently authorized under the Regency articles to issue an aggregate of 190 million shares of capital stock, consisting of 150 million shares of common stock, par value $0.01 per share, 10 million shares of special common stock, $0.01 par value per share (which we refer to as “Regency special common stock”) and 30 million shares of preferred stock, par value $0.01 per share (which we refer to as “Regency preferred stock”).

If the Regency articles amendment proposal is approved and the other merger is consummated, the number of authorized shares of Regency common stock will be increased from 190 million shares to 260 million shares.

Shares Outstanding

As of January 23, 2017, the record date for the Regency special meeting, there were:

•	[●] outstanding shares of Regency common stock;

•	zero outstanding shares of Regency special common stock; and

•	13,000,000 outstanding shares of Regency preferred stock, consisting of 10,000,000 shares of 6.625% Series 6 cumulative redeemable preferred stock and 3,000,000 shares of 6.0% Series 7 cumulative redeemable preferred stock.

All outstanding shares of Regency common stock are fully paid and non-assessable.

Upon completion of the merger, based on the number of Equity One shares of common stock outstanding as of January 23, 2017, the record date for the Equity One special meeting, it is expected that there will be:

•	[●] outstanding shares of Regency common stock; and

•	13,000,000 outstanding shares of Regency preferred stock, consisting of 10,000,000 shares of 6.625% Series 6 cumulative redeemable preferred stock and 3,000,000 shares of 6.0% Series 7 cumulative redeemable preferred stock.

Regency Common Stock

The rights of holders of common stock are subject to the rights of holders of any preferred stock that Regency has designated or may designate in the future. The rights of preferred stockholders may adversely affect the rights of the common stockholders.

Preemptive Rights

Holders of Regency common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

Dividend Rights

Holders of Regency common stock are entitled to receive dividends in cash or in property on an equal share-for-share basis, if and when dividends are declared on the common stock by the Regency board of directors, subject to any preference in favor of outstanding shares of preferred stock.

Voting Rights

Holders of Regency common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of Regency common stock are not entitled to cumulative voting in the election of directors.

Liquidation Preference

In the event of the liquidation of Regency, all holders of common stock will participate on an equal share-for-share basis with each other in our net assets available for distribution after payment of Regency liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Transfer Agent

The transfer agent for Regency common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Shares of Regency common stock are traded on the NYSE under the symbol “REG.” Following completion of the merger, the shares of Regency common stock will continue to be traded on the NYSE under the symbol “REG.”

Ownership Limitation

See “—Anti-Takeover Provisions in the Regency Articles and the Regency Bylaws and Under Florida Law—Restrictions on Ownership and Transfer.”

Anti-Takeover Provisions in the Regency Articles and the Regency Bylaws and Under Florida Law

Certain provisions of the Regency articles, the Regency bylaws and Florida law could make it less likely that Regency’s management would be changed or someone would acquire voting control of Regency without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that Regency stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Regency stockholders to receive premiums over the market price of their common stock.

Restrictions on Ownership and Transfer

In order for Regency to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; its stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain other requirements must be satisfied.

To assure that five or fewer individuals do not beneficially own (as defined in the Regency articles to include ownership through the application of certain stock attribution provisions of the Code) more than 50% in value of its outstanding capital stock, the Regency articles provide that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of certain of the attribution provisions of the Code), more than 7% by value (which we refer to as the “Ownership Limit”) of outstanding Regency capital stock.

In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by Regency) is not qualifying rent for purposes of the gross income tests under the Code, the Regency articles provide that no constructive owner of Regency stock who owns, directly or indirectly, a 10% interest in any tenant of Regency (which we refer to as a “Related Tenant Owner”) may own, or constructively own by virtue of certain of the attribution provisions of the Code (which differ from the attribution provisions applied to determine beneficial ownership), more than 9.8% by value of the outstanding capital stock of Regency (which we refer to as the “Related Tenant Limit”).

The Regency board of directors may waive the Ownership Limit and the Related Tenant Limit if evidence satisfactory to the board of directors is presented that such ownership will not then or in the future jeopardize Regency’s status as a REIT. As a condition of such waiver, Regency’s board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving Regency’s REIT status.

If shares of capital stock (i) in excess of the applicable Ownership Limit or Related Tenant Limit; or (ii) which (1) would cause Regency to be beneficially owned by fewer than 100 persons (without application of the attribution rules), or (2) would result in Regency being “closely held” within the meaning of Section 856(h) of the Code, are (a) issued or transferred to any person or (b) retained by any person after becoming a Related Tenant Owner, such issuance, transfer or retention will be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred or retained in excess of the Ownership Limit or the Related Tenant Limit or which would otherwise jeopardize Regency’s status as a REIT (we refer to such capital stock as “excess shares”) will be deemed held in trust on behalf of Regency and for Regency’s benefit. Regency’s board of directors will, within six months after receiving notice of such actual or proposed transfer, either (i) direct the holder of such shares to sell all shares held in trust for Regency for cash in such manner as the Regency board of directors directs or (ii) redeem such shares for a price equal to the lesser of (x) the price paid by the holder from whom shares are being redeemed, and (y) the average of the last reported sales prices on the NYSE of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by the Regency board of directors, or if such class of capital stock is not then traded on the NYSE, the average of the last reported sales prices of such class of capital stock (or, if sales prices are not reported, the average of the closing bid and asked prices) on the 10 trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such class of capital stock may be traded, or if such class of capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Regency board of directors as the fair market value of such class of capital stock on the relevant date. If the Regency board of directors directs the intended holder to sell the shares, the holder must receive the proceeds from the sale as trustee for Regency and pay Regency out of the proceeds of the sale all expenses incurred by Regency in connection with the sale, plus any remaining amount of the proceeds that exceeds the amount originally paid by the intended holder for such shares. The intended holder will not be entitled to distributions, voting rights or any other benefits with respect to such excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to Regency upon demand. In connection with and conditioned upon the closing of the merger, the Regency board of directors will grant to the Gazit Parties an exemption from the ownership limit set forth in the Regency articles of incorporation, establishing for the Gazit Parties an aggregate substitute in lieu of the ownership limit to permit them to collectively beneficially own up to 18% of the outstanding shares of Regency common stock. This exemption will automatically terminate upon the expiration of the standstill period.

All certificates representing capital stock will bear a legend referring to the restrictions described above. The transfer restrictions described above will not preclude the settlement of any transaction entered through the facilities of the NYSE.

The Regency articles provide that every stockholder of record of more than 5% of the outstanding capital stock of Regency and every Actual Owner (as defined in the Regency articles) of more than 5% of the outstanding capital stock of Regency held by a nominee must give written notice to Regency of information specified in the Regency articles within 30 days after December 31 of each year. In addition, each beneficial owner of capital stock and each person who holds capital stock for a beneficial owner must provide to Regency such information as Regency may request, in good faith, in order to determine its status as a REIT.

The ownership limitations described above may have the effect of precluding acquisition of control of Regency by a third party even if the Regency board of directors determines that maintenance of REIT status is no longer in Regency’s best interests. The Regency board of directors has the right under the Regency articles (subject to contractual restrictions, including covenants made to the lenders under Regency’s line of credit) to revoke Regency’s REIT status if Regency’s board of directors determines that it is no longer in Regency’s best interests to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in the Regency articles will remain in effect. Any change in the ownership limitations would require an amendment to the Regency articles.

Preferred Stock

At any time, without stockholder approval, the Regency board of directors may issue one or more new series of Regency preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Regency through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Regency’ management could stop a takeover by preventing the person trying to take control of Regency from acquiring enough voting shares to take control.

Stockholders’ Rights Plan

Although Regency does not have a stockholders’ rights plan as of the date of this joint proxy statement/prospectus, under Florida law, the Regency board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Regency on terms not approved by the Regency board of directors.

Florida Interested Shareholder Statute

The FBCA contains an “affiliated transaction” provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless:

•	the transaction is approved by a majority of disinterested directors;

•	the corporation has not had more than 300 shareholders of record during the three years preceding the “affiliated transaction”;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years;

•	the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);

•	consideration is paid to the holders of the corporation’s shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation’s shares in the last two years or fair market value, and other specified conditions are met; or

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder.

An “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company’s outstanding voting shares.

COMPARISON OF RIGHTS OF REGENCY STOCKHOLDERS AND EQUITY ONE STOCKHOLDERS

If the merger is consummated, common stockholders of Equity One will become common stockholders of Regency. The rights of Equity One stockholders are currently governed by the MGCL and the Composite Charter of Equity One (the “Equity One articles”) and the Amended and Restated Bylaws of Equity One (the “Equity One bylaws”). Upon consummation of the merger, the rights of legacy Equity One common stockholders who receive shares of Regency common stock will be governed by the FBCA and the Regency articles and the Regency bylaws, rather than the MGCL and the Equity One articles and the Equity One bylaws.

The following is a summary of the material differences between the rights of Regency stockholders and Equity One stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Regency common stock that will be issued in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the FBCA, (ii) the MGCL, (iii) the Regency articles, (iv) the Equity One articles, (v) the Regency bylaws, (vi) the Equity One bylaws and (vii) the proposed amendment to the Regency articles as described in the section titled “Regency Proposal 2: The Regency Articles Amendment Proposal.”

This section does not include a complete description of all differences between the rights of Regency common stockholders and Equity One common stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland and Florida law, as well as the governing corporate instruments of each of Regency and Equity One, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Rights of Regency Stockholders	Rights of Equity One Stockholders
Corporate Governance

Regency is a Florida corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of Regency stockholders are governed by the FBCA, the Regency articles and the Regency bylaws.

Equity One is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of Equity One stockholders are governed by the MGCL, the Equity One articles and the Equity One bylaws.

Authorized Capital Stock or Shares of Beneficial Interest

Regency is currently authorized to issue an aggregate of 190 million shares of capital stock, consisting of (1) 150 million shares of common stock, par value $0.01 per share, (2) 10 million shares of special common stock, par value $0.01 per share, and (3) 30 million shares of preferred stock, par value $0.01 per share.

After the effective time of the merger, it is expected that Regency will be authorized under its charter to issue an aggregate of 260 million shares of capital stock, consisting of (1) 30 million shares of preferred stock, par value $0.01 per share, (2) 220 million

Equity One is currently authorized to issue an aggregate of 260 million shares of capital stock, consisting of (1) 250 million shares of common stock, par value $0.01 per share and (2) 10 million shares of preferred stock, par value $0.01 per share (which we refer to as the “Equity One preferred stock”).

	Rights of Regency Stockholders	Rights of Equity One Stockholders
shares of common stock, par value $0.01 per share and (3) 10 million shares of special common stock, par value $0.01 per share.

As of the record date for the Regency special meeting, there were issued and outstanding [●] shares of Regency common stock, no shares of special common stock and 13 million shares of Regency preferred stock, consisting of 10,000,000 shares of 6.625% Series 6 cumulative redeemable preferred stock and 3,000,000 shares of 6.0% Series 7 cumulative redeemable preferred stock.

Preferred Stock. The Regency board of directors is authorized, without stockholder action, to issue preferred stock from time to time and to establish, among other things, the designations, preferences, limitations and relative rights of each class and each series; the dividend rights and preferences, if any; liquidation preferences and the amounts payable on liquidation or dissolution; redemption terms, if any; the voting powers of the series, including the right to elect directors, if any; the terms upon which the class or series may be converted into any other class or series of Regency stock.

As of the record date for the Equity One special meeting, there were issued and outstanding [●] shares of Equity One common stock and no shares of Equity One preferred stock.

Preferred Stock. The Equity One board of directors is authorized, without stockholder approval, to cause Equity One to issue preferred stock from time to time in one or more classes or series of stock. Subject to the provisions of Equity One’s charter regarding transfer and ownership of shares of capital stock, each class or series may have different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that may be established by the Equity One board of directors without approval from the stockholders.

Voting Rights

Each holder of Regency common stock is entitled to one vote per share on all matters required by the FBCA to be approved by the stockholders.

If a quorum exists, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless more than a majority of the votes cast is required by the FBCA and except in the case of the election of directors, which requires:

•    a majority of the votes cast for each nominee in an uncontested election to be elected; or

•    a plurality of the votes cast for each nominee in a contested election to be elected.

Each holder of Equity One common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.

If a quorum is present at a duly called meeting of stockholders, a majority of the votes cast is required to approve a matter which may properly come before a meeting, unless more than a majority of the votes cast is required by the MGCL or the Equity One articles, except with respect to the election of directors, who are elected by a plurality of all of the votes cast.

	Rights of Regency Stockholders	Rights of Equity One Stockholders
Size of the Board of Directors

The number of directors, which must be between three and 15, may be changed by a majority of the Regency board of directors, but any change in size that is greater than one requires the approval of stockholders. Currently, the Regency board of directors consists of nine directors.

Upon the terms and subject to the conditions of the merger agreement, including the requisite approval of Regency’s stockholders, the Regency board of directors will be increased to 12 directors in accordance with the merger agreement.

The number of directors must not be less than the minimum number required by the MGCL nor more than 15. The number of directors may be changed by a majority of the Equity One board of directors. Currently, the Equity One board of directors consists of nine directors.

Classified Board / Term of Directors	The Regency board of directors is not classified. The directors of Regency hold office for a term of one year and serve until their successors are elected and qualified.	The Equity One board of directors is not classified. The directors of Equity One hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

Removal of Directors

The FBCA provides that stockholders may remove directors with or without cause unless the Regency articles provide that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group. Stockholders may remove directors at a meeting of stockholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

The Regency bylaws provide that stockholders may remove directors with or without cause at a meeting of stockholders if the votes cast in favor of removal exceed the votes opposing removal. If a director is elected by a voting group, only the stockholders of that voting group may participate in the vote to remove that director.

The MGCL provides that stockholders may remove directors with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally for the election of directors unless the charter of the corporation provides otherwise. However, if a director is elected by a particular class or series, that director may only be removed by the affirmative vote of a majority of all the votes of that class or series.

The Equity One articles provide that, subject to the rights of holders of any class of preferred stock, if any, to elect or remove one or more directors, directors may be removed only for cause by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined, with respect to any particular director, as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Equity One through bad faith or active and deliberate dishonesty.

	Rights of Regency Stockholders	Rights of Equity One Stockholders
Election of Directors	The Regency bylaws provide that, in the case of an uncontested election, directors must receive a majority of the votes cast for election at a meeting at which a quorum is present. In the case of a contested election, directors must receive a plurality of the votes cast for election at a meeting at which a quorum is present.	A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

Filling Vacancies of Directors

Any vacancies on the Regency board of directors, including any vacancy resulting from an increase in the number of directors, can be filled by the stockholders or by the board of directors, even if the remaining directors do not constitute a quorum.

Any vacancy in the class of directors elected by a voting group can be filled by the holders of shares of that voting group or by a majority of directors then in office elected by that voting group or by a sole director so elected. If no director elected by such voting group remains in office, directors not elected by such voting group may fill the vacancy, except with respect to preferred stock director vacancies, which will be filled by a majority vote of the Series 6 or Series 7 preferred stock holders.

The Equity One bylaws provide that any vacancy not caused by an increase in the number of directors shall be filled by a majority of the remaining directors, even if such majority is less than a quorum. Any vacancy caused by an increase in the number of directors may be filled by a majority vote of the entire board.

Charter Amendments	Section 607.1003 of the FBCA provides that, with the limited exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without stockholder approval, the Regency articles may be amended upon the recommendation of the amendment to the stockholders by the board of directors and approval by the holders of a majority of the outstanding shares entitled to vote unless the FBCA, or to the extent permitted by the FBCA, the board of directors, requires a greater vote. The Regency articles may be amended under Section 607.1003 of the FBCA without a recommendation of the board of directors if the board of directors determines that, because of conflict of

The MGCL provides that (in addition to approval by the corporation’s board of directors) the affirmative vote of two-thirds of all outstanding stock entitled to vote, or of each class if more than one class is entitled to vote, is required to amend the charter. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval of an amendment to the charter by a lesser percentage, but not less than a majority of the shares outstanding and entitled to be cast.

The Equity One articles provide that an amendment to its charter may be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, except with respect to an

	Rights of Regency Stockholders	Rights of Equity One Stockholders

interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the stockholders with the amendment.

The Regency articles reserve the right to amend or repeal any provision therein, except with respect to amendments relating to rights and restrictions relating to Series 6 or Series 7 Preferred stock, for which the affirmative vote of at least two-thirds of the holders of Series 6 or Series 7 Preferred stock is required.

amendment to provisions regarding the removal of directors, REIT qualification or amendments to the Equity One articles. Amendments to these provisions will be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Bylaw Amendments

The FBCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless the articles reserve the power to amend the bylaws generally or a particular bylaw provision exclusively to the stockholders, in amending or repealing the bylaws or a bylaw provision, provided expressly that the board may not amend or repeal the bylaws or that bylaw provision. A corporation’s stockholders may also amend or repeal the bylaws.

The Regency bylaws may be altered, amended or repealed by either the Regency board of directors or the stockholders. However, the Regency board of directors cannot alter, amend or repeal any bylaw adopted by the stockholders if the stockholders specifically provide that the bylaw is not subject to amendment or repeal by the directors.

The Equity One bylaws provide that the Equity One board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Vote on Merger, Consolidations or Sales of Substantially All Assets	Under the FBCA, a plan of merger or share exchange, or consolidation or sale of substantially all of the corporation’s assets, must be approved by a majority of all outstanding shares entitled to be cast. Voting by a class or series as a separate voting group is required if the plan of merger contains a provision which, if contained in a proposed amendment to a corporation’s articles, would entitle the class or series to vote	The MGCL provides that a merger shall be approved by the corporation’s board of directors and by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the corporation’s assets by a lower

	Rights of Regency Stockholders	Rights of Equity One Stockholders
as a separate voting group on the proposed amendment. However, approval of a merger by stockholders of the surviving corporation is not required if the surviving corporation’s articles will not differ materially from the articles before the merger and if each stockholder of the surviving corporation whose shares were outstanding immediately prior to the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately after the merger.

percentage, but not less than the affirmative vote of a majority of the shares outstanding and entitled to be cast.

Under the Equity One articles, any “extraordinary action” (which, under Maryland law, includes a merger, consolidation or sale of substantially all assets) that, under Maryland law, would permit or require such action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Ownership Limitations

With certain limited exceptions, no person may (i) beneficially own more than 7% (in value) of Regency’s outstanding capital stock, or (ii) constructively own more than 9.8% of Regency’s outstanding capital stock for more than 30 days after directly or indirectly acquiring 10% ownership of any of Regency’s tenants. The Regency board of directors may increase or decrease the ownership limit described in clause (i) (but in no case can it be greater than 9.8%) from time to time if certain conditions are met. No person shall own shares of Regency capital stock to the extent that such ownership would result in Regency being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations described above, the transfer as to that number of shares that would be owned by the transferee in excess of the ownership limit is void and such shares are deemed to be held in trust on behalf of and for Regency’s benefit. Such

With certain limited exceptions, no person shall beneficially or constructively own (i) more than 9.9% (or 5.0% in the case of an individual) in value of the aggregate outstanding shares of Equity One capital stock; or (ii) more than 9.9% (or 5.0% in the case of an individual) in value or number of shares (whichever is more restrictive) of the aggregate outstanding shares of Equity One common stock. The Equity One board of directors may increase the ownership limits described above from time to time. No person shall beneficially or constructively own shares of Equity One capital stock to the extent that such ownership would result in Equity One being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation described above, that number of shares that would be owned by the transferee in excess of the ownership limitation (the “excess shares”) will be automatically transferred to a trust for

Rights of Regency Stockholders	Rights of Equity One Stockholders

shares are deemed to be a separate class of stock until the shares are sold or redeemed, and the holder shall have no voting rights and no right to receive dividends or other distributions with respect to such shares, and shall have no claim, cause of action or recourse against the transferor of the shares. The holder’s sole right with respect to such shares shall be to receive, at Regency’s discretion, either (i) consideration for such shares upon the resale of the shares as directed by Regency or (ii) the redemption price as defined in the Regency articles.

The Regency board of directors in its discretion may exempt a person from certain ownership limits upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Regency board of directors and upon such other conditions as the Regency board of directors may direct.

the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to such transfer, and the purported transferee will acquire no rights to such shares. If the transfer to the charitable trust of the shares that were transferred in violation of the REIT ownership limits discussed above is not automatically effective for any reason, the transfer that resulted in the violation of the REIT ownership limit or that otherwise would cause Equity One to fail to qualify as a REIT will be void. The transferee shall have no voting rights or rights to dividends with respect to the excess shares. The trustee will sell the excess shares within 20 days and the transferee will receive the lesser of (i) its cost of acquiring the shares (or market price if the shares were a gift) and (ii) the proceeds from the sale by the trustee. Equity One has the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date Equity One or its designee agrees to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be immediately paid to the beneficiary of the charitable trust.

The Equity One articles further prohibits any person from transferring any shares of our capital stock if the transfer would result in the shares of our capital stock being owned by fewer than 100 persons or otherwise would cause us not to qualify as a REIT, and any such attempted transfer will be void and the intended transferee will acquire no rights in such shares.

Additionally, if the Equity One board of directors determines that a restricted

	Rights of Regency Stockholders	Rights of Equity One Stockholders

transfer has occurred, the Board may take action it deems advisable to refuse to give effect to such transfer, including (i) causing Equity One to redeem shares, (ii) refusing to give effect to such transfer on the books of Equity One or (iii) instituting proceedings to enjoin such transfer.

The Equity One board of directors in its discretion may exempt a person from certain ownership limits if certain conditions are met and if it receives representations and undertakings that such person’s ownership would not result (i) in Equity One being closely held; or (ii) in the person actually or constructively owning an interest in a tenant of Equity One that would cause Equity One to actually or constructively own more than a 9.9% interest in such tenant; and if such person agrees that, in the event of any failure of these representations, excess shares will automatically transfer to a trust as if the existing general ownership limits applied.

Redemption Rights	Regency Series 6 and Series 7 preferred stock may be redeemed by Regency (i) on or after February 16, 2017 or August 23, 2017, respectively, or (ii) prior to such dates, within 120 of a change of control (an acquisition of beneficial ownership of more than 50% of the total voting power entitled to vote in elections of directors, including by merger, in which no securities of Regency or the acquirer or surviving entity are publicly traded). At such times, Regency may redeem such shares, in whole or in part, upon 30 to 60 days’ written notice, by paying $25.00 per share plus any accrued and unpaid dividends up to, but not including, the date of redemption. Regency may also redeem capital stock transferred in excess of the ownership limitation, as described above.	Prior to the issuance of classified or reclassified shares of any class or series, the Equity One board of directors shall set or change (subject to the ownership limit described above and subject to the express terms of any class or series of stock outstanding at the time) the qualifications and terms and conditions of redemption for each class or series.

Annual Meetings of the Stockholders	An annual meeting of Regency stockholders is required to be held each	An annual meeting of Equity One stockholders shall be held on a date and

	Rights of Regency Stockholders	Rights of Equity One Stockholders
	year within five months after the close of each fiscal year of Regency, at a time and place as designated by the Regency board of directors.	at a time set by the Equity One board of directors during the month of May each year at the principal office of Equity One or at such other place within the United States as shall be stated in the notice of the meeting.

Special Meetings of the Stockholders	A special meeting of Regency stockholders may be called at any time by the Regency board of directors, the chairman of the board of directors, the lead director (if any) or the president or upon written demand of the holders of at least 10% of the votes entitled to be cast on any issue to be considered at the special meeting.	A special meeting of Equity One’s stockholders may be called by Equity One’s chairman of the board, lead independent director, chief executive officer, president or board of directors. A special meeting of Equity One’s stockholders may also be called by Equity One’s secretary upon receipt of the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter to be considered at such a meeting.

	Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.	Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.

Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals	The Regency bylaws provide that notice of stockholder nominations or business for stockholder meetings must be delivered no later than the deadlines set forth in Rule 14a-8 under the Exchange Act (which we refer to as “Rule 14a-8”). Pursuant to Rule 14a-8, with respect to annual meetings, stockholders must submit such proposals or nominations not earlier than 120 calendar days before the date the corporation distributed its proxy statement to stockholders for the previous year’s annual meeting. However, if Regency did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline for stockholder proposals or nominations is a reasonable time before the corporation begins to print and send proxy materials. With respect to special meetings, stockholders must submit their proposals to Regency within a

The Equity One bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Equity One board of directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

•    pursuant to Equity One’s notice of meeting;

•    by or at the direction of the Equity One board of directors; or

•    upon timely and proper notice by a stockholder who is a stockholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of stockholder nominations or business for an annual meeting must be delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the release of the proxy statement for the preceding year’s annual meeting, unless

	Rights of Regency Stockholders	Rights of Equity One Stockholders
reasonable time before Regency begins to print and send proxy materials.

the annual meeting is advanced more than 30 days from the first anniversary date of the preceding year’s annual meeting, in which case notice must be delivered not earlier than the 150th day nor later than the close of business on the later of the 120th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Equity One’s notice of the meeting. Notice of stockholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the Equity One board of directors.

Proxy Access for Director Nominations

Available for eligible stockholders (or a group of up to 20 stockholders) who have owned at least 3% of outstanding shares of Regency common stock continuously for a period of three years, for a maximum number of stockholder nominees equal to 25% of the number of directors then in office (rounded down).

Notice of proxy access must be received not less than 120 days prior to the anniversary of the date of the proxy statement for the previous year’s annual meeting, subject to certain adjustments if the annual meeting is scheduled to be held more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting.

None.

Notice of Stockholder Meetings	Not less than 10 days nor more than 60 days before each meeting of stockholders, the president, secretary or	Not less than 10 days nor more than 90 days before each meeting of stockholders, the secretary shall give

	Rights of Regency Stockholders	Rights of Equity One Stockholders
	other officer or persons duly calling the meeting shall deliver written notice of the date, time and place of such meeting to each stockholder of record entitled to vote at such meeting and to such other persons entitled to notice. In the case of special meetings, such notice must also state the purpose for which the meeting is called.	notice of the time and place of such meeting to each stockholder entitled to vote at such meeting and each stockholder not entitled to vote who is entitled to notice of the meeting. In the case of special meetings, such notice must also state the purpose for which the meeting is called.

State Anti-Takeover Statutes

Control Share Acquisitions. Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested stockholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions.

Regency has opted out of FBCA Section 607.0902 in its bylaws.

Affiliated Transactions. FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested stockholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other specified significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested stockholder.

Regency has not opted out of FBCA Section 607.0901 in its articles or bylaws.

Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. If voting rights are not approved, then the control shares are subject to redemption by the corporation.

“Control shares” are outstanding shares of voting stock that, if aggregated with all other shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

Rights of Regency Stockholders	Rights of Equity One Stockholders

As permitted by the MGCL, the Equity One bylaws contain a provision exempting from the control share acquisition statute shares of Equity One’s capital stock.

Business Combinations. Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. To date, Equity One has not opted out of the business combination provisions of the

Rights of Regency Stockholders	Rights of Equity One Stockholders

MGCL, except that by resolution of the Equity One board of directors, Equity One has exempted business combinations between it and any of its officers or directors or any affiliate of its officers or directors.

Subtitle 8. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•    a classified board;

•    a two-thirds stockholder vote requirement for removing a director;

•    a requirement that the number of directors be fixed only by vote of the directors;

•    a requirement that any vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•    a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

To date, Equity One has not made any of the elections described above, although, independent of these elections, the Equity One articles and Equity One bylaws contain provisions that special meetings of stockholders are required to be held only upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast and that, generally, the number of

	Rights of Regency Stockholders	Rights of Equity One Stockholders
directors may be changed by a majority of the Equity One directors.

Liability and Indemnification of Officers and Directors

The FBCA provides that a corporation may indemnify any person made a party to any proceeding (other than an action by, or in the right of, the corporation) because he or she was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in the proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The FBCA provides that a corporation may indemnify any person made a party to any proceeding by or in the right of the corporation to procure a judgment in its favor because he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement, not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification is prohibited in respect of any claim, issue or matter as to which the person was adjudged liable, unless the court determines on application that, despite the adjudication of liability, the person

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and was material to the cause of action. The Equity One articles contain such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which Equity One’s Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•    the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•    the director or officer actually received an improper personal benefit in money, property or services; or

Rights of Regency Stockholders	Rights of Equity One Stockholders

is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

The Regency articles provide that the Regency board of directors is authorized to provide for indemnification of directors, officers, employees and agents to the full extent permitted by law. The Regency bylaws further provide that the corporation shall indemnify directors (including former directors and any directors who are or were serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise) and executive officers against any and all liabilities, and advance all reasonable expenses, incurred in connection with a proceeding to which the director or executive officer is a party or in which he or she is deposed or called to testify as a witness because he or she is or was a director or executive officer of the corporation. Regency may, but is not required to, purchase insurance on behalf of any of its directors or executive officers, whether or not it would be obligated to indemnify or advance expenses to such directors or executive officers under the bylaws.

•    in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The Equity One bylaws obligate Equity One to provide any indemnification permitted by the laws of Maryland and shall indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•    any individual who is a present or former director or officer of Equity One and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity; or

•    any individual who, while a director of Equity One and at the request of Equity One, serves or has served another corporation,

	Rights of Regency Stockholders	Rights of Equity One Stockholders

real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, managing member or trustee of such an enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

The Equity One bylaws provide that the rights to indemnification and advance of expenses provided above shall vest immediately upon election of a director or officer. Equity One may, with the approval of its board of directors, provide such indemnification and advance for expenses to a person who served as a predecessor of Equity One in any of the capacities described above and to any employee or agent of Equity One or a predecessor of Equity One.

Dissenters’ Rights

The FBCA provides that stockholders who comply with certain procedural requirements of the FBCA are generally entitled to appraisal rights, and to obtain payment of the fair value of their shares, in the event of certain transactions including a proposed merger, conversion of the corporation into another business entity, or sale of all or substantially all of the assets of the corporation, as well as certain amendments to the corporation’s charter or bylaws.

However, dissenters’ rights generally are not available to holders of shares, such as shares of Regency common stock, which are registered on a national securities exchange or quoted on a national market security system.

The Regency bylaws provide that, in the event of authorized stockholder action by written consent, written notice must be given to nonconsenting stockholders which fairly summarizes the features of the corporate action and, if applicable, contains a clear statement

The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of its stock if the stockholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation, subject to certain exceptions.

However, rights of objecting stockholders generally are not available to holders of shares, such as shares of Equity One common stock, that are listed on a national securities exchange.

	Rights of Regency Stockholders	Rights of Equity One Stockholders
of the dissenting stockholders’ rights to be paid the fair value of their shares upon compliance with the provisions of the FBCA regarding the rights of dissenting stockholders. The Regency bylaws and articles are otherwise silent on appraisal and dissenters’ rights.

REIT Qualification	The Regency articles provide that the Regency board of directors may revoke Regency’s REIT election if, in its discretion, it determines that it is no longer in Regency’s best interests to continue to qualify as a REIT.	The Equity One articles provide that the Equity One board of directors may revoke or otherwise terminate Equity One’s REIT election if it determines that it is no longer in Equity One’s best interests to continue to qualify as a REIT. The Equity One board of directors may also determine that compliance with any restriction or limitation on stock ownership and transfers (described above) is no longer required for REIT qualification.

LEGAL MATTERS

The validity of the shares of Regency common stock offered by this joint proxy statement/prospectus will be passed on by Foley & Lardner LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Regency by Wachtell, Lipton, Rosen & Katz and for Equity One by Kirkland & Ellis LLP.

EXPERTS

The consolidated financial statements and schedules of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Equity One, Inc. appearing in Equity One, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including schedules appearing therein), and the effectiveness of Equity One, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Regency

Regency held its 2016 annual meeting of stockholders on April 19, 2016. The deadline for submitting a stockholder proposal for inclusion in Regency’s 2017 proxy statement was November 14, 2016.

In addition, the Regency bylaws provide for proxy access for stockholder nominees. The deadline for submitting a notice of stockholder nomination for inclusion in Regency’s 2017 proxy statement and form of proxy for its 2017 annual meeting was November 14, 2016 (subject to adjustment if the date of Regency’s 2017 annual meeting is more than 30 days before or more than 60 days after the anniversary date of Regency’s 2016 annual meeting). To be eligible for proxy access, a stockholder (or a group of up to 20 stockholders) needed to have owned shares of Regency common stock equal to at least 3% of the aggregate issued and outstanding shares of Regency common stock for at least the prior three years.

Equity One

Equity One held its 2016 annual meeting of stockholders on May 13, 2016. If the merger is completed in the expected time frame, there will be no annual meeting of Equity One stockholders in 2017. If the merger is not completed in the expected time frame, Equity One will hold an annual meeting of stockholders in 2017, and Equity One stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for Equity One’s 2017 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must have caused their proposals to have been received in writing by Equity One’s corporate secretary at Equity One, Inc., 410 Park Avenue, Suite 1220, New York, NY 10022, prior to December 2, 2016. However, if the date of Equity One’s 2017 annual meeting of stockholders is changed by more than 30 days from April 1, 2016, then the deadline for submission will be a reasonable time before Equity One begins to print and mail its proxy materials for the 2017 annual meeting. Any proposal should be addressed to Equity One’s corporate secretary and may be included in next year’s proxy materials only if such proposal complies with the Equity One bylaws and the rules and regulations promulgated by the SEC.

In addition, the Equity One bylaws require that Equity One be given advance written notice of nominations for election to the Equity One board of directors and other matters that stockholders wish to present for action at an annual meeting of Equity One stockholders (other than matters included in Equity One’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Equity One’s corporate secretary must have received such notice at the address set forth above on or after November 2, 2016, and prior to 5:00 p.m., Eastern Time, on December 2, 2016, for matters to be presented at the 2017 annual meeting of Equity One stockholders. However, in the event that the date of the 2017 annual meeting of Equity One stockholders is held before April 13, 2017 or after June 12, 2017, for notice by the stockholder to be timely it must be received no earlier than 150 days prior to the date of the 2017 annual meeting of Equity One stockholders and not later than the close of business on the later of the 120th day prior to the 2017 annual meeting of Equity One stockholders or the tenth day following the day on which public announcement of such meeting was first made by Equity One.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Regency board of directors nor the Equity One board of directors knows of any matters that will be presented for consideration at either the Regency special meeting or the Equity One special meeting other than as described in this joint proxy statement/prospectus. In accordance with the Regency bylaws, the Equity One bylaws, Florida law and Maryland law, business transacted at the Regency special meeting and the Equity One special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Regency special meeting or the Equity One special meeting, or any adjournments or postponements of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Regency has elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to Regency stockholders residing at the same address, unless such stockholders have notified Regency of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a Regency stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call Innisfree, the proxy solicitor for Regency, toll-free at (888) 750-5834 or international at +1 (412) 232-3651. If you are a Regency stockholder and hold shares in street name, you may request a separate copy by calling (904) 598-7833 or sending a written request addressed to Regency Centers Corporation, Attn: Lisa White, One Independent Drive, Suite 114, Jacksonville, FL 32202. For future annual or special meetings, Regency stockholders may request separate voting materials, or request that Regency send only one set of proxy materials by contacting Regency at the above phone number or address.

Equity One has not instituted householding for stockholders of record. However, certain brokerage firms may have instituted householding for beneficial owners of shares of Equity One common stock held through brokerage firms. If your household has multiple accounts holding shares of Equity One common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your request. Equity One stockholders may decide at any time to revoke a decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

Regency and Equity One file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Regency and Equity One, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of Regency or Equity One for more information concerning the merger. The website of Regency is www.regencycenters.com. The website of Equity One is www.equityone.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Regency has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Regency common stock to be issued to Equity One stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Regency common stock. The rules and regulations of the SEC allow Regency and Equity One to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Regency and Equity One to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Regency has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Regency, its financial condition or other matters:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 18, 2016.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 6, 2016, August 5, 2016 and November 4, 2016, respectively.

•	Proxy Statement on Schedule 14A for the year ended December 31, 2015, filed on March 14, 2016.

•	Current Reports on Form 8-K, filed on March 17, 2016, March 21, 2016, April 21, 2016, May 2, 2016, July 7, 2016, July 13, 2016, July 15, 2016 and November 15, 2016 (other than documents or portions of those documents deemed to be furnished but not filed).

•	the description of Regency common stock contained in Regency’s registration statement on Form 8-A, filed under Section 12 of the Exchange Act on August 30, 1993, including any subsequently filed amendments and reports updating such description.

In addition, Regency incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Regency special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Regency by requesting them in writing or by telephone at the following address:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Attention: Investor Relations

Telephone: (904) 598-7000

These documents are available from Regency without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Equity One has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about Equity One, its financial condition or other matters:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 9, 2016, August 8, 2016 and November 9, 2016, respectively.

•	The portions of Equity One’s Definitive Proxy Statement on Schedule 14A filed on April 1, 2016 incorporated by reference in Equity One’s Annual Report on Form 10-K for the year ended December 31, 2015.

•	Current Reports on Form 8-K, filed January 19, 2016, March 2, 2016, April 25, 2016, May 5, 2016, May 13, 2016, August 9, 2016, August 22, 2016, September 20, 2016, November 7, 2016 and November 15, 2016 (other than documents or portions of those documents deemed to be furnished but not filed).

In addition, Equity One incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Equity One special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Equity One will provide you with copies of these documents, without charge, upon written or oral request to:

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Attention: Investor Relations

Telephone: (212) 796-1760

If you are a stockholder of Regency or a stockholder of Equity One and would like to request documents, please do so by February 16, 2017 to receive them before the Regency special meeting and the Equity One special meeting.

This document is a prospectus of Regency and is a joint proxy statement of Regency and Equity One for the Regency special meeting and the Equity One special meeting. Neither Regency nor Equity One has authorized anyone to give any information or make any representation about the merger agreement and the transactions contemplated thereunder, including the merger, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Regency or Equity One has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

REGENCY CENTERS CORPORATION

and

EQUITY ONE, INC.

Dated as of November 14, 2016

Exhibit A	Amendment to Articles of Incorporation of Regency Centers Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2016 (this “Agreement”), is by and between Regency Centers Corporation, a Florida corporation (“Raven”), and Equity One, Inc., a Maryland corporation (“Eagle”). Raven and Eagle are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through the Merger of Eagle with and into Raven, with Raven being the surviving corporation of the Merger, and in which Merger each outstanding share of Eagle Common Stock, other than Excluded Shares, shall be converted into the right to receive 0.45 (the “Exchange Ratio”) of a newly issued share of Raven Common Stock (the “Merger Consideration”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the respective boards of directors of Raven and Eagle has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Raven and Eagle, respectively, and their respective stockholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Gazit-Globe Ltd., MGN America, LLC, Silver Maple (2001) Inc., Ficus, Inc., MGN (USA) Inc., MGN America 2016 LLC, Gazit First Generation LLC and MGN USA 2016, LLC (collectively, the “Gazelle Stockholders”) and Raven have entered into (a) a governance agreement (the “Governance Agreement”), which provides, among other things, for certain post-Closing governance matters and (b) a voting agreement (the “Voting Agreement”), which provides, among other things, that the Gazelle Stockholders will vote all of their respective shares of Eagle Common Stock in favor of the transactions contemplated by this Agreement; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Section 354 and Section 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

MERGER

Section 1.1 Merger.

(a) Merger. Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Eagle shall be merged with and into Raven (the “Merger”). As a result of the Merger, the separate existence of Eagle shall cease, and Raven shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects provided in this Agreement and as specified in the MGCL and the FBCA, as applicable.

(b) Effective Time. The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Merger with the State Department of Assessment and Taxation of the State of Maryland (the “SDAT”) and the articles of merger for the Merger with the Department of State of the State of Florida (the “DOS”) (as applicable, the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and the FBCA, respectively. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT and the DOS or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (not to exceed 30 days from filing) (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 8:30 a.m., New York time, on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).

Section 1.3 Articles and Bylaws of the Surviving Corporation. At the Effective Time, the restated articles of incorporation of Raven as in effect immediately prior to the Effective Time shall be amended in the Merger (such amendment to be in the form attached hereto as Exhibit A, the “Articles Amendment”), and as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Raven as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.4 Directors and Officers of the Surviving Corporation. Subject to Section 5.8, from and after the Effective Time, the directors and officers of Raven immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Prior to the Closing, the Board of Directors of Eagle shall duly adopt resolutions to give effect to this Section 1.4, including the matters set forth in Section 1.4 of the Eagle Disclosure Letter.

Section 1.5 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Securities.

(a) Treatment of Eagle Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Raven or Eagle, each share of common stock, par value $0.01, of Eagle (the “Eagle Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Eagle Common Stock owned directly by Raven or Eagle and in each case not held on behalf of third parties (such excluded shares, the “Excluded Shares” and such eligible shares, the “Eligible Shares”), shall be automatically converted into the right to receive the Merger Consideration.

(b) Conversion of Eagle Common Stock. As a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Raven or Eagle, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (the “Eagle Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (the “Eagle Certificates”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1(a) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c).

(c) Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock of Raven or Eagle, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(d) Raven Capital Stock. At the Effective Time, each share of capital stock of Raven issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. At or prior to Effective Time, Raven shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Raven and reasonably acceptable to Eagle to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (i) an aggregate number of shares of Raven Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Raven Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising approximately the amount required to be delivered pursuant to Section 2.2(e). In addition, Raven shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares or pursuant to Section 5.10(c). Such shares of Raven Common Stock, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Eligible Shares notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Eagle Certificates or Eagle Book-Entry Shares shall pass, only upon delivery of the Eagle Certificates (or affidavits of loss in lieu of the Eagle Certificates, as provided in Section 2.7) or transfer of the Eagle Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Eagle Book-Entry Shares) (the “Letter of Transmittal”), and (B) instructions for surrendering the Eagle Certificates (or affidavits of loss in lieu of the Eagle Certificates, as provided in Section 2.7) or transferring the Eagle Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of Raven Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to holders of Eagle Book-Entry Shares, the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to promptly transmit, following the Effective Time, to such holders or their nominees, upon surrender of Eligible Shares, the Merger Consideration, cash in lieu of fractional shares of Raven Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Exchange Agent of Eligible Shares that are represented by Eagle Certificates, by physical surrender of such Eagle Certificate (or affidavit of loss in lieu of an Eagle Certificate, as provided in Section 2.7) or that are Eagle Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Eagle Book-Entry Shares, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Eagle Book-Entry Shares, in accordance with customary procedures and such other procedures as agreed by the Surviving

Corporation and the Exchange Agent, the holder of such Eagle Certificate or Eagle Book-Entry Share shall be entitled to receive in exchange therefor (A) that number of whole shares of Raven Common Stock that such holder is entitled to receive pursuant to Section 2.1(a) and (B) an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of (1) any cash in lieu of fractional shares payable pursuant to Section 2.7 plus (2) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.2(c) or Section 5.10(c).

(iii) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Eagle Certificate or ledger entry relating to Eagle Book-Entry Shares formerly representing shares of Eagle Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(iv) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of Eagle, the proper number of shares of Raven Common Stock, together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholdings as provided in Section 2.2(h)) of cash to be paid upon due surrender of the Eagle Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Eagle Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent and the Surviving Corporation. Payment of the Merger Consideration with respect to Eagle Book-Entry Shares shall only be made to the Person in whose name such Eagle Book-Entry Shares are registered in the stock transfer books of Eagle. Until surrendered as contemplated by this Section 2.2(b), each Eagle Certificate and Eagle Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.10(c), in each case without interest.

(c) Distributions with Respect to Unexchanged Shares. All shares of Raven Common Stock to be issued in connection with the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Raven in respect of Raven Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Raven Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Eagle Certificate (or affidavit of loss in lieu of the Eagle Certificate as provided in Section 2.7) or Eagle Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Raven Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Raven Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Raven Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Eagle of the shares of Eagle Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Eagle Certificates or Eagle Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Eagle Common Stock, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Eagle Certificates or Eagle Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Raven Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this

Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Raven Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Eagle Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the “NYSE”), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Raven Common Stock on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Raven Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Raven Common Stock. The payment of cash in lieu of fractional shares of Raven Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares for nine months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former stockholders of Eagle who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for delivery of any shares of Raven Common Stock and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.10(c), in each case, without any interest thereon.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Eagle Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Each of Raven, Eagle, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so deducted or withheld by Raven, Eagle, the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Further Assurances. If at any time following the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

Section 2.4 Treatment of Eagle Equity Awards.

(a) Eagle Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each option to purchase shares of Eagle Common Stock granted under the Eagle Equity Plan (each, an “Eagle Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall vest in full, not be assumed by Raven and shall be converted into, and entitle the holder thereof to receive, within seven days following the Effective Time, an amount in cash equal to the product of (i) the number of shares of Eagle Common Stock subject to such Eagle Stock Option as of immediately prior to the Effective Time, and (ii) the excess of (A) the Merger Consideration Cashout Value over (B) the exercise price per share of Eagle Common Stock subject to such Eagle Stock Option. For purposes of this Agreement, “Merger Consideration Cashout Value” shall be equal to the product of (i) the Exchange Ratio and (ii) the closing price per share of Raven Common Stock on the NYSE on the last complete trading day prior to the date on which the Effective Time occurs.

(b) Eagle Restricted Stock Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted shares of Eagle Common Stock granted under the Eagle Equity Plan (each, an “Eagle Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by Raven and shall be converted into an award of restricted shares of Raven Common Stock (a “Raven Restricted Stock Award”) with respect to a number of whole shares of Raven Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Eagle Common Stock subject to such Eagle Restricted Stock Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.4(b), each Eagle Restricted Stock Award assumed and converted into a Raven Restricted Stock Award pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Eagle Restricted Stock Award as of immediately prior to the Effective Time (including, for the avoidance of doubt, the right to have shares of Raven Common Stock withheld to satisfy any tax liabilities associated with the vesting of such Raven Restricted Stock Award); provided, however, that (i) all Raven Restricted Stock Awards held by Covered Individuals (as defined in Section 5.6(c) of the Eagle Disclosure Letter) and members of the Eagle Board of Directors will vest in full as of the Effective Time, and (ii) if the employment with Raven and its Affiliates of a holder of a Raven Restricted Stock Award is terminated without Cause, by the holder for Good Reason (each, as defined in Section 5.6(a) of the Eagle Disclosure Letter) or due to the holder’s death or disability, such Raven Restricted Stock Award will vest in full as of the date of such termination.

(c) Eagle LTIP Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each award of restricted stock units corresponding to shares of Eagle Common Stock granted under the Eagle Equity Plan or otherwise that vests based on the achievement of performance targets (each, an “Eagle LTIP Award”) that is outstanding as of immediately prior to the Effective Time shall vest in full and be converted into a number of fully vested shares of Raven Common Stock equal to the product obtained by multiplying (i) the number of shares of Eagle Common Stock subject to such Eagle LTIP Award as of immediately prior to the Effective Time by (ii) the Exchange Ratio. For purposes of the immediately preceding sentence, the number of shares of Eagle Common Stock in clause (i) shall be determined based on the actual achievement of all applicable performance goals through the Effective Time, and without proration.

(d) Eagle Actions. Prior to the Effective Time, Eagle shall take such actions as are necessary to provide for the treatment of the Eagle Equity Awards as contemplated by this Section 2.4.

(e) Plans and Awards Assumed by Raven; Raven Actions. At the Effective Time, Raven shall assume all obligations in respect of the Eagle Equity Plan, including each outstanding Eagle Equity Award. Raven shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Raven Common Stock for delivery upon settlement or vesting of the Raven Restricted Stock Awards and Eagle LTIP Awards in accordance with this Section 2.4. If registration of any plan interests in the Eagle Equity Plan or the shares of Raven Common Stock issuable thereunder is required under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on the Closing Date, Raven shall promptly file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Raven Common Stock subject to such awards.

Section 2.5 Employee Stock Purchase Plan. Eagle shall take all necessary action to ensure that (a) no new offering periods under the Eagle 2004 Employee Stock Purchase Plan (“Eagle ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (b) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Eagle ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (c) no individuals shall commence participation in the Eagle ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase shares of Eagle Common Stock as of no later than 10 Business Days prior to the Closing Date and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Closing Date, Eagle shall terminate the Eagle ESPP.

Section 2.6 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number of issued and outstanding shares of Eagle Common Stock or shares of Raven Common Stock, or securities convertible or exchangeable into shares of Eagle Common Stock or shares of Raven Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision or other similar transaction, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Raven with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7 Lost Certificates. If any Eagle Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Eagle Certificate to be lost, stolen or destroyed and, if requested by Raven, the posting by such Person of a bond, in such reasonable amount as Raven may direct, as indemnity against any claim that may be made against it with respect to such Eagle Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed Eagle Certificate, the shares of Raven Common Stock into which the shares of Eagle Common Stock represented by such Eagle Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Eagle. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Raven by Eagle immediately prior to the execution of this Agreement (the “Eagle Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Eagle Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Eagle SEC Documents filed with the SEC since December 31, 2014 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Eagle hereby represents and warrants to Raven as follows:

(a) Organization, Standing and Power.

(i) Eagle is duly organized, validly existing and in good standing under the laws of the State of Maryland and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Eagle is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Eagle and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Eagle has previously made available to Raven true and complete copies of the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other organizational documents (“Organizational Documents”), as applicable, of Eagle and its Significant Subsidiaries, in each case as in effect as of the date hereof. Eagle’s Organizational Documents are in full force and effect and Eagle is not in violation of any of its Organizational Documents.

(ii) Section 3.1(a)(ii) of the Eagle Disclosure Letter sets forth a true and complete list of each Subsidiary of Eagle, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. The Organizational Documents of Eagle’s Subsidiaries are in full force and effect and Eagle’s Significant Subsidiaries are not in violation of any of their respective Organizational Documents.

(iii) Section 3.1(a)(iii) of the Eagle Disclosure Letter sets forth a true and complete list of each Subsidiary of Eagle that is a REIT, a “qualified REIT subsidiary” within in the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(iv) All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Eagle (except for directors’ qualifying shares) are wholly owned, directly or indirectly, by Eagle free and clear of all Liens.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Eagle consists of 250,000,000 shares of Eagle Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Eagle Preferred Stock”). As of the close of business on November 8, 2016 (the “Eagle Capitalization Date”), (A) 145,142,192 shares of Eagle Common Stock were issued and outstanding (including 375,408 shares underlying Eagle Restricted Stock Awards), (B) no shares of Eagle Preferred Stock were issued and outstanding, (C) 7,013,959 shares of Eagle Common Stock were reserved for issuance under the Eagle Equity Plan and the Eagle ESPP, (D) Eagle LTIP Awards relating to 452,728 shares of Eagle Common Stock were outstanding (assuming the achievement of maximum performance), (E) Eagle Stock Options to purchase 200,000 shares of Eagle Common Stock were outstanding with a weighted average strike price of $22.89 and (F) no shares of Eagle capital stock were held by any Subsidiaries of Eagle. All the outstanding shares of Eagle Common Stock are, and all shares of Eagle Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii) Section 3.1(b)(ii) of the Eagle Disclosure Letter sets forth a true and complete list, as of the Eagle Capitalization Date, of (A) each Eagle Equity Award, (B) the name of each Eagle Equity Award holder, (C) the number of shares of Eagle Common Stock underlying each Eagle Equity Award, (D) the date on which each Eagle Equity Award was granted, (E) the exercise price of each Eagle Equity Award, if applicable, (F) the expiration date of each Eagle Equity Award, if applicable and (G) the vesting schedule applicable to each Eagle Equity Award.

(iii) Except as set forth in Section 3.1(b)(i) and Section 3.1(b)(ii), as of the date hereof: (A) Eagle does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Eagle Common Stock that have become outstanding after the Eagle Capitalization Date as a result of the exercise of Eagle Stock Options as set forth in Section 3.1(b)(ii) or the issuance of Eagle Common Stock pursuant to the Eagle ESPP in the ordinary course of business consistent with past practice, and (B) other than issuances in connection with Eagle’s ESPP in the ordinary course of business consistent with past practice, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Eagle or any of its Subsidiaries is a party or otherwise bound obligating Eagle or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of Eagle or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Eagle or a wholly owned Subsidiary of Eagle); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Eagle that is not wholly owned.

(iv) No bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of Eagle or any of its Subsidiaries are issued or outstanding.

(v) There are no voting trusts or other agreements or understandings to which Eagle or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Eagle or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Authority; No Violation.

(i) Eagle has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Eagle Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Eagle and the performance by Eagle of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Eagle and all other necessary corporate action on the part of Eagle, other than the receipt of the Eagle Required Vote and the filing of the Articles of Merger with each of the SDAT and the DOS, and no other corporate proceedings on the part of Eagle are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Eagle and constitutes, subject to the execution and delivery by Raven, a valid and binding obligation of Eagle, enforceable against Eagle in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).

(ii) The execution and delivery by Eagle of this Agreement does not, and, except as described in Section 3.1(c)(iii), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Eagle will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Eagle or any Subsidiary of Eagle or result in the creation of any Lien upon any of the properties or assets of Eagle or any Subsidiary of Eagle, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Eagle or any Subsidiary of Eagle or (C) conflict with or result in any violation of any Laws applicable to Eagle or any Subsidiary of Eagle or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of Eagle that are not Significant Subsidiaries) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the DOS pursuant to the FBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) is required by or with respect to Eagle or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Eagle or the consummation by Eagle of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Eagle has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Eagle SEC Documents”). As of their respective dates, the Eagle SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Eagle SEC Documents, and none of the Eagle SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Eagle, none of the Eagle SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Eagle has not received any comments from the SEC with respect to any of the Eagle SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Eagle that have not been adequately addressed.

(ii) The financial statements of Eagle included in the Eagle SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Eagle and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(iii) Eagle has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Eagle (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Eagle in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Eagle’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Raven, Eagle’s outside auditors and the audit committee of the Board of Directors of Eagle (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Eagle’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Eagle’s internal control over financial reporting. Since December 31, 2014, any material change in internal control over financial reporting required to be disclosed in any Eagle SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither Eagle nor any of its Subsidiaries nor, to the knowledge of Eagle, any Representative of Eagle or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Eagle or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that Eagle or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of Eagle or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations reflected or reserved against in Eagle’s most recent balance sheet or in the notes thereto contained in the Eagle SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(vi) Neither Eagle nor any Subsidiary of Eagle is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Eagle or any Subsidiary of Eagle, on the one hand, and any unconsolidated Affiliate of Eagle or any Subsidiary of Eagle, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Eagle or any Subsidiary of Eagle or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by Eagle for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Eagle with respect to statements made or incorporated by reference therein based on information supplied by Raven for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Eagle and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. Neither Eagle nor any of its Subsidiaries has received any written notice since January 1, 2014 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Eagle, threatened, against or affecting Eagle or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Eagle or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(h) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect:

(i) Eagle and each of its Subsidiaries have (A) duly and timely filed (or caused to be filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;

(ii) in the past five years, neither Eagle nor any of its Subsidiaries has received a written claim, or to the knowledge of Eagle, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Eagle or any of its Subsidiaries, and neither Eagle nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) no deficiency for Taxes of Eagle or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Eagle’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled;

(v) neither Eagle nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(vi) neither Eagle nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

(vii) neither Eagle nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;

(viii) neither Eagle nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(ix) since Eagle’s formation, (A) neither Eagle nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Eagle nor any of its Subsidiaries have incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Eagle or any of its Subsidiaries;

(x) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Eagle or any of its Subsidiaries, and after the Closing Date neither Eagle nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Tax protection agreements;

(xi) neither Eagle nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Eagle or a Subsidiary of Eagle) or (B) has any liability for the Taxes of any Person (other than Eagle or any of its

Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(xii) Eagle (A) for all taxable years commencing with its taxable year ended December 31, 1995 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger) and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Eagle, threatened;

(xiii) each Subsidiary of Eagle has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(xiv) neither Eagle nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code;

(xv) neither Eagle nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(xvi) neither Eagle nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xvii) there is no Tax protection agreement to which Eagle or any of its Subsidiaries is a party;

(xviii) there are no Tax Liens upon any property or assets of Eagle or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(xix) Eagle is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xx) neither Eagle nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Material Contracts. (i) Section 3.1(i) of the Eagle Disclosure Letter sets forth a true, complete and correct list of all Eagle Material Contracts as of the date of this Agreement and (ii) a true, complete and correct copy of each Eagle Material Contract, as of the date of this Agreement, has been made available by Eagle to Raven prior to the date of this Agreement; provided, that, for purposes of the foregoing clauses (i) and (ii), only any Eagle Property with a fair market value of greater than $50,000,000 shall be deemed material for purposes of clause (h)(ii) of the “Eagle Material Contract” definition. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, each of the Eagle Material Contracts is a valid and binding obligation of Eagle or the Subsidiary of Eagle that is a party thereto, and, to the knowledge of Eagle, the other parties thereto, enforceable against Eagle and its Subsidiaries and, to the knowledge of Eagle, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Eagle or any of its Subsidiaries is, and to the knowledge of Eagle no other party is, in breach, default or violation (and no event has occurred or not occurred through Eagle’s or any

Subsidiary of Eagle’s action or inaction or, to the knowledge of Eagle, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Eagle Material Contract to which Eagle or any Subsidiary of Eagle is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Eagle Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed by Eagle or any of its Subsidiaries, or which Eagle or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Eagle or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Eagle Benefit Plans”). No Eagle Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees of Eagle or any of its Subsidiaries residing outside of the United States.

(ii) Eagle has made available to Raven prior to the date of this Agreement a true, correct and complete copy of each Eagle Benefit Plan currently in effect and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Eagle Benefit Plan, (C) the most recent determination letter from the IRS (if applicable) for such Eagle Benefit Plan and (D) any material correspondence with a Governmental Entity regarding any Eagle Benefit Plan.

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) each Eagle Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Eagle Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of Eagle, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Eagle nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Eagle or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of Eagle, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Eagle, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Eagle Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Eagle or its Subsidiaries in accordance with the provisions of each of the Eagle Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Eagle in accordance with GAAP and (F) there are no pending or, to the knowledge of Eagle, threatened claims by or on behalf of any Eagle Benefit Plan, by any employee or beneficiary covered under any Eagle Benefit Plan or otherwise involving any Eagle Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of Eagle, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Eagle or any of its Subsidiaries under any Eagle Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Eagle Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No Eagle Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Eagle nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Eagle or any of its Subsidiaries.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) there are no pending, or, to the knowledge of Eagle, threatened strikes or lockouts with respect to any employees of Eagle or any of its Subsidiaries (“Eagle Employees”), (B) there is no union organizing effort pending or, to the knowledge of Eagle, threatened against Eagle or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Eagle, threatened with respect to Eagle Employees, and (D) there is no slowdown or work stoppage in effect or, to the knowledge of Eagle, threatened with respect to Eagle Employees, nor has Eagle or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, Eagle and its Subsidiaries are, and have been since December 31, 2013, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) From December 31, 2015 through the date of this Agreement, Eagle and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2015, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(m) Board Approval. The Board of Directors of Eagle, by resolutions duly adopted by unanimous vote, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Eagle and its stockholders, (ii) subject to Section 5.4, resolved to recommend that the stockholders of Eagle approve the Merger and directed that such matter be submitted for consideration by Eagle stockholders at the Eagle Stockholders Meeting and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Eagle Common Stock as set forth in Eagle’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.

(n) Vote Required. The affirmative vote of the holders of shares entitled to cast a majority of all of the votes entitled to be cast on the Merger (the “Eagle Required Vote”) is the only vote of the holders of any class or series of capital stock of Eagle necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

(o) Properties.

(i) Section 3.1(o)(i) of the Eagle Disclosure Letter sets forth a true, correct and complete list of the address of each real property owned or leased by Eagle or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Eagle and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as an “Eagle Property” and collectively referred to herein as the “Eagle Properties”). Section 3.1(o)(i) of the Eagle Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Eagle or a Subsidiary of Eagle for purchase or which is required under a written agreement to be leased or subleased by Eagle or a Subsidiary of Eagle after the date of this Agreement. Except as set forth on Section 3.1(o)(i) of the Eagle Disclosure Letter, there are no real properties that Eagle or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Eagle or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.1(o)(i) of the Eagle Disclosure Letter.

(ii) Eagle or a Subsidiary of Eagle owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Eagle Properties, in each case free and clear of Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(iii) Since December 31, 2014, (A) neither Eagle nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Eagle Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Eagle Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Eagle Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Eagle Properties which would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, none of Eagle nor any Subsidiary of Eagle has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Eagle Properties.

(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of Eagle Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Eagle Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Eagle Properties has failed to be obtained or is not in full force and effect, and neither Eagle nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(v) True and complete copies of all leases (“Eagle Leases”) with anchor tenants affecting the interest of Eagle or any of its Subsidiaries in the Eagle Properties that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Eagle Leases”), have been made available by Eagle to Raven. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (A) neither Eagle nor any of its Subsidiaries is and, to the knowledge of Eagle, no other party is in breach or violation of, or default under, any Material Eagle Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Eagle Lease by Eagle or any of its Subsidiaries, or, to the knowledge of Eagle, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Eagle Lease is in monetary default under such Material Eagle Lease, and (C) each Material Eagle Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Eagle or a Subsidiary of Eagle and, to the knowledge of Eagle, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions; provided that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Eagle Lease if such monetary breach, violation or default has continued for a period of less than 60 days and is with respect to an amount less than $1,000,000.

(vi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Material Eagle Lease for which the purchase has not closed prior to the date of this Agreement.

(vii) Except as set forth in Contracts made available to Raven prior to the date of this Agreement, there are no agreements to enter into any contract for sale or ground lease or letter of intent to sell or ground lease any Eagle Property or any portion thereof, which, in each case, is in favor of any party other than Eagle or a Subsidiary of Eagle (an “Eagle Third Party”).

(viii) Except pursuant to a lease affecting any Eagle Property, neither Eagle nor any of its Subsidiaries is a party to any agreement pursuant to which Eagle or any of its Subsidiaries manages, or manages the development of, any material real property for any Eagle Third Party.

(ix) Eagle or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Eagle Property that is owned in fee or ground leased (each, an “Eagle Title Insurance Policy”). Since January 1, 2014, no written claim has been made against any Eagle Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(x) Eagle and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect. None of Eagle’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(xi) Neither Eagle nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Eagle Properties which have had or would reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, or (B) received written notice of any physical damage to any Eagle Properties which has had or would reasonably be expected have, individually or in the aggregate, an Eagle Material Adverse Effect.

(p) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect:

(i) (A) Eagle, each of its Subsidiaries and each of the Eagle Properties are in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Eagle, threatened against Eagle or any of its Subsidiaries under any applicable Environmental Laws; and (C) Eagle has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Eagle or any of its Subsidiaries which remains unresolved.

(ii) To the knowledge of Eagle, neither Eagle nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials, including on the Eagle Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Eagle Properties in violation of applicable Environmental Laws. To the knowledge of Eagle, neither Eagle nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Eagle Properties, and, to the knowledge of Eagle, no other Person has caused a release or threatened release of Hazardous Materials on the Eagle Properties (and no such Eagle Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

(iii) To the knowledge of Eagle, all Hazardous Material which has been removed from any Eagle Properties and any properties formerly owned, leased or operated by Eagle was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(q) Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (i) Eagle and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Eagle Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither Eagle nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Eagle, there are no infringements of or conflicts with, the rights of others with respect to the use of any Eagle Intellectual Property and (iii) to the knowledge of Eagle, no Person is infringing on or conflicting with any rights of the Eagle Intellectual Property.

(r) Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by Eagle and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Eagle and its Subsidiaries and for the operation of the Eagle Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Eagle nor any of its Subsidiaries has received any claim or notice indicating that Eagle or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Eagle no such noncompliance exists.

(s) Insurance. Eagle and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Eagle or the applicable Subsidiary of Eagle has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Eagle nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Eagle or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Eagle’s industry.

(t) Investment Company Act of 1940. Neither Eagle nor any Subsidiary of Eagle is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Eagle nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Eagle has employed Barclays Capital Inc. and Citigroup Global Markets Inc. as its financial advisors. No Affiliate of Eagle (other than as provided in the immediately preceding sentence) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement or the Governance Agreement that would be the responsibility or liability of Eagle or any of its Subsidiaries.

(v) Opinion of Eagle Financial Advisor. Eagle has received the opinion of its financial advisor, Barclays Capital Inc., to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Eagle Common Stock. A true and correct copy of such opinion will be provided to Raven by Eagle solely for informational purposes within three Business Days after the date of this Agreement.

(w) Related Party Transactions. There are no Contracts, and since December 31, 2014, there have not been any arrangements or transactions, between or among Eagle or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of Eagle), directors or stockholders (including beneficial holders) of Eagle, or any Affiliates of the foregoing, on the other hand.

(x) No Additional Representations. Except for the representations and warranties contained in Section 3.2, Eagle acknowledges that neither Raven nor any Subsidiary or Representative of Raven makes, and Eagle acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Raven or with respect to any other information provided or made available to Eagle in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Eagle or to Eagle’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 3.2 Representations and Warranties of Raven. Except (x) as set forth in the applicable section or subsection of the disclosure letter delivered to Eagle by Raven immediately prior to the execution of this Agreement (the “Raven Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Raven Disclosure Letter shall be deemed to be disclosed for all purposes of this Article III as long as the relevance of such disclosure to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Raven SEC Documents filed with the SEC since December 31, 2014 and publicly available prior to the date hereof (other than disclosures in any “risk factors” or “forward looking statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), Raven hereby represents and warrants to Eagle as follows:

(a) Organization, Standing and Power. Raven is duly organized, validly existing and in good standing under the laws of the State of Florida and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Raven is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. Raven and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. Raven has previously made available to Eagle true and complete copies of the Organizational Documents, as applicable, of Raven and Regency Centers, L.P., a Delaware limited partnership (the “Raven Operating Partnership”), in each case as in effect as of the date hereof. Raven’s and the Raven Operating Partnership’s Organizational Documents are in full force and effect, and Raven and the Raven Operating Partnership are not in violation of any of their respective Organizational Documents.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Raven consists of 150,000,000 shares of Raven Common Stock, 10,000,000 shares of Raven Special Common Stock and 30,000,000 shares of Raven Preferred Stock. As of the close of business on November 8, 2016 (the “Raven Capitalization Date”), (A) 104,493,307 shares of Raven Common Stock were issued and outstanding, (B) 10,000,000 shares of 6.625% Series 6 Cumulative Redeemable Preferred Stock, $0.01 par value, of Raven (“Series 6 Raven Preferred Stock”) were issued and outstanding, (C) 3,000,000 shares of 6.000% Series 7 Cumulative Redeemable Preferred Stock, $0.01 par value, of Raven (“Series 7 Raven Preferred Stock”) were issued and outstanding, (D) 154,170 shares of Raven Common Stock were issuable upon exchange of limited partnership units of the Raven Operating Partnership, (E) 2,544,099 shares of Raven Common Stock were reserved for issuance under the Raven Equity Plans (including 748,210 shares underlying Raven Restricted Stock Awards), (F) Raven Stock Options to purchase 8,740 shares of Raven Common Stock were outstanding and (G) no shares of Raven capital stock were held by Subsidiaries of Raven. All the outstanding shares of Raven Common Stock and Raven Preferred Stock are, and all shares of Raven Common Stock that may be issued prior to the Effective Time or in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii) Except as set forth in Section 3.2(b)(i), as of the date hereof: (A) Raven does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Raven Common Stock that have become outstanding after the Raven Capitalization Date as a result of the exercise of Raven Stock Options outstanding as of the Raven Capitalization Date, any conversion of any shares of Raven Preferred Stock in accordance with the terms thereof, the exchange of limited partnership units of the Raven Operating Partnership outstanding as of the Raven Capitalization Date and issuances pursuant to Raven’s dividend reinvestment and stock purchase plan, and (B) other than issuances in connection with the settlement under Raven’s forward sale agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Raven or any of its Subsidiaries is a party or otherwise bound obligating Raven or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of Raven or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Raven or a wholly owned Subsidiary of Raven); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (3) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Raven, other than the Raven Operating Partnership, that is not wholly owned by Raven or the Raven Operating Partnership.

(iii) No Voting Debt of Raven or any of its Subsidiaries is issued or outstanding.

(iv) Other than the Governance Agreement and the Voting Agreement, there are no voting trusts or other agreements or understandings to which Raven or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Raven or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(c) Authority; No Violation.

(i) Raven has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Raven Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Raven and the performance by Raven of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Raven and all other necessary corporate action on the part of Raven, other than the receipt of the Raven Required Vote and the filing of the Articles of Merger with each of the SDAT and the DOS, and no other corporate proceedings on the part of Raven are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Raven and constitutes, subject to the execution and delivery by Eagle, a valid and binding obligation of Raven, enforceable against Raven in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.

(ii) The execution and delivery by Raven of this Agreement does not, and, except as described in Section 3.2(c)(iii), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Raven will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Raven or any Subsidiary of Raven or result in the creation of any Lien upon any of the properties or assets of Raven or any Subsidiary of Raven, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Raven or any Subsidiary of Raven or (C) conflict with or result in any violation of any Laws applicable to Raven or any Subsidiary of Raven or any of their respective properties or assets, other than in the case of clauses (A), (B) (with respect to Subsidiaries of Raven that are not Significant Subsidiaries) and (C), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE and (D) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the DOS pursuant to the FBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Raven or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Raven or the consummation by Raven of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Raven has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Raven SEC Documents”). As of their respective dates, the Raven SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Raven SEC Documents, and none of the Raven SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Raven, none of the Raven SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Raven has not received any comments from the SEC with respect to any of the Raven SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Raven that have not been adequately addressed.

(ii) The financial statements of Raven included in the Raven SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Raven and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(iii) Raven has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Raven (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Raven in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Eagle’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Eagle, Raven’s outside auditors and the audit committee of the Board of Directors of Raven (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Raven’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Raven’s internal control over financial reporting. Since December 31, 2014, any material change in internal control over financial reporting required to be disclosed in any Raven SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither Raven nor any of its Subsidiaries nor, to the knowledge of Raven, any Representative of Raven or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Raven or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that Raven or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of Raven or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (A) liabilities or obligations reflected or reserved against in Raven’s most recent balance sheet or in the notes thereto contained in the Raven SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (D) liabilities or obligations that have not and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(vi) Neither Raven nor any Subsidiary of Raven is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between Raven or any Subsidiary of Raven, on the one hand, and any unconsolidated Affiliate of Raven or any Subsidiary of Raven, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Raven or any Subsidiary of Raven or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by Raven for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Raven with respect to statements made or incorporated by reference therein based on information supplied by Eagle for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Raven and each of its Subsidiaries are in compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. Neither Raven nor any of its Subsidiaries has received any written notice since January 1, 2014 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(g) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Raven, threatened, against or affecting Raven or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. There is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Raven or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(h) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect:

(i) Raven and each of its Subsidiaries have (A) duly and timely filed (or caused to be filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate governmental authorities any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;

(ii) in the past five (5) years, neither Raven nor any of its Subsidiaries has received a written claim, or to the knowledge of Raven, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for and/or in respect of any Taxes or Tax Returns of Raven or any of its Subsidiaries, and neither Raven nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) no deficiency for Taxes of Raven or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Raven’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled;

(v) neither Raven nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(vi) neither Raven nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect;

(vii) neither Raven nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled;

(viii) neither Raven nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(ix) since Raven’s formation, (A) neither Raven nor any of its Subsidiaries have incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Raven nor any of its Subsidiaries have incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Raven or any of its Subsidiaries;

(x) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Eagle or any of its Subsidiaries, and after the Closing Date neither Raven nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements and Tax protection agreements;

(xi) neither Raven nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Raven or a Subsidiary of Eagle) or (B) has any liability for the Taxes of any Person (other than Raven or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(xii) Raven (A) for all taxable years commencing with its taxable year ended December 31, 1993 through and including its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for U.S. federal Tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal Tax purposes and will continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes the Effective Time) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Raven, threatened;

(xiii) each Subsidiary of Raven has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT;

(xiv) neither Raven nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code;

(xv) neither Raven nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(xvi) neither Raven nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xvii) there is no Tax protection agreement to which Raven or any of its Subsidiaries is a party;

(xviii) there are no Tax Liens upon any property or assets of Raven or any of its Subsidiaries, except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(xix) Raven is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xx) neither Raven nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Material Contracts. Section 3.2(i) of the Raven Disclosure Letter sets forth a true, complete and correct list of all Raven Material Contracts as of the date of this Agreement. A true, complete and correct copy of each Raven Material Contract, as of the date of this Agreement, has been made available by Raven to Eagle prior to the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, each of the Raven Material Contracts is a valid and binding obligation of Raven or the Subsidiary of Raven that is a party thereto, and, to the knowledge of Raven, the other parties thereto, enforceable against Raven and its Subsidiaries and, to the knowledge of Raven, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Raven or any of its Subsidiaries is, and to the knowledge of Raven no other party is, in breach, default or violation (and no event has occurred or not occurred through Raven’s or any Subsidiary of Raven’s action or inaction or, to the knowledge of Raven, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Raven Material Contract to which Raven or any Subsidiary of Raven is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(j) Benefit Plans.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (A) each Benefit Plan sponsored, maintained or contributed by Raven or any of its Subsidiaries or which Raven or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which Raven or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Raven Benefit Plans”) has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Raven Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of Raven, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Raven nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Raven or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of Raven, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Raven, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Raven Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by Raven or its Subsidiaries in accordance with the provisions of each of the Raven Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Raven in accordance with GAAP and (F) there are no pending or, to the knowledge of Raven, threatened claims by or on behalf of any Raven Benefit Plan, by any employee or beneficiary covered under any Raven Benefit Plan or otherwise involving any Raven Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(ii) None of Raven, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or Section 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law.

(iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Raven or any of its Subsidiaries under any Raven Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Raven Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv) No Raven Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Raven nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Raven or any of its Subsidiaries.

(ii) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (A) there are no pending, or, to the knowledge of Raven, threatened strikes or lockouts with respect to any employees of Raven or any of its Subsidiaries (“Raven Employees”), (B) there is no union organizing effort pending or, to the knowledge of Raven, threatened against Raven or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Raven, threatened with respect to Raven Employees and (D) there is no slowdown or work stoppage in effect or, to the knowledge of Raven, threatened with respect to Raven Employees, nor has Raven or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, Raven and its Subsidiaries are, and have been since December 31, 2013, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) Since December 31, 2015 through the date of this Agreement, Raven and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2015, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(m) Board Approval. The Board of Directors of Raven, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, the issuance of Raven Common Stock in connection with the Merger (the “Raven Stock Issuance “) and the Articles Amendment, to be advisable and in the best interests of Raven and its stockholders, (ii) subject to Section 5.4, resolved to recommend that the stockholders of Raven approve this Agreement, the Merger, the Raven Stock Issuance and the Articles Amendment, and direct that such matters be submitted for consideration by Raven stockholders at the Raven Stockholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Raven Common Stock as set forth in Raven’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement.

(n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Raven Common Stock to approve the Merger Agreement, the Merger and the Articles Amendment and the affirmative vote of the holders of a majority of the shares of Raven Common Stock cast at the Raven Stockholders Meeting to approve the increase of the size of the Board of Directors of Raven to 12 directors (collectively, the “Raven Required Vote”) are the only votes of the holders of any class or series of shares of capital stock of Raven necessary to approve this Agreement and the transactions contemplated hereby (including the Merger, the Amended and Restated Article of Incorporation and the Raven Stock Issuance).

(o) Properties.

(i) Section 3.2(o)(i) of the Raven Disclosure Letter sets forth a true, correct and complete list of the address of each real property owned or leased by Raven or any of its Subsidiaries, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right, title and interest of Raven and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property, are individually referred to herein as an “Raven Property” and collectively referred to herein as the “Raven Properties”). Section 3.2(o)(i) of the Raven Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Raven or a Subsidiary of Raven for purchase or which is required under a written agreement to be leased or subleased by Raven or a Subsidiary of Raven after the date of this Agreement. Except as set forth on Section 3.2(o)(i) of the Raven Disclosure Letter, there are no real properties that Raven or any of its Subsidiaries is obligated to buy, lease or sublease at some future date. None of Raven or any of its Subsidiaries owns or leases any real property which is not set forth on Section 3.2(o)(i) of the Raven Disclosure Letter.

(ii) Raven or a Subsidiary of Raven owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) to each of the Raven Properties, in each case, free and clear of Liens, except for Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(iii) Since December 31, 2014, (A) neither Raven nor any of its Subsidiaries has received (1) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Raven Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Raven Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Raven Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that have not and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, or (2) written notice of any uncured violation of any Laws affecting any of the Raven Properties which would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, and (B) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, none of Raven nor any Subsidiary of Raven has received written notice to the effect that there are any condemnation proceedings pending or threatened in writing with respect to any material portion of any of the Raven Properties.

(iv) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Raven Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Raven Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Raven Properties has failed to be obtained or is not in full force and effect, and neither Raven nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(v) True and complete copies of all leases (“Raven Leases”) with anchor tenants affecting the interest of Raven or any of its Subsidiaries in the Raven Properties that are, individually, in excess of 20,000 square feet, in each case in effect as of the date of this Agreement (the “Material Raven Leases”), have been made available by Raven to Eagle. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (A) neither Raven nor any of its Subsidiaries is and, to the knowledge of Raven, no other party is in breach or violation of, or default under, any Material Raven Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Material Raven Lease by Raven or any of its Subsidiaries, or, to the knowledge of Raven, any other party thereto in each case, with or without notice or lapse of time or both, and no tenant under a Material Raven Lease is in monetary default under such Material Raven Lease, and (C) each Material Raven Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Raven or a Subsidiary of Raven and, to the knowledge of Raven, with respect to the other parties thereto, subject to the applicable Bankruptcy and Equitable Exceptions; provided that for the purposes of clauses (A) and (B) above, no tenant will be deemed to be in monetary breach, violation or default under such Material Raven Lease if such monetary breach, violation or default has continued for a period of less than 60 days and is with respect to an amount less than $1,000,000.

(vi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Material Raven Lease for which the purchase has not closed prior to the date of this Agreement.

(vii) Except as set forth in Contracts made available to Eagle prior to the date of this Agreement, there are no agreements to enter into any contract for sale or ground lease or letter of intent to sell or ground lease any Raven Property or any portion thereof, which, in each case, is in favor of any party other than Raven or a Subsidiary of Raven (a “Raven Third Party”).

(viii) Except pursuant to a lease affecting any Raven Property, neither Raven nor any of its Subsidiaries is a party to any agreement pursuant to which Raven or any of its Subsidiaries manages, or manages the development of, any material real property for any Raven Third Party.

(ix) Raven or its Subsidiaries, as applicable, are in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Raven Property that is owned in fee or ground leased (each, a “Raven Title Insurance Policy”). Since January 1, 2014, no written claim has been made against any Raven Title Insurance Policy, which has had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(x) Raven and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect. None of Raven’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(xi) Neither Raven nor any of its Subsidiaries has (A) received written notice of any structural defects relating to any Raven Properties which have had or would reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, or (B) received written notice of any physical damage to any Raven Properties which has had or would reasonably be expected have, individually or in the aggregate, a Raven Material Adverse Effect.

(p) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect:

(i) (A) Raven, each of its Subsidiaries and each of the Raven Properties are in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of Raven, threatened against Raven or any of its Subsidiaries under any applicable Environmental Laws; and (C) Raven has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Raven or any of its Subsidiaries which remains unresolved.

(ii) To the knowledge of Raven, neither Raven nor any its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials, including on the Raven Properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Raven Properties in violation of applicable Environmental Laws. To the knowledge of Raven, neither Raven nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Raven Properties, and, to the knowledge of Raven, no other Person has caused a release or threatened release of Hazardous Materials on the Raven Properties (and no such Raven Properties are contaminated by any Hazardous Materials), in each case that would reasonably be expected to result in liability under any Environmental Laws.

(iii) To the knowledge of Raven, all Hazardous Material which has been removed from any Raven Properties and any properties formerly owned, leased or operated by Raven was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(q) Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (i) Raven and its Subsidiaries own or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other intellectual property rights (including any registrations or applications for registration of any of the foregoing) (collectively, the “Raven Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither Raven nor any such Subsidiary has received any written notice of infringement of or conflict with, and to the knowledge of Raven, there are no infringements of or conflicts with, the rights of others with respect to the use of any Raven Intellectual Property and (iii) to the knowledge of Raven, no Person is infringing on or conflicting with any rights of the Raven Intellectual Property.

(r) Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect, (i) the Permits held by Raven and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by Raven and its Subsidiaries and for the operation of the Raven Properties, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither Raven nor any of its Subsidiaries has received any claim or notice indicating that Raven or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the knowledge of Raven no such noncompliance exists.

(s) Insurance. Raven and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Raven or the applicable Subsidiary of Raven has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Raven nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Raven or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Raven’s industry.

(t) Investment Company Act of 1940. Neither Raven nor any Subsidiary of Raven is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Raven nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Raven has employed J.P. Morgan Securities LLC as its financial advisor.

(v) Opinion of Raven Financial Advisor. Raven has received the opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Raven. A true and correct copy of such opinion will be provided to Eagle by Raven solely for informational purposes within three Business Days after the date of this Agreement.

(w) Related Party Transactions. There are no Contracts, and since December 31, 2014 there have not been any arrangements or transactions, between or among Raven or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of Raven), directors or stockholders (including beneficial holders) of Raven, or any Affiliates of the foregoing, on the other hand.

(x) No Additional Representations. Except for the representations and warranties contained in Section 3.1, Raven acknowledges that neither Eagle nor any Subsidiary or Representative of Eagle makes, and Raven acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Eagle or with respect to any other information provided or made available to Raven in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Raven or to Raven’s Subsidiaries and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of Eagle.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this

Agreement, (ii) set forth in Section 4.1 of the Eagle Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Eagle or any of its Subsidiaries, or (iv) with Raven’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Eagle shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Eagle as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Eagle Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Eagle or any of its Subsidiaries, or (iv) with Raven’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Eagle shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.1(b) such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):

(i) amend any of its Organizational Documents or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Eagle or any of its Subsidiaries;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Eagle or any of its Subsidiaries or other equity securities or ownership interests in Eagle or any of its Subsidiaries, except for (A) the declaration and payment by Eagle of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.22 per share of Eagle Common Stock, and (B) the declaration and payment of dividends or other distributions to Eagle by any direct or indirect wholly owned Subsidiary of Eagle; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), Eagle and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Eagle or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Eagle Distribution”);

(v) except for (A) issuances of shares of Eagle Common Stock upon the exercise or settlement of Eagle Equity Awards in accordance with the terms of the Eagle Equity Plan and awards as in effect on the date of this Agreement, (B) issuances of shares of Eagle Common Stock under the Eagle ESPP as in effect on the date of this Agreement, subject to the terms of this Agreement, and (C) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Eagle or issuance of any directors’ qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Eagle’s capital stock or other equity interests or that of a Subsidiary of Eagle, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Eagle Equity Plan, the Eagle ESPP or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Eagle to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Eagle Common Stock tendered by holders of Eagle Equity Awards in accordance with the terms of the Eagle Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Eagle;

(viii) other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions (collectively, “Acquisitions”) (A) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (B) for which the fair market value of the total consideration paid by Eagle and its Subsidiaries in such Acquisitions does not exceed $5,000,000 individually, or $10,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case other than transactions solely between or among wholly owned Subsidiaries of Eagle;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Eagle Property or any other assets of Eagle or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $5,000,000 individually and $10,000,000 per calendar quarter in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Eagle, and (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Raven prior to the date of this Agreement;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Eagle), except (A) Indebtedness incurred under the Eagle Revolving Credit Facility for working capital purposes in the ordinary course of business, (B) Indebtedness of any wholly owned Subsidiary of Eagle to Eagle or to another wholly owned Subsidiary of Eagle, and (C) the refinancing of any existing Indebtedness of Eagle or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing and (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of Eagle or any of its Subsidiaries under, or result in the creation of any lien under such Indebtedness, or would reasonably likely require the preparation of separate financial statements of Eagle and/or any of its Subsidiaries following the Closing;

(xi) change its methods of accounting or accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;

(xii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Eagle Material Contract (or any Contract that, if existing as of the date of this Agreement, would be an Eagle Material Contract), except for (A) any action permitted under Section 4.1(b)(iii), clauses (A) through (C) of Section 4.1(b)(x) or under Section 4.1(b)(xiii), or (B) any termination or renewal in accordance with the terms of any existing Eagle Material Contract that occurs automatically without any action by Eagle or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Eagle Lease (or any lease for real property that, if existing as of the date hereof, would be an Eagle Lease), except for (A) entering into any new lease or renewing any Eagle Lease in the ordinary course of business on market terms so long as such new lease or Eagle Lease, as applicable, comprises less than 15,000 square feet of leased space, (B) terminating any Eagle Lease as a result of a default by the counterparty to such Eagle Lease (in accordance with the terms of such Eagle Lease and subject to any applicable cure period therein) or (C) any termination or renewal in accordance with the terms of any existing Eagle Lease that occurs automatically without any action by Eagle or any of its Subsidiaries;

(xiv) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Eagle or a wholly owned Subsidiary of Eagle to Eagle or another wholly owned Subsidiary of Eagle, or (B) loans or advances required to be made under any Eagle Lease;

(xv) take any action, or fail to take any action, which would reasonably be expected to cause Eagle to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) make or commit to make any capital expenditures other than as contemplated in Section 4.1(b)(xvi) of the Eagle Disclosure Letter per calendar quarter, such that no capital expenditures shall be made in a calendar quarter that exceed the applicable quarterly amount set forth in Section 4.1(b)(xvi) of the Eagle Disclosure Letter; provided that the limit for any calendar quarter shall be deemed increased by the amount of capital expenditure not made (relative to the projections set forth in Section 4.1(b)(xvi)) in any applicable prior calendar quarters;

(xvii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xviii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Eagle’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Eagle as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Eagle or any of its Subsidiaries or the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of any liability by Eagle or any of its Subsidiaries;

(xx) except as required by any Eagle Benefit Plan in effect as of the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Eagle Equity Awards) or long-term cash awards to, any current or former directors, employees or other individual service providers of Eagle or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any director, employee or other individual service provider of Eagle or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend any Eagle Benefit Plan or any other plan, policy, program, agreement or arrangement that would be an Eagle Benefit Plan if in effect on the date hereof (other than amendments in the ordinary course of business consistent with past practice to Eagle Benefit Plans that do not provide for or govern severance or retention or Eagle Equity Awards, which amendments would not contravene the other covenants set forth in this Section 4.1(b)(xx) or result in a material increase in cost to Eagle of maintaining such Eagle Benefit Plan or other plan, trust, fund, policy or arrangement), (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the employment (other than for cause) of any employee of Eagle or any of its Subsidiaries with a total annual compensation opportunity in excess of $100,000, (F) hire, promote or terminate the employment (other than for cause) of any employee of Eagle or any of its Subsidiaries with a total annual compensation opportunity at or below $100,000, other than in the ordinary course of business consistent with past practice to fill a vacancy that arises due to a departure after the date of this Agreement and only after consulting with Raven reasonably in advance of any such hiring, promotion or termination and considering Raven’s input in good faith, or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Eagle Benefit Plan; provided, however, that the foregoing clauses (A), (B) and (C) shall not restrict Eagle or any of its Subsidiaries from entering into or making available to newly hired or promoted employees who are hired or promoted as permitted by this Agreement, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xxi) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xx);

(xxii) enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);

(xxiii) demolish or enter into any Contract to demolish any material structures on any of the Eagle Properties; or

(xxiv) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Eagle from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Eagle, upon advice of counsel to Eagle, is reasonably necessary for Eagle to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Eagle in accordance with this Agreement or otherwise.

(d) Eagle shall (i) use its reasonable best efforts to obtain the opinions of counsel described in Section 6.2(c) and Section 6.3(d), (ii) deliver to Kirkland & Ellis LLP and Wachtell, Lipton, Rosen & Katz an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Eagle, containing representations of Eagle as shall be reasonably necessary or appropriate to enable Kirkland & Ellis LLP and Wachtell, Lipton, Rosen & Katz to render the opinions described in Section 6.2(c) and Section 6.3(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (an “Eagle Tax Representation Letter”), and (iii) deliver to Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Eagle and containing representations of Eagle as shall be reasonably necessary or appropriate to enable Kirkland & Ellis LLP to render the opinion described in Section 6.3(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

Section 4.2 Covenants of Raven.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Raven Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Raven or any of its Subsidiaries, or (iv) with Eagle’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Raven shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, and shall maintain the status of Raven as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Raven Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Raven or any of its Subsidiaries, or (iv) with Eagle’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Raven shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):

(i) amend any of its Organizational Documents or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Raven or any of its Subsidiaries;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Raven or any of its Subsidiaries or other equity securities or ownership interests in Raven or any of its Subsidiaries, except for (A) the declaration and payment by Raven of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.50 per share of Raven Common Stock, (B) the declaration and payment by Raven of dividends pursuant to the terms of the Series 6 Raven Preferred Stock and Series 7 Raven Preferred Stock, (C) the declaration and payment of pro rata dividends or other distributions by the Raven Operating Partnership, and (D) the declaration and payment of dividends or other distributions to Raven or the Raven Operating Partnership by any direct or indirect wholly owned Subsidiary of Raven; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Raven and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Raven or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Raven Distribution”);

(v) except for (A) issuances of shares of Raven Common Stock upon the exercise or settlement of Raven equity awards in accordance with the terms of the applicable Raven Equity Plan and awards as in effect on the date of this Agreement, (B) grants of Raven equity awards made in the ordinary course of business consistent with past practice, (C) issuances of shares of Raven Common Stock upon the exchange or conversion of limited partnership units of the Raven Operating Partnership, (D) issuances of partnership units by the Raven Operating Partnership to Raven, (E) issuances of up to 1,250,000 shares of Raven Common Stock in connection with the settlement under the forward sale agreement described in Raven’s Form 10-Q for the quarter ended September 30, 2016, and (F) issuances by a wholly owned Subsidiary of its capital stock or other equity interests to its parent or to another wholly owned Subsidiary of Raven or issuance of any directors’ qualifying shares in accordance with applicable Law, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Raven’s capital stock or other equity interests or that of a Subsidiary of Raven, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Raven Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Eagle to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for acquisitions of shares of Raven Common Stock tendered by holders of Raven equity awards in accordance with the terms of the applicable Raven Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization or reorganization, including any bankruptcy related action or reorganization, in each case other than transactions solely between or among wholly owned Subsidiaries of Raven;

(viii) other than Acquisitions (A) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (B) for which the fair market value of the total consideration paid by Raven and its Subsidiaries in such Acquisitions does not exceed $20,000,000 individually, or $40,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case other than transactions solely between or among wholly owned Subsidiaries of Raven;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Raven Property or any other assets of Raven or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $20,000,000 individually and $40,000,000 per calendar quarter in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Raven and (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Eagle prior to the date of this Agreement;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Raven), except (A) Indebtedness incurred under Raven’s existing revolving credit facility for working capital purposes in the ordinary course of business, (B) Indebtedness of any wholly owned Subsidiary of Raven to Raven or to another wholly owned Subsidiary of Raven, and (C) the refinancing of any existing Indebtedness of Raven or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(xi) change its methods of accounting or accounting policies, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or the SEC;

(xii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Raven Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Raven Material Contract), except for (A) any action permitted under Section 4.2(b)(iii), clauses (A) through (C) of Section 4.2(b)(x) or under Section 4.2(b)(xiii), (B) entering into any new Contract or renewing any Contract in the ordinary course of business consistent with past practice on market terms or (C) any termination or renewal in accordance with the terms of any existing Raven Material Contract that occurs automatically without any action by Raven or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Raven Lease (or any lease for real property that, if existing as of the date hereof, would be a Raven Lease), except for (A) entering into any new lease or renewing any Raven Lease in the ordinary course of business consistent with past practice on market terms, (B) terminating any Raven Lease as a result of a default by the counterparty to such Raven Lease (in accordance with the terms of such Raven Lease and subject to any applicable cure period therein), or (C) any termination or renewal in accordance with the terms of any existing Raven Lease that occurs automatically without any action by Raven or any of its Subsidiaries;

(xiv) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Raven or a wholly owned Subsidiary of Raven to Raven or another wholly owned Subsidiary of Raven, or (B) loans or advances required to be made under any Raven Lease;

(xv) take any action, or fail to take any action, which would reasonably be expected to cause Raven to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvii) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Raven’s qualification as a REIT under the Code, or (B) preserve the status of any Subsidiary of Raven as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $5,000,000 individually or $15,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Raven or any of its Subsidiaries, and (C) do not provide for any admission of any liability by Raven or any of its Subsidiaries;

(xix) except as required by a Raven Benefit Plan, grant any new equity-based awards to any current or former directors, employees or other individual service providers of Raven or any of its Subsidiaries, other than any equity-based awards granted in the ordinary course of business consistent with past practice;

(xx) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions applicable for all directors or all officers, respectively, and other than as expressly permitted by the foregoing clause (xix); or

(xxi) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Raven from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Raven, upon advice of counsel to Raven, is reasonably necessary for Raven to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Raven in accordance with this Agreement or otherwise.

(d) Raven shall (i) use its reasonable best efforts to obtain opinions of counsel described in Section 6.2(d) and Section 6.3(c), (ii) deliver to Wachtell, Lipton, Rosen & Katz and Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Raven, containing representations of Raven as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz and Kirkland & Ellis LLP to render the opinions described in Section 6.3(c) and Section 6.2(c), respectively, on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) (a “Raven Tax Representation Letter”); and (iii) deliver to Foley & Lardner LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Raven, containing representations of Raven as shall be reasonably necessary or appropriate to enable Foley & Lardner LLP to render the opinion described in Section 6.2(d) on the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within 40 days after the date of this Agreement), Raven and Eagle shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Eagle stockholders at the Eagle Stockholders Meeting and to the Raven stockholders at the Raven Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Raven shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the Raven Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Raven and Eagle shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Raven and Eagle shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response, and each Party will provide the other Party with a copy of all such filings made with the SEC. Raven and Eagle shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Raven and Eagle shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Raven Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Raven and Eagle.

(b) Eagle shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Eagle Stockholders Meeting”) for the purpose of obtaining the Eagle Required Vote. Unless a Change in Eagle Recommendation has occurred in accordance with Section 5.4, Eagle and the Board of Directors of Eagle shall use their reasonable best efforts to obtain from the stockholders of Eagle the Eagle Required Vote. Unless a Change in Eagle Recommendation has occurred in accordance with Section 5.4, Eagle and its Board of Directors will recommend to its stockholders approval of the Merger and Eagle shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Eagle Stockholders Meeting is scheduled, Eagle has not received proxies representing a sufficient number of shares of Eagle Common Stock to obtain the Eagle Required Vote, whether or not a quorum is present, Eagle shall have the right to (and at the request of Raven shall) make one or more successive postponements or adjournments of the Eagle Stockholders Meeting; provided that the Eagle Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Eagle Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Eagle of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. Eagle agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Eagle Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Eagle or its Board of Directors of any Acquisition Proposal, by any Change in Eagle Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Eagle Recommendation.

(c) Raven shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Raven Stockholders Meeting”) for the purpose of obtaining the Raven Required Vote. Unless a Change in Raven Recommendation has occurred in accordance with Section 5.4, Raven and the Board of Directors of Raven shall use its reasonable best efforts to obtain from the stockholders of Raven the Raven Required Vote. Unless a Change in Raven Recommendation has occurred in accordance with Section 5.4, Raven and its Board of Directors will recommend to its stockholders approval of the Merger and Raven shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the Raven Stockholders Meeting is scheduled, Raven has not received proxies representing a sufficient number of shares of Raven Common Stock to obtain the Raven Required Vote, whether or not a quorum is present, Raven shall have the right to (and at the request of Eagle shall) make one or more successive postponements or adjournments of the Raven Stockholders Meeting; provided that the Raven Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Raven Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Raven of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. Raven agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Raven Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Raven or its Board of Directors of any Acquisition Proposal, by any Change in Raven Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Raven Recommendation.

(d) Each of Raven and Eagle shall cooperate and use their reasonable best efforts to cause the Raven Stockholders Meeting and the Eagle Stockholders Meeting to be held on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.2 Access to Information. Upon reasonable notice, and at the reasonable request of the other Party, (x) each of Raven and Eagle shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives and (y) Eagle shall (and shall cause each of its Subsidiaries to) afford to Raven and its Representatives access to all of their properties, books, contracts, records and Representatives, and any other items as Raven or its Representatives may reasonably request regarding Tax matters referred to in Section 5.2 of the Eagle Disclosure Letter; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by either Raven or Eagle shall affect the representations and warranties of the other. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2.

Section 5.3 Efforts; Notice of Certain Events.

(a) Subject to the terms and conditions of this Agreement, each of Raven and Eagle shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Raven and Eagle shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any

Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.

(b) Each of the Parties shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive or other non-ministerial communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or substantive or other non-ministerial telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or substantive or other non-ministerial discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (i) to remove references concerning the valuation of Raven, Eagle or the Surviving Corporation; (ii) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In furtherance and not in limitation of the foregoing, each of Raven and Eagle shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Raven and Eagle shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Raven and Eagle shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities in order to obtain such consents.

(e) Each of Eagle, the Board of Directors of Eagle, Raven and the Board of Directors of Raven shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.4 Non-Solicitation; Change in Recommendation.

(a) Each of Eagle and Raven agrees that neither it nor any of its Subsidiaries nor any of the Affiliates, directors, officers and employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other effort or attempt to make or implement an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, in response to an unsolicited, bona fide written Acquisition Proposal (that did not result from such Party’s breach of this Section 5.4) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4 and Eagle or Raven, as applicable, first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal), Eagle or Raven, as applicable, shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information or data in response to a request therefor to the Person who has made such Acquisition Proposal; provided that prior to taking any action described in clause (A) or (B) above, the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, determines in good faith after consultation with outside legal counsel that (I) based on the information then available and after consultation with its financial advisor, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (II) the failure to take such action would be inconsistent with the duties of the directors of the applicable board under applicable Law. Eagle or Raven, as applicable, shall provide the other with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Eagle or Raven, as applicable.

(ii) Each of Eagle and Raven shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related material documentation or material correspondence, including proposed agreements). Each Party shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other Party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of Eagle, the Board of Directors of Raven, nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the other Party, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated hereby (a “Change in Eagle Recommendation” or a “Change in Raven Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to its respective meeting of stockholders to be held pursuant to Section 5.1, with respect to an Acquisition Proposal, the Board of Directors of Eagle or Board of Directors of Raven, as applicable, may make a Change in Eagle Recommendation or a Change in Raven Recommendation, as applicable, or authorize Eagle or Raven, as applicable, to terminate this Agreement to enter into an Acquisition Agreement, in each case, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is made to Eagle or Raven, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the duties of the directors of the applicable board under applicable Law, (D) five Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Superior Proposal Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Superior Proposal Recommendation Change and a new five-Business Day period), (E) during such five-Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the applicable Board of Directors proposing to take such action, following such five-Business Day period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that such Alternative Proposal constitutes a Superior Proposal and failure to do so would be inconsistent with the duties of the directors of the applicable board under applicable Law; provided, that in the case of termination of this Agreement to enter into an Acquisition Agreement pursuant to this Section 5.4(b)(iv), (x) the terminating Party shall pay or cause to be paid to the other Party the Eagle Termination Fee or the Raven Termination Fee, as applicable, required to be paid pursuant to Section 7.2(b) or Section 7.2(c), respectively, in connection with such termination and (y) neither the Party nor any Subsidiary or Representative thereof shall enter into any Acquisition Agreement unless this Agreement has been or is prior to or substantially concurrently terminated in accordance with its terms.

(v) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(v)), in circumstances not involving or relating to an Acquisition Proposal, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, the Board of Directors of Eagle or Board of Directors of Raven, as applicable, may make a Change in Eagle Recommendation or a Change in Raven Recommendation, as applicable, if and only if (A) a material change or development has occurred or arisen after the date of this Agreement that was neither known to such Party or its directors nor reasonably foreseeable as of the date of this Agreement (and which change or development does not involve or relate to an Acquisition Proposal), (B) the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law, (C) five Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such five-Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five-Business Day period, again determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law.

(vi) Nothing contained in this Section 5.4 shall prohibit the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, from: (A) taking and disclosing to the stockholders of Eagle or Raven, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (B) making any “stop, look and listen” communication to the stockholders of Eagle or Raven, as applicable pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing clause (A) or (B) shall not permit the Board of Directors of Eagle or the Board of Directors of Raven, as applicable, to make any Change in Eagle Recommendation or Change in Raven Recommendation, as applicable, except as permitted by Section 5.4(b)(iv) or Section 5.4(b)(v).

(c) Each of Eagle and Raven agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and will use reasonable efforts to enforce the provisions of such agreements.

(d) Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement in accordance with its terms.

Section 5.5 NYSE Listing. Raven shall use reasonable best efforts to cause the shares of Raven Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 5.6 Employee Matters.

(a) For a period of one year following the Effective Time (the “Continuation Period”), Raven shall provide, or shall cause to be provided, to each employee of Eagle and its Subsidiaries who continues to be employed by Raven or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less than the annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Raven and its Subsidiaries, provided that, for purposes of this clause (iii), the employee benefits generally provided to employees of Eagle and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be no less favorable in the aggregate to those provided to similarly situated employees of Raven and its Subsidiaries, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Raven or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Raven. Notwithstanding the foregoing, subject to such Continuing Employee executing (and not revoking during the applicable revocation period) a release of claims in favor of Raven and its Subsidiaries (including Eagle and its Subsidiaries), Raven shall provide, or shall cause to be provided, to each Continuing Employee (excluding any employee with an individual agreement providing for severance) whose employment terminates during the Continuation Period under circumstances set forth on Section 5.6(a) of the Eagle Disclosure Letter severance benefits that are set forth on Section 5.6(a) of the Eagle Disclosure Letter, and, for the avoidance of doubt, taking into account all of the Continuing Employee’s service with the Eagle and its Subsidiaries (and their predecessors) for purposes of determining the levels of severance benefits to be provided to such Continuing Employee. For the avoidance of doubt, nothing in this Agreement shall require Raven or any of its Subsidiaries to employ any Person.

(b) From and after the Effective Time, Raven shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor all Eagle Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and the Transactions shall be deemed to constitute a “change in control”, “change of control” or term of similar import, as applicable, under such Eagle Benefit Plans.

(c) Raven and Eagle agree to the matters set forth in Section 5.6(c) of the Eagle Disclosure Letter.

(d) For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Raven shall, or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Eagle Benefit Plan; (ii) use commercially reasonable efforts to provide each Continuing Employee and his or her eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Eagle Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Eagle Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with Eagle and its Subsidiaries, for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Eagle Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Raven and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(e) If requested by Raven not less than 10 Business Days before the Closing Date, Eagle shall adopt board resolutions and take such corporate action as is necessary to terminate the Eagle Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Eagle Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Raven. Upon the distribution of the assets in the accounts under the Eagle Qualified DC Plan to the participants, Raven shall permit such participants who are then actively employed by Raven or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Eagle Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Raven or its Subsidiaries.

(f) The provisions of this Section 5.6 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Raven Benefit Plan, Eagle Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.6, nothing contained in this Agreement shall otherwise obligate Raven, Eagle or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 (other than legal fees) shall be shared equally by Eagle and Raven.

Section 5.8 Governance. Raven shall take such actions as are necessary to cause the Eagle Designees to become members of the Board of Directors of Raven immediately after the Effective Time. In furtherance of the foregoing, Eagle and Raven agree to the matters set forth on Section 5.8 of the Raven Disclosure Letter. Raven shall take such actions as are necessary to cause the Eagle Chairman to (a) become the non-executive Vice Chairman of the Raven Board of Directors immediately after the Effective Time and (b) be appointed as a member of the Investment Committee of the Board of Directors of Raven immediately after the Effective Time.

Section 5.9 Indemnification and D&O Insurance.

(a) For six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of Eagle and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the extent permitted by applicable Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), in connection with such Indemnified Parties serving as a director, officer, employee, agent or other fiduciary of Eagle or any of its Subsidiaries or of any other Person if such service was at the request or for the benefit of Eagle or any of its Subsidiaries, in each case to the extent permitted by Law and to the same extent that Eagle or its Subsidiaries would have been permitted to do so pursuant to the Organizational Documents of Eagle or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.9, the provisions of this Section 5.9 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Organizational Documents of any Subsidiary of Eagle and (ii) except to the extent such agreement provides for an earlier termination, any other agreements (other than insurance contracts) of Eagle and its Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of this Agreement, to the extent such agreements have been made available to Raven prior to the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger).

(c) Prior to the Effective Time, in consultation with Raven as provided in this Section 5.9(c), Eagle shall purchase a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Eagle’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Eagle with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that Eagle shall, in cooperation with Raven, use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such “tail” policy and Eagle shall not commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by Eagle prior to the date of this Agreement for Eagle’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, Eagle shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, the Surviving Corporation shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no Party shall have any other obligation to purchase or pay for any insurance hereunder. Eagle shall in good faith cooperate and consult with Raven prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Raven’s recommendations with respect thereto.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.10 Dividends.

(a) Each of Eagle and Raven shall declare a dividend to their respective stockholders, the record date, and payment date (to the extent practicable), for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), subject to funds being legally available therefor. The per share dividend amount payable by Eagle shall be an amount equal to (i) the per share amount of Eagle’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend record date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount per share (the “Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable by Eagle is equal to the Minimum Distribution Dividend. The per share dividend amount payable by Raven shall be an amount equal to (A) the per share amount of Raven’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend record date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (B) the Additional Dividend Amount (on a per share basis), if any, divided by the Exchange Ratio. If Eagle determines it is necessary to declare the Additional Dividend Amount, Eagle shall notify Raven in writing of such determination at least ten Business Days prior to Eagle Stockholders Meeting.

(b) If Eagle determines that it is necessary to declare a Special Eagle Distribution in accordance with Section 4.1(b)(iv) or if Raven determines that it is necessary to declare a Special Raven Distribution in accordance with Section 4.2(b)(iv), such Party shall notify the other Party in writing at least 10 Business Days prior to the Eagle Stockholders Meeting and the Raven Stockholders Meeting, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of Eagle, to holders of shares of Eagle Common Stock, in an amount per share equal to the product of (A) the Special Raven Distribution declared by Raven with respect to each share of Raven Common Stock and (B) the Exchange Ratio and (ii) in the case of Raven, to holders of shares of Raven Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Special Eagle Distribution declared by Eagle with respect to each share of Eagle Common Stock by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10 shall be the Closing Dividend Date.

(c) In the event that a dividend or distribution with respect to the shares of Eagle Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Eagle Common Stock shall be entitled to receive such dividend or distribution pursuant to and in accordance with Section 2.2.

Section 5.11 Public Announcements. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or (c) pursuant to Eagle’s or Raven’s rights pursuant to Section 5.4, Eagle and Raven shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.12 Tax Matters.

(a) Eagle and Raven agree to use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Notwithstanding anything to the contrary herein, upon Raven’s written request, Eagle shall use its reasonable best efforts to cause (x) any Subsidiary that is treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) of (1) Eagle or (2) any Subsidiary of Eagle that is a REIT (a “Subsidiary REIT”) and (y) any Subsidiary set forth in Section 5.12(b) of the Eagle Disclosure Letter (each such Subsidiary identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from Eagle or such Subsidiary REIT, as applicable, for U.S. federal income tax purposes) (a “Disregarded Entity”), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code, if applicable)). Within ten (10) days of receiving any such written request, Eagle shall notify Raven in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.

(c) Raven and Eagle shall take the actions described in Section 5.12(c) of the Eagle Disclosure Letter.

Section 5.13 Financing Cooperation.

(a) Eagle shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Raven in connection with financing arrangements (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Raven may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated hereby. Such cooperation shall include (i) participating in a reasonable number of meetings, presentations and due diligence sessions in connection with such financing arrangements, (ii) providing reasonable and timely assistance with the preparation of materials for presentations, offering memoranda, prospectuses and similar documents required in connection with such financing arrangements, (iii) as promptly as reasonably practical, and in any event at least 10 days prior to the Closing Date, furnishing Raven and any of its financing sources with (A) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for Eagle for the fiscal quarter ended September 30, 2016 and each subsequent fiscal quarter ended on a date that is not a fiscal year end and that is at least 40 days before the Closing Date and (B) in the event that the Closing Date occurs on a date that is more than 60 days following December 31, 2016, audited condensed consolidated balance sheets and related audited condensed consolidated statements of income, comprehensive income, equity and cash flows for the fiscal year ended December 31, 2016, in each case prepared in accordance with GAAP and (iv) to the extent requested in writing at least ten (10) Business Days prior to the Closing, delivering at least three Business Days prior to the Closing all documentation and other information with respect to Eagle and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act. Notwithstanding the foregoing, Eagle and its Subsidiaries and their respective Representatives shall not be required to enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters) that will be effective prior to the Closing and nothing in this Section 5.13 shall require (x) such cooperation to the extent it would disrupt unreasonably the business or operations of Eagle or any of its Subsidiaries or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents, (y) the Board of Directors of Eagle or the Board of Directors or similar governing body of any Subsidiary of Eagle to adopt resolutions approving any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters to the extent necessary) that will be effective prior to the Closing or (z) Eagle or any of its Subsidiaries to incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Raven.

(b) Eagle shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Raven to do so, on the terms and conditions specified by Raven and in compliance with all applicable terms and conditions of the applicable Eagle Debt Agreement, seek an amendment or amendments to any of the Eagle Debt Agreements or pursue any approach chosen by Raven to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase or other treatment of, the Eagle Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). Eagle shall not be required to take any action in respect of any Debt Transaction until Raven shall have provided Eagle with drafts of the necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to Eagle (collectively, the “Debt Transaction Documents”) at least three (3) Business Days prior to the date of such requested action. Eagle shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Raven in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents shall be expressly conditioned on the Closing. It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by Eagle to satisfy its obligations under this Section 5.13(b).

(c) Eagle shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Raven to do so, deliver all notices and take all other actions to facilitate the termination at the

Effective Time of all commitments in respect of each of the Eagle Credit Facilities and any other indebtedness of Eagle or its Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Raven in writing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Raven to do so, Eagle and its Subsidiaries shall use commercially reasonable efforts to deliver to Raven (i) at least 10 Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Eagle Credit Facilities and any other indebtedness (including mortgages) of Eagle or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Eagle Credit Facilities (the “Payoff Letters”) and any other indebtedness (including mortgages) of Eagle or its Subsidiaries to be paid off, discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Eagle Credit Facilities or any other indebtedness of Eagle to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of Eagle and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated.

Section 5.14 Transaction Litigation. Eagle shall give Raven the opportunity to participate in the defense or settlement of any stockholder litigation against Eagle or any of its Subsidiaries, directors, officers or employees relating to the Merger or the other transactions contemplated by this Agreement; provided that Eagle shall in any event control such defense; provided, further, that Eagle shall not, and shall not permit any of its Subsidiaries, directors, officers or employees to settle any such litigation without the prior written consent of Raven (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.15 Director Resignations. Eagle shall use its reasonable best efforts to cause to be delivered to Raven resignations executed by each director of Eagle in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.16 Delisting. Each of the Parties agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Eagle Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.17 Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Eagle equity securities (including derivative securities) and acquisitions of Raven equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Eagle subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Eagle to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18 Termination of Affiliate Agreements. Prior to the Effective Time, Eagle shall cause the Contracts listed in Section 5.18 of the Eagle Disclosure Letter to terminate with release of liability to any of the parties thereto (except as set forth in Section 5.18 of the Eagle Disclosure Letter) and provide written evidence of such termination and release of liability to Raven.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each of Raven and Eagle to effect the Merger shall be subject to the satisfaction or waiver by Raven and Eagle in writing, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. Eagle shall have obtained the Eagle Required Vote, and Raven shall have obtained the Raven Required Vote.

(b) NYSE Listing. The shares of Raven Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Eagle. The obligation of Eagle to effect the Merger is subject to the satisfaction or waiver by Eagle in writing, at or prior to the Closing, of the following additional conditions:

(a) Raven Representations and Warranties. (i) The representations and warranties of Raven set forth in the first two sentences of Section 3.2(b)(i) and in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Raven set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Raven set forth in Section 3.2(a), Section 3.2(b) (other than the first two sentences of Section 3.2(b)(i) and Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(u) and Section 3.2(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Raven set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Raven Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Raven Material Adverse Effect.

(b) Performance of Raven Obligations. Raven shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Section 368 Opinion. Eagle shall have received the written opinion of its special counsel, Kirkland & Ellis LLP, dated the Closing Date and in form and substance reasonably satisfactory to Eagle, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon the Eagle Tax Representation Letter and the Raven Tax Representation Letter.

(d) REIT Opinion. Raven shall have received a tax opinion of Foley & Lardner LLP, tax counsel to Raven, on which Eagle shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Eagle, to the effect that, at all times since its taxable year ended December 31, 1993 and through the Closing Date, Raven has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Raven to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, Foley & Lardner LLP may (i) rely upon customary representations contained in an officer’s certificate executed by Raven and provided pursuant to Section 4.2(d) and (ii) assume the accuracy of the opinion provided pursuant to Section 6.3(d).

(e) Closing Certificate. Eagle shall have received a certificate signed on behalf of Raven by the Chief Executive Officer or the Chief Financial Officer of Raven, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Raven. The obligation of Raven to effect the Merger is subject to the satisfaction or waiver by Raven in writing, at or prior to the Closing, of the following additional conditions:

(a) Eagle Representations and Warranties. (i) The representations and warranties of Eagle set forth in the first two sentences of Section 3.1(b)(i) and in Section 3.1(b)(ii) and Section 3.1(b)(iii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Eagle set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Eagle set forth in Section 3.1(a), Section 3.1(b) (other than the first two sentences of Section 3.1(b)(i) and Section 3.1(b)(ii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Eagle set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Eagle Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, an Eagle Material Adverse Effect.

(b) Performance of Eagle Obligations. Eagle shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Section 368 Opinion. Raven shall have received the written opinion of its special counsel, Wachtell, Lipton, Rosen & Katz, dated the Closing Date and in form and substance reasonably satisfactory to Raven, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may rely upon the Raven Tax Representation Letter and the Eagle Tax Representation Letter.

(d) REIT Opinion. Eagle shall have received a tax opinion of Kirkland & Ellis LLP tax counsel to Eagle, on which Raven shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to Raven, to the effect that, at all times since its taxable year ended December 31, 1995 and through the Closing Date, Eagle has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Eagle to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon customary representations contained in an officer’s certificate executed by Eagle and provided pursuant to Section 4.1(d).

(e) Closing Certificate. Raven shall have received a certificate signed on behalf of Eagle by the Chief Executive Officer or the Chief Financial Officer of Eagle, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time by action of Raven or Eagle (as applicable) only as follows:

(a) by mutual written consent of Raven and Eagle;

(b) by either Raven or Eagle, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling;

(c) by either Raven or Eagle, if the Merger shall not have been consummated by 5:00 p.m., New York time, on June 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date;

(d) by Eagle, at any time before the time the Raven Required Vote is obtained, (i) upon a Change in Raven Recommendation or (ii) upon a Willful Breach by Raven of its obligations pursuant to Section 5.4;

(e) by Raven, at any time before the time the Eagle Required Vote, is obtained, (i) upon a Change in Eagle Recommendation or (ii) upon a Willful Breach by Eagle of its obligations pursuant to Section 5.4;

(f) by Eagle, if Raven shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement(other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of Raven shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Eagle to Raven of such breach, failure to perform or failure to be true; provided that Eagle shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Eagle is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(g) by Raven, if Eagle shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement(other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(e) will apply), or if any representation or warranty of Eagle shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Raven to Eagle of such breach, failure to perform or failure to be true; provided that Raven shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Raven is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(h) by either Raven or Eagle, if the Eagle Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Eagle Stockholders Meeting or at any adjournment or postponement thereof;

(i) by either Raven or Eagle, if the Raven Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Raven Stockholders Meeting or at any adjournment or postponement thereof;

(j) by Eagle, at any time prior to receiving the Eagle Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(b)(iv) (it being understood that Eagle shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Eagle Termination Fee shall be paid pursuant to Section 7.2(b) prior to or concurrently with the termination of this Agreement by Eagle pursuant to this Section 7.1(j); or

(k) by Raven, at any time prior to receiving the Raven Required Vote, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.4(b)(iv) (it being understood that Raven shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Raven Termination Fee shall be paid pursuant to Section 7.2(c) prior to or concurrently with the termination of this Agreement by Raven pursuant to this Section 7.1(k).

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Eagle or Raven as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Eagle or Raven or their respective directors or Representatives, except with respect to Section 5.7, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.

(b) Eagle Termination Fee and Expense Reimbursement.

(i) If Raven terminates this Agreement pursuant to Section 7.1(e)(i), then Eagle shall pay to Raven the Eagle Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to Eagle shall have been communicated to the Board of Directors of Eagle or any Person or group of Persons shall have publicly made or announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Eagle and, in the case of termination pursuant to Section 7.1(h), such Acquisition Proposal shall not have been publicly withdrawn at least five Business Days prior to the date of the Eagle Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Raven pursuant to Section 7.1(e)(ii); (2) by Raven or Eagle pursuant to Section 7.1(c) (if the Eagle Required Vote has not theretofore been obtained) or Section 7.1(h) or (3) by Raven pursuant to Section 7.1(g) and (C) before the date that is 12 months after the date of such termination, Eagle consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Eagle shall, on the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Raven the Eagle Termination Fee less the amount of any Raven Expense Reimbursement previously paid to Raven (if any) pursuant to Section 7.2(b)(iii) (provided that, for purposes of clause (C) above, each reference to “15%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event that Raven or Eagle terminates this Agreement pursuant to Section 7.1(h), then Eagle shall pay to Raven the Raven Expense Reimbursement; provided that the payment by Eagle of the Raven Expense Reimbursement shall not relieve Eagle of any subsequent obligation to pay the Eagle Termination Fee pursuant to Section 7.2(b)(ii).

(iv) In the event that Eagle terminates this Agreement pursuant to Section 7.1(j), then Eagle shall prior to or substantially concurrently with such termination pay to Raven the Eagle Termination Fee.

(c) Raven Termination Fee and Expense Reimbursement.

(i) If Eagle terminates this Agreement pursuant to Section 7.1(d)(i), then Raven shall pay to Eagle the Raven Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to Raven shall have been communicated to the Board of Directors of Raven or any Person or group of Persons shall have publicly made or announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Raven and, in the case of termination pursuant to Section 7.1(i), such Acquisition Proposal shall not have been publicly withdrawn at least five Business Days prior to the date of the Raven Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Eagle pursuant to Section 7.1(d)(ii), (2) by Raven or Eagle pursuant to Section 7.1(c) (if the Raven Required Vote has not theretofore been obtained) or Section 7.1(i) or (3) by Eagle pursuant to Section 7.1(f) and (C) before the date that is 12 months after the date of such termination, Raven consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Raven shall, on the earlier of the date such Acquisition Proposal is consummated or any such Acquisition Agreement is entered into, pay to Eagle the Raven Termination Fee less the amount of any Eagle Expense Reimbursement previously paid to Eagle (if any) pursuant to Section 7.2(c)(iii) (provided that, for purposes of clause (C) above, each reference to “15%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event that Raven or Eagle terminates this Agreement pursuant to Section 7.1(i), then Raven shall pay to Eagle the Eagle Expense Reimbursement; provided that the payment by Raven of the Eagle Expense Reimbursement shall not relieve Raven of any subsequent obligation to pay the Raven Termination Fee pursuant to Section 7.2(c)(ii).

(iv) In the event that Raven terminates this Agreement pursuant to Section 7.1(k), then Raven shall prior to or substantially concurrently with such termination pay to Eagle the Raven Termination Fee.

(d) In no event shall this Section 7.2 require (i) Eagle to pay the Eagle Termination Fee on more than one occasion or (ii) Raven to pay the Raven Termination Fee on more than one occasion.

(e) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Eagle or Raven fails to pay all amounts due to the other Party under this Section 7.2 on the dates specified, then either Eagle or Raven, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party. Each of the Parties acknowledges that each of the Raven Expense Reimbursement, Eagle Expense Reimbursement, Raven Termination Fee and Eagle Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) The “Eagle Termination Fee” shall be an amount equal to the lesser of (i) $150,000,000 (the “Eagle Base Amount”) and (ii) the maximum amount, if any, that can be paid to Raven without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Raven has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Raven which was not Qualifying Income), in each case as determined by independent accountants to Raven. Notwithstanding the foregoing, in the event Raven receives Tax Guidance providing that Raven’s receipt of the Eagle Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Eagle Termination Fee shall be an amount equal to the Eagle Base Amount and Eagle shall, upon receiving notice that Raven has received the Tax Guidance, pay to Raven the unpaid Eagle Base Amount within five Business Days. In the event that Raven is not able to receive the full Eagle Base Amount due to the above limitations, Eagle shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Raven unless and until Raven receives either one or a combination of the following once or more often: (x) a letter from Raven’s independent accountants indicating the maximum amount that can be paid at that time to Raven without causing Raven to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Eagle shall pay to Raven the lesser of the unpaid Eagle Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Eagle has been notified thereof. The obligation of Eagle to pay any unpaid portion of the Eagle Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Eagle to pay the Eagle Termination Fee terminates shall be released to Eagle. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

(g) The “Raven Termination Fee” shall be an amount equal to the lesser of (i) $240,000,000 (the “Raven Base Amount”) and (ii) the maximum amount, if any, that can be paid to Eagle without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Eagle has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Eagle which was not Qualifying Income), in each case as determined by independent accountants to Eagle. Notwithstanding the foregoing, in the event Eagle receives Tax Guidance providing that Eagle’s receipt of the Raven Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Raven Termination Fee shall be an amount equal to the Raven Base Amount and Raven shall, upon receiving notice that Eagle has received the Tax Guidance, pay to Eagle the unpaid Raven Base Amount within five Business Days. In the event that Eagle is not able to receive the full Raven Base Amount due to the above limitations, Raven shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Eagle unless and until Eagle receives either one or a combination of the following once or more often: (x) a letter from Eagle’s independent accountants indicating the maximum amount that can be paid at that time to Eagle without causing Eagle to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Raven shall pay to Eagle the lesser of the unpaid Raven Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Raven has been notified thereof. The obligation of Raven to pay any unpaid portion of the Raven Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Raven to pay the Raven Termination Fee terminates shall be released to Raven.

(h) The “Raven Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by Raven in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $45,000,000 (the “Raven Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to Raven without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Raven has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Raven which was not Qualifying Income), in each case as determined by independent accountants to Raven. Notwithstanding the foregoing, in the event Raven receives Tax Guidance providing that Raven’s receipt of the Raven Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Raven Expense Reimbursement shall be an amount equal to the Raven Expense Reimbursement Base Amount and Eagle shall, upon receiving notice that Raven has received the Tax Guidance, pay to Raven the unpaid Raven Expense Reimbursement Base Amount within five Business Days. In the event that Raven is not able to receive the full Raven Expense Reimbursement Base Amount due to the above limitations, Eagle shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Raven unless and until Raven receives either one or a combination of the following once or more often: (x) a letter from Raven’s independent accountants indicating the maximum amount that can be paid at that time to Raven without causing Raven to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Eagle shall pay to Raven the lesser of the unpaid Raven Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Eagle has been notified thereof. The obligation of Eagle to pay any unpaid portion of the Raven Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Eagle to pay the Raven Expense Reimbursement terminates shall be released to Eagle.

(i) The “Eagle Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by Eagle in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $45,000,000 (the “Eagle Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to Eagle without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Eagle has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Eagle which was not Qualifying Income), in each case as determined by independent accountants to Eagle. Notwithstanding the foregoing, in the event Eagle receives Tax Guidance providing that Eagle’s receipt of the Eagle Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Eagle Expense Reimbursement shall be an amount equal to the Eagle Expense Reimbursement Base Amount and Raven shall, upon receiving notice that Eagle has received the Tax Guidance, pay to Eagle the unpaid Eagle Expense Reimbursement Base Amount within five Business Days. In the event that Eagle is not able to receive the full Eagle Expense Reimbursement Base Amount due to the above limitations, Raven shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Eagle unless and until Eagle receives either one or a combination of the following once or more often: (x) a letter from Eagle’s independent accountants indicating the maximum amount that can be paid at that time to Eagle without causing Eagle to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Raven shall pay to Eagle the lesser of the unpaid Raven Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Raven has been notified thereof. The obligation of Raven to pay any unpaid portion of the Eagle Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Raven to pay the Eagle Expense Reimbursement terminates shall be released to Raven.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Eagle and Raven, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to Eagle, to:

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Attention:     Chief Executive Officer

                     General Counsel

Fax No.:       (212) 253-4149

(b)	with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:     David Fox, P.C.

                     Sarkis Jebejian, P.C.

                     Michael P. Brueck

Fax No:        (212) 446-4900

(c)	if to Raven, to:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, FL 32202

Attention:     General Counsel

Fax No.:       (904) 356-8214

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     Adam O. Emmerich

                     Robin Panovka

                     Edward J. Lee

Fax No.:       (212) 403-2000

Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the item referred to has been provided to the receiving Party prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” References to a wholly owned subsidiary of Raven shall include the Raven Operating Partnership and any wholly owned subsidiary of the Raven Operating Partnership.

Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) except (i) as provided in Section 5.9(e) and (ii) following the Effective Time, the rights of the holders of Eagle Common Stock to receive the Merger Consideration and the rights of holders of Eagle Equity Awards to receive payments, in each case, in accordance with the terms and subject to the conditions of Article II, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.7 Governing Law. Except to the extent the Merger or any of the other transactions contemplated hereby may be required to be governed by the laws of the State of Florida, this Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10 Submission to Jurisdiction . Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Eagle or Raven, as applicable, or any of their respective Subsidiaries or (b) any acquisition by any Person or group resulting in, or any proposal, offer, inquiry or indication of interest that, in the case of (a) or (b), if consummated would result in, any Person (or the stockholders or other equity interest holders of such Person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Eagle or Raven (or of the surviving parent entity in such transaction), as applicable, or 15% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of Eagle or Raven, as applicable, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this Agreement, each of the Gazelle Stockholders, and each of its Affiliates, shall be deemed to be an Affiliate of Eagle.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 7, 2016, between Raven and Eagle, as it may be amended.

“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Eagle Chairman” means the Chairman of the Board of Directors of Eagle as of the date of this Agreement.

“Eagle Credit Facilities” means the Eagle Revolving Credit Facility and each of the Eagle Term Loan Agreements.

“Eagle Debt Agreements” means (a) each of the Eagle Credit Facilities; (b) the Eagle Notes Indenture; (c) the Eagle Note Purchase Agreement and (d) any mortgage by Eagle or its Subsidiaries.

“Eagle Designees” means (a) the Eagle Chairman (or any other person as may be agreed in writing by Eagle and Raven at least 10 Business Days prior to the mailing of the Joint Statement/Prospectus) and (b) two other individuals who are serving as independent directors on the Board of Directors of Eagle as of the date of this Agreement as designated by Eagle to Raven in writing at least 10 Business Days prior to the mailing of the Joint Statement/Prospectus; provided that the individuals described in this clause (b) must be reasonably acceptable to the Board of Directors of Raven.

“Eagle Equity Awards” means the Eagle Stock Options, the Eagle Restricted Stock Awards and the Eagle LTIP Awards, taken together.

“Eagle Equity Plan” means the Eagle Amended and Restated 2000 Executive Incentive Compensation Plan.

“Eagle Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Eagle and its Subsidiaries, taken as a whole; provided, however, that an Eagle Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Eagle operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation or announcement of this Agreement, and the transactions contemplated hereby (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Eagle to meet any internal or published projections (whether published by Eagle or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of an Eagle Material Adverse Effect may be taken into account in determining whether there has been an Eagle Material Adverse Effect); (h) any change in the price or trading volume of shares of Eagle Common Stock or any other publicly traded securities of Eagle (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of an Eagle Material Adverse Effect may be taken into account in determining whether there has been an Eagle Material Adverse Effect); (i) any reduction in the credit rating of Eagle or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of an Eagle Material Adverse Effect may be taken into account in determining whether there has been an Eagle Material Adverse Effect); and (j) any bankruptcy, insolvency or reorganization of any tenant under any Eagle Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Eagle Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Eagle relative to other companies of comparable size to Eagle operating in the industry in which Eagle operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether an Eagle Material Adverse Effect has occurred.

“Eagle Material Contract” means any Contract to which Eagle or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

(a) is required to be filed as an exhibit to the Eagle SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Eagle or any of its Subsidiaries (or would so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits in any material respect the lines of business conducted by Eagle or any of its Subsidiaries or the geographic area in which Eagle or any of its Subsidiaries may conduct business (or would so restrict or limit the Surviving Corporation or any of its Subsidiaries following the Effective Time), other than any ground lease;

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by Eagle or any of its Subsidiaries in excess of $5,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction ;

(h) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Eagle Property that has a fair market value of greater than $50,000,000, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Eagle Property that is material to Eagle;

(i) prohibits the payment of dividends or distributions in respect of Eagle Common Stock or shares or other equity interests of any Subsidiary of Eagle; or

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of Eagle) by Eagle or any of its Subsidiaries in an amount in excess of $5,000,000.

“Eagle Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 20, 2016, by and among Eagle and the purchasers named therein, pursuant to which Eagle issued its 3.81% Series A Senior Unsecured Notes due 2026 and 3.91% Series B Senior Unsecured Notes due 2026, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Eagle Notes” means Eagle’s 3.75% Senior Notes due 2022 issued pursuant to the Eagle Notes Indenture.

“Eagle Notes Indenture” means the Indenture, dated as of September 9, 1998, between Eagle (as successor by merger to IRT Property Company) and U.S. Bank National Association, as trustee, as supplemented by Supplemental Indenture No. 13, dated as of October 25, 2012, between Eagle, the guarantors party thereto and U.S. Bank National Association, as successor to SunTrust Bank (formerly known as SunTrust Bank, Atlanta), as trustee, in respect of the Eagle Notes, and as otherwise modified or supplemented prior to the date of this Agreement.

“Eagle Revolving Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of December 10, 2014, by and among Eagle, each of the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Eagle Term Loan Agreements” means (a) that certain Loan Agreement, dated as of December 2, 2015, by and among Eagle, each of the financial institutions from time to time party thereto and PNC Bank, National Association, as Administrative Agent; and (b) that certain Amended and Restated Loan Agreement, dated as of December 10, 2014, by and among Eagle, each of the financial institutions from time to time party thereto and PNC Bank, National Association, as administrative agent, in each case as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Minimum Distribution Dividend” shall mean a distribution with respect to Eagle’s taxable year ending at the Effective Time which is sufficient to allow Eagle to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a) of the Raven Disclosure Letter or Section 9.1(a) of the Eagle Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Raven Property or Eagle Property, as applicable, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on the existing Raven Title Insurance Policies or Eagle Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) any supplemental Taxes or assessments not shown by the public records and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Raven Property or Eagle Property, as applicable, or the continued use and operation of the applicable Raven Property or Eagle Property, as applicable, in each case, as currently used and operated, (h) rights of parties in possession, and (i) ordinary course, non-exclusive licenses of intellectual property rights.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Raven Common Stock” means common stock, par value $0.01, of Raven.

“Raven Equity Plans” means the Raven 2011 Omnibus Incentive Plan and the Raven Long Term Omnibus Plan.

“Raven Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Raven and its Subsidiaries, taken as a whole; provided, however, that a Raven Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Raven operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation or announcement of this Agreement, and the transactions contemplated hereby (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Raven to meet any internal or published projections (whether published by Raven or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Raven Material Adverse Effect may be taken into account in determining whether there has been a Raven Material Adverse Effect); (h) any change in the price or trading volume of shares of Raven Common Stock or any other publicly traded securities of Raven (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Raven Material Adverse Effect may be taken into account in determining whether there has been a Raven Material Adverse Effect); (i) any reduction in the credit rating of Raven or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Raven Material Adverse Effect may be taken into account in determining whether there has been a Raven Material Adverse Effect); and (j) any bankruptcy, insolvency or reorganization of any tenant under any Raven Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Raven Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Raven relative to other companies of comparable size to Raven operating in the industry in which Raven operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Raven Material Adverse Effect has occurred.

“Raven Material Contract” means any Contract to which Raven or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound that:

(a) is required to be filed as an exhibit to the Raven SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Raven or any of its Subsidiaries, or that otherwise restricts or limits in any material respect the lines of business conducted by Raven or any of its Subsidiaries or the geographic area in which Raven or any of its Subsidiaries may conduct business, other than any ground lease and other than Contracts that are terminable on 12 months or less notice without material cost or penalty;

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without material cost or penalty and requiring aggregate payments by Raven or any of its Subsidiaries in excess of $30,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $20,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction ;

(h) grants to any Person a right of first refusal, a right of first offer or an option, in each case, to purchase, acquire, sell or dispose of any Raven Property that has a fair market value of greater than $50,000,000;

(i) prohibits the payment of dividends or distributions in respect of Raven Common Stock or shares or other equity interests of any Subsidiary of Raven; or

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of Raven) by Raven or any of its Subsidiaries in an amount in excess of $20,000,000.

“Raven Preferred Stock” means preferred stock, par value $0.01, of Raven.

“Raven Special Common Stock” means special common stock, par value $0.01, of Raven.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of Raven or Eagle, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Superior Proposal” means, with respect to Eagle or Raven, as applicable, a bona fide written Acquisition Proposal that the Board of Directors of Eagle or the Board of Directors of Raven , respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable to the stockholders of Eagle or Raven, respectively, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“to Eagle’s knowledge” or “to the knowledge of Eagle” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section 9.1(b)(ii) of the Eagle Disclosure Letter.

“to Raven’s knowledge” or “to the knowledge of Raven” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section 9.1(b) of the Raven Disclosure Letter.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.

Section 9.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition Agreement	A-59
Acquisitions	A-46
Additional Dividend Amount	A-67
Agreement	A-1
Articles Amendment	A-2
Articles of Merger	A-2
Bankruptcy and Equitable Exceptions	A-12
Base Amount	A-66
Blue Sky Laws	A-13
Change in Eagle Recommendation	A-61
Change in Raven Recommendation	A-61
Chosen Courts	A-83
Closing	A-2
Closing Date	A-2
Closing Dividend Date	A-67
Code	A-1
Continuation Period	A-63
Continuing Employees	A-63
Converted Entity	A-68
Debt Transaction	A-69
Debt Transaction Documents	A-69
Disregarded Entity	A-68
DOS	A-2
Eagle	A-1
Eagle Base Amount	A-77
Eagle Benefit Plans	A-19
Eagle Book-Entry Shares	A-3
Eagle Capitalization Date	A-11
Eagle Certificates	A-3
Eagle Common Stock	A-3
Eagle Disclosure Letter	A-9
Eagle Employees	A-21
Eagle ESPP	A-9
Eagle Expense Reimbursement	A-79
Eagle Expense Reimbursement Base Amount	A-79
Eagle Intellectual Property	A-26
Eagle Leases	A-24
Eagle LTIP Award	A-8
Eagle Preferred Stock	A-11
Eagle Properties	A-23
Eagle Property	A-23
Eagle Qualified DC Plan	A-64
Eagle Required Vote	A-22
Eagle Restricted Stock Award	A-8
Eagle SEC Documents	A-14
Eagle Stock Option	A-7
Eagle Stockholders Meeting	A-56
Eagle Tax Representation Letter	A-49
Eagle Termination Fee	A-77

Eagle Third Party	A-24
Eagle Title Insurance Policy	A-25
Effective Time	A-2
Eligible Shares	A-3
EPCRA	A-87
Exchange Act	A-13
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-1
Excluded Shares	A-3
FBCA	A-2
Form S-4	A-55
Gazelle Stockholders	A-1
Governance Agreement	A-1
Governmental Entity	A-13
HMTA	A-87
Indemnified Parties	A-65
Joint Proxy Statement/Prospectus	A-55
Letter of Transmittal	A-4
Material Eagle Leases	A-24
Material Raven Leases	A-40
Merger	A-2
Merger Consideration	A-1
Merger Consideration Cashout Value	A-7
MGCL	A-2
New Plans	A-63
Notice of Superior Proposal Recommendation Change	A-61
NYSE	A-6
Organizational Documents	A-10
Outside Date	A-74
Parties	A-1
Party	A-1
Payoff Letters	A-70
Permits	A-26
Qualifying Income	A-78
Raven	A-1
Raven Base Amount	A-78
Raven Benefit Plans	A-37
Raven Capitalization Date	A-28
Raven Disclosure Letter	A-27
Raven Employees	A-38
Raven Expense Reimbursement	A-79
Raven Expense Reimbursement Base Amount	A-79
Raven Intellectual Property	A-42
Raven Leases	A-40
Raven Operating Partnership	A-28
Raven Properties	A-39
Raven Property	A-39
Raven Required Vote	A-39
Raven Restricted Stock Award	A-8
Raven SEC Documents	A-31
Raven Stock Issuance	A-39
Raven Stockholders Meeting	A-56

Raven Tax Representation Letter	A-54
Raven Termination Fee	A-78
Raven Third Party	A-41
Raven Title Insurance Policy	A-41
RCRA	A-87
REIT Requirements	A-77
Sarbanes-Oxley Act	A-14
SDAT	A-2
Securities Act	A-9
Series 6 Raven Preferred Stock	A-28
Series 7 Raven Preferred Stock	A-28
Special Eagle Distribution	A-45
Special Raven Distribution	A-51
Subsidiary REIT	A-68
Surviving Corporation	A-2
Tax Guidance	A-78
TSCA	A-87
Voting Agreement	A-1
Voting Debt	A-12

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Raven and Eagle have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein, Jr.
Name: Martin E. Stein, Jr.
Title: Chairman and Chief Executive Officer

EQUITY ONE, INC.

By:	/s/ David Lukes
Name: David Lukes
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

REGENCY CENTERS CORPORATION

Pursuant to Section 607.1003 and Section 607.1006, Florida Business Corporation Act, the Board of Directors of Regency Centers Corporation, a Florida corporation (the “Corporation”), on November     , 2016, approved the amendment of the Restated Articles of Incorporation to amend Article 4.1 of the Restated Articles of Incorporation and to recommend that the Corporation’s holders of common stock approve the amendment of Article 4.1 of the Restated Articles of Incorporation.

The holders of the Corporation’s common stock, the sole voting group entitled to vote on this amendment of the Restated Articles of Incorporation, at a properly noticed stockholders’ meeting on                     , 2017, approved the amendment of Article 4.1 of the Restated Articles of Incorporation. The number of votes cast for the amendment by the Corporation’s holders of common stock was sufficient for approval.

Accordingly, Article 4.1 of the Restated Articles of Incorporation shall read in its entirety as follows:

“ARTICLE 4

CAPITAL STOCK

Section 4.1 Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is two hundred and sixty million (260,000,000) shares (the “Capital Stock”) divided into classes as follows:

(a) Thirty million (30,000,000) shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”), and which may be issued in one or more classes or series as further described in Section 4.2; and

(b) Two hundred and twenty million (220,000,000) shares of voting common stock having a par value of $0.01 per share (the “Common Stock”); and

(c) Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the “Special Common Stock”) and which may be issued in one or more classes or series as further described in Section 4.4

All such shares shall be issued fully paid and nonassessable.”

These Articles of Amendment to the Corporation’s Restated Articles of Incorporation shall become effective on                         , 2017.

IN WITNESS WHEREOF, the undersigned [            ] of the Corporation has executed this Amendment to the Restated Articles of Incorporation this             day of                     , 2017.

Name:

Title:

Annex B

November 14, 2016

The Board of Directors

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, FL 32202

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Regency Centers Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company and Equity One, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), between the Company and the Merger Partner, the Merger Partner will be merged with and into the Company, with the Company being the surviving corporation of the merger, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned directly by the Company or the Merger Partner and in each case not held on behalf of third parties, will be converted into the right to receive 0.45 of a share (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), and each share of capital stock of the Company issued and outstanding immediately prior to the merger shall remain outstanding as a share of capital stock of the surviving corporation of the merger and shall not be affected by the merger.

In connection with preparing our opinion, we have (i) reviewed a draft entitled Execution Version of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses (which in the case of the forecasts for the Merger Partner were approved for our use by management of the Company), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or

383 Madison Avenue, New York, New York 10179

J.P. Morgan Securities LLC

appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement in all respects material to our analysis, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect material to our analysis on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Merger Partner. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on an offering of debt securities of the Company in August 2015 and as joint bookrunner on an offering of equity securities of the Company in March 2016. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. Morgan Securities LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

Annex C

745 Seventh Avenue
New York, NY 10019
United States

November 14, 2016

Board of Directors

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Members of the Board of Directors:

We understand that Equity One, Inc., a Maryland corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Regency Centers Corporation, a Florida corporation (“Regency”) pursuant to which the Company will merge with and into Regency (the “Merger”). We further understand that, upon the effectiveness of the Merger, (i) the separate existence of the Company shall cease and Regency shall continue as the surviving corporation in the Merger, and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Excluded Shares (as defined in the Agreement (as defined below))) will be converted into the right to receive 0.45 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Regency (the “Regency Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by the Company and Regency (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of November 14, 2016 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Regency that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Regency’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and Regency’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Regency furnished to us by the Company, including financial projections of Regency that we have been directed to utilize by the management of the Company (the “Company’s Regency Projections”); (5) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings and operating synergies expected by management of Regency to result from the combination of the Page 2 of 3 businesses of the Company and Regency (collectively, the “Expected Synergies”), (6) a comparison of the historical and projected financial results and present financial condition of the Company and Regency with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (8) published estimates of independent research analysts with respect to the future financial performance, net asset value and price targets of the Company and Regency. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. With respect to the Company’s Regency Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Regency and that Regency would perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Regency and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Regency. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which (i) shares of the Company Common Stock would trade following the announcement of the Proposed Transaction or (ii) shares of the Regency Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of the Regency Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and the Company’s largest shareholder, Gazit-Globe, Ltd. (“Gazit”), in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (A) for the Company (i) sole placement agent on the Company’s private placements of senior unsecured notes in May and August of 2016, (ii) prior to August 2016, dealer in the Company’s at-the-market equity program and (iii) prior to September 2016, lender under the Company’s existing revolving credit facility and (B) for Gazit (i) financial advisor to Gazelle on the disposition of certain assets in 2014, (ii) administrative agent and lender to a $75 million margin loan in February 2016 secured by shares of the Company and certain other securities held by Gazelle, (iii) joint bookrunner on the bond offering in September 2016 by Citycon Oyj., an entity that is an approximately 43.5% equity investment of Gazelle and (iv) performed various activities related to hedging and risk management for Gazelle.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Regency and Gazit for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex D

This VOTING AGREEMENT, dated as of November 14, 2016 (this “Agreement”), is by and among Regency Centers Corporation, a Florida corporation (“Raven”), Gazit-Globe Ltd., an Israeli limited liability corporation (“Gazelle”), MGN America, LLC, a Delaware limited liability company (“Gazelle I”), Gazit First Generation LLC, a Delaware limited liability company (“Gazelle II”), Silver Maple (2001) Inc., a Delaware corporation (“Gazelle III”), MGN (USA) Inc., a Nevada corporation (“Gazelle IV”), MGN America 2016, LLC, a Delaware limited liability company (“Gazelle V”), MGN USA 2016, LLC, a Delaware limited liability company (“Gazelle VI”) and Ficus, Inc., a Delaware corporation (“Gazelle VII,” and together with Gazelle, Gazelle I, Gazelle II, Gazelle III, Gazelle IV, Gazelle V and Gazelle VI, the “Gazelle Stockholders”). Raven, Gazelle, Gazelle I, Gazelle II, Gazelle III, Gazelle, IV, Gazelle V, Gazelle VI and Gazelle VII are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Raven and Equity One, Inc., a Maryland Corporation (“Eagle”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), that provides, among other things, for the merger of Eagle with and into Raven (the “Merger”), with Raven being the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition and an inducement to Raven’s willingness to enter into the Merger Agreement, Raven has required that the Gazelle Stockholders agree, and the Gazelle Stockholders have agreed to, enter into this Agreement with respect to all common stock, par value $0.01 per share, of Eagle (the “Eagle Common Stock”) that the Gazelle Stockholders Beneficially Own, or own of record;

WHEREAS, each of the Gazelle Stockholders are the beneficial or record owners, and have either sole or shared voting power over, such number of shares of the Eagle Common Stock as is indicated opposite each such Gazelle Stockholder’s name on Schedule A attached hereto; and

WHEREAS, Raven desires that the Gazelle Stockholders agree, and the Gazelle Stockholders are willing to agree, subject to the exceptions herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote their Subject Securities in a manner so as to facilitate consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Expiration Time” shall mean the earliest to occur of (i) the Effective Time, (ii) the delivery of written notice by Gazelle to Raven at any time following a Change in Eagle Recommendation made in compliance with the Merger Agreement, (iii) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof and (iv) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Gazelle Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) such Gazelle Stockholder is, and at all times has been, in compliance with this Agreement, any (a) Transfer of Subject Securities by the Gazelle Stockholder to another Gazelle Stockholder or to an Affiliate of such Gazelle Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Raven, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Gazelle Stockholder and otherwise become a party for all purposes of this Agreement, (b) any Transfer of Subject Securities to a bona fide financial institution (a “Pledgee”) pursuant to a bona fide margin loan, pledge agreement or other similar agreement (a “Pledging Agreement” and any such Pledging Agreement existing as of the date of hereof (and including any amendments thereto solely to permit the Merger), an “Existing Pledging Agreement”) with such Pledgee to secure any obligations of a Gazelle Stockholder or its Affiliates under such financing arrangements, the foreclosure by such Pledgee on pledged Subject Securities and the subsequent Transfer thereof by such financial institution (“Pledging Activity”); provided, that in connection with any Pledging Activity (x) not in accordance with the terms existing on the date hereof of any Existing Pledging Agreement or (y) pursuant to a Pledging Agreement entered into after the date of this Agreement, prior to such foreclosure or Transfer such Pledgee shall execute a joinder to this Agreement, in form and substance reasonably acceptable to Raven, pursuant to which such Pledgee agrees to be subject to the voting obligations set forth in Section 3 of this Agreement with respect to the Subject Securities so foreclosed on or Transferred, or (c) any Transfer of Subject Securities by will or by operation of law or for estate or tax planning purposes (including transfers to any family members or trusts) or for charitable giving, so long as, other than in the case of any such Transfer upon death or disability, such transferee, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Raven, pursuant to which such transferee agrees be subject to the restrictions and obligations applicable to such Gazelle Stockholder in this Agreement with respect to the Subject Securities so Transferred; provided that notwithstanding the foregoing, other than in the case of a foreclosure and resulting Transfer, no such Transfer pursuant to clauses (a), (b) or (c) shall relieve the transferring Gazelle Stockholder from its obligations under this Agreement and, in the case of clause (b), the sole right to vote such Subject Securities shall remain with the applicable Gazelle Stockholder absent a foreclosure by a Pledgee.

“Subject Securities” shall mean, collectively, shares of Eagle Common Stock and New Eagle Common Stock.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, no Gazelle Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Gazelle Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases; Adjustments. Each Gazelle Stockholder agrees that any shares of Eagle Common Stock and any other shares of capital stock or other voting equity securities of Eagle that such Gazelle Stockholder purchases or otherwise acquires or with respect to which such Gazelle Stockholder otherwise acquires voting power (or with respect to which the Gazelle Stockholders collectively acquire voting power) after the execution of this Agreement and prior to the Expiration Time (the “New Eagle Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Eagle Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Eagle affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Gazelle Stockholder’s Subject Securities shall occur (other than pursuant to a Pledging Agreement as in effect as of the date of this Agreement), the transferor shall use reasonable best efforts to cause the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) to take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Vote and Approve. Hereafter until the Expiration Time, at every meeting of the stockholders of Eagle called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Eagle with respect to any of the following matters, each Gazelle Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger, and (ii) any proposal to adjourn or postpone such meeting of stockholders of Eagle to a later date if there are not sufficient votes to approve the Merger; and (b) against (i) any Acquisition Proposal, Acquisition Agreement or any of the transactions contemplated thereby, (ii) any action which would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (iii) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of Eagle in the Merger Agreement.

4. Representations and Warranties of the Gazelle Stockholders. Each Gazelle Stockholder hereby severally represents and warrants to Raven as follows:

4.1 Due Authority. Such Gazelle Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Gazelle Stockholder and constitutes a valid and binding agreement of such Gazelle Stockholder enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and general principles of equity).

4.2 Ownership of the Eagle Common Stock. As of the date hereof, such Gazelle Stockholder (a) Beneficially Owns the shares of Eagle Common Stock indicated on Schedule A hereto opposite such Gazelle Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, and (b) has sole voting power over all of the shares of Eagle Common Stock Beneficially Owned by such Gazelle Stockholder. As of the date hereof, such Gazelle Stockholder does not Beneficially Own any capital stock or other securities of Eagle other than the shares of Eagle Common Stock set forth on Schedule A opposite such Gazelle Stockholder’s name. As of the date hereof, such Gazelle Stockholder does not Beneficially Own any rights to purchase or acquire any shares of voting stock or other voting securities of Eagle except as set forth on Schedule A opposite such Gazelle Stockholder’s name.

4.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Gazelle Stockholder does not, and the performance by such Gazelle Stockholder of the obligations under this Agreement and the compliance by such Gazelle Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to such Gazelle Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Eagle Common Stock Beneficially Owned by such Gazelle Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Gazelle Stockholder is a party or by which such Gazelle Stockholder is bound, except in each case as would not reasonably be expected to impair or adversely affect the ability of such Gazelle Stockholder to perform such Gazelle Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Gazelle Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Gazelle Stockholder of the transactions contemplated hereby, except in each case as would not reasonably be expected to impair or adversely affect the ability of such Gazelle Stockholder to perform such Gazelle Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.4 Absence of Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of such Gazelle Stockholder, threatened against or affecting, such Gazelle Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Gazelle Stockholder to perform such Gazelle Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.5 Ownership of Raven Common Stock. As of the date hereof, such Gazelle Stockholder does not Beneficially Own any shares of Raven Common Stock.

5. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

6. No Solicitation; No Acquisitions of Raven Common Stock. Each Gazelle Stockholder agrees that neither it nor any of its Affiliates, directors, officers and employees of it, and that it shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, take any action that would violate Section 5.4 of the Merger Agreement if such Person were deemed Eagle for purposes of Section 5.4 of the Merger Agreement. Each Gazelle Stockholder agrees that, without the prior written consent of Raven, neither it nor any of its Affiliates shall purchase or acquire, directly or indirectly, Beneficial Ownership of any shares of Raven Common Stock.

7. Waiver of Certain Actions. Each Gazelle Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Raven, Eagle or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of Eagle or Raven in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

8. Miscellaneous.

8.1 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

8.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Section 8.2 shall not be deemed to prevent Raven from engaging in any merger, consolidation or other business combination transaction.

8.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Raven, and (b) Gazelle. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to any of the Gazelle Stockholders, to it at:

1 Hashalom St. Tel-Aviv

Israel 6789201

Fax No.: 972 3 696 1910

Attention: Sarah Azulay

With copies (which shall not be considered notice) to:

Equity One, Inc.

410 Park Avenue, Suite 1220

New York, New York 10022

Fax No.: (212) 253-4149

Attention: General Counsel

and

Meitar, Liquornik, Geva & Leshem Brandwein

16 Abba Hillel Road

Ramat Gan, Israel 5250608

Fax No.: 972-3-6103111

Attention: Maya Liquornik

(b)	if to Raven, to:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, FL 32202

Attention: General Counsel

Fax No.: (904) 356-8214

With a copy (which shall not be considered notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Attention:	Adam O. Emmerich
Robin Panovka
Edward J. Lee

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

8.5 Gazelle Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Gazelle Stockholders, shall be made by, and shall be valid and binding upon, all Gazelle Stockholders, if made by Gazelle.

8.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to any choice of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

8.7 Submission to Jurisdiction. Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 8.7 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.7. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.8 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief (without the requirement of posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns.

8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

8.11 Entire Agreement. This Agreement and the Governance Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.13 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

8.14 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated; provided, that if the Merger is consummated, Raven shall promptly reimburse the Gazelle Stockholders for all reasonable and documented out-of-pocket fees and expenses of third party accountants and legal advisors incurred in connection with the evaluation, negotiation and consummation of the Merger, in an aggregate amount not to exceed $500,000.

8.15 Action in Gazelle Stockholder Capacity Only. Notwithstanding anything to the contrary in this Agreement, (a) no Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of Eagle shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of Eagle and (b) the Parties acknowledge and agree that this Agreement is entered into by the Gazelle Stockholders solely in their capacity as the Beneficial Owners of shares of Eagle Common Stock and nothing in this Agreement shall restrict in any respect any actions taken by the Gazelle Stockholders or their designees or Representatives who are a director or officer of Eagle solely in his or her capacity as a director or officer of Eagle. For the avoidance of doubt, nothing in this Section 8.15 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.16 Documentation and Information. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the day of announcement of the Merger or (b) as may be required by applicable Law or stock exchange rule or regulation (provided that reasonable notice of any such disclosure will be provided to Raven), no Gazelle Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Raven (such consent not to be unreasonably withheld). Each Gazelle Stockholder consents to and hereby authorizes Raven and Eagle to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Raven reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Gazelle Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of such Gazelle Stockholder’s commitments and obligations under this Agreement, and such Gazelle Stockholder acknowledges that Raven may, in Raven’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Gazelle Stockholder agrees to promptly give Raven any information it may reasonably require for the preparation of any such disclosure documents, and such Gazelle Stockholder agrees to promptly notify Raven of any required corrections with respect to any written information supplied by such Gazelle Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

8.17 Obligation to Update Schedule A. The Gazelle Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Gazelle Stockholder, the Gazelle Stockholders will, as promptly as practicable following the completion of such acquisition or Transfer, notify Raven in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein, Jr.
Name:	Martin E. Stein, Jr.
Title:	Chairman and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

MGN AMERICA, LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

GAZIT FIRST GENERATION LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

SILVER MAPLE (2001) INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

MGN (USA) INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

MGN AMERICA 2016 LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

MGN USA 2016 LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

FICUS, INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

GAZIT-GLOBE, LTD.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Voting Agreement]

SCHEDULE A

Gazelle Stockholder	Number of Shares of Eagle Common Stock Beneficially Owned	Number of Shares of Eagle Common Stock Owned of Record
MGN America, LLC	6,069,847	0
Gazit First Generation LLC	10,812,312	3,544,665
Silver Maple (2001) Inc.	8,893,208	6,436,650
MGN (USA) Inc.	241,754	241,754
MGN America 2016, LLC	12,822,150	0
MGN USA 2016, LLC	5,406,380	0
Ficus, Inc.	5,386,856	5,386,856
Gazit-Globe, Ltd.	49,632,507	0

Annex E

GOVERNANCE AGREEMENT

by and among

REGENCY CENTERS CORPORATION,

GAZIT-GLOBE LTD.,

MGN AMERICA, LLC,

GAZIT FIRST GENERATION LLC,

SILVER MAPLE (2001) INC.,

MGN (USA) INC.,

MGN AMERICA 2016 LLC

MGN USA 2016, LLC

and

FICUS, INC.

Dated as of November 14, 2016

Page

ARTICLE I

GOVERNANCE

1.1	Gazelle Director on the Board	E-4
1.2	Other Requirements	E-5
1.3	Voting Agreement	E-6
1.4	Termination of Board Designation Rights	E-6
1.5	Information Rights	E-6
1.6	Gazelle Business Activities	E-7
1.7	Corporate Approvals	E-7

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS

2.1	Transfer Restrictions	E-8
2.2	Standstill Provisions	E-9

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Gazelle Stockholders	E-10
3.2	Representations and Warranties of the Company	E-11

ARTICLE IV

REGISTRATION

4.1	Demand Registrations	E-11
4.2	Piggyback Registrations	E-13
4.3	Shelf Registration Statement	E-14
4.4	Withdrawal Rights	E-16
4.5	Holdback Agreements	E-16
4.6	Registration Procedures	E-17
4.7	Registration Expenses	E-20
4.8	Miscellaneous.	E-21
4.9	Registration Indemnification	E-21
4.10	Free Writing Prospectuses	E-23
4.11	Registration Rights Term	E-23

ARTICLE V

DEFINITIONS

5.1	Defined Terms	E-24
5.2	Interpretation	E-28

This GOVERNANCE AGREEMENT, dated as of November 14, 2016 (this “Agreement”), is by and among Regency Centers Corporation, a Florida corporation (the “Company”), Gazit-Globe Ltd., an Israeli limited liability corporation (“Gazelle”), MGN America, LLC, a Delaware limited liability company (“Gazelle I”), Gazit First Generation LLC, a Delaware limited liability company (“Gazelle II”), Silver Maple (2001) Inc., a Delaware corporation (“Gazelle III”), MGN (USA) Inc., a Nevada corporation (“Gazelle IV”), MGN America 2016, LLC, a Delaware limited liability company (“Gazelle V”), MGN USA 2016, LLC, a Delaware limited liability company (“Gazelle VI”) and Ficus, Inc., a Delaware corporation (“Gazelle VII,” and together with Gazelle, Gazelle I, Gazelle II, Gazelle III, Gazelle IV, Gazelle V and Gazelle VI, the “Gazelle Stockholders”). The Company, Gazelle, Gazelle I, Gazelle II, Gazelle III, Gazelle IV, Gazelle V, Gazelle VI and Gazelle VII are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to effect a business combination with Equity One, Inc., a Maryland Corporation (“Eagle”), through the merger of Eagle with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, and in which each outstanding share of Eagle common stock, other than certain excluded shares, shall be converted into the right to receive the Merger Consideration, as more fully described in the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and between Eagle and the Company;

WHEREAS, as a result of the Merger, the Gazelle Stockholders will receive shares of Company Common Stock in accordance with the terms of the Merger Agreement (the “Shares”); and

WHEREAS, each of the Parties wishes to set forth in this Agreement certain terms and conditions regarding, among other things, certain post-Closing governance and other matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Gazelle Director on the Board.

(a) On the Closing Date, the Board of Directors of the Company (the “Board”) shall take (or shall have taken) all action necessary and appropriate to cause CK, who is the chairman of the board of directors of Gazelle as of the date of this Agreement (the “Gazelle Chairman”), to be appointed (i) to the Board as the initial Gazelle Director and non-executive Vice Chairman of the Board and (ii) as a member of the Investment Committee of the Board. For so long as the Gazelle Chairman is serving as a director on the Board as the Gazelle Director pursuant to this Section 1.1, unless otherwise consented to in writing by the Gazelle Chairman, the Company will cause the Gazelle Chairman to be the non-executive Vice Chairman of the Board and a member of the Investment Committee of the Board (or, if such committee does not exist, any successor or replacement committee).

(b) For so long as the Gazelle Stockholders collectively Beneficially Own 7% or more of the outstanding shares of Company Common Stock as of immediately following the Closing (the “Qualifying Ownership Interest” and such period of time where the Gazelle Stockholders collectively meet the Qualifying Ownership Interest, the “Governance Rights Period”), subject to the other provisions of this Agreement, at each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board, the Company will nominate and use its reasonable best efforts to solicit proxies for the Gazelle Director to be elected or re-elected (as applicable) to the Board in a manner no less rigorous in all material respects than the manner in which the Company supports the nomination of its other nominees for election.

(c) The Gazelle Stockholders shall timely provide the Company with such information regarding the Gazelle Director as shall be reasonably requested by the Board or any committee thereof and which is required to be or customarily disclosed for directors, candidates for directors and their Affiliates in a proxy statement or other filings under applicable Law or stock exchange rules or listing standards, or required or advisable to be used to assess the eligibility of directors and candidates under applicable Law, the Company’s generally applicable governance policies or stock exchange rules or listing standards. All such requests shall be reasonably consistent in scope and timing with requests made with respect to the Company’s other directors, other than to address specific matters related to the Gazelle Stockholders and their Affiliates.

(d) Subject to Section 1.2, during the Governance Rights Period, in the event of (i) the death, disability, resignation or removal of a Gazelle Director, the Board will promptly appoint as a replacement director another Person designated by the Gazelle Stockholders, acting jointly, which Person must be reasonably acceptable to the Board acting in good faith (if such designated Person is not reasonably acceptable to the Board, the Gazelle Stockholders, acting jointly, will be able to designate additional Persons until one of them is reasonably acceptable to the Board acting in good faith), to fill the resulting vacancy on the Board (such Person, the “Replacement Gazelle Designee”); provided that there will be no requirement to make such Replacement Gazelle Designee a non-executive Vice Chairman or a member of any committee of the Board. Notwithstanding the foregoing, neither the Company nor the Board shall be under any obligation to appoint any Person (including any Gazelle Director) in the event of the failure of any Gazelle Director to be elected or re-elected (as applicable) to the Board at any annual or special meeting of the stockholders of the Company at which such Gazelle Director stood for election but was nevertheless not elected; provided, that, in the event such Gazelle Director is not elected or re-elected (as applicable) to the Board, the Gazelle Stockholders, jointly, will have the right to propose a different Person to join the Board and if such Person is reasonably acceptable to the Board (acting in good faith and promptly), the Board shall appoint such Person as a Gazelle Director until the next annual meeting of the Company’s stockholders; provided that, if such Person is not reasonably acceptable to the Board, the Gazelle Stockholders, acting jointly, will be able to propose additional Persons until one of them is reasonably acceptable to the Board acting in good faith and promptly. The failure of the stockholders of the Company to elect any Person (including any Gazelle Director) to the Board shall not affect the obligation of the Company to nominate the Gazelle Director for election pursuant to Section 1.1(b) in any future election of directors. Neither the Company nor the Board will remove the Gazelle Director during the Governance Rights Period without the prior written consent of the Gazelle Stockholders, unless the Gazelle Director is no longer eligible for designation as a member of the Board in accordance with Section 1.2 or to the extent necessary to remedy a breach of this Agreement.

(e) The Company will at all times provide the Gazelle Director (in his or her capacity as a member of the Board) with the same rights to indemnification, exculpation, insurance and other similar benefits and protections that it provides to the other members of the Board (other than the Chairman of the Board).

(f) The Board will not form or utilize committees or Company policies for the purpose of discriminating against any Gazelle Director, including in order to limit participation in substantive deliberations of the Board, except that the Board may utilize committees to limit the participation of a Gazelle Director to the extent a majority of the members of the Board (excluding the Gazelle Director) reasonably determine in good faith (based on advice from counsel) that doing so is reasonably necessary to address a conflict of interest and such action is not intended to circumvent the provisions of this Agreement.

1.2 Other Requirements. Notwithstanding anything to the contrary contained herein, neither the Company nor the Board shall be under any obligation to nominate or appoint to the Board, or solicit votes for, any Person in the event that the Board reasonably determines in good faith (based on advice from counsel) that (a) the election of such Person to the Board would cause the Company to not be in compliance with applicable Law, (b) such Person has been the subject of any of the events enumerated in Items 2(d) or 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company, (c) (i) any of the Gazelle Stockholders, the Gazelle Director or any of their respective Affiliates (to the extent the relevant provision of this Agreement is applicable to such Affiliate) materially breach its obligations under this Agreement or, in the case of the Gazelle Director only, under the policies of the Company that are applicable to all directors and (ii) such breach is incurable or has not been reasonably cured within 10 Business Days following written notice thereof to such breaching Person, (d) such Person does not satisfy the director eligibility requirements applicable to the other members of the Board or (e) such Person is not reasonably acceptable to the Board or the Nominating and Corporate Governance Committee of the Board; provided that solely for the purposes of this clause (e), the Gazelle Chairman shall be deemed to be acceptable to the Board and the Nominating and Corporate Governance Committee of the Board. In any such case described in clauses (a), (b), (d) or (e) of the immediately preceding sentence, the Gazelle Stockholders will be permitted to designate a Replacement Gazelle Designee (which Replacement Gazelle Designee will also be subject to the requirements of this Section 1.2). Subject to the terms of this Agreement, it is acknowledged that the Gazelle Chairman serves on the board of directors of and serves in other roles with other companies, including Norstar Holdings Inc., Atrium European Real Estate, Citycon Oyj and First Capital Realty, Inc.

1.3 Voting Agreement. During any time in which the Standstill Period is in effect, each Gazelle Stockholder (solely in its capacity as a stockholder (including beneficial owner) of the Company) agrees to, and agrees to cause each of its Affiliates (other than the Gazelle Chairman) to, cause each Voting Security owned by it or any such Affiliate or over which it or any such Affiliate has voting control to be voted (including, if applicable, through the execution of one or more written consents if the stockholders of the Company are requested to vote through the execution of written consents in lieu of any such annual or special meeting of the stockholders of the Company): (i) in favor of all those Persons nominated to serve as directors of the Company by the Board or its Nominating and Corporate Governance Committee and (ii) against any stockholder proposal to remove any director or change the size of the Board.

1.4 Termination of Board Designation Rights. On the first date on which the Gazelle Stockholders no longer collectively Beneficially Own a Qualifying Ownership Interest, all obligations of the Company with respect to the Gazelle Stockholders or any Gazelle Director pursuant to this Article I shall permanently terminate and unless otherwise consented to by a majority of the members of the Board (in each case, excluding the Gazelle Director) the Gazelle Director shall, and the Gazelle Stockholders shall cause the Gazelle Director to, immediately resign from the Board and (if applicable) each committee thereof.

1.5 Information Rights.

(a) Subject to Section 1.5(c) and applicable Law, during the Governance Rights Period, the Company and its subsidiaries will provide to the Gazelle Director (in his or her capacity as such) in a reasonably timely manner any materials given to other members of the Board (excluding materials given only to the Chief Executive Officer of the Company in his or her capacity as such and not to the other members of the Board); provided that, the Gazelle Director shall be bound by and subject to the same confidentiality obligations as each other director of the Company.

(b) Subject to Section 1.5(c) and applicable Law, during the Governance Rights Period, the Company shall use commercially reasonable efforts to reasonably promptly provide to Gazelle, at Gazelle’s sole cost and expense, and Gazelle shall promptly reimburse the Company for such costs and expenses (including both internal and third-party), information about the Company or its Subsidiaries requested by Gazelle to the extent necessary for Gazelle to comply with applicable Law (“Required Information”). Notwithstanding the foregoing, (i) the Company shall not be required to provide any financial statements or other information not readily available to the Company, or that would require preparation or compilation of data in accordance with any accounting methodology not then employed by the Company, and (ii) the Company shall not be required to provide any information to the extent such disclosure would (x) be materially detrimental the Company or any transaction, opportunity or other matter under consideration by the Company, in each case as determined by the Board in good faith or (y) violate or prejudice the rights of its customers or employees or other third parties, jeopardize the attorney-client privilege, or contravene any Law or agreement; provided, that in the case that disclosure is prohibited by an agreement with a third party, the Company shall use commercially reasonable efforts to obtain any consents of third parties, at Gazelle’s sole cost and expense, that are necessary to facilitate the making of such disclosure.

(c) In furtherance of and not in limitation of any other similar agreement such Party or any of its Representatives may have with the Company or its subsidiaries, each of the Gazelle Stockholders hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and shall not be disclosed (including by reflecting such information on their financial statements) by it in any manner whatsoever, except as permitted by this Section 1.5(c). Any Confidential Information may only be disclosed:

(i) by a Gazelle Stockholder (x) to each other Gazelle Stockholder, (y) to any of its Affiliates and (z) to such Gazelle Stockholder’s or such Affiliate’s respective Representatives, in the case of clause (y) and clause (z), solely if and to the extent any such Person needs to be provided such Confidential Information to (A) assist such Gazelle Stockholder in evaluating or reviewing its existing or prospective direct or indirect investment in the Company, including in connection with the disposition thereof, or (B) comply with applicable Law, stock exchange rules or listing standards, accounting rules or standards or applicable tax Laws. Each Affiliate and Representative of a Gazelle Stockholder shall be deemed to be bound by the provisions of this Section 1.5(c) and such Gazelle Stockholder shall be responsible for any breach of this Section 1.5(c) by any of its Affiliates or Representatives;

(ii) by a Gazelle Stockholder or any of its Representatives to the extent the Company consents in advance in writing;

(iii) by any Gazelle Stockholder, any of its Affiliates or any of its Representatives to the extent that such Gazelle Stockholder, Affiliate or Representative has been advised by counsel that such disclosure is required to be made by such Gazelle Stockholder, Affiliate or Representative under applicable Law, stock exchange rules or listing standards, accounting rules or standards or applicable tax Laws; provided, that prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable Law or stock exchange rules or regulations, including, to the extent permitted by applicable Law or stock exchange rules or regulations, consulting with the Company regarding such disclosure and, if requested by the Company, assisting the Company (at the Company’s expense) in seeking a protective order to prevent the requested disclosure; provided, further, that such disclosing Gazelle Stockholder or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is required, based on the advice of counsel; and

(iv) by a Gazelle Stockholder to the extent such information constitutes Required Information and Gazelle has been advised by counsel that such disclosure is required to be made by such Gazelle Stockholder under applicable Law, stock exchange rules or listing standards, accounting rules or standards or applicable tax Laws; provided, that prior to making such disclosure, such Gazelle Stockholder shall reasonably consult with the Company regarding the anticipated scope of such disclosures with a view toward disclosing only such Required Information that is so required to be disclosed; provided, further, that such disclosing Gazelle Stockholder uses reasonable best efforts to disclose only that portion of the Required Information as is so required to be disclosed, based on the advice of counsel.

1.6 Gazelle Business Activities. Subject to Section 2.2, for the avoidance of doubt, Gazelle shall not be prohibited from engaging in any businesses, activities or investments in or outside the United States.

1.7 Corporate Approvals; Other Actions. Prior to the Closing, the Board and the Company shall take all action necessary and appropriate to subject to the Closing occurring and receiving from the Gazelle Stockholders executed representation letters in the form attached hereto as Exhibit 1, approve and adopt resolutions substantially in the form attached hereto as Exhibit 2 for the purpose of causing the provisions of Article 5 of the Company’s Restated Articles of Incorporation (and any successor or similar provision of the Company’s Restated Articles of Incorporation that would operate to limit the ownership of any Equity Securities of the Company by any Gazelle Stockholders and their Affiliates) to be inapplicable to the Gazelle Stockholders and their Affiliates during the Standstill Period solely to the extent necessary to allow the Gazelle Stockholders and their Affiliates to own such number of shares of Company Common Stock as is permitted pursuant to this Agreement, as set forth in Exhibit 1 and Exhibit 2. In connection with the Closing, if requested by Gazelle, the Company shall provide to Gazelle’s Pledgees (as defined below) a customary issuer acknowledgement letter, in form and substance reasonably satisfactory to the Company, based on the forms provided by counsel to Raven on November 14, 2016.

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS

2.1 Transfer Restrictions.

(a) No Gazelle Stockholder shall Transfer any shares of Company Common Stock other than in accordance with all applicable Laws, the Company’s articles of incorporation and the other terms and conditions of this Agreement.

(b) A Gazelle Stockholder may only Transfer shares of Company Common Stock to an Affiliate of such Gazelle Stockholder if such Affiliate, as a condition to such Transfer, signs a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, to become a Gazelle Stockholder for purposes of this Agreement upon the completion of such Transfer.

(c) If a Gazelle Stockholder Transfers any shares of Company Common Stock to a third-party pledgee (a “Pledgee”) to secure such Gazelle Stockholder’s obligations under bona fide debt financing arrangements, such Gazelle Stockholder may assign such Gazelle Stockholder’s rights under Article IV to such Pledgee in connection with such Transfer subject to the limitations set forth in Section 2.2(d), provided that prior to such Pledgee’s exercise of its rights under Article IV it shall sign a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, to become a Gazelle Stockholder solely for purposes of Article IV (and related definitions) and provided further such Pledgee may only exercise its rights under Article IV if there has been a bona fide foreclosure by the Pledgee under the relevant debt financing arrangements and the disposition of such securities by the Pledgee is restricted as to amount pursuant to Rule 144 under the Securities Act.

(d) For so long as a Gazelle Director serves on the Board, no Gazelle Stockholder shall Transfer any shares of Company Common Stock during a Blackout Period (other than Transfers made pursuant to a 10b5-1 plan in accordance with all applicable Law and that complies with the Company’s generally applicable policies covering 10b5-1 plans entered into by directors), it being understood that no Gazelle Stockholder shall Transfer any shares of Company Common Stock on the basis of material, non-public information.

(e) Any Transfer or attempted Transfer of shares of Company Common Stock in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

2.2 Standstill Provisions.

(a) During the Standstill Period, and subject to Section 2.2(b), each of the Gazelle Stockholders shall not, and shall cause each of its Affiliates not to, directly or indirectly, without the prior written consent of the Company:

(i) acquire, agree to acquire, propose or offer to acquire, or knowingly facilitate the acquisition (including through the acquisition of Beneficial Ownership) of Equity Securities or Derivative Instruments of the Company, other than any acquisition of shares of Company Common Stock to the extent such acquisition would not (A) exceed, individually or in the aggregate with all prior acquisitions by the Gazelle Stockholders and their Affiliates occurring after the Closing, 5% of the outstanding shares of Company Common Stock as of immediately following the Closing, less such number of shares of Company Common Stock received by any of the Gazelle Stockholders or any of their Affiliates as a result of the Merger in respect of any shares of Eagle Common Stock acquired by any such Gazelle Stockholders or any of their Affiliates after the execution of the Merger Agreement, or (B) based on the most recently (as of the time of such acquisition) publicly available outstanding share count of Company Common Stock disclosed by the Company in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K (and, for the avoidance of doubt, taking into account, but without duplication, the definition of “Beneficial Ownership”), cause the collective Beneficial Ownership of Company Common Stock of the Gazelle Stockholders and their Affiliates to exceed 18% of the then-outstanding shares of Company Common Stock (for the avoidance of doubt, the Gazelle Stockholders shall not be deemed in breach of this Section 2.2(a)(B) (and the Gazelle Stockholders shall not be required to sell down any of their shares of Company Common Stock) as the result of a share repurchase or other reduction in the number of shares of Company Common Stock effected by the Company to the extent (x) such repurchase or reduction is the event that causes the Beneficial Ownership of Company Common Stock of the Gazelle Stockholders and their Affiliates to exceed 18% of the then-outstanding shares of Company Common Stock and (y) neither the Gazelle Stockholders nor any of their Affiliates subsequently (after becoming aware or being notified of the events in clause (x)) acquire Beneficial Ownership of any additional shares of Company Common Stock after giving effect to which the Beneficial Ownership of Company Common Stock of the Gazelle Stockholders and their Affiliates would exceed 18% of the then-outstanding shares of Company Common Stock);

(ii) deposit any Voting Securities in a voting trust or similar contract, arrangement or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities, in each case, other than (A) to any Gazelle Stockholder, the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or (B) pursuant to any bona fide pledging, margin loan or similar agreement or arrangement with a bona fide financing institution so long as such Gazelle Stockholder retains the sole voting control over the right to vote such shares in the absence of a foreclosure thereunder;

(iii) enter, agree to enter, propose or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is affirmatively publicly recommended or otherwise approved by the Board and there has otherwise been no breach of this Section 2.2 in connection with or relating to such transaction);

(iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person (other than any other Gazelle Stockholder) with respect to the voting of, any Voting Securities;

(v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal, or initiate or propose any action by written consent, in each case for action by the stockholders of the Company;

(vi) seek representation on the Board (except as expressly set forth in this Agreement) or seek the removal of any member of the Board (except for a Gazelle Director);

(vii) form, join or in any way participate in a Group (other than a Group that consists solely of the Gazelle Stockholders and/or any of their Affiliates, so long as such Affiliates do not take any action prohibited by this Section 2.2 if such action would have been taken by a Gazelle Stockholder), with respect to any Voting Securities;

(viii) propose or request to, or otherwise act, alone or in concert with others, to seek to, change or influence the management, Board, governance structure, policies (including dividend policies), capitalization, corporate structure or organizational documents of the Company;

(ix) knowingly assist or knowingly encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any actions which, if taken by such Gazelle Stockholder, would be prohibited by this Section 2.2 (including this clause (ix));

(x) contest the validity or enforceability of the agreements contained in this Section 2.2 (including this clause (x));

(xi) enter into any agreement, arrangement or understanding with respect to any of the foregoing, or make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing, or

(xii) take any action that would reasonably be expected to require the Company, any Gazelle Stockholder or any other Person to make a public announcement, disclosure or filing regarding the possibility of a transaction or matter described in this Section 2.2.

(b) Notwithstanding the foregoing, the foregoing restrictions in this Section 2.2 shall not in any way limit or restrict the voting (as a director) or other activities of the Gazelle Director taken in good faith acting in his or her capacity as a director of the Company, consistent with his or her fiduciary duties as a director of the Company, and which activities are not intended to circumvent the restrictions contained in this Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Gazelle Stockholders. Each Gazelle Stockholder hereby severally represents and warrants to the Company as follows:

(a) If such Gazelle Stockholder is not an individual, such Gazelle Stockholder has been duly formed, is validly existing and, where such concept is applicable, is in good standing under the laws of its jurisdiction of organization. Such Gazelle Stockholder has all requisite power and authority (or, in the case of individual, capacity) to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by such Gazelle Stockholder of this Agreement and the performance by such Gazelle Stockholder of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (i) applicable Law, (ii) the organizational documents of such Gazelle Stockholder if such Gazelle Stockholder is not an individual or (iii) any contract or agreement to which such Gazelle Stockholder is a party except in each case as would not reasonably be expected to impair or adversely affect the ability of such Gazelle Stockholder to perform its obligations hereunder on a timely basis.

(c) The execution and delivery by such Gazelle Stockholder of this Agreement and the performance by such Gazelle Stockholder of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on the part of such Gazelle Stockholder and no other approval or consent of such Gazelle Stockholder is required in connection with any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Gazelle Stockholder and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Gazelle Stockholder, enforceable against such Gazelle Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and general principles of equity).

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Gazelle Stockholders as follows:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Except as set forth in the Merger Agreement, the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (i) applicable Law, (ii) the organizational documents of the Company or (iii) any contract or agreement to which the Company is a party, except in each case as would not reasonably be expected to impair or adversely affect the ability of the Company to perform its obligations hereunder on a timely basis.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and general principles of equity).

ARTICLE IV

REGISTRATION

4.1 Demand Registrations.

(a) Subject to the terms and conditions hereof, (x) solely during any period that the Company is then-ineligible under applicable Law to register Registrable Securities on Form S-3 (or a successor form) or, if the Company is so eligible but has failed to comply with its obligations under Section 4.3 or (y) following the expiration of the Company’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 4.3(c), but only if there is no Shelf Registration Statement then in effect, any Demand Stockholders (“Requesting Stockholders”) shall be entitled to make up to five written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Stockholders that (A) equals or is greater than the Registrable Amount or (B) if less than the Registrable Amount, represents all of the Requesting Stockholders’ Registrable Securities (so long as not less than $50 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission) (a “Demand Registration” and such registration statement, a “Demand Registration Statement”). Thereupon, the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 4.1(b), but subject to Section 4.1(g); and

(iii) all shares of Company Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 4.1, but subject to Section 4.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Company Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, and (iii) the identity of the Requesting Stockholder(s). Within 10 days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 10 days after the Company’s notice required by this Section 4.1(b) has been given, subject to Section 4.1(g). Each such written request shall comply with the requirements of a Demand Registration as set forth in this Section 4.1(b).

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless the Demand Registration Statement with respect thereto has become effective and has remained effective for a period of at least 180 days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder (provided, that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to 180 days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Stockholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Stockholders.

(e) The Company shall not be obligated to (i) subject to Section 4.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than 180 days or (ii) effect any Demand Registration (A) within four months of a “firm commitment” Underwritten Offering in which all Demand Stockholders were offered “piggyback” rights pursuant to Section 4.2 (subject to Section 4.2(b)) and at least 50% of the number of Registrable Securities requested by such Demand Stockholders to be included in such Demand Registration were included, (B) within four months of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement), provided that a Pledgee desiring to sell Registrable Securities upon foreclosure of such Demand Stockholder’s Registrable Securities shall be entitled to request a Demand Registration to permit the resale of such Registrable Securities without regard to the limitations in this clause (B) in respect of the first such demand by such Pledgee in respect of any such Registrable Securities, and (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements of the Company or any other Person; provided, that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable.

(f) The Company shall be entitled to (i) postpone (upon written notice to the Demand Stockholders) the filing or the effectiveness of a registration statement for any Demand Registration, (ii) cause any Demand Registration Statement to be withdrawn and its effectiveness terminated and (iii) suspend the use of the prospectus forming the part of any registration statement, in each case in the event of a Blackout Period until the expiration of the applicable Blackout Period. Upon notice by the Company to the Demand Stockholders of any such determination, each Demand Stockholder covenants that, subject to applicable Law, it shall keep the fact of any such notice strictly confidential and promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Stockholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Stockholders, which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Stockholders on the basis of the number of such Registrable Securities requested to be included by such Demand Stockholders; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Stockholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company.

4.2 Piggyback Registrations.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any shares of Company Common Stock (or any other securities that are of the same class or series as any Registrable Securities that are not shares of Company Common Stock) under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) on a Shelf Registration Statement or (iv) pursuant to Section 4.1) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all Demand Stockholders prompt written notice thereof (but not less than 15 calendar days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Company Common Stock (or other securities, as applicable) proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Company Common Stock (or other securities, as applicable), in each case to the extent then known. Subject to Section 4.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Stockholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within 10 days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company in writing that, in its opinion, the inclusion of all of the securities sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have shares of Company Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of shares of Company Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) to be sold by the Company as the Company, in its reasonable judgment, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock to be sold by the Company and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers.

(c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any Underwritten Offering under this Section 4.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Company Common Stock (or other securities, as applicable) as set forth in this Section 4.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Company Common Stock (or other securities, as applicable), the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that, if permitted pursuant to Section 4.1, the Demand Stockholders may continue the registration as a Demand Registration pursuant to the terms of Section 4.1.

4.3 Shelf Registration Statement.

(a) Subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to the Company, any of the Demand Stockholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Stockholders that equals the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto. Notwithstanding the foregoing, the Company may satisfy its obligations under this Section 4.3 by amending any existing Form S-3.

(b) Within 10 days after receipt of a Shelf Notice pursuant to Section 4.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within 10 days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 4.3(d), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) and the date on which the Gazelle Stockholders’ collective Beneficial Ownership of shares of Company Common Stock falls below 3.0% of all then-outstanding shares Company Common Stock.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. Upon notice by the Company to the Demand Stockholders of any such determination, each Demand Stockholder covenants that it shall, subject to applicable Law, keep the fact of any such notice strictly confidential and promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Stockholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(e) After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) At any time that a Shelf Registration Statement is effective, if any Demand Stockholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 4.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an

“electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) such proposing Demand Stockholder(s) shall also deliver the Take-Down Notice to all other Demand Stockholders included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Stockholder(s) and the Company within five days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Stockholder(s) in writing that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Stockholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 4.1(g). Except as otherwise expressly specified in this Section 4.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article IV as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 4.1(e)(ii) and Section 4.1(g).

4.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Stockholder seeking to register Registrable Securities notice to such effect and, within 10 days following the mailing of such notice, such Demand Stockholder still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such 10-day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

4.5 Holdback Agreements.

(a) Each Gazelle Stockholder agrees to enter into customary agreements restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than 10 days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than 90 days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s); provided, however, that any discretionary waiver or termination of the holdback period by the Company or the representatives of the underwriters in respect of any applicable Underwritten Offering shall apply to all persons subject to such market stand-off agreement on a pro rata basis.

(b) If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any sale or distribution of shares of Company Common Stock (or securities convertible into or exchangeable or exercisable for shares of Company Common Stock) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within 60 days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with the Company), after the effective date of such registration or the date of such Shelf Offering, as applicable, except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

4.6 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1, Section 4.2 or Section 4.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become effective pursuant to the terms of this Article IV; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Stockholders who are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable and reasonably timely access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Stockholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article IV, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then-outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4.6(a)(iii) that are not, based upon the advice of counsel for the Company, in compliance with applicable Law;

(iv) furnish to the Selling Stockholders and each underwriter, if any, of the securities being sold by such Selling Stockholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 under the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholders;

(v) use commercially reasonable efforts to register or qualify or cooperate with the Selling Stockholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Stockholders and any underwriter of the securities being sold by such Selling Stockholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Stockholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use commercially reasonable efforts to cause such Registrable Securities (if such Registrable Securities are shares of Company Common Stock) to be listed on each securities exchange on which shares of Company Common Stock are then listed;

(vii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(viii) enter into such agreements (including an underwriting agreement) in form, scope and substance as is reasonable and customary in underwritten offerings of Company Common Stock by the Company and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are reasonable and customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if any underwriting agreement has been entered into, the same shall contain customary indemnification provisions and procedures with respect to all parties to be indemnified pursuant to Section 4.9, except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(ix) in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(x) make available for inspection by the Selling Stockholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Stockholders or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this Section 4.6(a)(x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Stockholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xi) as promptly as practicable notify in writing the Selling Stockholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state Governmental Authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; and (E) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Stockholder, promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 4.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiii) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xiv) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” before analysts and rating agencies, and use commercially reasonable efforts to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, however, that the Company shall not be required to prepare or participate in more than two “road shows” or other similar meetings in any 12-month period and the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company.

(b) The Company may require each Selling Stockholder and each underwriter, if any, to, and each Selling Stockholder shall, furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D) and (E) of Section 4.6(a)(xi), such Selling Stockholder shall forthwith discontinue its disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.6(a)(x), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 4.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

4.7 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article IV, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 4.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, except in the event that Requesting Stockholders select the underwriters), (b) all printing and copying expenses to the extent such printing and copying is necessary to comply with applicable Law, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), and (e) expenses of the Company incurred in connection with any “road show” shall be the responsibility of, and paid by, the Company. In connection with each Demand Registration, each Piggyback Registration, each Shelf Registration Statement and each Shelf Offering, the Company shall reimburse the holders of Registrable Securities included in such registration or offering promptly upon request for the reasonable and documented fees and disbursements of one counsel for all holders of a majority of the Registrable Securities in connection with any such Demand Registration, Piggyback Registration, Shelf Registration Statement or Shelf Offering. Each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.

4.8 Miscellaneous.

(a) Not less than 10 Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights the terms of which are senior to or conflict with the rights granted to the Gazelle Stockholders hereunder to any Person without the prior written consent of Gazelle Stockholders Beneficially Owning a majority of the Company Common Stock then Beneficially Owned by all Gazelle Stockholders.

4.9 Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Stockholder and its Affiliates and their respective officers, directors, members, stockholders, employees, managers and partners and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other indemnified Person and the officers, directors, members, stockholders, employees, managers and partners of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 4.9(a)) will reimburse each such Selling Stockholder, each of its Affiliates, and each of their respective officers, directors, members, stockholders, employees, managers and partners and each such Person who controls each such Selling Stockholder and the officers, directors, members, stockholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any other party expressly for use therein.

(b) In connection with any registration statement in which a Selling Stockholder is participating, without limitation as to time, each such Selling Stockholder shall, severally and not jointly, indemnify the Company, its directors, officers and employees, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 4.9(b)) will reimburse the Company, its directors, officers and employees and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Stockholder shall be liable under this Section 4.9(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder shall be required to make a contribution in excess of the amount received by such Selling Stockholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

4.10 Free Writing Prospectuses. No Gazelle Stockholders shall use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities pursuant to this Article IV without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Gazelle Stockholders may use any free writing prospectus prepared and distributed by the Company.

4.11 Registration Rights Term. The Company’s obligations and the rights of the Gazelle Stockholders contained in this Article IV shall automatically terminate on the earlier of (a) the date on which the Gazelle Stockholders’ collective Beneficial Ownership of shares of Company Common Stock falls below 3.0% of all then-outstanding shares of Company Common Stock or (b) the date on which the Gazelle Stockholders no longer hold any Registrable Securities.

ARTICLE V

DEFINITIONS

5.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person, including, with respect to any Gazelle Stockholder who is an individual, any trust or other estate planning vehicle of, Controlled by, or for the benefit of, such individual or his or her family members.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Blackout Period” means (a) any regular quarterly period during which directors and executive officers of the Company generally are not permitted to trade under the insider trading policy of the Company then in effect and (b) in the event that the Company determines in good faith that the registration would (i) reasonably be expected to materially and adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (ii) would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of up to 90 days; provided, that a Blackout Period described in this clause (ii) may not occur more than twice in any period of 12 consecutive months and the duration of aggregate Blackout Periods in a calendar year shall not exceed 150 calendar days.

“Board” has the meaning set forth in Section 1.1(a).

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Chosen Courts” has the meaning set forth in Section 6.10.

“CK” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” means common stock, par value $0.01, of the Company.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of a Gazelle Stockholder or its Representatives from the Company, its Affiliates or their respective Representatives, other than information which (a) becomes generally available to the public other than as a result of a breach of this Agreement by such Gazelle Stockholder, its Affiliates or their respective Representatives, (b) becomes available to such Gazelle Stockholder, its Affiliates or their respective Representatives on a non-confidential basis from a source other than the Company, its Affiliates or their respective Representatives or any other Gazelle Stockholder or its Affiliates or Representatives, as the case may be, provided, that the source thereof is not known by such Gazelle Stockholder or such of its Affiliates or their respective Representatives to be bound by an obligation of confidentiality, or (c) is independently developed by such Gazelle Stockholder, its Affiliates or their respective Representatives without the use of or reference to any information that would otherwise be Confidential Information hereunder. Without limiting clauses (a)-(c) above, Confidential Information also includes all non-public information previously provided by the Company, its Affiliates or their respective Representatives under the provisions of any confidentiality agreement between the Company, the Gazelle Stockholders or their respective Affiliates or Representatives, including the confidentiality agreement between the Company and Eagle.

“Control” (including its correlative meanings, such as “Controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Demand” has the meaning set forth in Section 4.1(a).

“Demand Registration” has the meaning set forth in Section 4.1(a).

“Demand Registration Statement” has the meaning set forth in Section 4.1(a).

“Demand Stockholder” means any Gazelle Stockholder, in each case that holds Registrable Securities.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (c) other transactions hedge the economic effect of such interest.

“Eagle” has the meaning set forth in the Recitals.

“Equity Securities” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person, (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” has the meaning set forth in Section 4.3(a).

“Free Writing Prospectus” has the meaning set forth in Section 4.6(a)(iv).

“Gazelle Chairman” has the meaning set forth in the Preamble.

“Gazelle Director” means, upon appointment to the Board, the Gazelle Chairman, or any Replacement Gazelle Designee, as applicable.

“Gazelle I,” “Gazelle II,” and “Gazelle III” have the respective meanings set forth in the Preamble.

“Gazelle Stockholders” has the meaning set forth in the Preamble and shall include any Affiliate who becomes a “Gazelle Stockholder” in accordance with Section 2.1(c).

“Governance Rights Period” has the meaning set forth in Section 1.1(b).

“Governmental Authority” means any applicable federal, national, state, local, foreign, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, arbitrator, “self-regulatory organization” (as defined in Section 3(a)(26) of the Exchange Act) or any United States or foreign securities exchange, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Inspectors” has the meaning set forth in Section 4.6(a)(x).

“Law” means any federal, supranational, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Authority.

“Losses” has the meaning set forth in Section 4.9(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 4.3(f).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Other Demanding Sellers” has the meaning set forth in Section 4.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 4.2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 4.2(a).

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Piggyback Seller” has the meaning set forth in Section 4.2(a).

“Qualifying Ownership Interest” has the meaning set forth in Section 1.1(b).

“Records” has the meaning set forth in Section 4.6(a)(x).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $200 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means (a) Shares held by any of the Gazelle Stockholders and (b) any securities issued by the Company after the Closing Date in respect of, or in exchange for or in replacement of, such Shares covered in clause (a) by way of a share dividend or other distribution, subdivision or stock split (so long as such securities are held by any of the Gazelle Stockholders); provided, however, that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities for all purposes of this Agreement when such securities (i) have been sold pursuant to an effective registration statement or in compliance with Rule 144 under the Securities Act, (ii) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (iii) are not outstanding or (iv) have been transferred in violation of this Agreement (or any combination of clauses (i), (ii), (iii) and (iv)), and the Company’s obligations regarding Registrable Securities hereunder shall cease to apply with respect to any such securities.

“Replacement Gazelle Designee” has the meaning set forth in Section 1.1(d).

“Representatives” means directors, managers, officers, employees, attorneys, accountants and advisors (including consultants and financial advisors).

“Requested Information” has the meaning set forth in Section 4.8(a).

“Requesting Stockholders” has the meaning set forth in Section 4.1(a).

“Required Information” has the meaning set forth in Section 1.5(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning set forth in Section 4.6(a)(i).

“Shares” has the meaning set forth in the Recitals.

“Shelf Notice” has the meaning set forth in Section 4.3(a).

“Shelf Offering” has the meaning set forth in Section 4.3(f).

“Shelf Registration Statement” has the meaning set forth in Section 4.3(a).

“Standstill Period” means the period beginning on the Closing Date and ending upon the later of (a) two years after the Closing Date, (b) six months after the date that the Gazelle Stockholders collectively Beneficially Own less than 7.0% of all of the outstanding shares of Company Common Stock as of immediately following the Closing, and (c) six months after the date that no Gazelle Director is serving on the Board.

“Take-Down Notice” has the meaning set forth in Section 4.3(f).

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for widely dispersed reoffering to the public.

“Voting Agreement” has the meaning set forth in the Merger Agreement.

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

5.2 Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article or Section in which the reference appears. Unless the context otherwise requires, references herein: (a) to Articles and Sections mean the Articles and Sections of this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time in accordance with the terms thereof and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding shares of Company Common Stock or other Equity Securities of the Company by reason of stock or security dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of securities and the like, appropriate and equitable adjustments shall be made in the applicable provisions of this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

ARTICLE VI

MISCELLANEOUS

6.1 Effectiveness. This Agreement will become automatically effective as of the Closing and this Agreement will automatically terminate and be null and void if the Merger Agreement is terminated prior to the Closing in accordance with its terms; provided that, Section 1.7 shall become effective as of the execution of this Agreement.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to the Company, to:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, FL 32202

Attention:    General Counsel

Fax No.:      (904) 356-8214

with a copy to (which shall not be considered notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Fax No.:      (212) 403-2000

Attention:    Adam O. Emmerich

            Robin Panovka

            Edward J. Lee

(b)	if to any of the Gazelle Stockholders, to:

1 Hashalom St. Tel-Aviv

Israel 6789201

Fax No.:      972 3 696 1910

Attention:    Sarah Azulay

with a copy to (which shall not be considered notice):

Meitar, Liquornik, Geva & Leshem Brandwein

16 Abba Hillel Road

Ramat Gan, Israel 5250608

Fax No.:      (212) 403-2000

Attention:    Maya Liquornik

6.3 Gazelle Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Gazelle Stockholders, shall be made by, and shall be valid and binding upon, all Gazelle Stockholders, if made by Gazelle.

6.4 Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by the Company and Gazelle. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

6.5 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Section 6.5 shall not be deemed to prevent the Company from engaging in any merger, consolidation or other business combination transaction. For the avoidance of doubt, no transferee of Equity Securities of the Company (other than a Gazelle Stockholder, including a Gazelle Stockholder who becomes a party to this Agreement in accordance with Section 2.1(c)) shall acquire any rights under, or be deemed to have the benefit of, any of the provisions contained in this Agreement (including Article I or Article IV).

6.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.8 Entire Agreement. This Agreement, the letter agreement, dated the date hereof, between the Company and the Gazelle Chairman, and the Voting Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

6.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to any choice of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

6.10 Submission to Jurisdiction. Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 6.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 6.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

6.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

6.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief (without the requirement of posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.

6.13 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and each such Party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 4.9 are intended third party beneficiaries of Section 4.9.

6.14 Obligation to Update. The Gazelle Stockholders agree that in connection with any acquisitions or Transfers of Equity Securities of the Company by any Gazelle Stockholder, the Gazelle Stockholders will promptly notify the Company in writing of such acquisition or Transfer, including the number and type of Equity Securities of the Company that are Beneficially Owned by each Gazelle Stockholder after giving effect to such acquisition or Transfer. On the Closing Date, the Gazelle Stockholders will notify the Company in writing of the number and type of Equity Securities of the Company that are Beneficially Owned by each Gazelle Stockholder after giving effect to the Merger.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein, Jr.
Name:	Martin E. Stein, Jr.
Title:	Chairman and Chief Executive Officer

[Signature Page to Governance Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

MGN AMERICA, LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

GAZIT FIRST GENERATION LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

SILVER MAPLE (2001) INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

MGN (USA) INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

MGN AMERICA 2016 LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

MGN USA 2016 LLC

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

FICUS, INC.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

GAZIT-GLOBE, LTD.

By:	/s/ Adi Jemini
Name:	Adi Jemini
Title:	Chief Financial Officer

By:	/s/ Chaim Katzman
Name:	Chaim Katzman
Title:	Authorized Signatory

[Signature Page to Governance Agreement]

Annex F

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

REGENCY CENTERS CORPORATION

Pursuant to Section 607.1003 and Section 607.1006, Florida Business Corporation Act, the Board of Directors of Regency Centers Corporation, a Florida corporation (the “Corporation”), on November 14, 2016, approved the amendment of the Restated Articles of Incorporation to amend Article 4.1 of the Restated Articles of Incorporation and to recommend that the Corporation’s holders of common stock approve the amendment of Article 4.1 of the Restated Articles of Incorporation.

The holders of the Corporation’s common stock, the sole voting group entitled to vote on this amendment of the Restated Articles of Incorporation, at a properly noticed stockholders’ meeting on                     , 2017, approved the amendment of Article 4.1 of the Restated Articles of Incorporation. The number of votes cast for the amendment by the Corporation’s holders of common stock was sufficient for approval.

Accordingly, Article 4.1 of the Restated Articles of Incorporation shall read in its entirety as follows:

“ARTICLE 4

CAPITAL STOCK

Section 4.1 Authorized Capital. The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is two hundred and sixty million (260,000,000) shares (the “Capital Stock”) divided into classes as follows:

(a) Thirty million (30,000,000) shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”), and which may be issued in one or more classes or series as further described in Section 4.2; and

(b) Two hundred and twenty million (220,000,000) shares of voting common stock having a par value of $0.01 per share (the “Common Stock”); and

(c) Ten million (10,000,000) shares of common stock having a par value of $0.01 per share (the “Special Common Stock”) and which may be issued in one or more classes or series as further described in Section 4.4

All such shares shall be issued fully paid and nonassessable.”

These Articles of Amendment to the Corporation’s Restated Articles of Incorporation shall become effective on                         , 2017.

IN WITNESS WHEREOF, the undersigned [            ] of the Corporation has executed this Amendment to the Restated Articles of Incorporation this             day of                     , 2017.

Name:

Title:

F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The FBCA authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the FBCA require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of Regency’s directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification of Regency directors and executive officers under Florida law. The indemnification agreements also provide that Regency will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his or her official capacity. The officer or director must repay such expenses if it is subsequently found that the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of Regency assets under Florida law and willful misconduct or conscious disregard for Regency’s best interests.

The Regency bylaws provide for the indemnification of directors, former directors, executive officers and former executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of Regency, or at Regency’s request, a director, officer, employee or agent of another corporation. The Regency bylaws also provide that Regency may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Regency directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Regency has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Regency of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Regency will, unless in the opinion of Regency’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Regency is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

Under the FBCA, a director is not personally liable for monetary damages to Regency or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interests of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, stockholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence, or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(e) that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(f) for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(h) that every prospectus that (1) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(j) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

(k) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on January 17, 2017.

REGENCY CENTERS CORPORATION

By:	/s/ J. Christian Leavitt
	Name:	J. Christian Leavitt
	Title:	Senior Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Martin E. Stein, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 17, 2017

* Lisa Palmer	President and Chief Financial Officer (Principal Financial Officer)	January 17, 2017

/s/ J. Christian Leavitt J. Christian Leavitt	Senior Vice President and Treasurer (Principal Accounting Officer)	January 17, 2017

* Raymond L. Bank	Director	January 17, 2017

* Bryce Blair	Director	January 17, 2017

* C. Ronald Blankenship	Director	January 17, 2017

* J. Dix Druce, Jr.	Director	January 17, 2017

* Mary Lou Fiala	Director	January 17, 2017

* David P. O’Connor	Director	January 17, 2017

* John C. Schweitzer	Director	January 17, 2017

* Thomas G. Wattles	Director	January 17, 2017

*By:	/s/ J. Christian Leavitt
Name:	J. Christian Leavitt
Title:	Attorney-in-Fact
January 17, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 14, 2016, by and between Regency Centers Corporation and Equity One, Inc. (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Restated Articles of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 of Regency Centers Corporation’s Current Report on Form 8-K filed June 11, 2013).

3.2	Amended and Restated Bylaws of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 of Regency Centers Corporation’s Current Report on Form 8-K filed April 21, 2016).

5.1	Opinion of Foley & Lardner LLP as to the validity of the shares of Regency common stock to be issued in the merger.+

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain federal income tax matters.

8.2	Opinion of Kirkland & Ellis LLP regarding certain federal income tax matters.

8.3	Opinion of Foley & Lardner LLP regarding certain federal income tax matters.

10.1	Voting Agreement, dated as of November 14, 2016, by and among Regency Centers Corporation, Gazit-Globe Ltd., MGN America, LLC, Gazit First Generation LLC, Silver Maple (2001) Inc., MGN (USA) Inc., MGN America 2016, LLC, MGN USA 2016, LLC and Ficus, Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

10.2	Governance Agreement, dated as of November 14, 2016, by and among Regency Centers Corporation, Gazit-Globe Ltd., MGN America, LLC, Gazit First Generation LLC, Silver Maple (2001) Inc., MGN (USA) Inc., MGN America 2016, LLC, MGN USA 2016, LLC and Ficus, Inc. (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

23.1	Consent of Foley & Lardner LLP for legality opinion (included in Exhibit 5.1).

23.2	Consent of Wachtell, Lipton, Rosen & Katz for tax opinion (included in Exhibit 8.1).

23.3	Consent of Kirkland & Ellis for tax opinion (included in Exhibit 8.2).

23.4	Consent of Independent Registered Public Accounting Firm of Regency Centers Corporation, KPMG LLP.

23.5	Consent of Independent Registered Public Accounting Firm of Equity One, Inc., Ernst & Young LLP.

23.6	Consent of Foley & Lardner LLP for tax opinion (included in Exhibit 8.3).

24.1	Power of Attorney (included in signature page).

99.1	Consent of J.P. Morgan Securities LLC.+

99.2	Consent of Barclays Capital Inc.

99.3	Consent of Chaim Katzman to Become a Director.+

99.4	Consent of Joseph Azrack to Become a Director.+

99.5	Consent of Peter Linneman to Become a Director.+

99.6	Form of Proxy Card of Regency Centers Corporation.

99.7	Form of Proxy Card of Equity One, Inc.

+	Previously filed